 Filed Pursuant to Rule 424(b)(4)

Registration No. 333-222125

Prospectus

3,325,968 Class A Units Consisting of Common Stock and Warrants
10,184.9752 Class B Units Consisting of Series 3 Convertible Preferred Stock and Warrants

We are offering up to 3,325,968 Class A Units (the “Class A Units”), with each Class A Unit consisting of one share of our common stock, par value $0.001 per share, and one warrant to purchase one share of our common stock (each a “Warrant”, and collectively, the “Warrants”). The warrants will have an exercise price of $3.50 per share (subject to adjustment), will be exercisable upon issuance and will expire five years from the date of issuance. Each share of common stock and Warrant that is a part of a Class A Unit are immediately separable and will be issued separately in this offering.

We are also offering to those purchasers, if any, whose purchase of Class A Units in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of such purchaser, 9.99%) of our outstanding common stock immediately following the consummation of this offering, or to those purchasers that elect to purchase such securities in their sole discretion, the opportunity, in lieu of purchasing Class A Units, to purchase up to an aggregate of 10,184.9752 Class B Units (the “Class B Units” and, together with the Class A Units, the “Units”). Each Class B Unit will consist of one share of our newly designated Series 3 convertible preferred stock (the “Series 3 Preferred”) with a stated value of $1,000 and convertible into approximately 426 shares of our common stock, together with one Warrant to purchase a number of shares of common stock as would have been issued to such purchaser if such purchaser had purchased Class A units based on the public offering price. The shares of Series 3 Preferred do not generally have any voting rights but are convertible into shares of common stock. The shares of Series 3 Preferred and Warrants that are part of a Class B Unit are immediately separable and will be issued separately in this offering.

We are issuing in this offering (i) up to an aggregate of 3,325,968 shares of our common stock and Warrants to purchase 3,325,968 shares of common stock as components of the Class A Units, and (ii) up to an aggregate of 10,184.9752 shares of our Series 3 Preferred and Warrants to purchase up to 4,334,032 shares of our common stock. The Series 3 Preferred included in the Class B Units will be convertible into an aggregate of 4,334,032 shares of common stock and the Warrants included in the Class B Units will be exercisable for an aggregate of 4,334,032 shares of common stock. The Units, the Series 3 Preferred, the Warrants and the common stock underlying each such security are being registered pursuant to the registration statement of which this prospectus is a part. This offering is being made on a best efforts basis and there is no minimum amount of proceeds that is a condition of closing.

On February 12, 2018, the last reported sale price of our common stock was $3.84 per share.

For a more detailed description of the Units, see the section entitled “Description of Securities We Are Offering” beginning on page 106. We refer to the common stock offered hereunder, the Series 3 Preferred, the Warrants issued hereunder and the shares of common stock issuable upon conversion of the Series 3 Preferred and upon exercise of the Warrants issued hereunder, collectively, as the securities.

Our common stock is listed on the Nasdaq Capital Market under the symbol “INPX.” None of the Units, Series 3 Preferred or the Warrants will be listed on any national securities exchange or other trading market. Without an active trading market, the liquidity of these securities will be limited.

Following the closing of this offering, we intend to divest our infrastructure business segment, sometimes referred to as the Value Added Reseller (VAR) business, through a sale or spin-off which will significantly reduce our revenues since the revenues from the VAR business account for approximately 93% of our total revenues. The sale or spin-off of this business segment will significantly reduce our operating expenses and eliminate substantially all of our trade debt allowing us to solely focus on the Indoor Positioning Analytics business for which we have historically recognized lower revenues, but which we believe has greater growth potential and substantially better gross margins than the VAR Business.

We are an “emerging growth company” as defined under the federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements for future filings. As an emerging growth company, we are able to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We chose to “opt out” of this provision. Therefore, we are subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 13 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Class A Unit	Per Class B Unit	Total
Public offering price	$2.35	$1,000.00	$18,001,000.00
Placement agent fees(1)(2)	$0.188	$80.00	$1,385,080.00
Proceeds to us, before expenses(3)	$2.162	$920.00	$15,615,920.00

(1)	We have agreed to reimburse the placement agent for certain expenses. See “Plan of Distribution” on page 51 of this prospectus for a description of the compensation payable to the placement agent.

(2)	We will pay the placement agent a cash transaction fee equal to 8% of the aggregate gross cash proceeds to us from the sale of the securities in the offering; provided, however, that if any of the Service Providers (as defined below) participates in the offering, the placement agent fee will be reduced from 8% to 2.5% on the amount invested by a Service Provider. The aggregate maximum dollar amount of securities the Service Providers can purchase in this offering is $1,000,000.00. Therefore, to the extent such amount of securities is purchased by the Service Providers, the total placement agent fees will be $1,385,080.00.

(3)

The Service Providers may purchase the securities in an amount up to $1,000,000.00 in exchange for the satisfaction of amounts payable by the Company for services rendered or to be rendered in 2018. Therefore, to the extent the securities are issued in exchange for the satisfaction of amounts payable in an amount equal to $1,000,000.00, the total cash proceeds before deducting expenses will be $15,615,920.00.

We have engaged Roth Capital Partners, LLC (“Roth” or the “placement agent”) to act as our exclusive placement agent in connection with this offering. Roth is not purchasing or selling the securities offered by us, and is not required to sell any specific number or dollar amount of securities, but will use its reasonable best efforts to arrange for the sale of the securities offered. We have agreed to pay the placement agent a placement fee equal of up to 8% of the aggregate gross proceeds to us from the sale of the securities in the offering, plus additional compensation as set forth under “Plan of Distribution”. Roth may engage one or more sub-agents or selected dealers in connection with this offering.

We expect to deliver the Units against payment on or about February 20, 2018, subject to satisfaction of certain conditions.

Roth Capital Partners

Prospectus dated February 15, 2018

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus and any free writing prospectus prepared by us or on our behalf. We have not, and the placement agent has not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the placement agent is not, making an offer to sell or soliciting an offer to buy the securities offered hereby in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus and any free writing prospectus that we have authorized for use in connection with this offering is accurate only as of the date of those respective documents, regardless of the time of delivery of this prospectus or any authorized free writing prospectus or the time of issuance or sale of any securities. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus and any free writing prospectus that we have authorized for use in connection with this offering in their entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the section of this prospectus entitled “Where You Can Find More Information.”

We are offering to sell, and seeking offers to buy, the securities only in jurisdictions where offers and sales are permitted. The distribution of this prospectus and the offering of the securities in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed, or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find More Information.”

The representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

This prospectus contains market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe that these sources are reliable, we do not guarantee the accuracy or completeness of this information, and we have not independently verified this information. Although we are not aware of any misstatements regarding the market and industry data presented in this prospectus, these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” and any related free writing prospectus. Accordingly, investors should not place undue reliance on this information.

Our logo and some of our trademarks used in this prospectus remain our intellectual property. This prospectus also includes trademarks, tradenames, and service marks that are the property of other organizations. Solely for convenience, our trademarks and tradenames referred to in this prospectus appear without the TM symbol, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights, or the right of the applicable licensor to these trademarks and tradenames.

Unless otherwise stated or the context otherwise requires, the terms “Inpixon,” “we,” “us,” “our,” and the “Company” refer collectively to Inpixon, f/k/a Sysorex Global, and its subsidiaries.

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Note Regarding Reverse Stock Split

The Company effected a reverse split of its outstanding common stock, par value $0.001, at a ratio of 1-for-30, effective as of February 6, 2018 (the “Reverse Split”), for the purpose of complying with Nasdaq Listing Rule 5550(a)(2). We have reflected the Reverse Split herein.

CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. You should not place undue reliance on these forward-looking statements. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the reasons described in the “Prospectus Summary,” “Use of Proceeds,” “Risk Factors,” “Management Discussion and Analysis of Financial Condition and Result of Operations,” and “Our Business” sections. In some cases, you can identify these forward-looking statements by terms such as “anticipate,” “believe,” “continue,” “could,” “depends,” “estimates,” “expects,” “intends,” “may,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of those terms or other similar expressions, although not all forward-looking statements contain those words.

We have based these forward looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward looking statements are subject to a number of known and unknown risks, uncertainties and assumptions, including risks described in the section titled “Risk Factors” and elsewhere in this prospectus, regarding, among other things:

●	our limited cash and our history of losses;

●	our ability to achieve profitability;

●	our limited operating history with recent acquisitions;

●	obtaining credit with suppliers needed for customers due to our credit issues;

●	emerging competition and rapidly advancing technology in our industry that may outpace our technology;

●	customer demand for the products and services we develop;

●	the impact of competitive or alternative products, technologies and pricing;

●	our ability to manufacture any products we develop;

●	general economic conditions and events and the impact they may have on us and our potential customers;

●	our ability to obtain adequate financing in the future;

●	our ability to continue as a going concern; and

●	our success at managing the risks involved in the foregoing items.

These risks are not exhaustive. Other sections of this prospectus may include additional factors that could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time, and it is not possible for our management to predict all risk factors nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in, or implied by, any forward looking statements. You should read this prospectus with the understanding that our actual future results, levels of activity, performance and achievements may be materially different from what we expect. Except as required by law, we undertake no obligation to update publicly any forward looking statements for any reason after the date of this prospectus or to conform these statements to actual results or to changes in our expectations.

We qualify all of our forward looking statements by these cautionary statements.

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PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that may be important to you. You should read this entire prospectus carefully, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus.

The Company

Inpixon is a technology company that helps to secure, digitize and optimize any premises with Indoor Positioning Analytics, sometimes referred to in this prospectus as “IPA,” for businesses and governments in the connected world. Inpixon Indoor Positioning Analytics is based on new sensor technology that finds all accessible cellular, Wi-Fi, Bluetooth and RFID signals anonymously. Paired with a high-performance, data analytics platform, this technology delivers visibility, security and business intelligence on any commercial or government premises world-wide. Inpixon’s products, infrastructure solutions and professional services group help customers take advantage of mobile, Big Data, analytics and the Internet of Things (“IoT”).

Inpixon Indoor Positioning Analytics offer:

●	New sensors with proprietary technology that can find all accessible cellular, Wi-Fi, Bluetooth and RF signals. Utilizing various radio signal technologies ensures precision device positioning accurately down to arm’s length. This enables highly detailed understanding of customer journey and dwell time in retail scenarios, detection and identification of authorized and unauthorized devices, and prevention of rogue devices through alert notification based on rules when unknown devices are detected in restricted areas.

●	Data science analytics with lightning fast data mining using an in-memory database that uses a dynamic blend of RAM and NAND along with specially optimized algorithms that both minimize data movement and maximize system performance. This enables the system to deliver reports with valuable insights to the user as well as to integrate with common third party visualization, charting, graphing and dashboard systems.

●	Insights that deliver visibility and business intelligence about detailed customer journey and flow analysis of in-stores and storefronts allowing businesses to better understand customer preferences, measure campaign effectiveness, uncover revenue opportunities and deliver an exceptional shopping experience.

Inpixon Indoor Positioning Analytics can assist all types of establishments, including brands, retailers, shopping malls and shopping centers, hotels and resorts, gaming operators, airports, healthcare facilities, office buildings and government agencies, by providing greater security, gaining better business intelligence, increasing consumer confidence and reducing risk while being compliant with applicable “Personal Identifiable Information” regulations.

In addition, in connection with the Company’s infrastructure value-added reseller segment (the “VAR Segment”), Inpixon currently resells third party hardware, software and related maintenance/warranty products and services to commercial and government customers. It includes but is not limited to, products for enterprise computing, storage, virtualization, and networking. Some of the services offered in connection with the VAR Segment include custom application/software design, architecture and development, staff augmentation, project management, business continuity, data migration, networking and information technology business consulting services. These services allow Inpixon to offer turnkey solutions that allow for the integration of third party products into existing infrastructure when requested by customers. As described below under the heading “Corporate Strategy” the Company intends to divest the VAR Segment and focus its business on the other products and services described below including the development and growth of its IPA platform.

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Our Products and Services

We provide the following products and services that may be used by any number of businesses and government agencies. The Inpixon (formerly AirPatrol) products and LightMiner Studio product and their related services form the foundation and have been integrated into our IPA for businesses and governments.

●	LightMiner Analytics Platform — This is an advanced solution for aggregating and mining multi-terabyte Big Data sets in real time for instant insights. The product is available as an appliance or Cloud-based so there’s nothing to install and it is fully scalable to meet even the most demanding business requirements. Our quick start analytics modules are available for a variety of industry verticals and applications.

●	Data Science and Advanced Analytics Consulting Services — Our consulting services are backed by our data science and analytics team that develops data driven solutions for the most complex challenges. Our team’s extensive experience and unique strategies allow it to leverage Big Data in new ways to uncover hidden insights and create new business opportunities.

●	Inpixon Security (formerly AirPatrol ZoneDefense) — This is a mobile security and detection product that locates devices operating within a monitored area, determines their compliance with network security policies for that zone, and if the device is not compliant, can trigger policy modification of device apps and/or features either directly or via third party mobile device, application and network management tools.

●	Inpixon Intelligence (formerly AirPatrol ZoneAware) — This is a commercial product for enabling location and/or context-based marketing services and information delivery to mobile devices based on zones as small as 10 feet or as large as a square mile. The monitored areas may include a building, a campus, a mall, and outdoor regions like a downtown. Unlike other mobile locationing technologies, Inpixon technologies use passive sensors that work over both cellular and WiFi networks and offer device locationing and zone-based app and information delivery accurate to within 10 feet. Additionally, unlike geo-fencing systems, Inpixon technologies are capable of simultaneously enabling different policies and delivering different apps or information to multiple devices within the same zone based on contexts such as the type of device, the device user and time of day.

●	Shoom Products (eTearsheets; eInvoice, AdDelivery, ePaper) — The Shoom products are Cloud based applications and analytics for the media and publishing industry. These products also generate critical data analytics for the customers.

●	IT Services — From enterprise architecture design to custom application development, Inpixon offers a variety of information technology development and implementation services with respect to the product offerings described above, including: systems integration with third-party data sources such as point of sale data; social media data; meteorological data; integration with data warehouse/data lakes; existing on-premise wi-fi access points; security/access-control systems; API integration with mobile device management products; and more.

In addition to the products and services described above, in connection with the VAR Segment, we also provide a broad range of enterprise infrastructure solutions from storage and Big Data solutions to converged infrastructure and cyber security and related services which help organizations tackle challenges and accelerate business goals by implementing best of breed technology solutions. As described below under the heading “Corporate Strategy” the Company intends to divest this portion of its business and focus its business on the other products and services described above including the development and growth of its IPA platform.

Corporate History and Structure

The Company was formed in Nevada in April 1999.

On July 29, 2011, we acquired all of the stock of the U.S. federal government business of the Company, which included Sysorex Federal, Inc. and its subsidiary Sysorex Government Services, Inc., and 50.2% of the stock of the operating unit of the Company engaged in Saudi Arabian government contracts, Sysorex Arabia, LLC (“Sysorex Arabia”).

On March 20, 2013, we completed the acquisition of the assets of Lilien LLC, including all the outstanding capital stock of Lilien Systems. In conjunction with our name change to Inpixon, effective on March 1, 2017, Lilien Systems was renamed Inpixon USA. Inpixon USA, based in Larkspur, California, is an information technology company that provides a Big Data analytics platform and enterprise infrastructure capabilities. Inpixon USA delivers right-fit information technology solutions in enterprise computing and storage, virtualization, business continuity, networking and IT business consulting that help organizations reach their next level of business advantage.

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Effective August 31, 2013, we acquired 100% of the stock of Shoom, Inc.. Shoom, Inc., which was merged into Inpixon USA in January 2016, provides us with Cloud based data analytics and enterprise solutions to the media, publishing and entertainment industries.

Effective April 18, 2014, we acquired 100% of the stock of AirPatrol Corporation (“AirPatrol”). AirPatrol, which was merged into Inpixon USA in January 2016, developed indoor device locationing, monitoring and management technologies for mobile devices operating on WiFi, cellular and wideband RF networks. Through AirPatrol we acquired two product lines, ZoneDefense (now rebranded “Inpixon Security”) and ZoneAware (now rebranded “Inpixon Intelligence”). These products and technologies deliver solutions to address an exploding global location-based mobile security and services (“LBS”) and real-time location systems (“RTLS”) market estimated to be more than $15.0 billion in 2016 and to grow to $77.8 billion by 2021, growing at 37.5% (Source: http://www.marketsandmarkets.com/Market Reports/location based service market 96994431.html?gclid=CKz8gKml69ICFQx6fgodTkoBNQ). Inpixon Intelligence (formerly known as AirPatrol for Retail or Zone Aware) also serves as a location-based services, sales and marketing system. The security platform, which connects to third party apps on a user’s mobile device, provides functions including, but not limited to, location-based offers, discounts and suggestive selling, VIP service functions (for hotels, resorts, casinos, etc.), and location-based information delivery such as mobile-based guided tours of historic sites, points of interest and museums, shopping center maps and building floor plans. These products require no app installation for anonymous collection of behavioral data such as traffic flow, entry and exit patterns, length of stay and other business intelligence and analytics functions.

On April 24, 2015, we completed the acquisition of substantially all of the assets of LightMiner Systems, Inc. (“LightMiner”), which was in the business of developing and commercializing in-memory structured query language, or SQL, databases. The assets acquired from LightMiner included an in-memory, real-time, data analysis system designed to perform very large, highly complex and extremely difficult calculations using off-the-shelf hardware and memory. The system supports both traditional SQL-based business intelligence and analytics applications as well as a host of integrated statistical, machine learning and artificial intelligence algorithms allowing it to provide supercomputer-like performance at competitive prices.

On December 4, 2015 and effective January 1, 2016, our board of directors (“Board” or “Board of Directors”) approved a series of reorganization transactions to streamline the organizational structure of the Company and its direct and indirect subsidiaries. In 2015, we had five operating subsidiaries:  (i) Sysorex Federal, Inc. (100% ownership) (“Sysorex Federal”) and its wholly owned subsidiary Sysorex Government Services, Inc. (“Sysorex Government” or “Sysorex Government Services”) based in Herndon, Virginia, which focused on the U.S. federal government market; (ii) Lilien Systems (100% ownership) (“Lilien”) based in Larkspur, California; (iii) Shoom, Inc. (100% ownership) (“Shoom”) based in Encino, California, (iv) AirPatrol Corporation (100% ownership) (“AirPatrol”) based in Maple Lawn, Maryland and its wholly owned subsidiary AirPatrol Research Corp. based in Coquitlam, British Columbia, and (v) Sysorex Arabia (50.2% ownership) based in Riyadh, Saudi Arabia. As a result of the reorganization transactions, effective January 1, 2016 we had three operating subsidiaries: (i) Inpixon USA (100% ownership) based in Larkspur, California and its wholly-owned subsidiary Inpixon Federal, Inc. (“Inpixon Federal”) based in Herndon, Virginia, which focuses on the U.S. federal government market; (ii) Inpixon Canada Corp. based in Coquitlam, British Columbia; and (iii) Sysorex Arabia (50.2% ownership) based in Riyadh, Saudi Arabia.

On November 21, 2016 we completed the acquisition of the business and certain assets of Integrio Technologies, LLC (“Integrio” or “Integrio Technologies”) and Emtech Federal, LLC (“Emtech Federal”). Integrio, together with Emtech Federal, is an IT integration and engineering company that provides solutions for network performance, secure wireless infrastructure, software application lifecycle support, and physical cyber security for federal, state and local government agencies.

Effective March 1, 2017, the Company changed its name to Inpixon through a statutory merger with a wholly owned subsidiary. Each of its wholly-owned subsidiaries, Sysorex USA, Sysorex Government Services, Inc. and Sysorex Canada Corp. also amended their corporate charters and changed their names to Inpixon USA, Inpixon Federal, Inc. and Inpixon Canada, Inc., respectively. Also effective March 1, 2017, the Company filed a Certificate of Amendment to its Articles of Incorporation with the Secretary of State of the State of Nevada to effect a 1-for-15 reverse stock split of the Company’s issued and outstanding shares of common stock.

Effective as of December 31, 2017 the Company acquired approximately 82.5% of the outstanding equity securities of Sysorex India Limited (“Sysorex India”) from Sysorex Consulting, Inc. (“SCI”) pursuant to that certain Stock Purchase Agreement dated as of December 31, 2017 by and among the Company, SCI and Sysorex India, for aggregate consideration for the assignment by the Company of $666,000 of outstanding receivables.

On January 18, 2018, the Company sold its 50.2% interest in Sysorex Arabia to Sysorex Consulting, Inc. (“SCI”) in consideration for SCI’s assumption of 50.2% of the assets and liabilities of Sysorex Arabia, totaling approximately $11,400 and $1,031,000, respectively.

On February 2, 2018, the Company filed a Certificate of Amendment to its Articles of Incorporation with the Secretary of State of the State of Nevada to increase the total number of authorized shares of common stock from 50,000,000 to 250,000,000, as approved by the Company’s stockholders at a special meeting held on February 2, 2018 and effective upon filing (the “Authorized Share Amendment”).

On February 2, 2018, the Company filed a Certificate of Amendment to its Articles of Incorporation with the Secretary of State of the State of Nevada to effect a 1-for-30 reverse stock split of the Company’s issued and outstanding shares of common stock, effective as of February 6, 2018 (the “Reverse Stock Split”). Our common stock began trading on a Reverse Stock Split-adjusted basis on the Nasdaq Capital Market at the opening of trading on February 6, 2018.

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Our consolidated subsidiaries operate in the following business segments:

●	Indoor Positioning Analytics: This segment includes Inpixon’s proprietary products and services delivered on premise or in the Cloud as well as our hosted SaaS based solutions. Our Indoor Positioning Analytics product is based on a unique and patented sensor technology that detects and locates accessible cellular, Wi-Fi and Bluetooth devices and then uses a lightning fast data-analytics engine to deliver actionable insights and intelligent reports for security, marketing, asset management, etc.

●	Infrastructure: This segment includes third party hardware, software and related maintenance/warranty products and services that Inpixon resells to commercial and government customers. It includes but is not limited to products for enterprise computing; storage; virtualization; networking; etc. as well as services including custom application/software design; architecture and development; staff augmentation and project management. This segment represents the value-added reseller (VAR) business that would be subject to a sale or spin-off as described below under the heading “Corporate Strategy”.

Although the subsidiaries are separate legal entities, the Company is structured by function and organized to operate in an integrated fashion as one business.

Corporate Strategy

Management’s corporate strategy is to continue to build and develop Inpixon as a technology company that provides turnkey solutions from the collection of data to delivering insights from that data to our customers with a focus on securing, digitizing and optimizing premises with IPA for businesses and governments. In connection with such strategy and in order to facilitate our long-term growth, we have acquired certain companies, technologies and intellectual property (“IP”) that complement such goals and will continue to consider completing additional strategic acquisitions as long as our financial condition permits. An important element of this mergers and acquisitions strategy is to acquire companies with complementary capabilities and/or innovative and commercially proven technologies in indoor positioning and Big Data analytics and to obtain an established customer base. We believe that acquiring complementary products and/or IP will add value to the Company, and the customer base of each potential acquisition will also present an opportunity to cross-sell our existing solutions. Candidates with proven technologies that complement our overall strategy may come from anywhere in the world, so long as there are strategic and financial reasons to make the acquisition. If we make any acquisitions in the future, we expect to pay for such acquisitions using restricted common stock, cash and debt financing in combinations appropriate for each acquisition.

In connection with our strategic business plan, Inpixon may also consider the sale or divestment of certain assets for strategic and financial purposes, even if that asset makes up a majority of our revenue, should management deem such transactions necessary or desirable in order to facilitate its overall strategy. In particular, Inpixon has engaged in a process to divest its Infrastructure segment or sometimes referred to as the Value Added Reseller (VAR) business following the closing of this offering. While the sale or potential spin-off of this business segment would significantly reduce our revenues since they account for approximately 93% of our total revenues, however, such a divesture would also significantly reduce operating expenses and eliminate substantially all of our trade debt. The sale or spin-off of this segment would allow Inpixon to solely focus on the Indoor Positioning Analytics business for which we have historically recognized lower revenues, but which we believe has greater growth potential and substantially better gross margins than the Infrastructure segment. If a sale is not completed the Company will pursue a spin-off to separate these two business segments. The spin-off would separate Inpixon USA, including its wholly subsidiary Inpixon Federal (the “Inpixon USA”), which maintains the commercial and federal VAR business, as a separate entity independent from Inpixon, including the associated employees, assets and liabilities related to the VAR business. All other assets and liabilities of Inpixon USA that are not associated with the VAR will be contributed to the Company. In connection with such a spin-off, the stockholders of Inpixon would receive shares of common stock of Inpixon USA on a pro rata basis as determined by the number of shares of common stock owned in the Company by such stockholders. The Company has included a pro-forma balance sheet and income statement after taking into account the effect of a possible spin-off following the closing of this offering.

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Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, which we refer to as the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable, in general, to public companies that are not emerging growth companies. These provisions include:

●	reduced disclosure about our executive compensation arrangements;

●	no non-binding shareholder advisory votes on executive compensation or golden parachute arrangements;

●	exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting; and

●	reduced disclosure of financial information in this prospectus, limited to two years of audited financial information and two years of selected financial information.

We may take advantage of these exemptions as an emerging growth company until the earlier of (i) the last day of the fiscal year following the fifth anniversary of the first sale of our common equity securities in a public offering, (ii) we have more than $1.0 billion in annual revenues as of the end of a fiscal year, (iii) the date on which we are deemed to be a large accelerated filer under the rules of the Securities and Exchange Commission (the “SEC” or the “Commission”), or (iv) the date on which we issue more than $1.0 billion of non-convertible debt over a three-year-period.

The JOBS Act permits an emerging growth company to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We have chosen to “opt out” of this provision. Therefore, we are subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Corporate Information

Our principal executive offices are located at 2479 E. Bayshore Road, Suite 195, Palo Alto, California 94303, and our telephone number is (408) 702-2167. Our subsidiaries maintain offices in Herndon Virginia, Larkspur California, Encino California, and Coquitlam, British Columbia. Our Internet website is www.inpixon.com. The information contained on, or that may be obtained from, our website is not a part of this prospectus and should not be considered a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

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The Offering

The following summary contains basic information about the offering and the securities we are offering and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the securities we are offering, please refer to the sections of this prospectus titled “Description of Securities” and “Description of Securities We Are Offering.”

Class A Units offered	We are offering up to 3,325,968 Class A Units. Each Class A Unit will consist of one share of our common stock and one warrant to purchase one share of our common stock (“Warrant”). The Class A Units will not be certificated and the shares of common stock and Warrants part of such Units are immediately separable and will be issued separately in this offering.

Class B Units offered	We are also offering to those purchasers, if any, whose purchase of Class A Units in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock immediately following the consummation of this offering, or to those purchasers that elect to purchase such securities in their sole discretion, the opportunity, in lieu of purchasing Class A Units, to purchase 10,184.9752 Class B Units. Each Class B Unit will consist of one share of Series 3 Preferred Stock, with a stated value of $1,000 per share and convertible into approximately 426 shares of common stock, together with Warrants to purchase a number of shares of common stock as would have been issued to such purchaser if such purchaser had purchased Class A units based on the public offering price. The Series 3 Preferred Stock do not have any voting rights but are convertible into shares of common stock. The Class B Units will not be certificated and the shares of Series 3 Preferred and Warrants part of such Units are immediately separable and will be issued separately in this offering.

Public Offering Price	$2.35 per Class A Unit
$1,000 per Class B Unit

Conversion price of Series 3 Preferred Stock	$2.35, which is equal to the offering price of the Class A Units.

Shares of common stock underlying the shares of Series 3 Preferred Stock	4,334,032(1)

Description of Warrants

The Warrants will have an exercise price of $3.50 per share, will be immediately exercisable and will expire on the five year anniversary of the date of issuance. This prospectus also relates to the offering of shares of common stock issuable upon exercise of the Warrants.

The Warrants may contain a full ratchet price protection feature, to the extent such warrants have not been exercised previously, to adjust the exercise price and number of shares underlying the warrants if shares of common stock are sold or issued for a consideration per share less than the exercise price per share then in effect, provided, that the exercise price will not be less than $0.634.

Shares of common stock underlying the Warrants	7,660,000(1)

Common Stock outstanding before this offering	1,845,080 shares as of February 12, 2018

Common Stock to be outstanding after this offering, including shares of common stock underlying shares of Series 3 Preferred Stock	9,505,080 shares(1)(2)

Registration	The Units, the Series 3 Preferred, the Warrants and the common stock underlying each such security are being registered pursuant to the registration statement of which this prospectus is a part.

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Use of proceeds

We estimate that the net proceeds in this offering will be approximately $15.4 million, excluding proceeds, if any, from the exercise of the Warrants, after deducting estimated placement agent fees and estimated offering expenses payable by us.

We expect to use the net proceeds received from this offering for working capital, general corporate purposes (including research and development, sales and marketing and the satisfaction of outstanding amounts payable to our vendors in connection with trade payables). In addition, approximately $5 - $8 million of the net proceeds from the offering may be contributed to Inpixon USA or used for the purposes of completing a divesture or spin-off of our VAR Business. For a more complete description of our anticipated use of proceeds from this offering, see “Use of Proceeds.”

Limitations on beneficial ownership	Notwithstanding anything herein to the contrary, no holder will be permitted to convert its Series 3 Preferred Stock or exercise its Warrants if, after such conversion or exercise, such holder would beneficially own more than 4.99% (or, upon election of purchaser prior to issuance, 9.99%) of the shares of common stock then outstanding (subject to the right of the holder to increase or decrease such beneficial ownership limitation upon notice to us, provided that any increase of such beneficial ownership shall not be effective until 61 days following notice to us and provided that such limitation can never exceed 9.99% and such 61 day period cannot be waived).

NASDAQ Capital Market trading symbol for our common stock	“INPX”

Participation Rights

In accordance with the rights granted to the January 2018 Investors (as defined below), such investors have the right to participate in this offering in an aggregate amount of up to 30% of such financing.

Other Participation

Certain providers of legal services (“Service Providers”) to the Company have indicated an interest in purchasing securities in this offering at the public offering price in exchange for the satisfaction of amounts payable by the Company for services rendered or to be rendered in 2018. However, because indications of interest are not binding agreements or commitments to purchase, the number of Units sold to such Service Providers may be more, fewer or no Units in this offering. We do not know if the Service Providers will choose to purchase all or any portion of the securities offered pursuant to the indications of interest described above. The aggregate maximum dollar amount of Units the Service Providers can purchase in this offering is $1,000,000 and the sale of the securities shall be in accordance with the leak out restrictions described under the heading “Leak-out Agreements” described below. The Company will pay a 2.5% commission on any securities purchased by the Service Providers.

January 2018 Investor Anti-Dilution Protection	The January 2018 Warrants provide for adjustment of the then applicable exercise price if the Company shall sell or grant any option to purchase, or sell or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any common stock or common stock equivalents, at an effective price per share that is less than the exercise price then in effect (such lower price, the “January 2018 Base Share Price” and such issuances collectively, a “January 2018 Dilutive Issuance”). In the event that this offering constitutes a January 2018 Dilutive Issuance, the exercise price of the January 2018 Warrants shall be reduced and only reduced to equal the January 2018 Base Share Price, provided that the January 2018 Base Share Price shall not be less than $3.00 (subject to adjustment for reverse and forward stock splits, recapitalizations and similar transactions).

No market for the Series 3 Preferred Stock or Warrants	The Units will not be certificated and the securities part of such Units are immediately separable and will be issued separately in this offering. There is no established public trading market for the Units, the Series 3 Preferred Stock or the Warrants underlying the Units issued in this offering, and we do not intend to apply to list such Units, Series 3 Preferred Stock or Warrants on any securities exchange or automated quotation system.

Lock-up agreements	Each of our officers, directors and more than 5% beneficial owners of common stock have agreed that for a period of 180 days after the date of this Prospectus, they will be subject to a lockup prohibiting certain sales, transfers or hedging transactions in our securities held by them. See section titled “Lock-Up Agreements” in this prospectus.

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Leak-out agreements	For a period of up to 15 days following the launch of this offering Investors in this offering may be subject to a leak-out agreement pursuant to which they may not be able to sell, dispose or otherwise transfer, directly or indirectly, any Shares (including the shares of common stock underlying the Series 3 Preferred) in an amount equal to such investor’s pro rata portion of 35% of the trading volume of the Company’s Common Stock as reported by Bloomberg, LP for each date based on the number of shares purchased by such investor, subject to certain exceptions.

Risk factors	See “Risk Factors” beginning on page 13 and the other information included in this prospectus for a discussion of factors you should carefully consider before deciding whether to purchase our securities.

(1)	Based on a Series 3 Preferred Stock conversion price of $2.35 per share. The number of shares of our common stock for which each warrant is exercisable equals the number of shares of our common stock under the Class A Units or issuable upon conversion of a share of Series 3 Preferred Stock at the conversion price included in the Class B Units, as applicable.
(2)	The number of shares of our common stock outstanding after this offering is based on 1,845,080 shares of common stock outstanding as of February 12, 2018 and excludes, as of that date:

●	105,606 shares of common stock authorized for issuance under our Amended and Restated 2011 Employee Stock Incentive Plan, as amended (the “2011 Employee Stock Incentive Plan”), of which 95,798 shares of common stock are underlying outstanding options having a weighted average exercise price of $57.46 per share and 9,808 shares of common stock are available for future issuance and up to an additional 2,000,000 shares of common stock which may be issued under the Company’s 2018 Employee Stock Incentive Plan if implemented by the Company’s board of directors and 1,389 shares of common stock underlying outstanding options not under the 2011 or 2018 Employee Stock Incentive Plan having a weighted average of $1,215.00 per share;

●	639,370 shares of common stock issuable upon the exercise of outstanding warrants, having a weighted average exercise price of $8.75 per share;

●	630,139 shares (the “November Note Shares”) of restricted common stock which may be issued upon the conversion of the outstanding principal balance of $1,745,000 plus $145,416 in interest that may accrue through the maturity date of an outstanding convertible promissory note issued on November 17, 2017 (as amended), as amended on January 5, 2018 (the “November Note”) at a variable rate conversion price that is equal to 70% of the closing bid price of the Company’s common stock as reported by the Nasdaq Stock Market as of the date immediately prior to each applicable conversion date subject to a floor of $3.00. The November Note is not convertible until the six month anniversary of the issue date of the November Note;

●	44,000 shares of common stock reserved for issuance to investor relations firms; and

●	7,660,000 shares of common stock issuable upon exercise of the Warrants.

Unless otherwise indicated, all information in this prospectus:

●	assumes no exercise of any outstanding options or warrants to purchase our common stock; and

●	assumes no conversion of our outstanding November Note or that certain 8% Original Issue Discount Senior Secured Convertible Debenture (the “Debenture”).

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Summary Selected Consolidated Financial Information

The following summary consolidated statement of operations data for the years ended December 31, 2016 and 2015 have been derived from our audited financial statements included in this prospectus and gives effect to the 1 for 30 reverse stock split, which became effective as of February 6, 2018. The statements of operations data for each of the nine-month periods ended September 30, 2017 and 2016 and the balance sheet data as of September 30, 2017 set forth below are derived from our unaudited quarterly consolidated financial statements included in this prospectus and contain all adjustments, consisting of normal recurring adjustments, that management considers necessary for a fair presentation of our financial position and results of operations for the periods presented. Our historical results are not necessarily indicative of the results that may be expected in the future, and our interim results are not necessarily indicative of the results to be expected for the full fiscal year. You should read the following summary financial and other data in conjunction with the section titled “Management Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included in this prospectus, including the pro-forma financial statements taking into account a possible spin-off of our VAR Business.

Amounts in 1000’s except per share data.

	For the Nine Months Ended September 30,	For the Nine Months Ended September 30,	For the Years Ended December 31,
	2017	2016	2016	2015

Revenues
Products	$31,225	$27,871	$37,510	$51,381
Services	9,277	10,788	15,657	15,576
Total Revenues	40,502	38,659	53,167	66,957

Cost of Revenues
Products	26,805	22,363	29,025	40,763
Services	4,773	5,807	9,215	6,865
Total Cost of Revenues	31,578	28,170	38,240	47,628

Gross Profit	8,924	10,489	14,927	19,329

Operating Expenses
Research and development	1,459	1,711	2,277	635
Sales and marketing	5,522	6,713	8,500	11,531
General and administrative	14,633	11,116	15,269	14,226
Acquisition related costs	5	52	876	355
Impairment of goodwill	8,392	--	7,400	--
Amortization of intangibles	4,094	3,169	4,328	3,994

Total Operating Expenses	34,105	22,761	38,650	30,741

Loss from Operations	(25,181)	(12,272)	(23,723)	(11,412)

Other Income (Expense)
Interest expense	(2,721)	(1,037)	(1,743)	(448)
Other income/(expense)	545	54	(266)	25
Change in fair value of derivative liability	254	41	51	--
Loss on the settlement of obligation	--	--	--	(85)
Reserve for the recoverability of note receivable	--	--	(1,077)	--
Change in fair value of shares to be issued	--	13	13	211
Total Other Income (Expense)	(1,922)	(929)	(3,022)	(297)

Net Loss from Continuing Operations	(27,103)	(13,201)	(26,745)	(11,709)

Net Loss from Discontinued Operations, Net of Tax	(26)	--	(758)	(20)

Net Loss	(27,129)	(13,201)	(27,503)	(11,729)

Net Loss Attributable to Non-controlling Interest	(13)	(12)	(389)	(10)

Net Loss Attributable to Stockholders of Inpixon	$(27,116)	$(13,189)	$(27,114)	$(11,719)

Net Loss Per Basic and Diluted Common Share
Loss from continuing operations attributable to common stockholders			$(461.89)	$(248.76)
Loss from discontinued operations, net of tax			$(6.37)	$(0.21)
Net Loss Per Basic and Diluted Common Share	$(173.42)	$(233.07)	$(468.26)	$(248.97)

Weighted Average Shares Outstanding
Basic and Diluted	156,363	56,588	57,904	47,070

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	September 30, 2017	December 31, 2016
Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term investments	$107	$1,821
Working capital	(30,796)	(21,023)
Total assets	35,205	66,473
Total liabilities	51,670	63,760
Stockholders’ (deficiency) equity	(16,465)	2,713

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RISK FACTORS

Investing in our securities involves a high degree of risk. Prospective investors should carefully consider the risks described below, together with all of the other information included in this prospectus, before purchasing our securities. There are numerous and varied risks that may prevent us from achieving our goals. If any of these risks actually occurs, our business, financial condition or results of operations may be materially adversely affected. In such case, the trading price of our common stock could decline and investors in our securities could lose all or part of their investment.

Risks Related to Our Consolidated Operations

We have completed five acquisitions since 2013, including Lilien, Shoom, AirPatrol, LightMiner and Integrio, and are pursuing a divestiture of our VAR Business which includes the businesses acquired from Lilien and Integrio, which may make it difficult for potential investors to evaluate our future consolidated business. Furthermore, due to the risks and uncertainties related to the acquisition of new businesses, any such acquisition does not guarantee that we will be able to attain profitability.

Between March 2013 and November 2016, we completed five acquisitions and are currently contemplating a divesture of our VAR Business. Our limited combined operating history makes it difficult for potential investors to evaluate our business or prospective operations or the merits of an investment in our securities. We are subject to the risks inherent in the financing, expenditures, complications and delays characteristic of a newly combined business. These risks are described below under the risk factor titled “Any future acquisitions that we may make could disrupt our business, cause dilution to our stockholders and harm our business, financial condition or operating results.” In addition, while the former affiliates of four of these businesses have indemnified the Company from any undisclosed liabilities, there may not be adequate resources to cover such indemnity. Furthermore, there are risks that the vendors, suppliers and customers of these acquired entities may not renew their relationships for which there is no indemnification. Accordingly, our business and success faces risks from uncertainties inherent to developing companies in a competitive environment. There can be no assurance that our efforts will be successful or that we will ultimately be able to attain profitability.

We may not be able to successfully integrate the business and operations of entities that we have acquired or may acquire in the future into our ongoing business operations, which may result in our inability to fully realize the intended benefits of these acquisitions, or may disrupt our current operations, which could have a material adverse effect on our business, financial position and/or results of operations.

We continue to integrate the operations of AirPatrol and LightMiner, and Integrio into Inpixon Federal (effective January 1, 2016, Shoom and AirPatrol were merged into Lilien, which changed its name to Sysorex USA and then to Inpixon USA on March 1, 2017) and this process involves complex operational, technological and personnel-related challenges, which are time-consuming and expensive and may disrupt our ongoing business operations. Furthermore, integration involves a number of risks, including, but not limited to:

●	difficulties or complications in combining the companies’ operations;

●	differences in controls, procedures and policies, regulatory standards and business cultures among the combined companies;

●	the diversion of management’s attention from our ongoing core business operations;

●	increased exposure to certain governmental regulations and compliance requirements;

●	the potential loss of key personnel;

●	the potential loss of key customers or suppliers who choose not to do business with the combined business;

●	difficulties or delays in consolidating the acquired companies’ technology platforms, including implementing systems designed to continue to ensure that the Company maintains effective disclosure controls and procedures and internal control over financial reporting for the combined company and enable the Company to continue to comply with U.S. GAAP and applicable U.S. securities laws and regulations;

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●	unanticipated costs and other assumed contingent liabilities;

●	difficulty comparing financial reports due to differing financial and/or internal reporting systems;

●	making any necessary modifications to internal financial control standards to comply with the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder; and/or

●	possible tax costs or inefficiencies associated with integrating the operations of the combined company.

These factors could cause us to not fully realize the anticipated financial and/or strategic benefits of the acquisitions and the recent reorganization, which could have a material adverse effect on our business, financial condition and/or results of operations.

Even if we are able to successfully operate the businesses of AirPatrol and LightMiner and, to the extent that a sale or divesture of Inpixon USA is not consummated, Integrio within Inpixon Federal, we may not be able to realize the revenue and other synergies and growth that we anticipated from these acquisitions in the time frame that we currently expect, and the costs of achieving these benefits may be higher than what we currently expect, because of a number of risks, including, but not limited to:

●	the possibility that the acquisition may not further our business strategy as we expected;

●	the possibility that we may not be able to expand the reach and customer base for the acquired companies current and future products as expected; and

●	the possibility that the carrying amounts of goodwill and other purchased intangible assets may not be recoverable.

As a result of these risks, the acquisitions and integration may not contribute to our earnings as expected, we may not achieve expected revenue synergies or our return on invested capital targets when expected, or at all, and we may not achieve the other anticipated strategic and financial benefits of the acquisitions and the reorganization.

The risks arising with respect to the historic business and operations of our recent acquisition targets may be different from what we anticipate, which could significantly increase the costs and decrease the benefits of the acquisition and materially and adversely affect our operations going forward.

Although we performed significant financial, legal, technological and business due diligence with respect to our recent acquisition targets, we may not have appreciated, understood or fully anticipated the extent of the risks associated with the acquisitions. We have secured indemnification for certain matters from the former equity holders of Lilien, Shoom, AirPatrol and Integrio in order to mitigate the consequences of breaches of representations, warranties and covenants under the merger agreements and the risks associated with historic operations, including those with respect to compliance with laws, accuracy of financial statements, financial reporting controls and procedures, tax matters and undisclosed liabilities, and certain matters known to us. We believe that the indemnification provisions of the merger agreements, together with any applicable holdback escrows (in the case of AirPatrol, Shoom and LightMiner) and insurance policies that we have in place will limit the economic consequences of the issues we have identified in our due diligence to acceptable levels. Notwithstanding our exercise of due diligence and risk mitigation strategies, the risks of the acquisition and the costs associated with these risks may be greater than we anticipate. We may not be able to contain or control the costs associated with unanticipated risks or liabilities, which could materially and adversely affect our business, liquidity, capital resources or results of operations.

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A significant portion of the purchase price for our acquisition of Lilien, Shoom, AirPatrol, LightMiner and Integrio is allocated to goodwill and intangible assets that are subject to periodic impairment evaluations. An impairment loss could have a material adverse impact on our financial condition and results of operations.

The Company acquired $4.5 million of goodwill and $5.4 million of intangible assets relating to our acquisition of Lilien, $1.2 million of goodwill and $2.8 million of intangible assets relating to our acquisition of Shoom, $7.4 million of goodwill and $13.3 million of intangible assets relating to our acquisition of AirPatrol, $3.5 million of intangible assets relating to our acquisition of LightMiner and $3.3 million of goodwill and $4.9 million of intangible assets relating to our acquisition of Integrio. As required by current accounting standards, we review intangible assets for impairment either annually or whenever changes in circumstances indicate that the carrying value may not be recoverable. The risk of impairment to goodwill is higher during the early years following an acquisition. This is because the fair values of these assets align very closely with what we paid to acquire the reporting units to which these assets are assigned. As a result, the difference between the carrying value of the reporting unit and its fair value (typically referred to as “headroom”) is smaller at the time of acquisition. Until this headroom grows over time, due to business growth or lower carrying value of the reporting unit, a relatively small decrease in reporting unit fair value can trigger impairment charges. When impairment charges are triggered, they tend to be material due to the size of the assets involved. Our business would be adversely affected, and impairment of goodwill could be triggered, if any of the following were to occur: higher attrition rates than planned as a result of the competitive environment or our inability to provide products and services that are competitive in the marketplace, lower-than-planned adoption rates by customers, higher-than-expected expense levels to provide services to clients, and changes in our business model that may impact one or more of these variables. During the year ended December 31, 2016 we recorded an impairment charge for goodwill in the amount of $7.4 million. During the nine months ended September 30, 2017 we recorded an impairment charge for goodwill of $8.4 million.

Our acquisitions may expose us to additional liabilities, and insurance and indemnification coverage may not fully protect us from these liabilities.

Upon completion of acquisitions, we may be exposed to unknown or contingent liabilities associated with the acquired entity, and if these liabilities exceed our estimates, our results of operations and financial condition may be materially and negatively affected.

Our ability to successfully execute our business plan may require additional debt or equity financing, which may otherwise not be available on reasonable terms or at all.

According to our business plan we may need additional debt or equity financing. Future financings through equity offerings by us will be dilutive to existing stockholders. Also, the terms of securities we may issue in future capital transactions may be more favorable to new investors than our current investors. Newly issued securities may include preferences, superior voting rights, the issuance of warrants or other derivative securities. We may also issue incentive awards under employee equity incentive plans, which may have additional dilutive effects. We may also be required to recognize non-cash expenses in connection with certain securities we may issue in the future such as convertible notes and warrants, which would adversely impact our financial condition and results of operations. Our ability to obtain needed financing may be impaired by factors, including the condition of the economy and capital markets, both generally and specifically in our industry, and the fact that we are not profitable, which could impact the availability or cost of future financing. If the amount of capital we are able to raise from financing activities, together with our revenues from operations, is not sufficient to satisfy our capital needs, we may need to reduce our operations by, for example, selling certain assets or business segments.

Failure to manage or protect growth may be detrimental to our business because our infrastructure may not be adequate for expansion.

Our recent acquisitions require a substantial expansion of the Company’s systems, workforce and facilities and we anticipate that we may need to consummate additional acquisitions in connection with the expansion of our indoor positioning business. We may fail to adequately manage our anticipated future growth. The substantial growth in our operations as a result of our acquisitions has, and is expected to continue to, place a significant strain on our administrative, financial and operational resources, and increase demands on our management and on our operational and administrative systems, controls and other resources.  There can be no assurance that our systems, procedures and controls will be adequate to support our operations as they expand.  We cannot assure you that our existing personnel, systems, procedures or controls will be adequate to support our operations in the future or that we will be able to successfully implement appropriate measures consistent with our growth strategy. As part of this growth, we may have to implement new operational and financial systems, procedures and controls to expand, train and manage our employee base, and maintain close coordination among our staff. We cannot guarantee that we will be able to do so, or that if we are able to do so, we will be able to effectively integrate them into our existing staff and systems.

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To the extent we acquire other businesses, we will also need to integrate and assimilate new operations, technologies and personnel. The integration of new personnel will continue to result in some disruption to ongoing operations. The ability to effectively manage growth in a rapidly evolving market requires effective planning and management processes. We will need to continue to improve operational, financial and managerial controls, reporting systems and procedures, and will need to continue to expand, train and manage our work force.  There can be no assurance that the Company would be able to accomplish such an expansion on a timely basis. If the Company is unable to effect any required expansion and is unable to perform its contracts on a timely and satisfactory basis, its reputation and eligibility to secure additional contracts in the future could be damaged. The failure to perform could also result in contract terminations and significant liability. Any such result would adversely affect the Company’s business and financial condition.

Our financial status raises doubt about our ability to continue as a going concern.

Our cash and cash equivalents were $107,000 at September 30, 2017, compared with $1.8 million at December 31, 2016. We continue to incur significant operating losses, and although management intends to take steps to reduce such operating losses, including divesting its infrastructure segments, management expects that significant on-going operating expenditures will be necessary to successfully implement our business plan and develop and market our products. These circumstances raise substantial doubt about our ability to continue as a going concern within one year after the date that the financial statements included elsewhere in this prospectus were issued. Implementation of our plans and our ability to continue as a going concern will depend upon our ability to market our technology and raise additional capital.

Management believes that we have access to capital resources through possible public or private equity offerings, exchange offers, debt financings, corporate collaborations or other means. In addition, we continue to explore opportunities to strategically monetize our technology and our services, although there can be no assurance that we will be successful with such plans. We have historically been able to raise capital through equity offerings, although no assurance can be provided that we will continue to be successful in the future. If we are unable to raise sufficient capital through 2018 or otherwise, we will not be able to pay our obligations as they become due.

We will need to increase the size of our organization, and we may experience difficulties in managing growth, which could hurt our financial performance.

In addition to employees hired in connection with our recent acquisitions and any other companies which we may acquire in the future, we anticipate that we will need to expand our employee infrastructure for managerial, operational, financial and other resources at the parent company level.  Future growth will impose significant added responsibilities on members of management, including the need to identify, recruit, maintain and integrate additional employees. Our future financial performance and our ability to commercialize our product candidates and to compete effectively will depend, in part, on our ability to manage any future growth effectively.

In order to manage our future growth, we will need to continue to improve our management, operational and financial controls and our reporting systems and procedures. All of these measures will require significant expenditures and will demand the attention of management. If we do not continue to enhance our management personnel and our operational and financial systems and controls in response to growth in our business, we could experience operating inefficiencies that could impair our competitive position and could increase our costs more than we had planned. If we are unable to manage growth effectively, our business, financial condition and operating results could be adversely affected.

We have a history of operating losses and working capital deficiency and there is no assurance that we will be able to achieve profitability or raise additional financing.

We have a history of operating losses and working capital deficiency. We have incurred recurring net losses, including net losses from operations before income taxes, of approximately $11.7 million and $27.5 million for the fiscal years ended 2015 and 2016, respectively, and approximately $27.1 million for the nine months ended September 30 2017. We had a working capital deficiency of approximately $4.2 million and $21.0 million as of December 31, 2015 and December 31, 2016, respectively, and approximately $30.8 million as of September 30, 2017. The continuation of our Company is dependent upon attaining and maintaining profitable operations and raising additional capital as needed, but there can be no assurance that we will be able to raise any further financing.

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Our ability to generate positive cash flow from operations is dependent upon sustaining certain cost reductions and generating sufficient revenues. In that regard, our revenues have declined by approximately 75% for Q4 2017 and 15% for the year ended December 31 2017, respectively, as compared to the same periods for the prior fiscal year as a result of our credit limitations with vendors and suppliers limiting our ability to process orders in our Infrastructure/VAR segment. Our management has taken steps in this respect including with respect to divesting our infrastructure segment and continuing to market and promote our new products and technologies. However, there is no guarantee that these efforts will be successful and we will be able to achieve or sustain profitability. We have funded our operations primarily with proceeds from public and private offerings of our common stock and secured and unsecured debt instruments. Our history of operating losses and cash uses, our projections of the level of cash that will be required for our operations to reach profitability, and the terms of the financing transactions that we completed in the past, may impair our ability to raise capital on terms that we consider reasonable and at the levels that we will require over the coming months. We cannot provide any assurances that we will be able to secure additional funding from public or private offerings or debt financings on terms acceptable to us, if at all. If we are unable to obtain the requisite amount of financing needed to fund our planned operations, it would have a material adverse effect on our business and ability to continue as a going concern, and we may have to curtail, or even to cease, certain operations. If additional funds are raised through the issuance of equity securities or convertible debt securities, it will be dilutive to our stockholders and could result in a decrease in our stock price.

The reorganization transactions we carried out in 2015 and the name change completed in 2017 may cause us to be in a technical breach of certain third-party agreements.

In 2015, we carried out a series of reorganization transactions to streamline the organizational structure within the Company and both its direct and indirect subsidiaries. In addition, in February 2017, we changed our corporate name. Although these transactions occurred solely within the Company and its subsidiaries, there still may have been an obligation to either provide notice and/or seek consent from certain third parties pursuant to the contracts we have with these parties. We have reviewed and addressed these requirements; however, our failure to comply with any of these notice or consent requirements may have left us in a technical breach, thus possibly subjecting us to potential liabilities or an early termination under the applicable contracts. As of the date of this filing there are no known breaches.

Our business depends on experienced and skilled personnel, and if we are unable to attract and integrate skilled personnel, it will be more difficult for us to manage our business and complete contracts.

The success of our business depends on the skill of our personnel. Accordingly, it is critical that we maintain, and continue to build, a highly experienced management team and specialized workforce, including those who create software programs and sales professionals. Competition for personnel, particularly those with expertise in government consulting and a security clearance, is high, and identifying candidates with the appropriate qualifications can be costly and difficult. We may not be able to hire the necessary personnel to implement our business strategy given our anticipated hiring needs, or we may need to provide higher compensation or more training to our personnel than we currently anticipate. In addition, our ability to recruit, hire and indirectly deploy former employees of the U.S. Government is subject to complex laws and regulations, which may serve as an impediment to our ability to attract such former employees.

Our business is labor intensive and our success depends on our ability to attract, retain, train and motivate highly skilled employees, including employees who may become part of our organization in connection with our acquisitions. The increase in demand for consulting, technology integration and managed services has further increased the need for employees with specialized skills or significant experience in these areas. Our ability to expand our operations will be highly dependent on our ability to attract a sufficient number of highly skilled employees and to retain our employees and the employees of companies that we have acquired. We may not be successful in attracting and retaining enough employees to achieve our desired expansion or staffing plans. Furthermore, the industry turnover rates for these types of employees are high and we may not be successful in retaining, training or motivating our employees. Any inability to attract, retain, train and motivate employees could impair our ability to adequately manage and complete existing projects and to accept new client engagements. Such inability may also force us to increase our hiring of independent contractors, which may increase our costs and reduce our profitability on client engagements. We must also devote substantial managerial and financial resources to monitoring and managing our workforce. Our future success will depend on our ability to manage the levels and related costs of our workforce.

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In the event we are unable to attract, hire and retain the requisite personnel and subcontractors, we may experience delays in completing contracts in accordance with project schedules and budgets, which may have an adverse effect on our financial results, harm our reputation and cause us to curtail our pursuit of new contracts. Further, any increase in demand for personnel may result in higher costs, causing us to exceed the budget on a contract, which in turn may have an adverse effect on our business, financial condition and operating results and harm our relationships with our customers.

Any future acquisitions that we may make could disrupt our business, cause dilution to our stockholders and harm our business, financial condition or operating results.

If we are successful in consummating acquisitions, those acquisitions could subject us to a number of risks, including, but not limited to:

●	the purchase price we pay and/or unanticipated costs could significantly deplete our cash reserves or result in dilution to our existing stockholders;

●	we may find that the acquired company or technologies do not improve our market position as planned;

●	we may have difficulty integrating the operations and personnel of the acquired company, as the combined operations will place significant demands on the Company’s management, technical, financial and other resources;

●	key personnel and customers of the acquired company may terminate their relationships with the acquired company as a result of the acquisition;

●	we may experience additional financial and accounting challenges and complexities in areas such as tax planning and financial reporting;

●	we may assume or be held liable for risks and liabilities (including environmental-related costs) as a result of our acquisitions, some of which we may not be able to discover during our due diligence investigation or adequately adjust for in our acquisition arrangements;

●	our ongoing business and management’s attention may be disrupted or diverted by transition or integration issues and the complexity of managing geographically or culturally diverse enterprises;

●	we may incur one-time write-offs or restructuring charges in connection with the acquisition;

●	we may acquire goodwill and other intangible assets that are subject to amortization or impairment tests, which could result in future charges to earnings; and

●	we may not be able to realize the cost savings or other financial benefits we anticipated.

We cannot assure you that, following any acquisition, our continued business will achieve sales levels, profitability, efficiencies or synergies that justify the acquisition or that the acquisition will result in increased earnings for us in any future period. These factors could have a material adverse effect on our business, financial condition and operating results.

Insurance and contractual protections may not always cover lost revenue, increased expenses or liquidated damages payments, which could adversely affect our financial results.

Although we maintain insurance and intend to obtain warranties from suppliers, obligate subcontractors to meet certain performance levels and attempt, where feasible, to pass risks we cannot control to our customers, the proceeds of such insurance or the warranties, performance guarantees or risk sharing arrangements may not be adequate to cover lost revenue, increased expenses or liquidated damages payments that may be required in the future.

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Our obligations to our senior secured lender, Payplant LLC (“PayPlant”), are secured by a security interest in substantially all of our assets, so if we default on those obligations, the lenders could foreclose on, liquidate and/or take possession of our assets. If that were to happen, we could be forced to curtail, or even to cease, our operations.

We issued a revolving Secured Promissory Note to GemCap Lending I, LLC dated as of November 14, 2016 which was assigned to Payplant on August 14, 2017 together with the Amended and Restated GemCap Loan and Security Agreement: Payplant Loan and Security Agreement, dated as of August 14, 2017 (the “Payplant Loan Agreement”). As of September 30, 2017, we had approximately $3.4 million in outstanding revolving credit loans. All amounts due under the Secured Promissory Note and Debenture are secured by our assets. As a result, if we default on our obligations under the Secured Promissory Note, Payplant could foreclose on its security interest and liquidate or take possession of some or all of these assets, which would harm our business, financial condition and results of operations and could require us to curtail, or even to cease our operations.

Payplant, the Debenture Holders and the holders of convertible promissory notes (the “November 2017 Notes”) issued in November 2017 (the “November Noteholders”) have certain rights upon an event of default under their respective agreements that could harm our business, financial condition and results of operations and could require us to curtail or cease our operations.

Payplant, the Debenture Holders, and the November Noteholders have certain rights upon an event of default. With respect to Payplant, such rights include an increase in the interest rate on any advances made pursuant to the Payplant Loan Agreement, the right to accelerate the payment of any outstanding advances made pursuant to the Payplant Loan Agreement, the right to directly receive payments made by account debtors and the right to foreclose on our assets, among other rights. The Payplant Loan Agreement includes in its definition of an event of default, among other occurrences, the failure to pay any principal when due within two business days, the termination, winding up, liquidation or dissolution of any borrower, the filing of a tax lien by a governmental agency against any borrower, and any reduction in ownership of our wholly owned subsidiaries, Inpixon USA and Inpixon Federal.

With respect to the Debenture Holders, such rights include the right to accelerate all amounts outstanding under the Debenture and demand a mandatory default payment in an amount equal to the greater of (i) the outstanding principal amount of the Debenture, plus all accrued and unpaid interest, divided by the conversion price on the date the mandatory default amount is either (A) demanded (if demand or notice is required to create an event of default) or otherwise due or (B) paid in full, whichever has a lower conversion price, multiplied by the VWAP (as defined in the Debenture) on the date the mandatory default amount is either (x) demanded or otherwise due or (y) paid in full, whichever has a higher VWAP, or (ii) 125% of the outstanding principal amount plus 100% of accrued and unpaid interest, and (b) all other amounts, costs, expenses and liquidated damages due in respect of the Debenture. Each of the following events shall constitute an event of default: failure to make a payment obligation, failure to observe certain covenants of the Debenture or related agreements (subject to applicable cure periods), breach of representation or warranty, bankruptcy, default under another significant contract or credit obligation, delisting of the common stock, a change in control, or failure to deliver stock certificates in a timely manner.

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The November Holders have the right to accelerate all amounts outstanding under the November 2017 Notes payable in cash in an amount equal to the greater of (a) the outstanding balance divided by $13.50 (subject to adjustment as set forth in the November 2017 Notes) on the date the note is demanded, multiplied by the VWAP on such date, or (b) the outstanding balance following multiplying the outstanding balance as of the date the applicable default occurred by (a) 15% for each occurrence of any Major Default (as defined in the November 2017 Notes), or (b) 5% for each occurrence of any Minor Default (as defined in the November 2017 Notes), and then adding the resulting product to the outstanding balance as of the date the applicable default occurred, with the sum of the foregoing then becoming the outstanding balance under the November 2017 Notes as of the date the applicable default occurred; provided that the Default Effect (as defined in the November 2017 Notes) may only be applied three (3) times with respect to Major Defaults and three (3) times with respect to Minor Defaults; and provided further that the Default Effect shall not apply to any default pursuant to Section 4.1(b) of the November 2017 Notes. Each of the following events shall constitute an event of default: failure to pay any principal, interest, fees, charges, or any other amount when due and payable under the November 2017 Notes; (b) failure to deliver any Lender Conversion Shares (as defined in the November 2017 Notes); (c) failure to deliver any Redemption Conversion Shares (as defined below); (d) a receiver, trustee or other similar official shall be appointed over the Company or a material part of its assets and such appointment shall remain uncontested for twenty (20) days or shall not be dismissed or discharged within sixty (60) days; (e) Company becomes insolvent or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any; (f) Company makes a general assignment for the benefit of creditors; (g) Company files a petition for relief under any bankruptcy, insolvency or similar law (domestic or foreign); (h) an involuntary bankruptcy proceeding is commenced or filed against Company; (i) Company defaults or otherwise fails to observe or perform any covenant, obligation, condition or agreement of the Company, with certain limitations; (j) any representation, warranty or other statement made or furnished by or on behalf of the Company in connection with the issuance of the November 2017 Notes is false, incorrect, incomplete or misleading in any material respect when made or furnished; (k) the occurrence of a Fundamental Transaction (as defined in the November 2017 Notes) without lender’s prior written consent; (l) the Company fails to maintain the Share Reserve (as defined in the November 2017 Notes); (m) the Company effectuates a reverse split of its common stock without twenty (20) trading days prior written notice to lender; (n) any money judgment, writ or similar process is entered or filed against the Company or any subsidiary or any of its property or other assets for more than $600,000.00, and shall remain unvacated, unbonded or unstayed for a period of twenty (20) calendar days unless otherwise consented to by lender; (o) the Company fails to be DWAC eligible; (p) the Company fails to observe or perform any covenant set forth in the purchase agreement; and (q) the Company breaches any covenant or other term or condition contained in any Other Agreements (as defined in the November 2017 Notes).

The exercise of any of these rights upon an event of default could substantially harm our financial condition and force us to curtail, or even to cease, our operations.

If we are unable to comply with certain financial and operating restrictions required by the Payplant Loan Agreement, we may be limited in our business activities and access to credit or may default under the Payplant Loan Agreement.

Provisions in the Payplant Loan Agreement impose restrictions or require prior approval on our ability, and the ability of certain of our subsidiaries to, among other things:

●	sell, lease, transfer, convey, or otherwise dispose of any or all of our assets or collateral, except in the ordinary course of business;

●	make any loans to any person, as that term is defined in the Payplant Loan Agreement, with the exception of employee loans made in the ordinary course of business;

●	declare or pay cash dividends, make any distribution on, redeem, retire or otherwise acquire directly or indirectly, any of our Equity Interests, as defined in the Payplant Loan Agreement;

●	guarantee the indebtedness of any person;

●	compromise, settle or adjust any claims in any amount relating to any of the collateral;

●	incur, create or permit to exist any lien on any of our property or assets;

●	engage in new lines of business;

●	change, alter or modify, or permit any change, alteration or modification of our organizational documents in any manner that might adversely affect Payplant’s rights;

●	sell, assign, transfer, discount or otherwise dispose of any accounts or any promissory note payable to us, with or without recourse;

●	incur, create, assume, or permit to exist any indebtedness or liability on account of either borrowed money or the deferred purchase price of property; and

●	make any payments of cash or other property to any affiliate.

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The Payplant Loan Agreement also contains other customary covenants. We may not be able to comply with these covenants in the future. Our failure to comply with these covenants may result in the declaration of an event of default and cause us to be unable to borrow under the Payplant Loan Agreement. In addition to preventing additional borrowings under the Payplant Loan Agreement, an event of default, if not cured or waived, may result in the acceleration of the maturity of indebtedness outstanding under the Payplant Loan Agreement, which would require us to pay all amounts outstanding. If the maturity of our indebtedness is accelerated, we may not have sufficient funds available for repayment or we may not have the ability to borrow or obtain sufficient funds to replace the accelerated indebtedness on terms acceptable to us or at all. Our failure to repay the indebtedness would result in Payplant foreclosing on all or a portion of our assets and force us to curtail, or even to cease, our operations.

We may be subject to damages resulting from claims that the Company or our employees have wrongfully used or disclosed alleged trade secrets of their former employers.

Upon completion of any acquisitions by the Company, we may be subject to claims that our acquired companies and their employees may have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of former employers or competitors. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management. If we fail in defending such claims, in addition to paying money claims, we may lose valuable intellectual property rights or personnel. A loss of key research personnel or their work product could hamper or prevent our ability to commercialize certain products, which could severely harm our business.

Adverse judgments or settlements in legal proceedings could materially harm our business, financial condition, operating results and cash flows.

We are currently subject to pending claims for non-payment by certain vendors in an aggregate amount of approximately $5.4 million, which is approximately 15% of our total assets as of September 30, 2017. In addition, as of the date of this prospectus we have received a notice to cure in connection with the failure to pay charges of approximately $157,000 in connection with certain property lease agreements. We may also be a party to other claims that arise from time to time in the ordinary course of our business, which may include those related to, for example, contracts, sub-contracts, protection of confidential information or trade secrets, adversary proceedings arising from customer bankruptcies, employment of our workforce and immigration requirements or compliance with any of a wide array of state and federal statutes, rules and regulations that pertain to different aspects of our business. We may also be required to initiate expensive litigation or other proceedings to protect our business interests. There is a risk that we will not be successful or otherwise be able to satisfactorily resolve any pending or future litigation. In addition, litigation and other legal claims are subject to inherent uncertainties and management’s view of currently pending legal matters may change in the future. Those uncertainties include, but are not limited to, litigation costs and attorneys’ fees, unpredictable judicial or jury decisions and the differing laws and judicial proclivities regarding damage awards among the states in which we operate. Unexpected outcomes in such legal proceedings, or changes in management’s evaluation or predictions of the likely outcomes of such proceedings (possibly resulting in changes in established reserves), could have a material adverse effect on our business, financial condition, results of operations and cash flows. Due to recurring losses and net capital deficiency, our current financial status may increase our default and litigation risks and may make us more financially vulnerable in the face of pending or threatened litigation.

We may be subject to damages resulting from claims that the Company or our employees have wrongfully used or disclosed alleged trade secrets of their former employers.

Upon completion of any acquisitions by the Company, we may be subject to claims that our acquired companies and their employees may have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of former employers or competitors.  Litigation may be necessary to defend against these claims.  Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.  If we fail in defending such claims, in addition to paying money claims, we may lose valuable intellectual property rights or personnel.  A loss of key research personnel or their work product could hamper or prevent our ability to commercialize certain products, which could severely harm our business.

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The loss of our Chief Executive Officer or other key personnel may adversely affect our operations.

The Company’s success depends to a significant extent upon the operation, experience, and continued services of certain of its officers, including our CEO, as well as other key personnel. While our CEO and key personnel are employed under employment contracts, there is no assurance we will be able to retain their services. The loss of our CEO or several of the other key personnel could have an adverse effect on the Company. If our CEO or other executive officers were to leave we would face substantial difficulty in hiring a qualified successor and could experience a loss in productivity while any successor obtains the necessary training and experience. Furthermore, we do not maintain “key person” life insurance on the lives of any executive officer and their death or incapacity would have a material adverse effect on us. The competition for qualified personnel is intense, and the loss of services of certain key personnel could adversely affect our business.

Internal system or service failures could disrupt our business and impair our ability to effectively provide our services and products to our customers, which could damage our reputation and adversely affect our revenues and profitability.

Any system or service disruptions, on our hosted Cloud infrastructure or those caused by ongoing projects to improve our information technology systems and the delivery of services, if not anticipated and appropriately mitigated, could have a material adverse effect on our business including, among other things, an adverse effect on our ability to bill our customers for work performed on our contracts, collect the amounts that have been billed and produce accurate financial statements in a timely manner. We are also subject to systems failures, including network, software or hardware failures, whether caused by us, third-party service providers, cyber security threats, natural disasters, power shortages, terrorist attacks or other events, which could cause loss of data and interruptions or delays in our business, cause us to incur remediation costs, subject us to claims and damage our reputation. In addition, the failure or disruption of our communications or utilities could cause us to interrupt or suspend our operations or otherwise adversely affect our business. Our property and business interruption insurance may be inadequate to compensate us for all losses that may occur as a result of any system or operational failure or disruption and, as a result, our future results could be adversely affected.

Customer systems failures could damage our reputation and adversely affect our revenues and profitability.

Many of the systems and networks that we develop, install and maintain for our customers on premise or host on our infrastructure involve managing and protecting personal information and information relating to national security and other sensitive government functions. While we have programs designed to comply with relevant privacy and security laws and restrictions, if a system or network that we develop, install or maintain were to fail or experience a security breach or service interruption, whether caused by us, third-party service providers, cyber security threats or other events, we may experience loss of revenue, remediation costs or face claims for damages or contract termination. Any such event could cause serious harm to our reputation and prevent us from having access to or being eligible for further work on such systems and networks. Our errors and omissions liability insurance may be inadequate to compensate us for all of the damages that we may incur and, as a result, our future results could be adversely affected.

Our financial performance could be adversely affected by decreases in spending on technology products and services by our public sector customers.

Our sales to our public sector customers are impacted by government spending policies, budget priorities and revenue levels. Although our sales to federal, state and local government are diversified across multiple agencies and departments, they collectively accounted for approximately 13%, 12% and 51% of 2016, 2015 and the nine months ended September, 2017 net sales, respectively. An adverse change in government spending policies (including budget cuts at the federal level), budget priorities or revenue levels could cause our public sector customers to reduce their purchases or to terminate or not renew their contracts with us, which could adversely affect our business, results of operations or cash flows.

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Our business could be adversely affected by the loss of certain vendor partner relationships and the availability of their products.

We purchase products for resale from vendor partners, which include OEMs, software publishers, and wholesale distributors. For the year ended December 31, 2016, approximately 71% of our revenue was from purchases from vendor partners as defined above. In addition, for the nine months ended September 30, 2017, approximately 77% of our revenue was from purchases from vendor partners. We are authorized by vendor partners to sell all or some of their products via direct marketing activities. Our authorization with each vendor partner is subject to specific terms and conditions regarding such things as sales channel restrictions, product return privileges, price protection policies and purchase discounts. In the event we were to lose one of our significant vendor partners, our business could be adversely affected. If we complete the sale or spin-off of our VAR Business, as further described herein, we anticipate that our revenues levels will decrease by approximately 90% of our historical revenue levels.

We have entered, and expect to continue to enter, into joint venture, teaming and other arrangements, and these activities involve risks and uncertainties. A failure of any such relationship could have a material adverse effect on our business and results of operations.

We have entered, and expect to continue to enter, into joint venture, teaming and other arrangements. These activities involve risks and uncertainties, including the risk of the joint venture or applicable entity failing to satisfy its obligations, which may result in certain liabilities to us for guarantees and other commitments, the challenges in achieving strategic objectives and expected benefits of the business arrangement, the risk of conflicts arising between us and our partners and the difficulty of managing and resolving such conflicts, and the difficulty of managing or otherwise monitoring such business arrangements. A failure of our business relationships could have a material adverse effect on our business and results of operations.

Our business and operations expose us to numerous legal and regulatory requirements and any violation of these requirements could harm our business.

We are subject to numerous federal, state and foreign legal requirements on matters as diverse as data privacy and protection, employment and labor relations, immigration, taxation, anticorruption, import/export controls, trade restrictions, internal control and disclosure control obligations, securities regulation and anti-competition. Compliance with diverse and changing legal requirements is costly, time-consuming and requires significant resources. We are also focused on expanding our business in certain identified growth areas, such as health information technology, energy and environment, which are highly regulated and may expose us to increased compliance risk. Violations of one or more of these diverse legal requirements in the conduct of our business could result in significant fines and other damages, criminal sanctions against us or our officers, prohibitions on doing business and damage to our reputation. Violations of these regulations or contractual obligations related to regulatory compliance in connection with the performance of customer contracts could also result in liability for significant monetary damages, fines and/or criminal prosecution, unfavorable publicity and other reputational damage, restrictions on our ability to compete for certain work and allegations by our customers that we have not performed our contractual obligations.

If we do not adequately protect our intellectual property rights, we may experience a loss of revenue and our operations and growth prospects may be materially harmed.

We have not registered copyrights on any of the software we have developed. We rely upon confidentiality agreements signed by our employees, consultants and third parties to protect our intellectual property. We cannot assure you that we can adequately protect our intellectual property or successfully prosecute actual or potential infringement of our intellectual property rights. Also, we cannot assure you that others will not assert rights in, or ownership of, trademarks and other proprietary rights of ours or that we will be able to successfully resolve these types of conflicts to our satisfaction. Our failure to protect our intellectual property rights may result in a loss of revenue and could materially adversely affect our operations and financial condition.

Our proprietary software is protected by common law copyright laws, as opposed to registration under copyright statutes. We have not registered copyrights on any of the software we have developed. Our performance and ability to compete are dependent to a significant degree on our proprietary technology. Our proprietary software is protected by common law copyright laws, as opposed to registration under copyright statutes.  Common law protection may be narrower than that which we could obtain under registered copyrights. As a result, we may experience difficulty in enforcing our copyrights against certain third party infringements. As part of our confidentiality-protection procedures, we generally enter into agreements with our employees and consultants and limit access to, and distribution of, our software, documentation and other proprietary information. There can be no assurance that the steps we have taken will prevent misappropriation of our technology or that agreements entered into for that purpose will be enforceable. The laws of other countries may afford us little or no protection of our intellectual property. We also rely on a variety of technology that we license from third parties. There can be no assurance that these third party technology licenses will continue to be available to us on commercially reasonable terms, if at all. The loss of or inability to maintain or obtain upgrades to any of these technology licenses could result in delays in completing software enhancements and new development until equivalent technology could be identified, licensed or developed and integrated. Any such delays would materially and adversely affect our business.

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The growth of our business is dependent on increasing sales to our existing clients and obtaining new clients, which, if unsuccessful, could limit our financial performance.

Our ability to increase revenues from existing clients by identifying additional opportunities to sell more of our products and services and our ability to obtain new clients depends on a number of factors, including our ability to offer high quality products and services at competitive prices, the strength of our competitors and the capabilities of our sales and marketing departments. If we are not able to continue to increase sales of our products and services to existing clients or to obtain new clients in the future, we may not be able to increase our revenues and could suffer a decrease in revenues as well.

Our business depends on the continued growth of the market for IT products and services, which is uncertain.

The storage and computing and professional services segments of our business include IT products and services solutions that are designed to address the growing markets for on and off-premises services (including migrations, consolidations, Cloud computing and disaster recovery), technology integration services (including storage and data protection services and the implementation of virtualization solutions) and managed services (including operational support and client support). These markets are continuously changing. Competing technologies and services, reduction in technology refreshes or reductions in corporate spending may reduce the demand for our products and services.

Decreases, or slow growth, in the newspaper publishing industry may negatively impact our results from operation as it relates to our Cloud based applications and analytics for media and publishing.

The newspaper industry as a whole is experiencing challenges to maintain and grow print circulation and revenues. This results from, among other factors, increased competition from other media, particularly the growth of electronic media, and shifting preferences among some consumers to receive all or a portion of their news other than from a newspaper. The customer base for our Cloud based applications and analytics for media and publishing is focused on the newspaper publishing industry and therefore sales from this operating sector will be subject to the future of the newspaper industry.

Our competitiveness depends significantly on our ability to keep pace with the rapid changes in IT. Failure by us to anticipate and meet our clients’ technological needs could adversely affect our competitiveness and growth prospects.

We operate and compete in an industry characterized by rapid technological innovation, changing client needs, evolving industry standards and frequent introductions of new products, product enhancements, services and distribution methods. Our success depends on our ability to develop expertise with these new products, product enhancements, services and distribution methods and to implement IT solutions that anticipate and respond to rapid changes in technology, the IT industry, and client needs. The introduction of new products, product enhancements and distribution methods could decrease demand for current products or render them obsolete. Sales of products and services can be dependent on demand for specific product categories, and any change in demand for or supply of such products could have a material adverse effect on our net sales if we fail to adapt to such changes in a timely manner.

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We operate in a highly competitive market and we may be required to reduce the prices for some of our products and services to remain competitive, which could adversely affect our results of operations.

Our industry is developing rapidly and related technology trends are constantly evolving. In this environment, we face significant price competition from our competitors. We may be unable to offset the effect of declining average sales prices through increased sales volumes and/or reductions in our costs. Furthermore, we may be forced to reduce the prices of the products and services we sell in response to offerings made by our competitors. Finally, we may not be able to maintain the level of bargaining power that we have enjoyed in the past when negotiating the prices of our services.

We face substantial competition from other national, multi-regional, regional and local value-added resellers and IT service providers, some of which may have greater financial and other resources than we do or that may have more fully developed business relationships with clients or prospective clients than we do. Many of our competitors compete principally on the basis of price and may have lower costs or accept lower selling prices than we do and, therefore, we may need to reduce our prices. In addition, manufacturers may choose to market their products directly to end-users, rather than through IT solutions providers such as us, and this could adversely affect our business, financial condition and results of operations.

Our profitability is dependent on the rates we are able to charge for our products and services. The rates we are able to charge for our products and services are affected by a number of factors, including:

●	our clients’ perceptions of our ability to add value through our services;

●	introduction of new services or products by us or our competitors;

●	our competitors’ pricing policies;

●	our ability to charge higher prices where market demand or the value of our services justifies it;

●	procurement practices of our clients; and

●	general economic and political conditions.

If we are not able to maintain favorable pricing for our products and services, our results of operations could be adversely affected.

Sales of our IT products and services are subject to quarterly and seasonal variations that may cause significant fluctuations in our operating results, therefore period-to-period comparisons of our operating results may not be reliable predictors of future performance.

The timing of our revenues can be difficult to predict. Our sales efforts involve educating our clients about the use and benefit of the products we sell and our services and solutions, including their technical capabilities and potential cost savings to an organization. Clients typically undertake a significant evaluation process that has in the past resulted in a lengthy sales cycle, which typically lasts several months, and may last a year or longer. We spend substantial time, effort and money on our sales efforts without any assurance that our efforts will produce any sales during a given period.

In addition, many of our clients spend a substantial portion of their IT budgets in the second half of the year. Other factors that may cause our quarterly operating results to fluctuate include changes in general economic conditions and the impact of unforeseen events. We believe that our revenues will continue to be affected in the future by cyclical trends. As a result, you may not be able to rely on period-to-period comparisons of our operating results as an indication of our future performance.

A delay in the completion of our clients’ budget processes could delay purchases of our products and services and have an adverse effect on our business, operating results and financial condition.

We rely on our clients to purchase products and services from us to maintain and increase our earnings, and client purchases are frequently subject to budget constraints, multiple approvals and unplanned administrative, processing and other delays. If sales expected from a specific client are not realized when anticipated or at all, our results could fall short of public expectations and our business, operating results and financial condition could be materially adversely affected.

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The profit margins from our IT products and services depend, in part, on the volume of products and services sold. A failure to achieve increases in our profit margins in the future could have a material adverse effect on our financial condition and results of operations.

Given the significant levels of competition that characterize the IT reseller market, it is unlikely that we will be able to increase gross profit margins through increases in sales of IT products alone. Any increase in gross profit margins from this operating sector, if we choose to continue this sector, will depend, in part, on the growth of our higher margin businesses such as IT consulting and professional services. In addition, low margins increase the sensitivity of our results of operations to increases in costs of financing. Any failure by us to maintain or increase our gross profit margins could have a material adverse effect on our financial condition and results of operations.

Any failures or interruptions in our services or systems could damage our reputation and substantially harm our business and results of operations.

Our success depends in part on our ability to provide reliable remote services, technology integration and managed services to our clients. The operations of our IT products and services as well as our Cloud based applications and analytics are susceptible to damage or interruption from human error, fire, flood, power loss, telecommunications failure, terrorist attacks and similar events. We could also experience failures or interruptions of our systems and services, or other problems in connection with our operations, as a result of:

●	damage to or failure of our computer software or hardware or our connections;

●	errors in the processing of data by our systems;

●	computer viruses or software defects;

●	physical or electronic break-ins, sabotage, intentional acts of vandalism and similar events;

●	increased capacity demands or changes in systems requirements of our clients; and

●	errors by our employees or third-party service providers.

Our inventory management systems and related supply chain tools may not be able to forecast accurately and effectively manage supply of our products. If we ultimately determine that we have excess supply, we may have to reduce our prices and write-down inventory, which in turn could result in lower gross margins. If actual component usage and product demand are lower than the forecast, losses on manufacturing commitments in excess of forecasted demand may be accrued.

Any production interruptions for any reason, such as a natural disaster, epidemic, capacity shortages, or quality problems, at one of our manufacturing partners would negatively affect sales of product lines manufactured by that manufacturing partner and adversely affect our business and operating results.

Any interruptions in our systems or services could damage our reputation and substantially harm our business and results of operations. While we maintain disaster recovery plans and insurance with coverage we believe to be adequate, claims may exceed insurance coverage limits, may not be covered by insurance or insurance may not continue to be available on commercially reasonable terms.

Some of our services and solutions involve storing and replicating mission-critical data for our clients and are highly technical in nature. If client data is lost or corrupted, our reputation and business could be harmed.

Our IT data center and technology integration services and Software-as-a-Service solutions include storing and replicating mission-critical data for our clients. The process of storing and replicating that data within their data centers or at our facilities is highly technical and complex. If any data is lost or corrupted in connection with the use of our products and services, our reputation could be seriously harmed and market acceptance of our IT solutions could suffer. In addition, our solutions have contained, and may in the future contain, undetected errors, defects or security vulnerabilities. Some errors in our solutions may only be discovered after a solution has been in use by clients. Any errors, defects or security vulnerabilities discovered in our solutions after use by clients could result in loss of revenues, loss of clients, increased service and warranty cost and diversion of attention of our management and technical personnel, any of which could significantly harm our business. In addition, we could face claims for product liability, tort or breach of warranty. Defending a lawsuit, regardless of its merit, is costly and may divert management’s attention and adversely affect the market’s perception of us and our service offerings and solutions.

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We do not have long-term recurring revenue generating contracts with our clients that utilize our IT products and services, and such clients may cease providing new purchase orders at any time or reduce the amount of purchases they make that would depress the revenues we receive from our IT products and services and harm our results of operations.

Our operations depend upon our relationships with our clients. Revenues from out IT products and services are typically driven by purchase orders received every month. The majority of revenues from our IT products and services come from one time purchase orders that do not guarantee any future recurring revenues. Approximately 24% of such revenues are recurring and based on contracts that range from 1-5 years for warranty and maintenance support. For these contracts the customer is invoiced one time and pays up front for the full term of the warranty and maintenance contract. Revenue from these contracts is determinable ratably over the contract period with the unearned revenue recorded as deferred revenue and amortized over the contract period. Clients with these types of contracts may cease providing new purchase orders at any time, may elect not to renew such contracts, cancel and request a refund of maintenance/warranty services that have not yet been provided (upon 30 days advance written notice) or reschedule purchases. If clients cease providing us with new purchase orders, diminish the services purchased from us, cancel executed purchase orders or delay future purchase orders, revenues received from the sale of our IT products and services would be negatively impacted, which could have a material adverse effect on our business and results of operations. There is no guarantee that we will be able to retain or generate future revenue from our existing clients or develop relationships with new clients.

We rely on a limited number of key customers, the importance of which may vary dramatically from year to year, and a loss of one or more of these key customers may adversely affect our operating results.

Our top three customers accounted for approximately 40%, 41% and 27% of our gross revenue during the years ended December 31, 2016 and 2015, and the nine months ended September 30, 2017, respectively. One customer accounted for 28% of our gross revenue in 2016, is a significant contributor in 2017 however this customer may or may not continue to be a significant contributor to revenue in 2018. The loss of a significant amount of business from one of our major customers would materially and adversely affect our results of operations until such time, if ever, as we are able to replace the lost business. Significant clients or projects in any one period may not continue to be significant clients or projects in other periods. To the extent that we are dependent on any single customer, we are subject to the risks faced by that customer to the extent that such risks impede the customer’s ability to stay in business and make timely payments to us.

Consolidation in the industries that we serve or from which we purchase could adversely affect our business.

Some of the clients we serve may seek to achieve economies of scale by combining with or acquiring other companies. If two or more of our current clients combine their operations, it may decrease the amount of work that we perform for these clients. If one of our current clients merges or consolidates with a company that relies on another provider for its consulting, systems integration and technology, or outsourcing services, we may lose work from that client or lose the opportunity to gain additional work. If two or more of our suppliers merge or consolidate operations, the increased market power of the larger company could also increase our product costs and place competitive pressures on us. Any of these possible results of industry consolidation could adversely affect our business.

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The loss of any key manufacturer or distributor relationships, or related industry certifications, could have an adverse effect on our business.

As part of our end-to-end IT solutions, we are authorized resellers of the products and services of leading IT manufacturers and distributors. In many cases, we have achieved the highest level of relationship the manufacturer or distributor offers. In addition, our employees hold certifications issued by these manufacturers and by industry associations relating to the configuration, installation and servicing of these products. We differentiate ourselves from our competitors by the range of manufacturers and distributors we represent, the relationship level we have achieved with these manufacturers and distributors and the scope of the manufacturer and industry certifications our employees hold. There can be no assurance that we will be able to retain these relationships with our manufacturers and distributors, that we will be able to retain the employees holding these manufacturer and industry certifications, or that our employees will maintain their manufacturer or industry certifications. The loss of any of these relationships or certifications could have a material adverse effect on our business.

We may experience a reduction in the incentive programs offered to us by our vendors. Any such reduction could have a material adverse effect on our business, results of operations and financial condition.

We receive payments and credits from vendors, including consideration pursuant to volume sales incentive programs and marketing development funding programs. These programs are usually of finite terms and may not be renewed or may be changed in a way that has an adverse effect on us. Vendor funding is used to offset, among other things, inventory costs, cost of goods sold, marketing costs and other operating expenses. Certain of these funds are based on our volume of net sales or purchases, growth rate of net sales or purchases and marketing programs. If we do not grow our net sales or if we are not in compliance with the terms of these programs, there could be a material negative effect on the amount of incentives offered or paid to us by vendors. No assurance can be given that we will continue to receive such incentives or that we will be able to collect outstanding amounts relating to these incentives in a timely manner, or at all. Any sizeable reduction in, the discontinuance of, or a significant delay in receiving or the inability to collect such incentives, particularly related to incentive programs with one of our largest partners, Hewlett-Packard Company, could have a material adverse effect on our business, results of operations and financial condition. If we are unable to react timely to any fundamental changes in the programs of vendors, including the elimination of funding for some of the activities for which we have been compensated in the past, such changes would have a material adverse effect on our business, results of operations and financial condition.

We may need additional cash financing and any failure to obtain cash financing, could limit our ability to grow our business and develop or enhance our service offerings to respond to market demand or competitive challenges.

We expect that we will need to raise funds in order to continue our operations and implement our plans to grow our business. However, if we decide to seek additional capital, we may be unable to obtain financing on terms that are acceptable to us or at all. If we are unable to raise the required cash, our ability to grow our business and develop or enhance our service offerings to respond to market demand or competitive challenges could be limited.

We rely on inventory financing and vendor credit arrangements for our daily working capital and certain operational functions, the loss of which could have a material adverse effect on our future results.

We rely on inventory financing and vendor financing arrangements for daily working capital and to fund equipment purchases for our technology sales business. The loss of any of our inventory financing or vendor credit financing arrangements, a reduction in the amount of credit granted to us by our vendors, or a change in any of the material terms of these arrangements could increase our need for and the cost of working capital and have a material adverse effect on our future results. These credit arrangements are discretionary on the part of our creditors and require the performance of certain operational covenants. There can be no assurance that we will continue to meet those covenants and failure to do so may limit availability of, or cause us to lose, such financing. There can be no assurance that such financing will continue to be available to us in the future on acceptable terms.

If we cannot collect our receivables or if payment is delayed, our business may be adversely affected by our inability to generate cash flow, provide working capital or continue our business operations.

Our business depends on our ability to successfully obtain payment from our clients of the amounts they owe us for products received from us and any work performed by us. The timely collection of our receivables allows us to generate cash flow, provide working capital and continue our business operations. Our clients may fail to pay or delay the payment of invoices for a number of reasons, including financial difficulties resulting from macroeconomic conditions or lack of an approved budget. An extended delay or default in payment relating to a significant account will have a material and adverse effect on the aging schedule and turnover days of our accounts receivable. If we are unable to timely collect our receivables from our clients for any reason, our business and financial condition could be adversely affected.

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If our location based security and detection and context aware marketing products fail to satisfy customer demands or to achieve increased market acceptance our results of operations, financial condition and growth prospects could be materially adversely affected.

The market acceptance of our products, particularly our location based security and detection and context aware marketing products are critical to our continued success. Demand for these products is affected by a number of factors beyond our control, including continued market acceptance, the timing of development and release of new products by competitors, technological change, and growth or decline in the mobile device management market. We expect the proliferation of mobile devices to lead to an increase in the data security demands of our customers, and our products may not be able to scale and perform to meet those demands. If we are unable to continue to meet customer demands or to achieve more widespread market acceptance of these products, our business operations, financial results and growth prospects will be materially and adversely affected.

Defects, errors, or vulnerabilities in our location based security and detection products or services or the failure of such products or services to prevent a security breach, could harm our reputation and adversely impact our results of operations.

Because our location based security products and services are complex, they have contained and may contain design or manufacturing defects or errors that are not detected until after their commercial release and deployment by customers. Defects may cause such products to be vulnerable to advanced persistent threats (APTs) or security attacks, cause them to fail to help secure information or temporarily interrupt customers’ networking traffic. Because the techniques used by hackers to access sensitive information change frequently and generally are not recognized until launched against a target, we may be unable to anticipate these techniques and provide a solution in time to protect customers’ data. In addition, defects or errors in our subscription updates or products could result in a failure to effectively update customers’ hardware products and thereby leave customers vulnerable to APTs or security attacks.

Any defects, errors or vulnerabilities in our products could result in:

●	expenditure of significant financial and product development resources in efforts to analyze, correct, eliminate, or work-around errors or defects or to address and eliminate vulnerabilities;

●	delayed or lost revenue;

●	loss of existing or potential customers or partners;

●	increased warranty claims compared with historical experience, or increased cost of servicing warranty claims, either of which would adversely affect gross margins; and

●	litigation, regulatory inquiries, or investigations that may be costly and harm our reputation

Our Cloud strategy, including our Software as a Service (SaaS), Platform as a Service (PaaS), Infrastructure as a Service (IaaS) and Data as a Service (DaaS) offerings, may adversely affect our revenues and profitability.

We offer customers a full range of consumption models including the deployment of our products via our Cloud based SaaS, PaaS, IaaS and DaaS offerings. These business models continue to evolve, and we may not be able to compete effectively, generate significant revenues or maintain the profitability of our Cloud offerings. Additionally, the increasing prevalence of Cloud and SaaS delivery models offered by us and our competitors may unfavorably impact the pricing of our on-premises enterprise software offerings and our Cloud offerings, and has a dampening impact on overall demand for our on-premises software product and service offerings, which could reduce our revenues and profitability, at least in the near-term. If we do not successfully execute our Cloud computing strategy or anticipate the Cloud computing needs of our customers, our reputation as a cloud services provider could be harmed and our revenues and profitability could decline.

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Our Cloud offerings are generally purchased by customers on a subscription basis and revenues from these offerings are generally recognized ratably over the term of the subscriptions. The deferred revenue that results from sales of our Cloud offerings may prevent any deterioration in sales activity associated with our Cloud offerings from becoming immediately observable in our consolidated statement of operations. This is in contrast to revenues associated with our new software licenses arrangements whereby new software licenses revenues are generally recognized in full at the time of delivery of the related software licenses. We incur certain expenses associated with the infrastructures and marketing of our Cloud offerings in advance of our ability to recognize the revenues associated with these offerings. As customer demand for our Cloud offerings increases, we experience volatility in our reported revenues and operating results due to the differences in timing of revenue recognition between our new software licenses arrangements and Cloud offering arrangements.

Our current research and development efforts may not produce successful products or features that result in significant revenue, cost savings or other benefits in the near future. If we do not realize significant revenue from our research and development efforts, our business and operating results could be adversely affected.

Developing products and related enhancements in our field is expensive. Investments in research and development may not result in significant design improvements, marketable products or features or may result in products that are more expensive than anticipated. We may not achieve the cost savings or the anticipated performance improvements expected, and we may take longer to generate revenue from products in development, or generate less revenue than expected.

Our future plans include significant investments in research and development and related product opportunities. Our management believes that we must continue to dedicate a significant amount of resources to research and development efforts to maintain a competitive position. However, we may not receive significant revenue from these investments in the near future, or these investments may not yield the expected benefits, either of which could adversely affect our business and operating results.

Misuse of our products could harm our reputation.

Our products, particularly our location based security and detection and context aware marketing may be misused by customers or third parties that obtain access to such products. For example, these products could be used to protect information kept by criminals from government agencies. Such use of these products for censorship could result in negative press coverage and negatively affect our reputation.

If the general level of advanced attacks declines, or is perceived by current or potential customers to have declined, this could harm our location based security and detection operating segment, and our financial condition, operating results and growth prospects.

Our location based security and detection operating segment is substantially dependent upon enterprises and governments recognizing that advanced persistent threats (“APTs”) and other security attacks are pervasive and are not effectively prevented by legacy security solutions. High visibility attacks on prominent enterprises and governments have increased market awareness of the problem of APTs and security attacks and help to provide an impetus for enterprises and governments to devote resources to protecting against attacks, such as testing our platform, purchasing it, and broadly deploying it within their organizations. If APTs and other security attacks were to decline, or enterprises or governments perceived that the general level of attacks has declined, our ability to attract new customers and expand its offerings for existing customers could be materially and adversely affected, which would, in turn, have a material adverse effect on our financial condition, results of operations and growth prospects.

If our location based security and detection products do not effectively interoperate with our customers’ IT infrastructure, installations could be delayed or cancelled, which would harm our financial condition, operating results and growth prospects.

Our products must effectively interoperate with our customers’ existing or future IT infrastructure, which often has different specifications, utilizes multiple protocol standards, deploys products from multiple vendors, and contains multiple generations of products that have been added over time. As a result, when problems occur in a company’s infrastructure, it may be difficult to identify the sources of these problems. If we find errors in the existing software or defects in the hardware used in our customers’ infrastructure, we may have to modify its software or hardware so that our products will interoperate with the infrastructure of our customers. In such cases, our products may be unable to provide significant performance improvements for applications deployed in the infrastructure of our customers. These issues could cause longer installation times for our products and could cause order cancellations, either of which would adversely affect our business, results of operations and financial condition. In addition, other customers may require products to comply with certain security or other certifications and standards. If our products are late in achieving or fail to achieve compliance with these certifications and standards, or competitors sooner achieve compliance with these certifications and standards, we may be disqualified from selling our products to such customers, or may otherwise be at a competitive disadvantage, either of which would harm our business, results of operations, and financial condition.

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Failure to protect our intellectual property rights could adversely affect our financial condition, operating results and growth prospects.

The success of our business depends, in part, on our ability to protect proprietary methods and technologies that we develop under patent and other intellectual property laws of the United States so that we can prevent others from using our inventions and proprietary information.  If we or our subsidiaries fail to protect intellectual property rights adequately, competitors might gain access to our technology, and our business might be adversely affected. However, defending our intellectual property rights might entail significant expenses. Any patents issued in the future may not provide us with any competitive advantages, and our patent applications may never be granted. The process of obtaining patent protection is expensive and time-consuming, and we may not be able to prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. Even if issued, there can be no assurance that these patents will adequately protect our intellectual property, as the legal standards relating to the validity, enforceability and scope of protection of patent and other intellectual property rights are complex and often uncertain.  Our inability to protect our property rights could adversely affect our financial condition, operating results and growth prospects.

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The risks arising with respect to the historic business and operations of Lilien, Shoom, AirPatrol, LightMiner and Integrio may be different from what we anticipate, which could significantly increase the costs and decrease the benefits of the acquisition and materially and adversely affect our operations going forward.

Although we performed significant financial, legal, technological and business due diligence with respect to Lilien, Shoom, AirPatrol LightMiner and Integrio, we may not have appreciated, understood or fully anticipated the extent of the risks associated with the acquisitions.  As mentioned above, we have secured indemnification for certain matters from the former equity holders of Lilien, Shoom, AirPatrol and Integrio in order to mitigate the consequences of breaches of representations, warranties and covenants under the merger agreements and the risks associated with historic operations, including those with respect to compliance with laws, accuracy of financial statements, financial reporting controls and procedures, tax matters and undisclosed liabilities, and certain matters known to us. We believe that the indemnification provisions of the merger agreements, together with the holdback escrow (in the case of AirPatrol, Shoom and LightMiner) and insurance policies that we and Lilien, Shoom, AirPatrol (which all merged into Inpixon USA) and Integrio have in place will limit the economic consequences of the issues we have identified in our due diligence to acceptable levels. Notwithstanding our exercise of due diligence and risk mitigation strategies, the risks of the acquisition and the costs associated with these risks may be greater than we anticipate. We may not be able to contain or control the costs associated with unanticipated risks or liabilities, which could materially and adversely affect our business, liquidity, capital resources or results of operations.

We depend on the U.S. Government for a substantial portion of our business and government budget impasses together with changes in government defense spending could have adverse consequences on our financial position, results of operations and business.

A substantial portion of our U.S. revenues from our operations have been from and will continue to be from sales and services rendered directly or indirectly to the U.S. Government. Consequently, our revenues are highly dependent on the Government’s demand for computer systems and related services. Our revenues from the U.S. Government largely result from contracts awarded to us under various U.S. Government programs, primarily defense-related programs with the Department of Defense (DoD), as well as a broad range of programs with the Federal Bureau of Investigation (FBI), Bureau of Prisons, National Institute of Health (NIH), National Aeronautics and Space Administration (NASA), Department of Homeland Security, the Intelligence Community and other departments and agencies. Cost cutting including through consolidation and elimination of duplicative organizations and insurance has become a major initiative for DoD. The funding of our programs is subject to the overall U.S. Government budget and appropriation decisions and processes which are driven by numerous factors, including geo-political events and macroeconomic conditions. It is expected that U.S. Government spending on IT will decrease from 6% Compound Annual Growth Rate (CAGR) during the first decade of the 21st Century to 3%. (Source:  Market Research Media — U.S. Federal IT Market Forecast 2013-2018). The overall level of U.S. defense spending increased in recent years for numerous reasons, including increases in funding of operations in Iraq and Afghanistan.  However, with the winding down of both wars, defense spending levels are becoming increasingly difficult to predict and are expected to be affected by numerous factors. Such factors include priorities of the Administration and the Congress, and the overall health of the U.S. and world economies and the state of governmental finances.

The Budget Control Act of 2011 enacted 10-year discretionary spending caps which are expected to generate over $1 trillion in savings for the U.S. Government, a substantial portion of which comes from DoD baseline spending reductions. In addition, the Budget Control Act of 2011 provides for additional automatic spending cuts (referred to as “sequestration”) totaling $1.2 trillion over nine years which were implemented beginning in the U.S. Government fiscal year ending September 30, 2013 (GFY13). These reduction targets will further reduce DoD and other federal agency budgets. Although the Office of Management and Budget has provided guidance to agencies on implementing sequestration cuts, there remains much uncertainty about how exactly sequestration cuts will be implemented and the impact those cuts will have on contractors supporting the government. We are not able to predict the impact of future budget cuts, including sequestration, on our Company or our financial results. However, we expect that budgetary constraints and concerns related to the national debt will continue to place downward pressure on DoD spending levels and that implementation of the automatic spending cuts without change will reduce, delay or cancel funding for certain of our contracts - particularly those with unobligated balances - and programs and could adversely impact our operations, financial results and growth prospects.

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A significant reduction in defense spending could have long-term consequences for our size and structure. In addition, reduction in government priorities and requirements could impact the funding, or the timing of funding, of our programs, which could negatively impact our results of operations and financial condition. In addition, we are involved in U.S. Government programs which are classified by the U.S. Government and our ability to discuss these programs, including any risks and disputes and claims associated with and our performance under such programs, could be limited due to applicable security restrictions.

The U.S. Government systems integration business is intensely competitive and we may not be able to win government bids when competing against much larger companies, which could reduce our revenues.

Large computer systems integration contracts awarded by the U.S. Government are few in number and are awarded through a formal competitive bidding process, including indefinite delivery/indefinite quantity (IDIQ), GSA Schedule and other multi-award contracts. Bids are awarded on the basis of price, compliance with technical bidding specifications, technical expertise and, in some cases, demonstrated management ability to perform the contract. There can be no assurance that the Company will win and/or fulfill additional contracts. Moreover, the award of these contracts is subject to protest procedures and there can be no assurance that the Company will prevail in any ensuing legal protest. The Company’s failure to secure a significant dollar volume of U.S. Government contracts in the future would adversely affect our Inpixon Federal subsidiary.

The U.S. Government systems integration business is intensely competitive and subject to rapid change. The Company competes with a large number of systems integrators, hardware and software manufacturers, and other large and diverse companies attempting to enter or expand their presence in the U.S. Government market. Many of the existing and potential competitors have greater financial, operating and technological resources than the Company. The competitive environment may require us to make changes in our pricing, services or marketing. The competitive bidding process involves substantial costs and a number of risks, including significant cost and managerial time to prepare bids and proposals for contracts that may not be awarded to us, or that may be awarded, but for which we do not receive meaningful revenues. Accordingly, our success depends on our ability to develop services and products that address changing needs and to provide people and technology needed to deliver these services and products. To remain competitive, we must consistently provide superior service, technology and performance on a cost-effective basis to our customers. Our response to competition could cause us to expend significant financial and other resources, disrupt our operations and strain relationships with partners, any of which could harm our business and/or financial condition.

Inpixon Federal’s financial performance is dependent on our ability to perform on our U.S. Government contracts, which are subject to termination for convenience, which could harm our results of operations and financial condition.

Inpixon Federal’s financial performance is dependent on our performance under our U.S. Government contracts. With the Integrio acquisition our government contract revenue has increased significantly and could represent more than 50% of this revenue in the year ending December 31, 2017 and beyond. Government customers have the right to cancel any contract at their convenience. An unanticipated termination of, or reduced purchases under, one of the Company’s major contracts whether due to lack of funding, for convenience or otherwise, or the occurrence of delays, cost overruns and product failures could adversely impact our results of operations and financial condition. If one of our contracts were terminated for convenience, we would generally be entitled to payments for our allowable costs and would receive some allowance for profit on the work performed. If one of our contracts were terminated for default, we would generally be entitled to payments for our work that has been accepted by the government. A termination arising out of our default could expose us to liability and have a negative impact on our ability to obtain future contracts and orders. Furthermore, on contracts for which we are a subcontractor and not the prime contractor, the U.S. Government could terminate the prime contract for convenience or otherwise, irrespective of our performance as a subcontractor. The termination or cancellation of U.S. Government contracts, no matter what the reason, could harm our results of operations and financial condition.

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Our failure to comply with a variety of complex procurement rules and regulations could result in our being liable for penalties, including termination of our U.S. Government contracts, disqualification from bidding on future U.S. Government contracts and suspension or debarment from U.S. Government contracting that could adversely affect our financial condition.

We must comply with laws and regulations relating to the formation, administration and performance of U.S. Government contracts, which affect how we do business with our customers and may impose added costs on our business. U.S. Government contracts generally are subject to: (i) the Federal Acquisition Regulation (FAR), which sets forth policies, procedures and requirements for the acquisition of goods and services by the U.S. Government; (ii) department-specific regulations that implement or supplement FAR, such as the DoD’s Defense Federal Acquisition Regulation Supplement (DFARS); and (iii) other applicable laws and regulations. We are also subject to the Truth in Negotiations Act, which requires certification and disclosure of cost and pricing data in connection with certain contract negotiations; the Procurement Integrity Act, which regulates access to competitor bid and proposal information and government source selection information, and our ability to provide compensation to certain former government officials; the Civil False Claims Act, which provides for substantial civil penalties for violations, including for submission of a false or fraudulent claim to the U.S. Government for payment or approval; and the U.S. Government Cost Accounting Standards, which impose accounting requirements that govern our right to reimbursement under certain cost-based U.S. Government contracts. These regulations impose a broad range of requirements, many of which are unique to government contracting, including various procurement, import and export, security, contract pricing and cost, contract termination and adjustment, and audit requirements. A contractor’s failure to comply with these regulations and requirements could result in reductions to the value of contracts, contract modifications or termination, and the assessment of penalties and fines and lead to suspension or debarment, for cause, from government contracting or subcontracting for a period of time. In addition, government contractors are also subject to routine audits and investigations by U.S. Government agencies such as the Defense Contract Audit Agency (DCAA) and Defense Contract Management Agency (DCMA). These agencies review a contractor’s performance under its contracts, cost structure and compliance with applicable laws, regulations and standards. The DCAA also reviews the adequacy of and a contractor’s compliance with its internal control systems and policies, including the contractor’s purchasing, property, estimating, compensation and management information systems. During the term of any suspension or debarment by any U.S. Government agency, contractors can be prohibited from competing for or being awarded contracts by U.S. Government agencies. The termination of any of the Company’s significant government contracts or the imposition of fines, damages, suspensions or debarment would adversely affect the Company’s business and financial condition.

The U.S. Government may adopt new contract rules and regulations or revise its procurement practices in a manner adverse to us at any time.

Our industry has experienced, and we expect it will continue to experience, significant changes to business practices as a result of an increased focus on affordability, efficiencies, and recovery of costs, among other items. U.S. Government agencies may face restrictions or pressure regarding the type and amount of services that they may obtain from private contractors. Legislation, regulations and initiatives dealing with procurement reform, mitigation of potential conflicts of interest and environmental responsibility or sustainability, as well as any resulting shifts in the buying practices of U.S. Government agencies, such as increased usage of fixed price contracts, multiple award contracts and small business set-aside contracts, could have adverse effects on government contractors, including us. Any of these changes could impair our ability to obtain new contracts or renew our existing contracts when those contracts expire and are subject to a renewed bidding process. Any new contracting requirements or procurement methods could be costly or administratively difficult for us to implement and could adversely affect our future revenues, profitability and prospects.

We may incur cost overruns as a result of fixed priced government contracts, which would have a negative impact on our operations.

Most of our U.S. Government contracts are multi-award, multi-year IDIQ task order based contracts, which generally provide for fixed price schedules for products and services, have no pre-set delivery schedules, have very low minimum purchase requirements, are typically competed over among multiple awardees and force us to carry the burden of any cost overruns. Due to their nature, fixed-priced contracts inherently have more risk than cost reimbursable contracts. If we are unable to control costs or if our initial cost estimates are incorrect, we can lose money on these contracts. In addition, some of our contracts have provisions relating to cost controls and audit rights, and if we fail to meet the terms specified in those contracts, we may not realize their full benefits. Lower earnings caused by cost overruns and cost controls would have a negative impact on our results of operations. The U.S. Government has the right to enter into contract with other suppliers, which may be competitive with the Company’s IDIQ contracts. The Company also performs fixed priced contracts under which the Company agrees to provide specific quantities of products and services over time for a fixed price. Since the price competition to win both IDIQ and fixed price contracts is intense and the costs of future contract performance cannot be predicted with certainty, there can be no assurance as to the profits, if any, that the Company will realize over the term of such contracts.

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Misconduct of employees, subcontractors, agents and business partners could cause us to lose existing contracts or customers and adversely affect our ability to obtain new contracts and customers and could have a significant adverse impact on our business and reputation.

Misconduct could include fraud or other improper activities such as falsifying time or other records and violations of laws, including the Anti-Kickback Act. Other examples could include the failure to comply with our policies and procedures or with federal, state or local government procurement regulations, regulations regarding the use and safeguarding of classified or other protected information, legislation regarding the pricing of labor and other costs in government contracts, laws and regulations relating to environmental, health or safety matters, bribery of foreign government officials, import-export control, lobbying or similar activities, and any other applicable laws or regulations. Any data loss or information security lapses resulting in the compromise of personal information or the improper use or disclosure of sensitive or classified information could result in claims, remediation costs, regulatory sanctions against us, loss of current and future contracts and serious harm to our reputation. Although we have implemented policies, procedures and controls to prevent and detect these activities, these precautions may not prevent all misconduct, and as a result, we could face unknown risks or losses. Our failure to comply with applicable laws or regulations or misconduct by any of our employees, subcontractors, agents or business partners could damage our reputation and subject us to fines and penalties, restitution or other damages, loss of security clearance, loss of current and future customer contracts and suspension or debarment from contracting with federal, state or local government agencies, any of which would adversely affect our business, reputation and our future results.

We may fail to obtain and maintain necessary security clearances, which may adversely affect our ability to perform on certain U.S. Government contracts and depress our potential revenues.

Many U.S. Government programs require contractors to have security clearances. Depending on the level of required clearance, security clearances can be difficult and time-consuming to obtain. If we or our employees are unable to obtain or retain necessary security clearances, we may not be able to win new business, and our existing clients could terminate their contracts with us or decide not to renew them. To the extent we are not able to obtain and maintain facility security clearances or engage employees with the required security clearances for a particular contract, we may not be able to bid on or win new contracts, or effectively rebid on expiring contracts, as well as lose existing contracts, which may adversely affect our operating results and inhibit the execution of our growth strategy.

Our future revenues and growth prospects could be adversely affected by our dependence on other contractors.

If other contractors with whom we have contractual relationships either as a prime contractor or subcontractor eliminate or reduce their work with us, or if the U.S. Government terminates or reduces these other contractors’ programs, does not award them new contracts or refuses to pay under a contract our financial and business condition may be adversely affected. Companies that do not have access to U.S. Government contracts may perform services as our subcontractor and that exposure could enhance such companies’ prospect of securing a future position as a prime U.S. Government contractor which could increase competition for future contracts and impair our ability to perform on contracts.

We may have disputes with our subcontractors arising from, among other things, the quality and timeliness of work performed by the subcontractor, customer concerns about the subcontractor, our failure to extend existing task orders or issue new task orders under a subcontract, our hiring of a subcontractor’s personnel or the subcontractor’s failure to comply with applicable law. Current uncertain economic conditions heighten the risk of financial stress of our subcontractors, which could adversely impact their ability to meet their contractual requirements to us. If any of our subcontractors fail to timely meet their contractual obligations or have regulatory compliance or other problems, our ability to fulfill our obligations as a prime contractor or higher tier subcontractor may be jeopardized. Significant losses could arise in future periods and subcontractor performance deficiencies could result in our termination for default. A termination for default could eliminate a revenue source, expose us to liability and have an adverse effect on our ability to compete for future contracts and task orders, especially if the customer is an agency of the U.S. Government.

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Sysorex Arabia is currently without contracts and is unable to repay its indebtedness, which could have an adverse impact on our financial condition.

As of September 30, 2017, Sysorex Arabia had minimal cash and its assets are being carried at their estimated realized value of approximately $23,000. Sysorex Arabia had an accumulated deficit balance of approximately $3 million. Sysorex Arabia is currently without business. Sysorex Arabia also has aging liabilities due to vendors, employees, social insurance payments, and partners amounting to approximately $2.1 million and owes $959,000 to Inpixon. The failure of Sysorex Arabia’s business resulted primarily from the failure of the OCC Data Center project, which has been cancelled. Sysorex Arabia is working with local suppliers on payment plans.

Sysorex Arabia has a judgment in the amount of $800,000 for non-performance by an Inpixon partner. That amount has been paid by the partner and Sysorex Arabia is waiting for the Saudi Courts to release these funds from any claims. Sysorex Arabia has incurred several loans to finance its losses to date and to pay some of its liabilities. In the event that any unsatisfied claims are made against us, as the parent, the claims could have a material adverse effect on our financial condition if not resolved satisfactorily, as Sysorex Arabia is not expected to be able to satisfy its liabilities.

The assets and liabilities of Sysorex Arabia are shown as held for sale as our management decided to close Sysorex Arabia and to shift its business activities to resellers and strategic partners in the region. As of the date of this prospectus, the Company’s interest in Sysorex Arabia has been sold.

Our international business exposes us to geo-political and economic factors, regulatory requirements and other risks associated with doing business in foreign countries.

Our foreign operations pose complex management, foreign currency, legal, tax and economic risks, which we may not adequately address. We have foreign operations in the Middle East which we are winding down. At the same time, we provide our products and services to customers worldwide and expect to do business in South Asia. These risks differ from and potentially may be greater than those associated with our domestic business.

Our international business is sensitive to changes in the priorities and budgets of international customers and geo-political uncertainties, which may be driven by changes in threat environments and potentially volatile worldwide economic conditions, various regional and local economic and political factors, risks and uncertainties, as well as U.S. foreign policy. Our international sales are subject to U.S. laws, regulations and policies, including the International Traffic in Arms Regulations (ITAR) and the Foreign Corrupt Practices Act (see below) and other export laws and regulations. Due to the nature of our products, we must first obtain licenses and authorizations from various U.S. Government agencies before we are permitted to sell our products outside of the U.S. We can give no assurance that we will continue to be successful in obtaining the necessary licenses or authorizations or that certain sales will not be prevented or delayed. Any significant impairment of our ability to sell products outside of the U.S. could negatively impact our results of operations and financial condition.

Our international sales are also subject to local government laws, regulations and procurement policies and practices which may differ from U.S. Government regulations, including regulations relating to import-export control, investments, exchange controls and repatriation of earnings, as well as to varying currency, geo-political and economic risks. Our international contracts may include industrial cooperation agreements requiring specific in-country purchases, manufacturing agreements or financial support obligations, known as offset obligations, and provide for penalties if we fail to meet such requirements. Our international contracts may also be subject to termination at the customer’s convenience or for default based on performance, and may be subject to funding risks. We also are exposed to risks associated with using foreign representatives and consultants for international sales and operations and teaming with international subcontractors, partners and suppliers in connection with international programs. As a result of these factors, we could experience award and funding delays on international programs and could incur losses on such programs, which could negatively impact our results of operations and financial condition.

We are also subject to a number of other risks including:

●	the absence in some jurisdictions of effective laws to protect our intellectual property rights;

●	multiple and possibly overlapping and conflicting tax laws;

●	restrictions on movement of cash;

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●	the burdens of complying with a variety of national and local laws;

●	political instability;

●	currency fluctuations;

●	longer payment cycles;

●	restrictions on the import and export of certain technologies;

●	price controls or restrictions on exchange of foreign currencies; and

●	trade barriers.

Our international operations are subject to special U.S. Government laws and regulations, such as the Foreign Corrupt Practices Act, and regulations and procurement policies and practices, including regulations to import-export control, which may expose us to liability or impair our ability to compete in international markets.

Our international operations are subject to the U.S. Foreign Corrupt Practices Act (FCPA), and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. and other business entities for the purpose of obtaining or retaining business. We have operations and deal with governmental customers in countries known to experience corruption, including certain countries in the Middle East and in the future, the Far East. Our activities in these countries create the risk of unauthorized payments or offers of payments by one of our employees, consultants or contractors that could be in violation of various laws including the FCPA, even though these parties are not always subject to our control. We are also subject to import-export control regulations restricting the use and dissemination of information classified for national security purposes and the export of certain products, services, and technical data, including requirements regarding any applicable licensing of our employees involved in such work.

As a U.S. defense contractor we are vulnerable to security threats and other disruptions that could negatively impact our business.

As a U.S. defense contractor, we face certain security threats, including threats to our information technology infrastructure, attempts to gain access to our proprietary or classified information, and threats to physical security. These types of events could disrupt our operations, require significant management attention and resources, and could negatively impact our reputation among our customers and the public, which could have a negative impact on our financial condition, results of operations and liquidity. We are continuously exposed to cyber-attacks and other security threats, including physical break-ins. Any electronic or physical break-in or other security breach or compromise may jeopardize security of information stored or transmitted through our information technology systems and networks. This could lead to disruptions in mission-critical systems, unauthorized release of confidential or otherwise protected information and corruption of data. Although we have implemented policies, procedures and controls to protect against, detect and mitigate these threats, we face advanced and persistent attacks on our information systems and attempts by others to gain unauthorized access to our information technology systems are becoming more sophisticated. These attempts include covertly introducing malware to our computers and networks and impersonating authorized users, among others, and may be perpetrated by well-funded organized crime or state sponsored efforts. We seek to detect and investigate all security incidents and to prevent their occurrence or recurrence. We continue to invest in and improve our threat protection, detection and mitigation policies, procedures and controls. In addition, we work with other companies in the industry and government participants on increased awareness and enhanced protections against cyber security threats. However, because of the evolving nature and sophistication of these security threats, which can be difficult to detect, there can be no assurance that our policies, procedures and controls have or will detect or prevent any of these threats and we cannot predict the full impact of any such past or future incident. We may experience similar security threats to the information and technology systems that we develop, install or maintain under customer contracts. Although we work cooperatively with our customers and other business partners to seek to minimize the impacts of cyber and other security threats, we must rely on the safeguards put in place by those entities. Any remedial costs or other liabilities related to cyber or other security threats may not be fully insured or indemnified by other means. Occurrence of any of these security threats could expose us to claims, contract terminations and damages and could adversely affect our reputation, ability to work on sensitive U.S. Government contracts, business operations and financial results.

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Difficult conditions in the global capital markets and the economy generally may materially adversely affect our business and results of operations, and we do not expect these conditions to improve in the near future.

Our results of operations are materially affected by conditions in the global capital markets and the economy generally, both in the U.S. and elsewhere around the world.  Weak economic conditions generally, sustained uncertainty about global economic conditions, concerns about future U.S. government budget impasses or a prolonged or further tightening of credit markets could cause our customers and potential customers to postpone or reduce spending on technology products or services or put downward pressure on prices, which could have an adverse effect on our business, results of operations or cash flows.  Concerns over inflation, energy costs, geopolitical issues and the availability of credit, in the U.S. have contributed to increased volatility and diminished expectations for the economy and the markets going forward. These factors, combined with volatile oil prices and wavering business and consumer confidence, have precipitated an economic slowdown and a global recession. Domestic and international equity markets have been experiencing heightened volatility and turmoil. These events and the continuing market upheavals may have an adverse effect on our business. In the event of extreme prolonged market events, such as the global economic recovery, we could incur significant losses.

The Company intends to use open source blockchain technology in its IPA platform.  This technology has been scrutinized by regulatory agencies and therefore we may be impacted by unfavorable regulatory action in one or more jurisdictions.

The Company intends to use open source blockchain technology as a secure repository for “device reputation” acquired by its IPA platform. Blockchain technologies have been the subject of scrutiny by various regulatory bodies around the world. The Company could be impacted by one or more regulatory inquiries or actions, including but not limited to restrictions on the use of blockchain technology, which could impede or limit the use of this technology within our product offerings.

We intend to use and leverage open source technology in our IPA platform which may create risks of security weaknesses.

Some parts of our technology may be based on open-source technology, including the blockchain technology that we intend to use in our IPA platform, There is a risk that the development team, or other third parties may intentionally or unintentionally introduce weaknesses or bugs into the core infrastructure elements of our technology solutions interfering with the use of such technology or causing loss to the Company.

 The use of new and untested technologies, including blockchain technology, may result in risks that we may not be able to currently anticipate.

 Blockchain technology is a relatively new and untested technology. In addition to the risks set forth here, there are risks with the use of this technology that the Company cannot anticipate. Risks may further materialize as unanticipated combinations or variations from the risks set forth here.

We may not be able to develop new products or enhance our product to keep pace with our industry’s rapidly changing technology and customer requirements.

 The industry in which we operate is characterized by rapid technological changes, new product introductions, enhancements, and evolving industry standards. Our business prospects depend on our ability to develop new products and applications for our technology in new markets that develop as a result of technological and scientific advances, while improving performance and cost-effectiveness. New technologies, techniques or products could emerge that might offer better combinations of price and performance than the blockchain technology solutions that are being developed by the Company. It is important that we anticipate changes in technology and market demand. If we do not successfully innovate and introduce new technology into our anticipated technology solutions or effectively manage the transitions of our technology to new product offerings, our business, financial condition and results of operations could be harmed.

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Risks Related to the Spin-Off

The proposed spin-off of our VAR business into an independent, publicly-traded company may not be completed on the currently contemplated timeline or terms, or at all, may be more expensive than anticipated and may not achieve the intended benefits.

We are currently contemplating a spin-off of our VAR business via our wholly-owned subsidiary, Inpixon USA/Federal into an independent, publicly-traded company. The separation is subject to final board approval of the terms of the spin-off, the SEC clearance, market and certain other conditions, and there can be no assurance as to whether or when the spin-off will occur. Unforeseen developments, including possible delays in obtaining various tax and regulatory approvals or clearances, could delay or prevent the proposed separation or cause the proposed separation to occur on terms or conditions that are less favorable and/or different than expected. We expect the process of completing the proposed spin-off will be time-consuming and involve significant costs and expenses, which may be significantly higher than what we currently anticipate, may increase in the event that the timing of the spin-off is delayed and may not yield a benefit if the spin-off is not completed. Executing the proposed spin-off, as well as performing our obligations under any transition services agreement to be entered into with Inpixon USA/Federal for a period of time after the separation, will require significant time and attention from our senior management and employees, which could adversely affect our business, financial results and results of operations.

Separating the businesses may also result in dis-synergies post-separation that could negatively impact the balance sheet, income statement and cash flows of each business. Moreover, we may not realize some or all of the anticipated strategic, financial, operational, marketing or other benefits from the Inpixon USA/Federal. As independent, publicly-traded companies, Inpixon and Inpixon USA/Federal would each be smaller, less diversified companies with narrower business focuses and may be more vulnerable to changing market conditions, which could materially and adversely affect their respective businesses, financial condition and results of operations and lead to increased volatility in the price of our and/or Inpixon USA’s common stock. In addition, there can be no assurance that the combined value of the common stock of the two publicly-traded companies would be equal to or greater than what the value of our common stock would have been had the proposed separation not occurred.

We intend to obtain guidance from outside counsel to the effect that the spin-off will qualify as a transaction that is generally tax-free to both Inpixon and its stockholders for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the U.S. Internal Revenue Code of 1986, as amended. Any guidance from outside counsel represents their legal judgment but is not binding on the Internal Revenue Service (the “IRS”) or any court. Accordingly, there can be no assurance that the IRS will not challenge our conclusions or that a court would not sustain such a challenge.

If the spin-off, together with certain related transactions, does not qualify as a transaction that is generally tax-free for U.S. federal income tax purposes, Inpixon, Inpixon USA and Inpixon stockholders could be subject to significant tax liabilities.

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In order for a spin-off transaction to be classified as tax-free it must comply with several statutory and non-statutory requirements of Section 355 of the Code and the corresponding Treasury Regulations. These requirements include, among other things: proof of control by Inpixon of Inpixon USA, an active trade or business in both entities for a specified period of time, evidence that the transaction is not merely a device for the distribution of earnings and profits of either entity and a distribution by Inpixon of all of its securities of Inpixon USA held immediately prior to the transaction. If the spin-off, together with certain related transactions, fails to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes, under Sections 355 and 368(a)(1)(D) of the Code, in general, Inpixon would recognize taxable gain as if it had sold the Inpixon USA common stock in a taxable sale for its fair market value, and Inpixon stockholders who receive Inpixon USA shares in the spin-off may be subject to tax as if they had received a taxable distribution equal to the fair market value of such shares.

While we may seek indemnification from Inpixon USA in the event that any taxes are incurred by us (or any related costs or damages) as a result of the spin-off to the extent any such obligations result from (i) an acquisition of all or a portion of the equity securities or assets of Inpixon USA, whether by merger or otherwise (and regardless of whether Inpixon USA participated in or otherwise facilitated the acquisition), (ii) other actions or failures to act by Inpixon USA or (iii) any of the representations or undertaking of Inpixon USA contained in any of the spin-off-related agreements being incorrect or violated, there are no assurances that we will obtain such indemnifications. In addition, we may be required to indemnify Inpixon USA to the extent that it incurs any taxes as a result of Inpixon consummating a transaction similar to the ones described above. As a result, any resulting tax obligations incurred by us or Inpixon USA for which we may be required to indemnify it for could have a material adverse effect on the Company.

The Company and Inpixon USA may not be able to engage in desirable strategic or capital-raising transactions following the separation.

Under current law, a spin-off can be rendered taxable to the parent corporation and its stockholders as a result of certain post-spin-off acquisitions of shares or assets of the spun-off corporation or any other controlled corporation. For example, a spin-off may result in taxable gain to the parent corporation under Section 355(e) of the Code if the spin-off were later deemed to be part of a plan (or series of related transactions) pursuant to which one or more persons acquire, directly or indirectly, shares representing a 50% or greater interest (by vote or value) in the spun-off corporation. As a result, in order to preserve the tax-free treatment of the separation and the distribution, we and Inpixon USA may be restricted from (i) entering into any transaction pursuant to which all or a portion of the shares of Inpixon USA common stock would be acquired, whether by merger or otherwise, (ii) issuing equity securities beyond certain thresholds, (iii) repurchasing shares of Inpixon USA common stock other than in certain open-market transactions, or (iv) ceasing to actively conduct certain of its businesses. As a result, these restrictions may limit the Company’s and Inpixon USA’s abilities to pursue certain strategic transactions, equity issuances or repurchases or other transactions that they may believe to be in the best interests of their respective stockholders or that might increase the value of their respective businesses.

After the spin-off, certain members of management and directors will hold stock in both Inpixon and Inpixon USA, and as a result may face actual or potential conflicts of interest.

After the spin-off, certain of the management and directors of each of Inpixon and Inpixon USA may own both Inpixon common stock and Inpixon USA common stock. This ownership overlap could create, or appear to create, potential conflicts of interest when Inpixon USA management and directors and Inpixon’s management and directors face decisions that could have different implications for Inpixon USA and Inpixon. For example, potential conflicts of interest could arise in connection with the resolution of any dispute between Inpixon USA and Inpixon regarding the terms of the agreements governing the spin-off and Inpixon USA relationship with Inpixon thereafter. Potential conflicts of interest may also arise out of any commercial arrangements that Inpixon USA or Inpixon may enter into in the future.

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Risks Related to Our Securities

We are eligible to be treated as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company”, as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including (1) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which we refer to as the Sarbanes-Oxley Act, (2) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and (3) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. In addition, as an emerging growth company, we are only required to provide two years of audited financial statements and two years of selected financial data in this prospectus We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our common stock held by non-affiliates exceeds $700.0 million as of any June 30 before that time or if we have total annual gross revenue of $1.0 billion or more during any fiscal year before that time, in which cases we would no longer be an emerging growth company as of the following December 31 or, if we issue more than $1.0 billion in non-convertible debt during any three-year period before that time, we would cease to be an emerging growth company immediately. Even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company” which would allow us to take advantage of many of the same exemptions from disclosure requirements, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting until the later of our second annual report or the first annual report required to be filed with the Commission following the date we are no longer an “emerging growth company” as defined in the JOBS Act. We cannot assure you that there will not be material weaknesses or significant deficiencies in our internal controls in the future.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

We do not intend to pay cash dividends to our stockholders, so it is unlikely that stockholders will receive any return on their investment in our Company prior to selling stock in the Company.

We have never paid any dividends to our common stockholders as a public company. We currently intend to retain any future earnings for funding growth and, therefore, do not expect to pay any cash dividends in the foreseeable future. If we determine that we will pay cash dividends to the holders of our common stock, we cannot assure that such cash dividends will be paid on a timely basis. The success of your investment in the Company will likely depend entirely upon any future appreciation. As a result, you will not receive any return on your investment prior to selling your shares in our Company and, for the other reasons discussed in this “Risk Factors” section, you may not receive any return on your investment even when you sell your shares in our Company.

Anti-Takeover, Limited Liability and Indemnification Provisions

Some provisions of our articles of incorporation and bylaws may deter takeover attempts, which may inhibit a takeover that stockholders consider favorable and limit the opportunity of our stockholders to sell their shares at a favorable price.

Under our articles of incorporation, our Board of Directors may issue additional shares of common or preferred stock. Our Board of Directors has the ability to authorize “blank check” preferred stock without future stockholder approval. This makes it possible for our Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire us by means of a merger, tender offer, proxy contest or otherwise, including a transaction in which our stockholders would receive a premium over the market price for their shares and/or any other transaction that might otherwise be deemed to be in their best interests, and thereby protects the continuity of our management and limits an investor’s opportunity to profit by their investment in the Company. Specifically, if in the due exercise of its fiduciary obligations, the Board of Directors were to determine that a takeover proposal was not in our best interest, shares could be issued by our Board of Directors without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover by:

●	diluting the voting or other rights of the proposed acquirer or insurgent stockholder group,

●	putting a substantial voting bloc in institutional or other hands that might undertake to support the incumbent Board of Directors, or

●	effecting an acquisition that might complicate or preclude the takeover.

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Nevada Anti-Takeover Law may discourage acquirers and eliminate a potentially beneficial sale for our stockholders.

We are subject to the provisions of Section 78.438 of the Nevada Revised Statutes concerning corporate takeovers.  This section prevents many Nevada corporations from engaging in a business combination with any interested stockholder, under specified circumstances. For these purposes, a business combination includes a merger or sale of more than 5% of our assets, and an interested stockholder includes a stockholder who owns 10% or more of our outstanding voting stock, as well as affiliates and associates of these persons.  Under these provisions, this type of business combination is prohibited for three years following the date that the stockholder became an interested stockholder unless:

●	the transaction in which the stockholder became an interested stockholder is approved by the Board of Directors prior to the date the interested stockholder attained that status;

●	on consummation of the transaction that resulted in the stockholder’s becoming an interested stockholder, the interested stockholder owned at least 90% of the voting stock of the corporation outstanding at the time the transaction was commenced, excluding those shares owned by persons who are directors and also officers; or

●	on or subsequent to that date, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least a majority of the outstanding voting stock that is not owned by the interested stockholder.

This statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

Our indemnification of our officers and directors may cause us to use corporate resources to the detriment of our stockholders.

Our articles of incorporation eliminate the personal liability of our directors for monetary damages arising from a breach of their fiduciary duty as directors to the fullest extent permitted by Nevada law.  This limitation does not affect the availability of equitable remedies, such as injunctive relief or rescission.  Our articles of incorporation require us to indemnify our directors and officers to the fullest extent permitted by Nevada law, including in circumstances in which indemnification is otherwise discretionary under Nevada law.

Under Nevada law, we may indemnify our directors or officers or other persons who were, are or are threatened to be made a named defendant or respondent in a proceeding because the person is or was our director, officer, employee or agent, if we determine that the person:

●	conducted himself or herself in good faith, reasonably believed, in the case of conduct in his or her official capacity as our director or officer, that his or her conduct was in our best interests, and, in all other cases, that his or her conduct was at least not opposed to our best interests; and

●	in the case of any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

These persons may be indemnified against expenses, including attorneys’ fees, judgments, fines, includes excise taxes, and amounts paid in settlement, actually and reasonably incurred by the person in connection with the proceeding. If the person is found liable to the corporation, no indemnification will be made unless the court in which the action was brought determines that the person is fairly and reasonably entitled to indemnity in an amount that the court will establish.

Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling us under the above provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

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The obligations associated with being a public company require significant resources and management attention, which may divert from our business operations.

Following consummation of our initial public offering, we became subject to the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act of 2002 or the Sarbanes-Oxley Act. The Exchange Act requires that we file annual, quarterly and current reports, proxy statements, and other information. The Sarbanes-Oxley Act requires, among other things, that we establish and maintain effective internal controls and procedures for financial reporting. Our Chief Executive Officer and Chief Financial Officer are required to certify that our disclosure controls and procedures are effective in ensuring that material information we are required to disclose in reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. We will need to hire additional financial reporting, internal controls and other financial personnel in order to enhance appropriate internal controls and reporting procedures. As a result, we will incur significant legal, accounting and other expenses. Furthermore, the need to establish the corporate infrastructure demanded of a public company may divert management’s attention from implementing our growth strategy, which could prevent us from improving our business, results of operations and financial condition. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a public company. However, the measures we take may not be sufficient to satisfy our obligations as a public company. In addition, we cannot predict or estimate the amount of additional costs we may incur in order to comply with these requirements. We anticipate that these costs will materially increase our selling, general and administrative expenses.

Section 404 of the Sarbanes-Oxley Act requires annual management assessments of the effectiveness of our internal control over financial reporting. In connection with the implementation of the necessary procedures and practices related to internal control over financial reporting, we may identify deficiencies. Additionally, in the event we are no longer a smaller reporting company, as defined under the Exchange Act, and we are unable to comply with the internal controls requirements of the Sarbanes-Oxley Act of 2002, then we may not be able to obtain the independent registered public accountants’ certifications required by that act, which may preclude us from keeping our filings with the SEC current, and interfere with the ability of investors to trade our securities and our shares to continue to be listed on The NASDAQ Capital Market.

If we fail to establish and maintain an effective system of internal controls, we may not be able to report our financial results accurately or prevent fraud. Any inability to report and file our financial results accurately and timely could harm our reputation and adversely impact the trading price of our common stock.

Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud. If we cannot provide reliable financial reports or prevent fraud, we may not be able to manage our business as effectively as we would if an effective control environment existed, and our business and reputation with investors may be harmed. With each prospective acquisition we may make we will conduct whatever due diligence is necessary or prudent to assure us that the acquisition target can comply with the internal controls requirements of the Sarbanes-Oxley Act. Notwithstanding our diligence, certain internal controls deficiencies may not be detected. As a result, any internal control deficiencies may adversely affect our financial condition, results of operations and access to capital. We have not performed an in-depth analysis to determine if historical undiscovered failures of internal controls exist, and may, in the future, discover areas of our internal controls that need improvement.

Public company compliance may make it more difficult to attract and retain officers and directors.

The Sarbanes-Oxley Act and rules implemented by the SEC have required changes in corporate governance practices of public companies. As a public company, these rules and regulations increase our compliance costs and make certain activities more time consuming and costly. As a public company, these rules and regulations may make it more difficult and expensive for us to maintain our director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our Board of Directors or as executive officers, and to maintain insurance at reasonable rates, or at all.

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Our stock price may be volatile.

The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

●	our ability to execute our business plan and complete prospective acquisitions;

●	changes in our industry;

●	competitive pricing pressures;

●	our ability to obtain working capital financing;

●	additions or departures of key personnel;

●	limited “public float” in the hands of a small number of persons whose sales or lack of sales could result in positive or negative pricing pressure on the market price for our common stock;

●	sales of our common stock (particularly following effectiveness of this registration statement);

●	operating results that fall below expectations;

●	regulatory developments;

●	economic and other external factors;

●	period-to-period fluctuations in our financial results;

●	our inability to develop or acquire new or needed technologies;

●	the public’s response to press releases or other public announcements by us or third parties, including filings with the SEC;

●	changes in financial estimates or ratings by any securities analysts who follow our common stock, our failure to meet these estimates or failure of those analysts to initiate or maintain coverage of our common stock;

●	the development and sustainability of an active trading market for our common stock; and

●	any future sales of our common stock by our officers, directors and significant stockholders.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

Our shares of common stock may be thinly traded, and the price may not reflect our value, and there can be no assurance that there will be an active market for our shares of common stock either now or in the future.

Our shares of common stock are thinly traded, our common stock is available to be traded and is held by a small number of holders, and the price may not reflect our actual or perceived value. There can be no assurance that there will be an active market for our shares of common stock either now or in the future. The market liquidity will be dependent on the perception of our operating business, among other things. We will take certain steps including utilizing investor awareness campaigns, investor relations firms, press releases, road shows and conferences to increase awareness of our business. Any steps that we might take to bring us to the awareness of investors may require that we compensate consultants with cash and/or stock. There can be no assurance that there will be any awareness generated or the results of any efforts will result in any impact on our trading volume. Consequently, investors may not be able to liquidate their investment or liquidate it at a price that reflects the value of the business, and trading may be at an inflated price relative to the performance of the Company due to, among other things, the availability of sellers of our shares. If an active market should develop, the price may be highly volatile. Because there is currently a relatively low per-share price for our common stock, many brokerage firms or clearing firms are not willing to effect transactions in the securities or accept our shares for deposit in an account. Many lending institutions will not permit the use of low priced shares of common stock as collateral for any loans.

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Offers or availability for sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

If our stockholders sell substantial amounts of our common stock in the public market upon the expiration of any statutory holding period under Rule 144, or shares issued upon the exercise of outstanding options or warrants, it could create a circumstance commonly referred to as an “overhang” and, in anticipation of which, the market price of our common stock could fall. The existence of an overhang, whether or not sales have occurred or are occurring, also could make more difficult our ability to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

In general, a non-affiliated person who has held restricted shares for a period of six months, under Rule 144, may sell into the market our common stock all of their shares, subject to the Company being current in its periodic reports filed with the SEC. As of February 12, 2018, approximately 1,822,253 shares of common stock of the 1,845,080 shares outstanding were free trading.

Sales of substantial amounts of our common stock in the public market, or the perception that these sales could occur, could adversely affect the price of our common stock and could impair our ability to raise capital through the sale of additional shares.

In addition, as of February 12, 2018, there were 638,370 shares subject to outstanding warrants, 95,798 shares subject to outstanding options, 140,031 shares issuable upon the conversion of the November Note, 44,000 shares of common stock reserved for issuance to investor relations firms, an additional 9,808 shares reserved for future issuance under our 2011 Employee Stock Incentive Plan and up to an additional 2,000,000 shares of common stock which may be issued under the Company’s 2018 Employee Stock Incentive Plan that will become, or have already become, eligible for sale in the public market to the extent permitted by any applicable vesting requirements, the lock-up agreements and Rule 144 under the Securities Act.

Our common stock may be delisted from The NASDAQ Capital Market if we cannot satisfy NASDAQ’s continued listing requirements in the future.

On May 19, 2017, we received written notice from the Listing Qualifications Staff of NASDAQ notifying us that we no longer comply with NASDAQ Listing Rule 5550(b)(1) due to our failure to maintain a minimum of $2,500,000 in stockholders’ equity (the “Minimum Stockholders’ Equity Requirement”) or any alternatives to such requirement. We reported stockholders’ equity of ($16,465,000) in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2017.

On October 24, 2017, the Company received notification (the “Staff Delisting Determination”) from NASDAQ that it has not regained compliance with the Minimum Stockholders’ Equity Requirement. The Company has appealed the Staff Delisting Determination and requested a hearing that was held on December 7, 2017. As a result, the suspension and delisting was stayed pending the issuance of a written decision by the Nasdaq Hearings Panel (the “Panel”).

By decision dated December 14, 2017, the Panel granted the Company’s request for a further extension, ultimately through April 23, 2018, to evidence compliance with the $2,500,000 stockholders’ equity requirement. The Company’s continued listing on NASDAQ through April 23, 2018 and thereafter is subject to the Company’s compliance with certain interim milestones, which, if not timely satisfied, may result in the delisting of the Company’s common stock from Nasdaq.

If we are unable to comply with the Minimum Stockholders’ Equity Requirement, our common stock may be delisted, which could make trading our common stock more difficult for investors, potentially leading to declines in our share price and liquidity. Without a NASDAQ listing, stockholders may have a difficult time getting a quote for the sale or purchase of our stock, the sale or purchase of our stock would likely be made more difficult and the trading volume and liquidity of our stock could decline. Delisting from NASDAQ could also result in negative publicity and could also make it more difficult for us to raise additional capital. Further, if we are delisted, we would also incur additional costs under state blue sky laws in connection with any sales of our securities. These requirements could severely limit the market liquidity of our common stock and the ability of our stockholders to sell our common stock in the secondary market. If our common stock is delisted by NASDAQ, our common stock may be eligible to trade on an over-the-counter quotation system, such as the OTCQB market, where an investor may find it more difficult to sell our stock or obtain accurate quotations as to the market value of our common stock. We cannot assure you that our common stock, if delisted from NASDAQ, will be listed on another national securities exchange or quoted on an over-the counter quotation system.

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On August 14, 2017, we received a deficiency letter from NASDAQ indicating that, based on our closing bid price for the last 30 consecutive business days, we do not comply with the minimum bid price requirement of $1.00 per share, as set forth in NASDAQ Listing Rule 5550(a)(2). The notification has no immediate effect on the listing of our common stock on The NASDAQ Capital Market.

In accordance with NASDAQ Listing Rule 5810(c)(3)(A), we have a grace period of 180 calendar days, or until February 12, 2018, to regain compliance with the minimum closing bid price requirement for continued listing. We effected a 1-for-30 reverse stock split on February 6, 2018 in response to our non-compliance with the minimum bid price requirement. In order to fully regain compliance, the minimum closing bid price per share of our common stock must be at least $1.00 for a minimum of ten consecutive business days. In the event INPX does not regain compliance by February 12, 2018, we may be afforded an additional 180-day compliance period, provided we demonstrate that we meet all other applicable standards for initial listing on The NASDAQ Capital Market (except the bid price requirement), and provide written notice that, as a result of our reverse stock split, we expect to fully cure the minimum bid price deficiency during the second grace period. If we fail to regain compliance after the second grace period, our common stock will be subject to delisting by NASDAQ.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock.

We are generally not restricted from issuing additional common stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. The market price of our common stock could decline as a result of sales of common stock or securities that are convertible into or exchangeable for, or that represent the right to receive, common stock after this offering or the perception that such sales could occur.

If securities or industry analysts do not publish research or reports about our business, or if they change their recommendations regarding our stock adversely, our stock price and trading volume could decline.

The trading market for our common stock relies in part on the research and reports that equity research analysts publish about us and our business. We do not control these analysts. The price of our common stock could decline if one or more equity research analysts downgrade our common stock or if they issue other unfavorable commentary or cease publishing reports about us or our business.

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Risks Associated with this Offering

You will experience immediate dilution in the book value per share of common stock as a result of this offering.

Investors in this offering will experience immediate dilution in their net tangible book value per share to the extent of the difference between the conversion price per share of common stock and the “adjusted” net tangible book value per share after giving effect to the offering. Our net tangible book value as of September 30, 2017 was approximately $(32.9 million), or $(64.19) per share of our common stock based on 513,262 shares outstanding. Giving effect to the sale of 3,325,968 Class A Units at a price of $2.35 per Class A Unit, and 10,184.9752 Class B Units at a price of $1,000 per Unit, and assuming the conversion of all the shares of Series 3 Preferred Stock sold in the offering, after deducting placement agent fees and estimated offering expenses payable by us, our net tangible book value as of September 30, 2017 would have been approximately ($17.5) million, or ($2.14) per share of our common stock. This calculation excludes the proceeds, if any, from the exercise of the Warrants issued in this offering. This amount represents an increase in net tangible book value of $62.05 per share to our existing stockholders and an immediate dilution in net tangible book value of $4.49 per share to investors in this offering. If outstanding options and warrants to purchase our common stock are exercised, you will experience additional dilution. See the section entitled “Dilution” below.

Our management might not use the proceeds of this offering effectively.

Our management has broad discretion over the use of proceeds of this offering. In addition, our management has not designated a specific use for a substantial portion of the proceeds of this offering. Accordingly, it is possible that our management may allocate the proceeds in ways that do not improve our operating results. In addition, cash proceeds received in the offering may be temporarily used to purchase short-term, low-risk investments, and such investments might not be invested to yield a favorable rate of return.

There is no established public market for the Series 3 Preferred Stock or the Warrants to purchase shares of our common stock being offered by us in this offering.

There is no established public trading market for the Series 3 Preferred Stock or the Warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list either the Series 3 Preferred Stock or the Warrants on any national securities exchange or other nationally recognized trading system, including The NASDAQ Capital Market. Without an active market, the liquidity of the Series 3 Preferred Stock and the Warrants will be limited.

The Warrants may not have any value.

The Warrants issued in this offering will be immediately exercisable and expire on the fifth anniversary of the date of issuance. The Warrants will have an initial exercise price per share equal to $3.50. In the event that our common stock price does not exceed the exercise price of the Warrants during the period when the Warrants are exercisable, the Warrants may not have any value.

Holders of our Warrants will have no rights as a common stockholder until they acquire our common stock.

Until you acquire shares of our common stock upon exercise of your Warrants, you will have no rights with respect to our common stock. Upon exercise of your Warrants, you will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

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USE OF PROCEEDS

We expect to receive net proceeds from the sale of 3,325,968 Class A Units and 10,184.9752 Class B Units that we are offering to be approximately $15.4 million, after deduction of placement agent fees and estimated expenses payable by us, as described in the section below titled “Plan of Distribution.” Assuming all of the Warrants issued in this offering were exercised in full at the exercise price of $3.50 per share, which is approximately 149% of the public offering price of the Class A Units, we estimate that we would receive additional net proceeds of approximately $26.81 million. We cannot predict when or if the Warrants will be exercised, however, and it is possible that the Warrants may expire and never be exercised. In addition, the proceeds received in connection with the exercise of the Warrants may be less in the event the exercise price of the Warrants is subsequent reduced in connection with anti-dilution protection that may be included in the Warrants.

We intend to use the net proceeds from this public offering for working capital, general corporate purposes (including research and development and sales and marketing) and up to approximately $5-8 million may be contributed to Inpixon USA in connection with a divesture or spin-off. General corporate purposes may include capital expenditures and trade payables. We will continue to invest in research and development to drive our business growth in securing, digitizing and optimizing premises with indoor positioning analytics for businesses and governments.

The amounts and timing of our actual expenditures will depend on numerous factors. We may find it necessary or advisable to use portions of the net proceeds for other purposes, and we will have broad discretion in the application and allocation of the net proceeds from this offering. Additionally, we may use a portion of the net proceeds of this offering to finance acquisitions of, or investments in, competitive and complementary businesses, products or services as a part of our growth strategy. However, we currently have no commitments with respect to any such acquisitions or investments.

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CAPITALIZATION

The following table sets forth our actual cash and cash equivalents and our capitalization as of September 30, 2017, sale of the Units offered hereby and the use of proceeds, as described in the section entitled “Use of Proceeds.”

You should read this information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus.

	As of September 30, 2017 (in thousands, except number of shares and par value data)
	Actual	As Adjusted(1)(2)(3)
Cash and cash equivalents	$107	$15,534
Stockholders’ Equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; 2,250 issued and outstanding which are designated as Convertible Series 1 Preferred Stock
Series 1 convertible preferred stock – $1,000.00 stated value; 2,250 issued and outstanding, actual and as adjusted
Series 2 convertible preferred stock – $1,000 stated value; 6,300 shares authorized; none issued and outstanding, actual and as adjusted
Series 3 convertible preferred stock – $1,000 stated value; 10,185 shares authorized; none issued and outstanding, actual and as adjusted		10,185
Common stock – $0.001 par value; 250,000,000 shares authorized; 513,792 shares issued and 513,262 shares outstanding, actual and as adjusted	1	4
Additional paid-in capital	73, 454	78,694
Treasury stock, at cost, 531 shares	(695)	(695)
Due from Sysorex Consulting Inc.	(666)	(666)
Accumulated other comprehensive income	37	37
Accumulated deficit (excluding $2,442 reclassified to additional paid in capital in quasi-reorganization)	(86,588)	(86,588)
Stockholders’ Equity Attributable to Inpixon	(14,457)	970
Non-controlling Interest	(2,008)	(2,008)
Total stockholders’ equity	(16,465)	(1,038)

(1)	Reflects that an aggregate of 3,325,968 Class A Units are sold at a price of $2.35 per unit, and 10,184.9752 Class B Units are sold at a price of $1,000 per unit, that the Series 3 Preferred sold in this offering has a conversion price of $2.35 per share, and that the net proceeds thereof are approximately $15.4 million after deducting placement agent fees and our estimated expenses.
(2)	Does not include the shares of common stock that may be issued under the Warrants to be issued in this offering.
(3)	Assumes the conversion of all the shares of Series 3 Preferred Stock sold in the offering.

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DILUTION

If you invest in the Units, your interest in the common stock and the shares of common stock underlying the Series 3 Preferred Stock and the Warrants offered hereunder may be diluted to the extent of the difference between the price you pay for each share of common stock and the net tangible book value per share of our common stock immediately after this offering. Our net tangible book value as of September 30, 2017 was approximately $(32.9 million), or $(64.19) per share of our common stock. Net tangible book value per share is equal to our total tangible assets minus total liabilities, all divided by 513,262 shares of common stock outstanding as of September 30, 2017.

After giving effect to the sale of an aggregate of 3,325,968 Class A Units at a price of $2.35, and 10,184.9752 Class B Units at a price of $1,000 per Unit, and after deducting the commissions and estimated offering expenses payable by us, our net tangible book deficit as of September 30, 2017 would have been approximately ($17.5 million), or ($2.14) per share of our common stock. This calculation excludes the proceeds, if any, from the exercise of Warrants issued in this offering. This amount represents an immediate increase in net tangible book value of $62.05 per share to our existing stockholders and an immediate dilution in net tangible book value of $4.49 per share to new investors in this offering.

We determine dilution by subtracting the adjusted net tangible book value per share after this offering from the conversion price per share of our common stock. The following table illustrates the per share dilution to investors purchasing securities in the offering:

Public offering price per share of common stock (and our Series 3 Preferred on an as converted basis per share of common stock)		$2.35
Net tangible book value per share as of September 30, 2017	$(64.19)
Increase in net tangible book value per share attributable to new investors	$62.05
Adjusted net tangible book value per share as of September 30, 2017 after giving effect to this offering		$(2.14)
Dilution in net tangible book value per share to new investors		$4.49
Dilution as a percentage of conversion price		191%

The amounts above are based on 513,262 shares of common stock outstanding as of September 30, 2017, which excludes as of that date:

●	10,320 shares of common stock issuable upon the exercise of outstanding non-plan stock options and stock options under our Amended and Restated 2011 Employee Stock Incentive Plan, as amended (the “2011 Employee Stock Incentive Plan”), having a weighted average exercise price of $755.32 per share and 2,000,000 shares of common stock underlying our 2018 Employee Stock Incentive Plan if implemented by our board;

●	127,082 shares of common stock issuable upon the exercise of outstanding warrants, having a weighted average exercise price of $20.10 per share;

●	13,475 shares of common stock issuable upon the conversion of the outstanding principal balance of $2,850,000 of the Debentures issued on August 9, 2016 to at the conversion price of $211.50 per share in effect as of September 30, 2017;

●	shares of common stock or other securities of the Company convertible or exercisable for shares of common stock issued after September 30, 2017;

●	additional shares of common stock that may be issuable upon conversion of our outstanding Debenture pursuant to the anti-dilution provisions thereof;

●	shares of common stock that may be issued under the Warrants to be issued in this offering; and

To the extent that any of our outstanding options or warrants, including the warrants issued in this offering, are exercised or the Debenture or any preferred stock converted, we grant additional options under our stock option plans or issue additional warrants or preferred stock, or we issue additional shares of common stock in the future, there may be further dilution to new investors.

An investor that acquires additional shares of common stock through the exercise of the warrants offered hereby may experience additional dilution depending on our net tangible book value at the time of exercise. After giving effect to the sale of an aggregate of 3,325,968 Class A Units and 10,184.9752 Class B Units, that the warrants have an exercise price of $3.50 per share, which is equal to approximately 149% of the public offering price of the Class A Units, and that all such warrants are exercised, our net tangible book value as of September 30, 2017 would have been approximately ($7.1) million, or ($0.45) per share of our common stock. This amount represents an increase in net tangible book value of $2.59 per share to our existing stockholders and a dilution in net tangible book value of $3.05 per share to new investors exercising such warrants.

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PLAN OF DISTRIBUTION

Pursuant to a placement agency agreement, we have engaged Roth Capital Partners, LLC to act as our exclusive placement agent to solicit offers to purchase the securities offered by this prospectus. The placement agent is not purchasing or selling any securities, nor are they required to arrange for the purchase and sale of any specific number or dollar amount of securities, other than to use their “reasonable best efforts” to arrange for the sale of the securities by us. Therefore, we may not sell the entire amount of securities being offered. There is no minimum amount of proceeds that is a condition to closing of this offering. We will enter into a securities purchase agreement directly with the institutional investors, at the investor’s option, who purchase our securities in this offering. Investors who do not enter into a securities purchase agreement shall rely solely on this prospectus in connection with the purchase of our securities in this offering. The placement agent may engage one or more subagents or selected dealers in connection with this offering.

The placement agency agreement provides that the placement agent’s obligations is subject to conditions contained in the placement agency agreement, including the condition that the certificate of designation of preferences, rights and limitations of Series 3 Preferred Stock shall have been filed with the Secretary of State of Nevada.

Upon the closing of this offering, we will pay the placement agent a cash transaction fee equal to 8% of the aggregate gross cash proceeds to us from the sale of the securities in the offering (excluding any securities that may be issued to the Service Providers). The placement agent has agreed to a 2.5% fee on the aggregate gross value of any securities issued to Service Providers pursuant to the registration statement of which this prospectus is a part. In addition, we will reimburse placement agent for its out-of-pocket expenses incurred in connection with this offering, including the fees and expenses of the counsel for the placement agent, up to $100,000, subject to compliance with FINRA Rule 5110(f)(2)(D)(i).

The following table shows the per Unit and total placement agent fees we will pay in connection with the sale of the securities in this offering, reflecting the purchase of all of the securities we are offering.

Per Class A Unit	$0.188
Per Class B Unit	$80.00
Total	$1,385,080.00	(1)

(1) We will pay the placement agent a cash transaction fee equal to 8% of the aggregate gross cash proceeds to us from the sale of the securities in the offering; provided, however, that if any of the Service Providers (as defined below) participates in the offering, the placement agent fee will be reduced from 8% to 2.5% on the amount invested by a Service Provider. The aggregate maximum dollar amount of securities the Service Providers can purchase in this offering is $1,000,000.00. Therefore, to the extent such amount of securities is purchased by the Service Providers, the total placement agent fees will be $1,385,080.00.

We estimate the total expenses of this offering, which will be payable by us, excluding the placement agent fees, will be approximately $188,000. After deducting the fees due to the placement agent and our estimated offering expenses, we expect the net proceeds from this offering to be approximately $15.4 million.  Maxim Group LLC acted as financial advisor in the offering and will receive a fee of $150,000.

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If we decide to make a public or private offering of our equity, equity-linked or debt securities, we have granted the placement agent the right to act as the exclusive placement agent or lead underwriter for such offering or, in certain cases as the co-placement or co-underwriter, until the 12 months following the termination of our engagement of the placement agent.

If any investors contacted by the placement agent in connection with this offering shall purchase any securities from us during the period of 6 months following the termination of our engagement of the placement agent, we have agreed to pay a fee of 8% of the gross proceeds of such sale to the placement agent.

Other Relationships

The placement agent may, from time to time, engage in transactions with or perform services for us in the ordinary course of its business and may continue to receive compensation from us for such services.

Determination of Offering Price

The public offering prices of the Class A Units and Class B Units are $2.35 and $1,000, respectively. The conversion price per share of the Series 3 Preferred Stock is equal to $2.35, the public offering price of the Class A Units, and the exercise price per share of the Warrants is $3.50, approximately 149% of the public offering price of the Class A Units. The public offering prices of the Units, the conversion price and other terms of the Series 3 Preferred Stock and the exercise price and other terms of the Warrants were negotiated between us and the investors, based on the trading of our common stock prior to the offering, among other things. Other factors considered in determining the public offering price of the Units we are offering, the conversion price and other terms of the Series 3 Preferred Stock and the exercise price and other terms of the Warrants include our history and prospects, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

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Lock-up Agreements

Our officers and directors have agreed with the placement agent to be subject to a lock-up period of 180 days following the date of this prospectus. This means that, during the applicable lock-up period, such persons may not offer for sale, contract to sell, sell, distribute, grant any option, right or warrant to purchase, pledge, hypothecate or otherwise dispose of, directly or indirectly, any shares of our common stock or any securities convertible into, or exercisable or exchangeable for, shares of our common stock. Certain limited transfers are permitted during the lock-up period if the transferee agrees to these lock-up restrictions. The 180 day lock-up period is subject to an additional extension to accommodate for our reports of financial results or material news releases. The placement agent may, in its sole discretion and without notice, waive the terms of any of these lock-up agreements. We will also agree, in the securities purchase agreement, to a lock-up restriction on the issuance and sale of our securities for 90 days following the closing date of the offering, subject to certain exempt issuances.

Indemnification

We have agreed to indemnify the placement agent against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the placement agent may be required to make with respect to any of these liabilities.

Transfer Agent, Registrar and Warrant Agent

Corporate Stock Transfer Inc. is (i) the transfer agent and registrar for our common stock and our Series 3 Preferred Stock, and (ii) the warrant agent for certain of our warrants issued in June 2017.

Stock Market Listing

Our common stock trades on The NASDAQ Capital Market under the symbol “INPX” and was previously traded under the symbol “SYRX” before our name change, which was effective as of March 1, 2017.

We do not intend to apply to list the Series 3 Preferred Stock or the Warrants we are offering on The NASDAQ Capital Market.

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act and any fees received by it and any profit realized on the sale of the securities by it while acting as principal may be deemed to be underwriting discounts or commissions under the Securities Act. The placement agent will be required to comply with the requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of our securities by the placement agent acting as principal. Under these rules and regulations, the placement agent may not (i) engage in any stabilization activity in connection with our securities; and (ii) bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until they have completed their participation in the distribution.

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Selling Restrictions

European Economic Area

This prospectus supplement and the accompanying prospectus does not constitute an approved prospectus under Directive 2003/71/EC and no such prospectus is intended to be prepared and approved in connection with this offering. Accordingly, in relation to each Member State of the European Economic Area which has implemented Directive 2003/71/EC (each, a “Relevant Member State”) an offer to the public of any shares of common stock which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any shares of common stock may be made at any time under the following exemptions under the Prospectus Directive, if and to the extent that they have been implemented in that Relevant Member State:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representatives of the underwriter for any such offer; or

(c) in any other circumstances which do not require any person to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of common stock to be offered so as to enable an investor to decide to purchase any shares of common stock, as the expression may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and any amendments thereto including the 2010 PD Amending Directive to the extent implemented in each Relevant Member State) and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

This prospectus supplement and the accompanying prospectus are not an approved prospectus for purposes of the UK Prospectus Rules, as implemented under the EU Prospectus Directive (2003/71/EC), and have not been approved under section 21 of the Financial Services and Markets Act 2000 (as amended) (the “FSMA”) by a person authorized under FSMA. The financial promotions contained in this prospectus supplement and the accompanying prospectus are directed at, and this prospectus supplement and the accompanying prospectus are only being distributed to, (1) persons who receive this prospectus supplement and the accompanying prospectus outside of the United Kingdom, and (2) persons in the United Kingdom who fall within the exemptions under articles 19 (investment professionals) and 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (all such persons together being referred to as “Relevant Persons”). This prospectus supplement and the accompanying prospectus must not be acted upon or relied upon by any person who is not a Relevant Person. Any investment or investment activity to which this prospectus supplement and the accompanying prospectus relate is available only to Relevant Persons and will be engaged in only with Relevant Persons. This prospectus supplement and the accompanying prospectus and their contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other person that is not a Relevant Person.

The placement agent has represented, warranted and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA in connection with the issue or sale of any of the shares of common stock in circumstances in which section 21(1) of the FSMA does not apply to the issuer; and

(b)	it has complied with and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of common stock in, from or otherwise involving the United Kingdom.

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MARKET FOR REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is listed and traded on The NASDAQ Capital Market under the symbol “INPX” and was traded under the symbol “SYRX” prior to March 1, 2017. For the periods indicated, the following table sets forth the high and low sales prices per share of our common stock on The NASDAQ Capital Market. These prices represent prices among dealers, do not include retail markups, markdowns or commissions, and may not represent actual transactions. The amounts reflected in the following table are also adjusted to reflect the impact of our 1-for-15 reverse stock split, which became effective on March 1, 2017 and the impact of our 1-for-30 reverse stock split, which became effective on February 6, 2018.

Period	High	Low
2018
First quarter (through February 12, 2018)	$13.80	$3.84

2017
Fourth quarter	$18.30	$6.00
Third quarter	$29.40	$5.70
Second quarter	$138.30	$19.50
First quarter	$139.50	$75.90

2016
Fourth quarter	$332.40	$72.00
Third quarter	$251.40	$148.50
Second quarter	$288.00	$121.20
First quarter	$324.00	$210.90

Holders

As of February 12, 2018, we had 584 holders of record of our common stock. This number does not include an indeterminate number of stockholders whose shares are held by brokers in street name.

Dividend Policy

We have not declared or paid any cash dividends on our common stock, and we currently intend to retain future earnings, if any, to finance the expansion of our business; we do not expect to pay any cash dividends in the foreseeable future. The decision whether to pay cash dividends on our common stock will be made by our Board of Directors, in their discretion, and will depend on our financial condition, results of operations, capital requirements and other factors that our Board of Directors considers significant. Holders of Series 3 Preferred will not be entitled to receive any dividends, unless and until specifically declared by our Board.

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OUR BUSINESS

Introduction

Inpixon is a technology company that helps to secure, digitize and optimize any premises with Indoor Positioning Analytics (“IPA”) for Businesses and Governments in the connected world. Inpixon indoor positioning analytics is based on new sensor technology that finds all accessible cellular, Wi-Fi, Bluetooth and RFID signals anonymously. Paired with a high-performance, data analytics platform, this technology delivers visibility, security and business intelligence on any commercial or government premises world-wide. Inpixon’s products, infrastructure solutions and professional services group help customers take advantage of mobile, big data, analytics and the Internet of Things (“IoT”).

Inpixon indoor positioning analytics offer:

●	New sensors with proprietary technology that can find all accessible cellular, Wi-Fi, Bluetooth and RF signals. Utilizing various radio signal technologies ensures precision device positioning accurately down to arm’s length. This enables highly detailed understanding of customer journey and dwell time in retail scenario; detection and identification of authorized and unauthorized devices; and prevention of rogue devices through alert notification based on rules when unknown devices are detected in restricted areas.

●	Data Science analytics with lightning fast data mining using in-memory database that uses a dynamic blend of RAM and NAND along with specially optimized algorithms that both minimize data movement and maximize system performance. This enables the system to deliver reports with valuable Insights to the user as well as integrate with common 3rd party visualization, charting, graphing and dashboard systems.

●	Insights that deliver visibility and business intelligence about detailed customer journey and flow analysis of in stores and storefronts allowing businesses to better understand customer preferences, measure campaign effectiveness, uncover revenue opportunities and deliver an exceptional shopping experience.

Inpixon indoor positioning analytics can assist all types of establishments, including brands, retailers, shopping malls and shopping centers, hotels and resorts, gaming operators, airports, healthcare facilities, office buildings and government agencies, by providing greater security, gaining better business intelligence, increasing consumer confidence and reducing risk while being compliant with applicable “personal identifiable information” regulations.

Inpixon also provides supporting products and services including enterprise computing and storage, virtualization, business continuity, data migration, custom application development, networking and information technology business consulting services. These allow Inpixon to offer turnkey solutions when requested by customers.

Corporate Strategy

Management’s corporate strategy is to continue to build and develop Inpixon as a technology company that provides turnkey solutions from the collection of data to delivering insights from that data to our customers with a focus on securing, digitizing and optimizing premises with IPA for businesses and governments. In connection with such strategy and in order to facilitate our long-term growth, we have acquired certain companies, technologies and intellectual property, or IP, that complement such goals and will continue to consider completing additional strategic acquisitions as long as our financial condition permits. An important element of this mergers and acquisitions strategy is to acquire companies with complementary capabilities and/or innovative and commercially proven technologies in indoor positioning and big data analytics and to obtain an established customer base. We believe that acquiring complementary products and/or IP will add value to the Company, and the customer base of each potential acquisition will also present an opportunity to cross-sell our existing solutions. Candidates with proven technologies that complement our overall strategy may come from anywhere in the world, so long as there are strategic and financial reasons to make the acquisition. If we conduct any acquisitions in the future, we expect to pay for such acquisitions using restricted common stock, cash and debt financing in combinations appropriate for each acquisition. In connection with our strategic business plan, Inpixon may also consider the sale or divestment of our infrastructure segment for strategic and financial purposes should the management deem such transactions necessary or desirable in order to facilitate its overall strategy. The sale or spin-off of this segment would allow Inpixon to solely focus on the Indoor Positioning Analytics business for which we have historically recognized lower revenues, but which we believe has greater growth potential and substantially better gross margins than the Infrastructure segment. If a sale is not completed the Company will pursue a spin-off to separate these two business segments. The spin-off would separate Inpixon USA, including its wholly subsidiary Inpixon Federal (the “Inpixon USA”), which maintains the commercial and federal VAR business, as a separate entity independent from Inpixon, including the associated employees, assets and liabilities related to the VAR business. All other assets and liabilities of Inpixon USA that are not associated with the VAR will be contributed to the Company. In connection with such a spin-off, the stockholders of Inpixon would receive shares of common stock of Inpixon USA on a pro rata basis as determined by the number of shares of common stock owned in the Company by such stockholders. The Company has included a pro-forma balance sheet and income statement after taking into account the effect of a possible spin-off following the closing of this offering.

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Industry Overview

We believe that more and more enterprises are realizing the importance of employing Information Technology in their operations. The technology growth story has long focused on the consumer, but as enterprises in every industry sector, including the government sector, look to technology to facilitate and transform their own operations, the opportunities for technology companies have broadened considerably. The following information illustrates the ways in which various IT markets are expected to grow.

The indoor location market is estimated to grow from $4.72 billion in 2016 to $23.13 billion by 2021, at a compound annual growth rate, or CAGR of 37.4%. (Source: http://www.marketsandmarkets.com/PressReleases/indoor-location.asp)

The location analytics market is expected to grow from $8.20 billion in 2016 to $16.34 billion by 2021, at a CAGR of 17.6% from 2016 to 2021. (Source: http://www.marketsandmarkets.com/Market-Reports/location-analytics-market-177193456.html?gclid=CMzC4pzkztICFVY7gQodHsoFzQ)

The location-based services (“LBS”) and real-time location systems (“RTLS”) market has grown considerably over the past few years and is expected to grow further with increasing portable personal digital assistant (“PDA”)-based e-commerce. The overall market is expected to grow from $15.04 billion in 2016 to $77.84 billion by 2021, at a CAGR of 38.9%.

The IDC Worldwide Semiannual Big Data and Analytics Spending Guide, released October 3, 2016, predicts that the Big Data and business analytics market will grow from $130 billion by the end of 2016 to $203 billion by 2020. That is a CAGR of 11.7% over the next years, according to IDC. (Source: http://www.informationweek.com/big-data/big-data-analytics-market-to-hit-$203-billion-in-2020-/d/d-id/1327092)

In July 2013, Cisco forecasted that The Internet of Things, which consists of smart connected objects in homes, businesses and our surroundings that have the ability communicate over a multimodal network without human-to-human or human-to-computer involvement, would grow to 50 billion devices by the year 2020.

According to a report by Allied Market Research titled, “Mobile Security Market by Solution (Authentication, Sim card, Mobile application management, Mobile data protection and Firewall), Type (E-mail, Antivirus and Malware), End User (Individual user, Enterprise user, Financial Institutions, Retail, Government, Telecommunication & IT, Education, Manufacturing & Automotive Aerospace, Defense, Intelligence) and Operating System (iOS, Blackberry, Android, Windows) - Global Opportunity Analysis and Industry Forecast, 2013 - 2020”, the global mobile security market would reach $34.8 billion by 2020, registering a CAGR of 40.8% during 2014 – 2020.

The cyber security market size is estimated to grow from USD 122.45 Billion in 2016 to USD 202.36 Billion by 2021, at a CAGR of 10.6% during the forecast period. 2015 is considered to be the base year while the forecast period is 2016 – 2021. (Source: http://www.marketsandmarkets.com/Market-Reports/cyber-security-market-505.html?gclid=COSEpv-Ho9MCFYVgfgodYmAJXw)

Cyber crime damages will cost the world $6 trillion annually by 2021, up from $2 trillion in 2015. (Source: https://www.csoonline.com/article/3153707/security/top-5-cybersecurity-facts-figures-and-statistics.html)

According to industry sources, the cloud analytics market is expected to grow from $7.5 Billion in 2015 to $23.1 Billion in 2020 at a CAGR of 25.1% during the forecast period. (source: http://www.marketsandmarkets.com/PressReleases/cloud-based-business-analytics.asp)

According to a report by Gartner, the annual retail IT spend is more than $205 B annually and advanced analytics is the technology most retails (88%) believe will change their organization during the next five years. (Source: https://www.gartner.com/doc/3837964/market-guide-advanced-analytics-service)

The U.S. Federal IT market will reach $140 billion by 2023, growing at CAGR 3.6% in the period 2018-2023 according to Market Research Media (Source: https://www.marketresearchmedia.com/?p=193)

We expect that investment in IT research and development will continue to be strong in the future and that technologies like ours will deliver new level of value and opportunities for business enterprises.

Corporate Structure

In 2015 we had five operating subsidiaries:  (i) Sysorex Federal, Inc. (100% ownership) (“Sysorex Federal”) and its wholly owned subsidiary Sysorex Government Services, Inc. (“Sysorex Government” or “Sysorex Government Services”) based in Herndon, Virginia, which focused on the U.S. Federal government market; (ii) Lilien Systems (100% ownership) (“Lilien”) based in Larkspur, California; (iii) Shoom, Inc. (100% ownership) (“Shoom”) based in Encino, California, (iv) AirPatrol Corporation (100% ownership) (“AirPatrol”) based in Maple Lawn, Maryland and its wholly owned subsidiary AirPatrol Research Corp. (“AirPatrol Research”) based in Coquitlam, British Columbia, and (v) Sysorex Arabia LLC (50.2% ownership) (“Sysorex Arabia”) based in Riyadh, Saudi Arabia. On December 4, 2015, the Company’s Board of Directors approved a series of reorganization transactions to streamline the organizational structure of the Company and its direct and indirect subsidiaries. Shoom and AirPatrol were merged into Lilien, which changed its name to Sysorex USA and then to Inpixon USA on March 1, 2017. Inpixon is pursuing a sale or spin-off of its Inpixon Federal and Inpixon USA. It would retain any assets related to the Indoor Positioning Analytics from the subsidiaries.

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Effective January 1, 2016 we had three operating subsidiaries: (i) Inpixon USA (100% ownership) based in Larkspur, California and its wholly-owned subsidiary Inpixon Federal, Inc. based in Herndon, Virginia, which focuses on the U.S. Federal government market; (ii) Inpixon Canada Corp. based in Coquitlam, British Columbia; and (iii) Sysorex Arabia LLC (50.2% ownership) based in Riyadh, Saudi Arabia.

These consolidated subsidiaries operate in the following business segments:

●	Indoor Positioning Analytics: This segment includes Inpixon’s proprietary products and services delivered on premise or in the Cloud as well as our hosted SaaS based solutions. Our Indoor Positioning Analytics product is based on a unique and patented sensor technology that detects and locates accessible cellular, Wi-Fi and Bluetooth devices and then uses a lightning fast data-analytics engine to deliver actionable insights and intelligent reports for security, marketing, asset management, etc.

●	Infrastructure: This segment includes third party hardware, software and related maintenance/warranty products and services that Inpixon resells to commercial and government customers. It includes but is not limited to products for enterprise computing; storage; virtualization; networking; etc. as well as services including custom application/software design; architecture and development; staff augmentation and project management.

Although the subsidiaries are separate legal entities, the Company is structured by function and organized to operate in an integrated fashion as one business.

Corporate History

The Company was formed in Nevada in April 1999.

On July 29, 2011, we acquired all of the stock of the U.S. Federal government business of the Company, which included Sysorex Federal and its subsidiary Sysorex Government, and 50.2% of the stock of the operating unit of the Company engaged in Saudi Arabian government contracts, Sysorex Arabia, LLC.

On March 20, 2013, we completed the acquisition of the assets of Lilien LLC, including all the outstanding capital stock of Lilien Systems. In conjunction with our name to Inpixon effective on March 1, 2017, Lilien Systems was renamed Inpixon USA. Inpixon USA, based in Larkspur, California, is an information technology company that provides a Big Data analytics platform and enterprise infrastructure capabilities. Inpixon USA delivers right-fit information technology solutions in enterprise computing and storage, virtualization, business continuity, networking and IT business consulting that help organizations reach their next level of business advantage.

Effective August 31, 2013, we acquired 100% of the stock of Shoom. Shoom, which was merged into Inpixon USA in January 2016, provides us with Cloud based data analytics and enterprise solutions to the media, publishing and entertainment industries.

Effective April 18, 2014, we acquired 100% of the stock of AirPatrol Corporation. AirPatrol, which was merged into Inpixon USA in January 2016, developed indoor device locationing, monitoring and management technologies for mobile devices operating on WiFi, cellular and wideband RF networks. Through AirPatrol we acquired two product lines, ZoneDefense (now rebranded “Inpixon Security”) and ZoneAware (now rebranded “Inpixon Intelligence”). These products and technologies deliver solutions to address an exploding global location-based mobile security and services (“LBS”) and real-time location systems (“RTLS”) market estimated to be more than $15.0 billion in 2016 and to grow to $77.8 billion by 2021, growing at 37.5% (Source: http://www.marketsandmarkets.com/Market-Reports/location-based-service-market-96994431.html?gclid=CKz8gKml69ICFQx6fgodTkoBNQ). Inpixon Intelligence (formerly known as AirPatrol for Retail or Zone Aware) also serves as a location-based services, sales and marketing system. The security platform connects to third party apps on a user’s mobile device that provide functions such as location-based offers, discounts and suggestive selling, VIP service functions (for hotels, resorts, casinos, etc.), and location-based information delivery such as mobile-based guided tours of historic sites, points of interest and museums, shopping center maps, building floor plans and so on. These products require no app installation for anonymous collection of behavioral data such as traffic flow, entry and exit patterns, length of stay and other business intelligence and analytics functions.

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On April 24, 2015, we completed the acquisition of substantially all of the assets of LightMiner Systems, Inc. (“LightMiner”), which was in the business of developing and commercializing in-memory Structured Query Language databases. The assets acquired from LightMiner included an in-memory, real-time, data analysis system designed to perform very large, highly complex and extremely difficult calculations using off-the-shelf hardware and memory. The system supports both traditional SQL-based business intelligence and analytics applications as well as a host of integrated statistical, machine learning and artificial intelligence algorithms allowing it to provide supercomputer-like performance at competitive prices.

On December 4, 2015 and effective January 1, 2016, our Board of Directors approved the following reorganization transactions: (1) statutory mergers of AirPatrol and Shoom with and into Lilien, pursuant to which Lilien was the surviving corporation and changed its name to “Sysorex USA”; and (2) a short-form statutory merger of the Company with a newly-formed wholly-owned Nevada corporation, pursuant to which the Company changed its name to “Sysorex Global”. Immediately prior to the consummation of these mergers, the Company carried out (i) an assignment from AirPatrol to the Company of all shares of capital stock of AirPatrol Research, pursuant to which AirPatrol Research became a direct subsidiary of the Company; (ii) the amendment of AirPatrol Research’s Notice of Articles to change its name to “Sysorex Canada Corp.”; (iii) the dissolution and winding up of Sysorex Federal, in which Sysorex Federal assigned and transferred all of its assets, including all outstanding shares of capital stock of Sysorex Government, to the Company, and the Company assumed Sysorex Federal’s debts and liabilities; (iv) an assignment from the Company to Lilien of all outstanding shares of capital stock of Sysorex Government, pursuant to which Sysorex Government became a direct subsidiary of Lilien.

On November 21, 2016 we completed the acquisition of the business and certain assets of Integrio Technologies, LLC (“Integrio” or “Integrio Technologies”) and Emtech Federal, LLC (“Emtech Federal”). Integrio, together with Emtech Federal, is an IT integration and engineering company that provides solutions for network performance, secure wireless infrastructure, software application lifecycle support, and physical cyber security for federal, state and local government agencies.

On February 27, 2017, we entered into an Agreement and Plan of Merger with Inpixon, our wholly-owned Nevada subsidiary formed solely for the purpose of changing our corporate name from Sysorex Global to Inpixon. As part of the name change, each of our subsidiaries also amended their corporate charters to change their names from Sysorex USA, Sysorex Government Services, Inc. and Sysorex Canada Corp. to Inpixon USA, Inpixon Federal, Inc. and Inpixon Canada, Inc., respectively, effective as of March 1, 2017. Also effective March 1, 2017, the Company filed a Certificate of Amendment to its Articles of Incorporation with the Secretary of State of the State of Nevada to effect a 1-for-15 reverse stock split of the Company’s common stock.

Effective as of December 31, 2017 the Company acquired approximately 82.5% of the outstanding equity securities of Sysorex India Limited (“Sysorex India”) from Sysorex Consulting, Inc. (“SCI”) pursuant to that certain Stock Purchase Agreement dated as of December 31, 2017 by and among the Company, SCI and Sysorex India, for aggregate consideration for the assignment by the Company of $666,000 of outstanding receivables.

On January 18, 2018, the Company sold its 50.2% interest in Sysorex Arabia to Sysorex Consulting, Inc. (“SCI”) in consideration for SCI’s assumption of 50.2% of the assets and liabilities of Sysorex Arabia, totaling approximately $11,400 and $1,031,000, respectively.

On February 2, 2018, the Company filed a Certificate of Amendment to its Articles of Incorporation with the Secretary of State of the State of Nevada to increase the total number of authorized shares of common stock from 50,000,000 to 250,000,000, as approved by the Company’s stockholders at a special meeting held on February 2, 2018 and effective upon filing (the “Authorized Share Amendment”).

On February 2, 2018, the Company filed a Certificate of Amendment to its Articles of Incorporation with the Secretary of State of the State of Nevada to effect a 1-for-30 reverse stock split of the Company’s issued and outstanding shares of common stock, effective as of February 6, 2018 (the “Reverse Stock Split”). Our common stock began trading on a Reverse Stock Split-adjusted basis on the Nasdaq Capital Market at the opening of trading on February 6, 2018.

Our Products and Services

We provide the following products and services that may be used by any number of businesses and government agencies.

●	LightMiner Analytics Platform — This is an advanced solution for aggregating and mining multi-terabyte Big Data sets in real time for instant insights. The product is Cloud-based so there’s nothing to install and it is fully scalable to meet even the most demanding business requirements. Our quick start analytics modules are available for a variety of industry verticals and applications.

●	Data Science and Advanced Analytics Consulting Services — Our consulting services are backed by our data science and analytics team that develops data driven solutions for the most complex challenges. Our team’s extensive experience and unique strategies allow it to leverage Big Data in new ways to uncover hidden insights and create new business opportunities.

●	Inpixon Security (formerly AirPatrol ZoneDefense) — This is a mobile security and detection product that locates devices operating within a monitored area, determines their compliance with network security policies for that zone, and if the device is not compliant, can trigger policy modification of device apps and/or features either directly or via third party mobile device, application and network management tools.

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●	Inpixon Intelligence (formerly AirPatrol ZoneAware) — This is a commercial product for enabling location and/or context-based marketing services and information delivery to mobile devices based on zones as small as 10 feet or as large as a square mile. The monitored areas may include a building, a campus, a mall, and outdoor regions like a downtown. Unlike other mobile locationing technologies, Inpixon technologies use passive sensors that work over both cellular and WiFi networks and offer device locationing and zone-based app and information delivery accurate to within 10 feet. Additionally, unlike geo-fencing systems, Inpixon technologies are capable of simultaneously enabling different policies and delivering different apps or information to multiple devices within the same zone based on contexts such as the type of device, the device user and time of day.

●	Shoom Products (eTearsheets; eInvoice, AdDelivery, ePaper) — The Shoom products are Cloud based applications and analytics for the media and publishing industry. These products also generate critical data analytics for the customers.

●	Enterprise Infrastructure Solutions and Services — These products and services help organizations tackle challenges and accelerate business goals by implementing best of breed technology solutions. We believe that our deep expertise in a broad range of infrastructure solutions, from storage and Big Data solutions to converged infrastructure and cyber security, delivers impactful results for our clients.

●	IT Services — From enterprise architecture design to custom application development and integration, Inpixon offers a variety of information technology development and implementation services including: systems integration with third-party data sources such as point of sale data; social media data; meteorological data; integration with data warehouse/data lakes; existing on-premise wi-fi access points; security/access-control systems; API integration with mobile device management products; and more.

Inpixon is a company in the information and technology industry and therefore keeping up with the technological advancements within the industry are critical to our long term success and growth. As a result, our senior management must continuously work to ensure that they remain informed and prepared to quickly adapt and leverage new technologies within our product and service offering as such technologies become available. In connection with that goal, our 2018 product roadmap development plans include the use of blockchain technology to maintain and propagate device reputation, enforcing security policies and attaining compliance.

Our IPA platform locates, monitors and analyzes the path of all cellular, Wi-Fi, and Bluetooth devices, regardless of make, manufacturer or device type, allowing not just the ability to identify and prevent unwanted mobile devices, but also the ability to track and analyze device traffic within an indoor location. The addition of “device reputation” to our IPA platform has been an important component of our anticipated product enhancements. “Device reputation” refers to information regarding the particular history of a device, such as when a device enters a certain location, where within that location the device has travelled, the types of activities for which the device was previously used, including, but not limited to, whether the device is linked to prior fraudulent activities, and information concerning accounts that the device might be linked to.

We intend to use “blockchain technology” in order to propagate device reputation profiles. “Blockchain technology” refers to a type of decentralized “distributed ledger” or database that can be used to securely record, store, share and synchronize data or information across multiple networks in various locations. The lack of a centralized location to store information concerning a single device reputation profile results in a more secure repository for data and makes hacking or accessing that information for fraudulent purposes extremely difficult. Accessing and falsifying or otherwise using information that is stored across a network of multiple servers in different locations for fraudulent purposes would require breaching not just one server but the majority of the servers on which the information is stored making it significantly more difficult, if not impossible, to breach, thus creating a higher level of security. We intend to leverage open source blockchain technology available to us without cost, by re-engineering such technology from a transaction based schema to a behavior based schema in order to create a private proprietary code-base specifically for use within our IPA platform, to serve as a repository of “device reputation” collected in connection with our IPA platform’s analytics capabilities. The collected data regarding device behavior will be secured through conventional methods of encrypted storage allowing for tamper proof audit trails with respect to device activity and behavior. While we may decide to hire 1-3 additional employees during 2018 with greater expertise with blockchain technology, the addition of these employees is not critical to our business plans insofar as the intent is to use open source technology and consult with third parties and/or provide training for its employees on an as needed basis. We currently expect that proof of concept and the test scenario implementation of this technology within our IPA platform will be available at the end of the first quarter or the middle of the second quarter of 2018.

Research and Development Expenses

Our future plans include significant investments in research and development and related product opportunities. Our management believes that we must continue to dedicate a significant amount of resources to research and development efforts to maintain a competitive position. Research and development expenses for the years ended December 31, 2016 and 2015 totaled $2.3 million and $635,000, respectively. Research and development expenses for the nine months ended September 30, 2017 totaled $1.5 million.

Sales and Marketing

We utilize direct marketing through approximately 44 outside and inside sales representatives, who are compensated with a base salary and some sales positions receive incentive plans such as commission or bonus plans. We utilize webinars, conferences, tradeshows and other direct and indirect marketing activities to generate demand for our products and services. We also have extensive relationships with channel partners to directly engage with customers and to perform the installation services. We train our partners and we have our own channel/partner managers to support and augment partners as needed.

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We have built a core competency in bidding on government requests for proposals. We utilize our internal bid and proposal team as well as consultants to prepare the proposal responses for government clients. We also use business development, sales and account management employees or consultants.

As part of our end-to-end IT solutions, we are authorized resellers of the products and services of leading IT manufacturers and distributors. In many cases, we have achieved the highest level of relationship the manufacturer or distributor offers. In addition, our employees hold certifications issued by these manufacturers and by industry associations relating to the configuration, installation and servicing of these products. We differentiate ourselves from our competitors by the range of manufacturers and distributors we represent, the relationship level we have achieved with these manufacturers and distributors and the scope of the manufacturer and industry certifications our employees hold.

Inpixon has a variety of contracts that vary from cost plus to time and material in its storage and computing and professional services segments. These apply to both commercial and government customers including contracts recently acquired from Integrio Technologies. Our proprietary products such as Inpixon and Lightminer are sold on a license or SaaS model. In our licensing model we also typically charge an annual maintenance fee. Our Shoom product is on a monthly subscription model based on 2-3 year contracts.

Customers

Inpixon has worked with over 1,000 customers company-wide since inception. These customers include many civilian and defense federal, state and local government agencies as well as enterprise customers in retail, manufacturing, life sciences, bio-tech, high-tech, agriculture, financial services, state and local government, utilities, media and entertainment, telecom and many other verticals. A partial list of recent customers include Healthnet, Gilead Sciences, Dow Jones Local Media Group, Gannett, RockStar Games, Hewlett Packard, Evault, Hawaii Electric, Hearst Corporation, E& J Gallo Winery, U.S. Army, U.S. Navy, Business Wire, Premera Blue Cross and the City of Seattle. The Company does not depend on one or a few customers, however, as a result of our acquisition of Integrio, there are a few large government contracts (SEWP, CIO-CS, ADMC, GSA) that may generate a significant portion of our revenues during 2017, but these are task order contracts that come from a variety of end-user customers. In the private sector we have long term client relationships that may generate approximately 5%-10% of our revenue in a particular quarter as a result of a large project that may be in process, but once the project is completed another project may not be immediately undertaken.

Competition

We face substantial competition from other national, multi-regional, regional and local value-added resellers and IT service providers, some of which may have greater financial and other resources than we do or that may have more fully developed business relationships with clients or prospective clients than we do. Many of our competitors compete principally on the basis of price and may have lower costs or accept lower selling prices than we do and, therefore, we may need to reduce our prices. In addition, manufacturers may choose to market their products directly to end-users, rather than through IT solutions providers such as us, and this could adversely affect our business, financial condition and results of operations.

We face competition from various companies, both small and large, for different parts of our business. In the Big Data analytics market, these competitors, and sometimes partners, could include HP, IBM, Splunk, Fusion Storm, Global Inc., Bear Data, LLC.

Our Inpixon products compete with WiFi based detection companies such as Aruba, Cisco, Euclid Analytics and other smaller companies. However, these companies currently offer only WiFi detection and therefore we believe they cannot achieve the accuracy that Inpixon can achieve. Inpixon has partnered with or replaced some of these companies because it offers WiFi, cellular, RFID and Bluetooth and has a location accuracy of approximately 10-feet. Mobile device management companies like AirWatch, Mobile Iron and Good Technology have also integrated with Inpixon instead of developing competing products. MerlinOne and PressTeligence compete with the functionality of our Shoom products, but typically provide information only for the specific customer and not for the customer’s competitors or for the industry.

The U.S. Government systems integration business is intensely competitive and subject to rapid change. We compete with a large number of systems integrators, hardware and software manufacturers, and other large and diverse companies attempting to enter or expand their presence in the U.S. Government market. Many of the existing and potential competitors have greater financial, operating and technological resources than we have. The competitive environment may require us to make changes in our pricing, services or marketing. The competitive bidding process involves substantial costs and a number of risks, including significant cost and managerial time to prepare bids and proposals for contracts that may not be awarded to us, or that may be awarded, but for which we do not receive meaningful revenues. Accordingly, our success depends on our ability to develop services and products that address changing needs and to provide people and technology needed to deliver these services and products. In the government services sector our competition includes large systems integrators and defense contractors as well as small businesses such as 8a, Women Owned, Veteran Disabled, Alaskan Native, etc. Some of these competitors include global defense and IT service companies including IBM Global Services, LogicaCMG, CSC, ATOS Origins, Northrop Grumman, Raytheon IT Services and SAIC.

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This complex landscape of domestic and multi-national services companies creates a challenging environment. To remain competitive, we must consistently provide superior service, technology and performance on a cost-effective basis to our customers. While we believe that, due to the functionality of our products, we can successfully compete in all of these markets, at this time we do not represent a significant presence in any these markets.

Intellectual Property

The Company expects to file trademark applications for the names Inpixon, Inpixon — Indoor Positioning & Analytics, and Inpixon — Security Dome. The Company uses several trademarks relating to the products and services of Inpixon/AirPatrol and owns one registered mark, ZoneDefense®. The Company has several awarded and/or pending patent applications in various countries, including the United States, relating to Inpixon/AirPatrol products and two pending patent applications, both of which are filed in the United States, relating to Lightminer products.

Government Regulation

In general, we are subject to numerous federal, state and foreign legal requirements on matters as diverse as data privacy and protection, employment and labor relations, immigration, taxation, anticorruption, import/export controls, trade restrictions, internal and disclosure control obligations, securities regulation and anti-competition.

Furthermore, U.S. Government contracts generally are subject to the Federal Acquisition Regulation (“FAR”), which sets forth policies, procedures and requirements for the acquisition of goods and services by the U.S. Government, department-specific regulations that implement or supplement DFAR, such as the DoD’s Defense Federal Acquisition Regulation Supplement (“DFARS”) and other applicable laws and regulations. We are also subject to the Truth in Negotiations Act, which requires certification and disclosure of cost and pricing data in connection with certain contract negotiations; the Procurement Integrity Act, which regulates access to competitor bid and proposal information and government source selection information, and our ability to provide compensation to certain former government officials; the Civil False Claims Act, which provides for substantial civil penalties for violations, including for submission of a false or fraudulent claim to the U.S. Government for payment or approval; and the U.S. Government Cost Accounting Standards, which impose accounting requirements that govern our right to reimbursement under certain cost-based U.S. Government contracts.

Violations of one or more of these diverse legal requirements in the conduct of our business could result in significant fines and other damages, criminal sanctions against us or our officers, prohibitions on doing business and damage to our reputation. Violations of these regulations or contractual obligations related to regulatory compliance in connection with the performance of customer contracts could also result in liability for significant monetary damages, fines and/or criminal prosecution, unfavorable publicity and other reputational damage, restrictions on our ability to compete for certain work and allegations by our customers that we have not performed our contractual obligations. To date, compliance with these regulations has not been financially burdensome.

Employees

As of February 6, 2018, we have 96 employees including 5 part-time employees. This includes 5 officers, 19 sales people, 2 marketing person, 56 technical/engineering people and 14 finance and administration persons.

Properties

The Company’s executive offices consist of approximately 4,377 square feet and are located at 2479 E. Bayshore Road, Suite 195, Palo Alto, CA 94303. In October 2014 the Company entered into a 64-month lease for the facility at a monthly base rent of $14,225, which increases by approximately 3% in accordance with a schedule provided in the lease agreement. The term of the lease expires January 31, 2020.

Inpixon Federal’s offices and warehouse are located at:

●	2355 Dulles Corner Blvd., Suite 600, Dulles Corner, Herndon, VA 20171. The current monthly rent is approximately $29,000 for approximately 11,000 square feet of office space. The monthly rent will increase by approximately 3% as of April 1, 2018. The lease expires on September 30, 2018. On November 3, 2017, the landlord advised Inpixon Federal that there were open charges of approximately $157,000 that were unpaid under the lease. The Company and the landlord have come to an agreement whereby the Company will pay the past due balance in installments through July 2018.

●	23020 Eaglewood Court, Sterling, VA 20166. This is subleased warehouse space for which we pay $3,000 per month. The sublease expires on July 31, 2018.

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Inpixon USA’s executive offices are located at:

●	700 Larkspur Landing Circle, Suite 199, Larkspur, CA 94939. The current monthly rent is approximately $2,590 for use of 2 offices under a lease that is on a month to month basis for up to 6 months. If the lease is extended past the initial 6 months term, the monthly rent will increase by approximately 7%.

●	6345 Balboa Boulevard, Suite 247, Encino, CA 91316. The monthly rent was $10,780 until April 1, 2017 and has been reduced to $6,814 per month since April 1, 2017 with an approximately 2.5% increase on August 1, 2018 and each anniversary date thereafter, for approximately 5,986 square feet of office space under a lease that expires on July 31, 2017 with a five-year option to extend. The lease has been extended for an additional 48 months from August 1, 2017 through July 31, 2021. We relocated our operations to and occupy Suite 140, which is approximately 3,169 square feet, as of June 1, 2017. We currently pay the landlord a pro rata share of operating costs. Pursuant to the lease extension agreement, the operating expense calculation will change on April 1, 2017 and be reset to a base year of 2017.

Inpixon Canada Inc. has an office of approximately 6,656 square feet that is located at 2963 Glen Drive, Suites 405 and 400, Coquitlam, BC V3P 2B7. The monthly rent under the lease is comprised of a base rent of approximately $11,650 CAD (subject to an increase by approximately 10% as of October 1, 2018) plus the pro rata share of the operating costs which approximates $8,000 CAD per month. The lease expires on September 30, 2021 with a five-year option to extend.

We believe that each of our properties is suitable and adequate for the operations conducted therein.

Legal Proceedings

VersionOne

On March 1, 2017, VersionOne, Inc. filed a complaint in the United States District Court, Eastern District of Virginia, against Inpixon, Inpixon USA, and Inpixon Federal, Inc. (collectively, “Defendants”). The complaint alleges that VersionOne provided services to Integrio Technologies, LLC (“Integrio”) having a value of $486,337, that in settlement of this amount Integrio and VersionOne entered into an agreement (the “Settlement Agreement”) whereby Integrio agreed to pay, and VersionOne agreed to accept as full payment, $243,169 (the “Settlement Amount”), and that as a result of the Defendants’ acquisition of the assets of Integrio, Defendants assumed the Settlement Amount but failed to pay amounts owed to VersionOne. The complaint also alleges that, subsequent to closing of the acquisition, VersionOne provided additional services to Defendants having a value of $144,724, for which it has not been paid. VersionOne alleges that, Defendants have an obligation to pay both the Settlement Amount and the cost of the additional services. On Dec. 8, 2017, the court in VersionOne entered judgment against Inpixon, Inpixon Federal, and Inpixon USA, jointly and severally, in the amount of $334,339.37.

Embarcadero

On August 10, 2017, Embarcadero Technologies, Inc. (“Embarcadero”) and Idera, Inc. (“Idera”) filed a complaint in the U.S. Federal District Court for the Western District of Texas against Inpixon Federal, Inc. and Integrio Technologies, LLC (“Integrio”) for failure to pay for purchased software and services pursuant to certain reseller agreements. The complaint alleges that Inpixon Federal, Inc. entered into an agreement with Integrio to acquire certain assets and assume certain liabilities of Integrio and are therefore responsible for any amounts due. In the complaint, Embarcadero and Idera demand that Inpixon Federal, Inc. and Integrio pay $1,100,000.00 in damages. The parties are currently in settlement negotiations.

Micro Focus

On August 11, 2017, Micro Focus (US) Inc. (“Micro Focus”), filed a complaint in the Circuit Court of Fairfax County, Virginia against Inpixon Federal, Inc. (“Inpixon Federal”) for failure to pay a debt settlement entered into on March 13, 2017 for a principal amount of $245,538.33 plus accrued interest. The complaint demands full payment of the principal amount of $245,538.33 plus accrued interest. On October 31, 2017, Micro Focus filed a motion for summary judgment against Inpixon Federal. The Company consented to the court entering summary judgment in favor of Micro Focus in the amount of $245,538.33, with interest accruing at 10% per annum from June 13, 2017 until payment is completed.

Virtual Imaging

On December 28, 2017, Virtual Imaging, Inc. (“Virtual Imaging”) filed a complaint in the United States District Court, Eastern District of Virginia, against Inpixon USA, and Inpixon Federal, Inc. (collectively, “Defendants”). The complaint alleges that Virtual Imaging provided products to the Defendants having an aggregate value of $3,938,390.28, of which $3,688,390.88 remains outstanding and overdue. Virtual Imaging has demanded compensation for the unpaid amount of $3,688,390.88. The Company has not yet responded to such complaint.

Deque

On January 22, 2018, Deque Systems, Inc. filed a motion for entry of default judgment (the “Motion”) against Inpixon Federal in the Circuit Court of Fairfax County, Virginia. The Motion alleges that Inpixon Federal failed to respond to a complaint served on November 22, 2017. The Motion requests a default judgment in the amount of $336,000. A trial is currently scheduled for September 12, 2018.

Except for the matter described in the preceding paragraph, and such matters described in the section of this prospectus titled “Risk Factors”, the Company is not a party to, nor is any of the Company’s property the subject of, any material pending legal proceedings as defined by Item 103 of Regulation S-K.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the financial statements and the related notes contained elsewhere in this prospectus. In addition to historical information, the following discussion contains forward looking statements based upon current expectations that are subject to risks and uncertainties. Actual results may differ substantially from those referred to herein due to a number of factors, including, but not limited to, risks described in the section entitled “Risk Factors” and elsewhere in this prospectus.

Overview of Our Business

We provide a number of different technology products and services to private and public sector customers. Effective January 1, 2017 the Company changed the way it analyzes and assesses divisional performance of the Company. The Company re-aligned its operating segments along those division business lines and now operates in two segments, namely Indoor Positioning Analytics and Infrastructure. Our premier proprietary product secures, digitizes and optimizes the interior of any premises with indoor positioning and data analytics that provide rich positional information, similar to a global positioning system, and browser-like intelligence for the indoors. Other products and services that we provide include enterprise computing and storage, virtualization, business continuity, data migration, custom application development, networking and information technology, and business consulting services.

Indoor Positioning Analytics Segment

Revenues from our Indoor Positioning Analytics (IPA) segment is expected to be flat in 2017 as a result of our limited capital and financial challenges. However, we do expect to grow this segment in 2018. The IPA segment does have long sales cycles which are a result from customer related issues such as budget and procurement processes but also because of the early stages of indoor-positioning technology and the learning curve required for customers to implement such solutions. Customers also engage in a pilot program first which prolongs sales cycles and is typical of most emerging technology adoption curves. We anticipate sales cycles to improve in 2018 as our customer base moves from innovators to mainstream customer adoption. The sales cycle is also improving with the increased presence and awareness of beacon and Wi-Fi locationing technologies in the market. IPA segment sales can be licensed based with government customers but are primarily on a SaaS model with commercial customers. Our other SaaS products include cloud-based applications for media customers, which allow us to generate industry analytics that complement our indoor-positioning solutions.

Infrastructure Segment

Our storage and computing component of our Infrastructure segment revenues are typically driven by purchase orders that are received on a monthly basis. Approximately 38% of Company revenues are from these purchase orders which are recurring contracts that range from one to five years for warranty and maintenance support. For these contracts the customer is invoiced one time and pays Inpixon upfront for the full term of the warranty and maintenance contract. Revenue from these contracts is determinable ratably over the contract period with the unearned revenue recorded as deferred revenue and amortized over the contract period. Our revenues are diversified over hundreds of customers and typically no one customer exceeds 15% of revenues however from time to time a large order from a customer could put it temporarily above 15%. During the nine months ended September 30, 2017, one customer generated sales of 16% of our total revenues. Management believes this diversification provides stability to our revenue streams.

Our professional services group provides consulting services ranging from enterprise architecture design to custom application development to data modeling. We offer a full scope of information technology development and implementation services with expertise in a broad range of IT practices including project design and management, systems integration, outsourcing, independent validation and verification, cyber security and more.

Inpixon has many key vendor, technology, wholesale distribution and strategic partner relationships. These relationships are critical for us to deliver solutions to our customers. We have a variety of vendors and also products that we provide to our customers, and most of these products are purchased through the distribution partners. We also have joint venture partnerships and teaming agreements with various technology and service providers for this segment as well as our other business segments. These relationships range from joint-selling activities to product integration efforts. We have been facing serious credit challenges with these vendors given our financial circumstances, but we are working on solving these issues as we move forward and improve our liquidity.

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In addition our business is required to meet certain regulatory requirements. The federal government agencies who are our customers in particular have a range of regulatory requirements including ITAR certifications, DCAA compliancy in our government contracts and other technical or security clearance requirements as may be required from time to time.

We experienced a net loss of $27.5 million for the year ended December 31, 2016 and a net loss of approximately $27.1 million for the nine months ended September 30, 2017. We cannot assure that we will ever earn revenues sufficient to support our operations, or that we will ever be profitable. In order to continue our operations, we have supplemented the revenues we earned with proceeds from the sale of our equity and debt securities and proceeds from loans and bank credit lines. Furthermore, except as discussed in this prospectus, we have no committed source of financing and we cannot assure that we will be able to raise money as and when we need it to continue our operations. If we cannot raise funds as and when we need them, we may be required to scale back our business operations by reducing expenditures for employees, consultants, business development and marketing efforts, selling assets or one or more segments of our business, or otherwise severely curtailing our operations. As discussed above, Inpixon is pursuing sale or spin-off of the Infrastructure segment or VAR business. The sale or potential spin-off of this business segment would significantly reduce our revenues since they account for approximately 93% of our total revenues, however, such a divesture or spin-off of would also significantly reduce operating expenses and eliminate substantially all of our trade debt. The sale of or spin-off of this segment would allow Inpixon to solely focus on the Indoor Positioning Analytics business for which we have historically recognized lower revenues, but which we believe has greater growth potential and substantially better gross margins than the Infrastructure segment. If a sale is not completed the Company will pursue a spin-off to separate these two business segments . The spin-off would separate the subsidiaries that have the commercial and federal VAR business from the Inpixon parent corporation.

Recent Events

Debenture-Related Transactions

On April 19, 2017, Inpixon entered into an exchange agreement (the “First Exchange Agreement”) with the holders (the “Debenture Holder”) in connection with an interest payment due on May 9, 2017, pursuant to the Company’s 8% Original Issue Discount Senior Secured Convertible Debenture in the principal amount of $5,700,000 (the “Debenture”). The Debenture was issued on August 9, 2016 pursuant to that certain securities purchase agreement dated as of that same date (the “Securities Purchase Agreement”), by and between the Company and the Debenture Holder. In accordance with the First Exchange Agreement, solely in respect of the interest payment in the amount of $343,267 due on May 9, 2017, under the Debenture, the Company and the Debenture Holder agreed that $315,700 of such interest payment will be made in in the form of 3,667 shares of the Company’s common stock issued at an interest conversion rate equal to $86.10 per share (the “Interest Shares”). The Interest Shares were issued on April 20, 2017. In addition, the Debenture Holder also waived the Equity Condition (as defined in the Debenture) in connection with the issuance of the Interest Shares. On June 28, 2017, the Company redeemed an aggregate amount of approximately $2,850,000 in principal and accrued interest due under the Debenture.

On December 11, 2017, the Company and the then Debenture Holders, with a current aggregate principal amount of $2,763,545.25, entered into an Amendment Agreement (the “Amendment Agreement”) to modify the terms of the Securities Purchase Agreement and the Debentures as follows:

(i) to extend the maturity date of the Debentures from August 9, 2018 to January 2, 2019 (the “Maturity Date”);

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(ii) to suspend all payments of interest scheduled to be made on the Debentures after December 11, 2017, all Periodic Redemption Amounts (as defined in the Debentures) on each Periodic Redemption Date (as defined in the Debenture) and any other amounts payable under the Debentures until the Maturity Date;

(iii) to reduce the conversion price of the Debentures to a fixed price of $7.20, which is based on a discount to the reported closing price of the Company’s common stock as of December 8, 2017, as may be adjusted, but not increased (the “Conversion Price”);

(iv) to provide that the Company may not solicit offers to buy, negotiate to issue or issue common stock or Common Stock Equivalents (as defined in the Debentures) for an effective per share price that is less than the Conversion Price, except in connection with any issuance of Common Stock or Common Stock Equivalents (1) pursuant to an Exempt Issuance (as defined in the Debentures); (2) to the Company’ s legal counsel for services rendered; (3) the issuance of up to 66,667 shares of Common Stock to certain warrant holders in exchange for the cancellation of certain outstanding warrants; and (4) a public offering of the Company’ s securities pursuant to an effective registration statement filed in accordance with the Securities Act;

(v) to remove any prohibition on consummating certain variable rate transactions at an effective price per share that is lower than the Conversion Price then in effect;

(vi) to terminate any security interests pursuant to that certain security agreement entered into in connection and to authorize the Company to file a UCC-3 termination statement to that effect;

(vii) to provide the Company with a forced conversion right if the VWAP (as defined in the Debenture) equals or exceeds $9.00 (subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the common stock that occur after the date hereof) for any 5 consecutive Trading Days (as defined in the Securities Purchase Agreement), the Company may, upon the delivery of notice to the Debenture Holders, force the Debenture Holders to convert all or part of the then outstanding principal amount of this Debenture plus, if so specified in the forced conversion notice, accrued but unpaid interest, liquidated damages and other amounts owing to the Holders under the Debenture, so long as the Equity Conditions (as defined in the Debenture) have been satisfied; and

(viii) to remove certain negative covenants prohibiting the Company and its subsidiaries from borrowing money, incurring liens, acquiring more than a de minimis number of shares of its common stock or Common Stock Equivalents (as defined in the Debenture), repaying any other indebtedness other than the Debenture on a pro-rata basis and paying cash dividends or distributions on any equity securities of the Company.

In addition, one of the Debenture Holders agreed that to the extent it has not exercised those outstanding warrants originally issued to it by the Company on June 30, 2017 (the “June 2017 Warrants”) in full, on or prior to December 31, 2017, such Debenture Holder’s right to exercise such June 2017 Warrants or any other rights granted pursuant to such June 2017 Warrants shall be terminated and the June 2017 Warrants will be cancelled on the books and records of the Company.

The issuance of the shares of common stock in connection with the Amendment Agreement were approved by the Company’s stockholders on December 8, 2017 in accordance with NASDAQ Listing Rule 5635(d).

On December 29, 2017, the Company entered into a Second Amendment Agreement (the “Second Amendment Agreement”) to modify the terms of the securities purchase agreement and the Debentures to amend the conversion price then in effect to a price equal to up to a discount of 30% of the closing price of the Company’s common stock as reported by the Nasdaq Stock Market as of the date immediately prior to each applicable conversion date, with a floor of $3.00 as approved by the Company’s stockholders at the Annual Meeting (as defined below) in accordance with NASDAQ Listing Rule 5635(d).

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On January 5, 2018, in order to facilitate the completion of the January 2018 Offering, the holder of the Debentures agreed to amend the Debenture to prevent any conversions until the Authorized Share Amendment was filed, to reserve and keep available out of its authorized and unissued shares of Common Stock, not less than 150% of the aggregate number of shares of the Company’s Common Stock for issuance upon conversion of the Debenture and payment of interest on the Debenture; and to provide for an Event of Default (as defined in the Debenture). if (the Authorized Share Amendment was not effected or a sufficient number of shares of Common Stock for issuance upon conversion of the outstanding principal plus accrued or unpaid interest underlying the Debentures was not effected on or prior to February 15, 2018.

As of February 9, 2018, the Company had issued a total of 225,116 shares of common stock to the holder of the Debenture and the Debentures had been converted in full.

June 2017 Capital Raise

On June 30, 2017, the Company completed the previously announced registered underwritten public offering (the “June 2017 Offering”) of an aggregate of (i) 61,649 Class A Units (the “Class A Units”), with each Class A Unit consisting of one share of common stock and one warrant to purchase one share of common stock at an exercise price of $39.375 per share (“Exercise Price”) and (ii) 4,060 Class B Units (the “Class B Units”), with each Class B Unit consisting of one share of Series 2 Preferred Stock and one warrant to purchase the number of shares of common stock equal to the number of shares of common stock underlying the Series 2 Preferred Stock at the Exercise Price. The warrants issued in the offering contained a price protection provision pursuant to which the Exercise Price would be reduced in the event the Company issued additional securities at a price per share that was less than the Exercise Price, provided however, the adjustment would not be less than $15.00. The net proceeds to the Company from the transactions, after deducting the placement agent’s fees and expenses but before paying the Company’s estimated offering expenses, and excluding the proceeds, if any, from the exercise of the warrants was approximately $5,711,850. Immediately after completion of the June 2017 Offering, the Company redeemed outstanding indebtedness in the amount of approximately $5,512,000.

In connection with the June 2017 Offering, the Company entered into that certain waiver and consent agreement, dated June 28, 2017, (the “Waiver and Consent Agreement”) with those purchasers (the “December 2016 Purchasers”) signatory to that certain securities purchase agreement, dated as of December 12, 2016 (the “December 2016 SPA”). Pursuant to the terms of the Waiver and Consent Agreement, the December 2016 Purchasers agreed to waive (the “Waiver”) the variable rate transaction prohibition contained in the December 2016 SPA, which, if not waived, prohibits the adjustment to the exercise price set forth in the warrants  issued in the June 2017 Offering. In consideration of the Waiver, the warrants held by the December 2016 Purchasers issued in accordance with the December 2016 SPA (the “December 2016 Warrants”) were amended to equal the Exercise Price of the warrants issued in the June 2017 Offering and to provide for an adjustment to the Exercise Price to the extent shares of Common Stock are issued or sold for a consideration per share that is less than the exercise price then in effect; provided, that the exercise price will not be less than $15.00 per share. As of September 30, 2017 all Series 2 Preferred Stock had been converted to shares of Common Stock.

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Series 2 Preferred Stock

On August 14, 2017, the Company entered into an exchange right agreement (the “Second Exchange Agreement”) with the holder of our then outstanding Series 2 Preferred Stock, pursuant to which the Company granted the Debenture Holder the right to exchange 1,850 shares of the Company’s Series 2 Convertible Preferred Stock (the “Preferred Shares”) owned by the Debenture Holder for up to an aggregate of 186,869 shares (the “Exchange Shares”) of the Company’s common stock. Pursuant to the Second Exchange Agreement, for so long as the Preferred Shares remain outstanding, each outstanding Preferred Share was exchangeable for the number of Exchange Shares equal to the quotient obtained by dividing $1,000 by $0.33. As of the date of this prospectus supplement, all of the Exchange Shares have been issued. The Exchange Shares were issued in accordance with the exemption from registration provided by Section 3(a)(9) of the Securities Act.

Agreement with Warrant Holders

On August 9, 2017, the Company entered into a warrant exercise agreement (the “Warrant Exercise Agreement”) with certain participants in the Offering (collectively, the “Warrant Holders” and each, a “Warrant Holder”) pursuant to which the Warrant Holders agreed to exercise, for up to an aggregate of 36,524 shares of common stock, the warrants (the “Warrants”) issued pursuant to that certain warrant agency agreement, dated as of June 30, 2017 (the “Warrant Agency Agreement”), by and between the Company and Corporate Stock Transfer, as warrant agent (the “Warrant Agent”), provided that the Company will agree to:

(a)      amend the Warrant Agency Agreement to reduce the exercise price of the Warrants from $39.75 per share to $9.00 per share in accordance with the terms and conditions of Amendment No. 1 to the Warrant Agency Agreement, dated August 9, 2017 between the Company and the Warrant Agent (“Warrant Agreement Amendment”), with the consent of Aegis Capital Corp. and the registered holders of a majority of the outstanding Warrants; and

(b)      issue additional warrants to the Warrant Holders, for the number of shares of common stock that will be equal to the number of exercised shares purchased by such Warrant Holder (the “Additional Warrant Shares”), at an exercise price of $16.50 per share (the “Additional Warrant”) for warrants to purchase up to an aggregate of 36,524 shares of common stock.

The Warrant Holders agreed to exercise up to 36,524 shares of common stock underlying the Warrants (the “Exercised Shares”) for aggregate gross proceeds of $328,715.70 from the exercise of the Warrants which will be used for general working capital purposes, including the payment of outstanding debt and trade payables in the ordinary course of the Company’s business and prior practices. The Warrants and Exercised Shares were registered on the Registration Statement on Form S-1 filed by the Company (333-218173) and declared effective on June 28, 2017.

In connection with the exercise of the Warrants, the Company issued a 5-year warrant to each Warrant Holder for the number of shares of common stock equal to the number of exercised shares purchased by such Warrant Holder (the “Warrant Shares”), at an exercise price of $16.50 per share.

Effective as of December 15, 2017, the Company, pursuant to certain Exchange Agreements (the “Exchange Agreement”), by and between the Company and the December 2016 Purchasers, agreed to issue up to an aggregate of 66,667 shares (the “Exchange Shares”) of the Company’s common stock to the December 2016 Purchasers, in exchange for the termination and cancellation of the December 2016 Warrants.

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Loan and Security Agreement

Pursuant to the terms of a Commercial Loan Purchase Agreement, dated as of August 14, 2017 (the “Purchase Agreement”), Gemcap Lending I, LLC (“GemCap”) sold and assigned to Payplant LLC, as agent for Payplant Alternatives Fund LLC (“Payplant” or “Lender”), all of its right, title and interest to that certain revolving Secured Promissory Note in an aggregate principal amount of up to $10,000,000 (the “GemCap Note”) issued in accordance with that certain Loan and Security Agreement, dated as of November 14, 2016 (the “GemCap Loan”), by and among Gemcap and the Company and its wholly-owned subsidiaries, Inpixon USA (“INPXUSA” or “Inpixon USA”) and Inpixon Federal, Inc. (“INPXF” or “Inpixon Federal,” and together with INPX and INPXUSA, the “Company”) for an aggregate purchase price of $1,402,770.16.

In connection with the purchase and assignment of the Gemcap Loan in accordance with the Purchase Agreement, the GemCap Loan was amended and restated in accordance with the terms and conditions of the Payplant Loan and Security Agreement, dated as of August 14, 2017, between the Company and Payplant (the “Loan Agreement”). The Loan Agreement allows the Company to request loans (each a “Loan” and collectively the “Loans”) from the Lender (in the manner provided therein) with a term of no greater than 360 days in amounts that are equivalent to 80% of the face value of purchase orders received (“Aggregate Loan Amount”). The Lender is not obligated to make the requested loan, however, if the Lender agrees to make the requested loan, before the loan is made, the Company must provide Lender with (i) one or more promissory notes (“Notes”) for the amount being loaned in favor of Lender, (ii) one or more guaranties executed in favor of Lender and (iii) other documents and evidence of the completion of such other matters as Lender may request. The principal amount of each Loan shall accrue interest at a 30 day rate of 2% (the “Interest Rate”), calculated per day on the basis of a year of 360 days and, when combined with all fees that may be characterized as interest will not exceed the maximum rate allowed by law Upon the occurrence and during the continuance of any event of default, interest shall accrue at a rate equal to the Interest Rate plus 0.42% per 30 days. All computations of interest shall be made on the basis of a year of 360 days. In accordance with the terms of the Loan Agreement, the Company issued a promissory note to Payplant with a term of 30 days in an aggregate principal amount of $995,472.61 in connection with a purchase order received. The promissory note is subject to the interest rates described in the Loan Agreement and is secured by the assets of the Company pursuant to the Loan Agreement and will be satisfied in accordance with the terms of the Client Agreement.

Reverse Stock Split

At a meeting of our stockholders held on February 2, 2018, our stockholders holding a majority of our outstanding voting power approved an amendment to our Articles of Incorporation to effect a reverse stock split of our common stock at an exchange ratio between 1-for -5 and 1-for-60 with our Board of Directors retaining the discretion as to whether to implement the reverse stock split and the exact exchange ratio to implement. The Board of Directors approved the implementation of a reverse stock split at a ratio of 1 for 30 effective as of February 6, 2017.

November 2017 Convertible Note

On November 17, 2017, the Company issued a $1,745,000 principal face amount convertible promissory note (the “November Note”) to an accredited investor (the “November Noteholder”) which yielded net proceeds of $1,500,000 to the Company pursuant to a Securities Purchase Agreement dated as of November 17, 2017 by and between the Company and the November Noteholder (the “November Note SPA” and together with the November Note, the “November Transaction Documents”). The November Note bears interest at the rate of 10% per year and is due 10 months after the date of issuance. Redemptions may occur at any time after the 6 month anniversary of the date of issuance of the November Note with a minimum redemption price of $17.10 per share, and if the conversion rate is less than the market price, then the redemptions must be made in cash. The November Note contains standard events of default and a schedule of redemption premiums. There is also a most favored nations clause and provision which allows for adjustments upon dilutive issuances which is subject to a floor of $8.70.

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Prepayments may be made on the November Note as follows:

Prepayment Date	Prepayment Amount

On or before December 31, 2017	100% of the Outstanding Balance

On or after January 1, 2018 until February 1, 2018	115% of the Outstanding Balance

On or after February 1, 2018 until the Maturity Date	120% of the Outstanding Balance

On January 5, 2018, in order to facilitate the completion of the January 2018 Offering, the November Noteholder and the Company entered into a Waiver and First Amendment Agreement (the “Waiver and Amendment Agreement”).

Pursuant to the Waiver and Amendment Agreement, the November Noteholder waived (a) any requirement in the November Transaction Documents to maintain the Share Reserve (as defined in the November Note) until the date on which the Company filed the Authorized Share Amendment and in no event later than February 15, 2018 (the “Reserve Deadline”); provided, however, that the Company, as of the Reserve Deadline, reserves and keeps available out of its authorized and unissued shares of common stock, not less than 150% of the aggregate number of shares of common stock as shall be issuable upon the conversion of the then outstanding principal amount of the November Note and payment of interest thereunder; and (b) any right of conversion under the November Note until the six month anniversary of the Effective Date (as defined in the November Note). In addition, the Company’s failure to establish the Share Reserve (as defined in the November Note) by the Reserve Deadline or otherwise maintain the Share Reserve (as defined in the November Note) will be considered an event of default.

Pursuant to the Waiver and Amendment Agreement, the terms of the November Note were amended to adjust the Conversion Price (as defined in the November Note) to a price equal to $13.50; provided, however, that, the Conversion Price (as defined in the November Note) may be reduced to a price that is equal to 70% of the closing bid price reported by the Nasdaq Stock Market as of the date immediately prior to each applicable conversion date subject to and only upon approval by the Company’s stockholders in accordance with Nasdaq Listing Rule 5635(d), which was obtained at a meeting of stockholders held on February 2, 2018. Notwithstanding the foregoing, in no event shall the Conversion Price (as defined in the November Note) be equal to a price that is less than $3.00(subject to adjustment).

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Service Provider Share Issuance

On December 6, 2017, Company entered into Subscription Agreements (the “Service Provider Agreement”) with certain service providers and vendors (the “Providers”) in connection with the issuance by the Company of an aggregate of 75,980 shares of the Company’s common stock, including 36,768 shares (the “Initial Shares”) issuable at closing and up to an additional 39,213 shares of common stock (the “Reserve Shares”, together with the Initial Shares, the “Provider Shares”) that the Providers had the right to receive subject to certain beneficial ownership limitations at a purchase price of $10.20 per Provider Share, in satisfaction of an aggregate of $775,000 payable to the Providers by the Company for services rendered. The Company did not receive any cash proceeds from the issuance and sale of the Provider Shares. The closing of the sale of the Provider Shares pursuant to the Service Provider Agreement occurred on December 7, 2017. As of the date of this prospectus supplement an aggregate of 7,837 remain available for issuance to the Providers.

The Provider Shares were sold by the Company pursuant to a prospectus supplement, dated as of December 5, 2017, to the Company’s effective shelf registration statement on Form S-3, which was filed with the SEC on May 14, 2015 and declared effective on May 28, 2015 (File No. 333-204159), and a related base prospectus dated as of May 28, 2015.

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January 2018 Capital Raise

On January 5, 2018, the Company entered into a Securities Purchase Agreement (the “January 2018 SPA”) with certain investors (the “January 2018 Investors”) pursuant to which the Company agreed to sell, in a registered direct offering, an aggregate of 599,812 shares (the “January 2018 Shares”) of the Company’s Common Stock, at a purchase price of $5.31 per share (the “January 2018 Offering”).

Concurrently with the sale of the January 2018 Shares, pursuant to the January 2018 SPA the Company also agreed to sell warrants to purchase up to 599,812 shares (the “January 2018 Warrant Shares”) of Common Stock (the “January 2018 Warrants”). The aggregate gross proceeds for the sale of the January 2018 Shares and January 2018 Warrants was approximately $3.2 million. The January 2018 Warrants will be exercisable beginning on or after the later of (i) the date on which the Company’s files an amendment to its articles of incorporation (the “Amendment”), approved by its stockholders, to increase the number of authorized shares of the Company’s common stock such that all of the January 2018 Warrants may be exercised in full by the holders of the January 2018 Warrants and (ii) the date on which such approval as may be required by the applicable rules and regulations of the Nasdaq Stock Market (or any successor entity) from the stockholders of the Company, including the issuance of all of the January 2018 Warrant Shares, in accordance with NASDAQ Rule 5635(d) is obtained and deemed effective (the “January 2018 Initial Exercise Date”), at an exercise price per share equal to $6.60, subject to certain adjustments pursuant to the terms of the January 2018 Warrants (the “January 2018 Exercise Price”), and will expire on the five year anniversary of the January 2018 Initial Exercise Date. The closing of the sales of these securities under the January 2018 SPA occurred on January 8, 2018.

JOBS Act

Pursuant to Section 107 of the JOBS Act, emerging growth companies may delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected to opt out of this exemption from new or revised accounting standards and, therefore, are subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Critical Accounting Policies and Estimates

Our consolidated financial statements are prepared in accordance with U.S. Generally Accepted Accounting Principles, or GAAP. In connection with the preparation of our consolidated financial statements, we are required to make assumptions and estimates about future events, and apply judgments that affect the reported amounts of assets, liabilities, revenue, expenses and the related disclosures. We base our assumptions, estimates and judgments on historical experience, current trends and other factors that management believes to be relevant at the time our consolidated financial statements are prepared. On a regular basis, we review the accounting policies, assumptions, estimates and judgments to ensure that our consolidated financial statements are presented fairly and in accordance with GAAP. However, because future events and their effects cannot be determined with certainty, actual results could differ from our assumptions and estimates, and such differences could be material.

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Our significant accounting policies are discussed in Note 2 of the audited consolidated financial statements for the years ended December 31, 2016 and 2015 and Note 3 of the condensed consolidated financial statements for the nine months ended on September 30, 2017 and 2016, which are included elsewhere in this prospectus. We believe that the following accounting estimates are the most critical to aid in fully understanding and evaluating our reported financial results, and they require our most difficult, subjective or complex judgments, resulting from the need to make estimates about the effect of matters that are inherently uncertain. There have been no changes to estimates during the periods presented in the filing. Historically changes in management estimates have not been material.

Revenue Recognition

We provide IT solutions and services to customers with revenues currently derived primarily from the sale of third-party hardware and software products, software, assurance, licenses and other consulting services, including maintenance services. The products and services we sell, and the manner in which they are bundled, are technologically complex and the characterization of these products and services requires judgment in order to apply revenue recognition policies. For all of these revenue sources, we determine whether we are the principal or the agent in accordance with Accounting Standards Codification Topic, 605-45 Principal Agent Considerations.

We allocate the total arrangement consideration to the deliverables based on an estimated selling price of our products and services and report revenues containing multiple deliverable arrangements under ASC 605-25 “Revenue Arrangements with Multiple Deliverables” (“ASC-605-25”). These multiple deliverable arrangements primarily consist of the following deliverables: third-party computer hardware, third-party software, hardware and software maintenance (a.k.a. support), and third-party services. We determine the estimated selling price using cost plus a reasonable margin for each deliverable, which was based on our established policies and procedures for providing customers with quotes, as well as historical gross margins for our products and services. From time to time our personnel are contracted to perform installation and services for the customer. In situations where we bundle all or a portion of the separate elements, Vendor Specific Objective Evidence (“VSOE”) is determined based on prices when sold separately. Our revenue recognition policies vary based upon these revenue sources and the mischaracterization of these products and services could result in misapplication of revenue recognition polices.

We recognize revenue when the following criteria are met: (1) persuasive evidence of an arrangement exists; (2) shipment (software or hardware) or fulfillment (maintenance) has occurred and applicable services have been rendered; (3) the sales price is fixed or determinable; and (4) collectability is reasonably assured. Generally, these criteria are met upon shipment to customers with respect to the sales of hardware and software products. With respect to our maintenance and other service agreements, this criteria is met once the service has been provided. Revenue from the sales of our services on time and material contracts is recognized based on a fixed hourly rate as direct labor hours are expended. We recognize revenue for sales of all services on a fixed fee ratably over the term of the arrangement as such services are provided. The Company evaluates whether the revenues it receives from the sale of hardware and software products, licenses, and services, including maintenance and professional consulting services, should be recognized on a gross or net basis on a transaction by transaction basis. We maintain primary responsibility for the materials and procedures utilized to service our customers, even in connection with the sale of third party-products and maintenance services as we are responsible for the fulfillment and acceptability of the products and services purchased by our customers. In addition, the nature of the products sold to our customers are such that they need configuration in order to be utilized properly for the purposes intended by the customer and therefore we assume certain responsibility for product staging, configuration, installation, modification, and integration with other client systems, or retain general inventory risk upon customer return or rejection. Our customers rely on us to develop the appropriate solutions and specifications applicable to their specific systems and then integrate any such required products or services into their systems. As described above, we are responsible for the day to day maintenance and warranty services provided in connection with all of our existing customer relationships, whether such services are ultimately provided directly by the Company and its employees or by the applicable third party service provider. As of the date of this filing, after an evaluation of all of our existing customer relationships, we have concluded that we are the primary obligor to all of our existing customers and therefore recognize all revenues on a gross basis.

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Long-lived Assets

We account for our long-lived assets in accordance with Accounting Standards Codification (“ASC”) 360, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“ASC 360”), which requires that long-lived assets be evaluated whenever events or changes in circumstances indicate that the carrying amount may not be recoverable or the useful life has changed. Some of the events or changes in circumstances that would trigger an impairment test include, but are not limited to:

●	significant under-performance relative to expected and/or historical results (negative comparable sales growth or operating cash flows for two consecutive years);

●	significant negative industry or economic trends;

●	knowledge of transactions involving the sale of similar property at amounts below our carrying value; or

●	our expectation to dispose of long-lived assets before the end of their estimated useful lives, even though the assets do not meet the criteria to be classified as “held for sale.”

Long-lived assets are grouped for recognition and measurement of impairment at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets. The impairment test for long-lived assets requires us to assess the recoverability of our long-lived assets by comparing their net carrying value to the sum of undiscounted estimated future cash flows directly associated with and arising from our use and eventual disposition of the assets. If the net carrying value of a group of long-lived assets exceeds the sum of related undiscounted estimated future cash flows, we would be required to record an impairment charge equal to the excess, if any, of net carrying value over fair value.

When assessing the recoverability of our long-lived assets, which include property and equipment and finite-lived intangible assets, we make assumptions regarding estimated future cash flows and other factors. Some of these assumptions involve a high degree of judgment and also bear a significant impact on the assessment conclusions. Included among these assumptions are estimating undiscounted future cash flows, including the projection of comparable sales, operating expenses, capital requirements for maintaining property and equipment and residual value of asset groups. We formulate estimates from historical experience and assumptions of future performance, based on business plans and forecasts, recent economic and business trends, and competitive conditions. In the event that our estimates or related assumptions change in the future, we may be required to record an impairment charge. Based on our evaluation we did not record a charge for impairment for the years ended December 31, 2016 and 2015, or for the nine months ended September 30, 2017 and 2016.

The benefits to be derived from our acquired intangibles, will take additional financial resources to continue the development of our technology. Management believes our technology has significant long-term profit potential, and to date, management continues to allocate existing resources to the develop products and services to seek returns on its investment. We continue to seek additional resources, through both capital raising efforts and meeting with industry experts, as part of our continued efforts. Although there can be no assurance that these efforts will be successful, we intend to allocate financial and personnel resources when deemed possible and/or necessary. If we choose to abandon these efforts, or if we determine that such funding is not available, the related development of our technology (resulting in our lack of ability to expand our business), may be subject to significant impairment.

As described previously, we continue to experience weakness in market conditions, a depressed stock price, and challenges in executing our business plans. The Company will continue to monitor these uncertainties in future periods, to determine the impact.

We evaluate the remaining useful lives of long-lived assets and identifiable intangible assets whenever events or circumstances indicate that a revision to the remaining period of amortization is warranted. Such events or circumstances may include (but are not limited to): the effects of obsolescence, demand, competition, and/or other economic factors including the stability of the industry in which we operate, known technological advances, legislative actions, or changes in the regulatory environment. If the estimated remaining useful lives change, the remaining carrying amount of the long-lived assets and identifiable intangible assets would be amortized prospectively over that revised remaining useful life. We have determined that there were no events or circumstances during the years ended December 31, 2016 and 2015, or during the nine months ended September 30, 2017, which would indicate a revision to the remaining amortization period related to any of our long lived assets. Accordingly, we believe that the current estimated useful lives of long-lived assets reflect the period over which they are expected to contribute to future cash flows and are therefore deemed appropriate.

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Goodwill and Indefinite-lived Assets

We have recorded goodwill and other indefinite-lived assets in connection with our acquisitions of Lilien, Shoom, AirPatrol, LightMiner and Integrio, LLC (“Integrio”). Goodwill, which represents the excess of acquisition cost over the fair value of the net tangible and intangible assets of the acquired company, is not amortized. Indefinite-lived intangible assets are stated at fair value as of the date acquired in a business combination. Our goodwill balance and other assets with indefinite lives are evaluated for potential impairment during the fourth quarter of each year and in certain other circumstances. The evaluation of impairment involves comparing the current fair value of the business to the recorded value, including goodwill. To determine the fair value of the business, we utilize both the income approach, which is based on estimates of future net cash flows, and the market approach, which observes transactional evidence involving similar businesses. As discussed further in Note 12 to the “Notes to Consolidated Financial Statements” during the fourth quarter of the year ended December 31, 2016 we recognized a $7.4 million non-cash goodwill impairment charge related to our Mobile IoT & Big Data Products reporting unit. During the nine months ended September 30, 2017 we recognized a $8.4 million non-cash goodwill impairment charge.

We review our goodwill for impairment annually, but may need to review goodwill more frequently, if facts and circumstances warrant a review.

We analyze goodwill first to assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform a detailed goodwill impairment test as required. The more-likely-than-not threshold is defined as having a likelihood of more than 50 percent.

Events and circumstances for an entity to consider in conducting the qualitative assessment are:

●	Macroeconomic conditions such as a deterioration in general economic conditions, limitations on accessing capital, fluctuations in foreign exchange rates, or other developments in equity and credit markets.

●	Industry and market considerations such as a deterioration in the environment in which an entity operates, an increased competitive environment, a decline in market-dependent multiples or metrics (considered in both absolute terms and relative to peers), a change in the market for an entity’s products or services, or a regulatory or political development.

●	Cost factors such as increases in raw materials, labor, or other costs that have a negative effect on earnings and cash flows.

●	Overall financial performance such as negative or declining cash flows or a decline in actual or planned revenue or earnings compared with actual and projected results of relevant prior periods.

●	Other relevant entity-specific events such as changes in management, key personnel, strategy, or customers, contemplation of bankruptcy, or litigation.

●	Events affecting a reporting unit such as a change in the composition or carrying amount of its net assets, a more-likely-than-not expectation of selling or disposing of all, or a portion, of a reporting unit, the testing for recoverability of a significant asset group within a reporting unit, or recognition of a goodwill impairment loss in the financial statements of a subsidiary that is a component of a reporting unit.

●	If applicable, a sustained decrease in share price (considered in both absolute terms and relative to peers).

As described previously, we continue to experience weakness in market conditions, a depressed stock price, and challenges in executing our business plans.  We also require significant funds to operate and continue to experience losses.  If these conditions continue, it may necessitate a requirement to record a goodwill impairment charges.  The Company will continue to monitor these uncertainties in future periods.

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Acquired In-Process Research and Development (“IPR&D”)

In accordance with authoritative guidance, we recognize IPR&D at fair value as of the acquisition date, and subsequently account for it as an indefinite-lived intangible asset until completion or abandonment of the associated research and development efforts. Once an IPR&D project has been completed, the useful life of the IPR&D asset is determined and amortized accordingly. If the IPR&D asset is abandoned, the remaining carrying value is written off. During fiscal year 2014, we acquired IPR&D through the acquisition of AirPatrol and in 2015 through the acquisition of the assets of LightMiner. Our IPR&D is comprised of AirPatrol and LightMiner technology, which was valued on the date of the acquisition. It will take additional financial resources to continue development of these technologies.

We continue to seek additional resources, through both capital raising efforts and meeting with industry experts, for further development of the AirPatrol and LightMiner technologies. Through September 30, 2017, we have made some progress with raising capital since these acquisitions, building our pipeline and getting industry acknowledgment. We are being recognized by leading industry analysts in their report on leading indoor positioning companies and also was awarded the IoT Security Excellence award by TMC. However, management is focused on growing revenue from these products and continues to actively and aggressively pursue efforts to recognize the value of the AirPatrol and LightMiner technologies. Although there can be no assurance that these efforts will be successful, we intend to allocate financial and personnel resources when deemed possible and/or necessary. If we choose to abandon these efforts, or if we determine that such funding is not available, the related IPR&D will be subject to significant impairment.

Impairment of Long-Lived Assets Subject to Amortization

We amortize intangible assets with finite lives over their estimated useful lives and review them for impairment whenever an impairment indicator exists. We continually monitor events and changes in circumstances that could indicate carrying amounts of our long-lived assets, including our intangible assets, may not be recoverable. When such events or changes in circumstances occur, we assess recoverability by determining whether the carrying value of such assets will be recovered through the undiscounted expected future cash flows. If the future undiscounted cash flows are less than the carrying amount of these assets, we recognize an impairment loss based on the excess of the carrying amount over the fair value of the assets. We did not recognize any intangible asset impairment charges for the nine month period ended September 30, 2017. See “Acquired In-Process Research and Development (“IPR&D”)” for further information.

Deferred Income Taxes

In accordance with ASC 740 “Income Taxes” (“ASC 740”), management routinely evaluates the likelihood of the realization of its income tax benefits and the recognition of its deferred tax assets. In evaluating the need for any valuation allowance, management will assess whether it is more likely than not that some portion, or all, of the deferred tax asset may not be realized. Ultimately, the realization of deferred tax assets is dependent upon the generation of future taxable income during those periods in which temporary differences become deductible and/or tax credits and tax loss carry-forwards can be utilized. In performing its analyses, management considers both positive and negative evidence including historical financial performance, previous earnings patterns, future earnings forecasts, tax planning strategies, economic and business trends and the potential realization of net operating loss carry-forwards within a reasonable timeframe. To this end, management considered (i) that we have had historical losses in the prior years and cannot anticipate generating a sufficient level of future profits in order to realize the benefits of our deferred tax asset; (ii) tax planning strategies; and (iii) the adequacy of future income as of and for the nine months ended September 30, 2017, based upon certain economic conditions and historical losses through September 30, 2017. After consideration of these factors management deemed it appropriate to establish a full valuation allowance.

A liability for “unrecognized tax benefits” is recorded for any tax benefits claimed in the Company’s tax filings that do not meet these recognition and measurement standards. As of December 31, 2016 and 2015 and for the nine months ended September 30, 2017, no liability for unrecognized tax benefits was required to be reported. The guidance also discusses the classification of related interest and penalties on income taxes. The Company’s policy is to record interest and penalties on uncertain tax positions as a component of income tax expense. No interest or penalties were recorded during the years ended December 31, 2016 and 2015 or during the nine months ended September 30, 2017.

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Allowance for Doubtful Accounts

We maintain our reserves for credit losses at a level believed by management to be adequate to absorb potential losses inherent in the respective balances. We assign an internal credit quality rating to all new customers and update these ratings regularly, but no less than annually. Management’s determination of the adequacy of the reserve for credit losses for our accounts and notes receivable is based on the age of the receivable balance, the customer’s credit quality rating, an evaluation of historical credit losses, current economic conditions, and other relevant factors.

As of September 30, 2017, December 31, 2016 and December 31, 2015, reserves for credit losses included a reserve for doubtful accounts of approximately $1.1 million, $378,000 and $285,000, respectively, due to the aging of the items greater than 120 days outstanding and other potential non-collections.

Business Combinations

We account for business combinations using the acquisition method of accounting, and accordingly, the assets and liabilities of the acquired business are recorded at their fair values at the date of acquisition. The excess of the purchase price over the estimated fair value is recorded as goodwill. Any changes in the estimated fair values of the net assets recorded for acquisitions prior to the finalization of more detailed analysis, but not to exceed one year from the date of acquisition, will change the amount of the purchase price allocable to goodwill. Any subsequent changes to any purchase price allocations that are material to our consolidated financial results will be adjusted. All acquisition costs are expensed as incurred and in-process research and development costs are recorded at fair value as an indefinite-lived intangible asset and assessed for impairment thereafter until completion, at which point the asset is amortized over its expected useful life. Separately recognized transactions associated with business combinations are generally expensed subsequent to the acquisition date. The application of business combination and impairment accounting requires the use of significant estimates and assumptions.

Upon acquisition, the accounts and results of operations are consolidated as of and subsequent to the acquisition date and are included in our Consolidated Financial Statements from the acquisition date.

Stock-Based Compensation

We account for equity instruments issued to non-employees in accordance with accounting guidance which requires that such equity instruments are recorded at their fair value on the measurement date, which is typically the date the services are performed.

We account for equity instruments issued to employees in accordance with accounting guidance that requires that awards are recorded at their fair value on the date of grant and are amortized over the vesting period of the award. We recognize compensation costs over the requisite service period of the award, which is generally the vesting term of the equity instrument issued.

The Black-Scholes option valuation model is used to estimate the fair value of the options or the equivalent security granted. The model includes subjective input assumptions that can materially affect the fair value estimates. The model was developed for use in estimating the fair value of traded options or warrants. The expected volatility is estimated based on the average of historical volatilities for industry peers.

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The principal assumptions used in applying the Black-Scholes model along with the results from the model were as follows:

	December 31, 2016	For the Nine Months Ended September 30, 2017
Risk-free interest rate	1.35% to 1.47%	2.27%
Expected life of option grants	7 years	7 years
Expected volatility of underlying stock	47.47% to 49.02%	47.34%
Dividends	—	—

For the nine months ended September 30, 2017, the Company incurred stock-based compensation charges of $1,282,000. For the year ended December 31, 2016, the Company incurred stock-based compensation charges of $1.4 million.

Operating Segments

Effective January 1, 2017, the Company has changed the way it analyzes and assesses divisional performance of the Company. The Company has therefore re-aligned its operating segments along those division business lines and has created the following operating segments. The Company has retroactively applied these new segment categories to the prior periods presented below for comparative purposes.

●	Indoor Positioning Analytics: This segment includes Inpixon’s proprietary products and services delivered on premise or in the Cloud as well as our hosted SaaS based solutions. Our Indoor Positioning Analytics product is based on a unique and patented sensor technology that detects and locates accessible cellular, Wi-Fi and Bluetooth devices and then uses a lightning fast data-analytics engine to deliver actionable insights and intelligent reports for security, marketing, asset management, etc.

●	Infrastructure: This segment includes third party hardware, software and related maintenance/warranty products and services that Inpixon resells to commercial and government customers. It includes but is not limited to products for enterprise computing; storage; virtualization; networking; etc. as well as services including custom application/software design; architecture and development; staff augmentation and project management.

Rounding

All dollar amounts in this section have been rounded to the nearest thousand.

Results of Operations

Nine Months Ended September 30, 2017 Compared to Nine Months Ended September 30, 2016

The following table sets forth selected unaudited consolidated financial data as a percentage of our revenue and the percentage of period-over-period change:

	Nine Months ended
	September 30, 2017		September 30, 2016
(in thousands, except percentages)	Amount	% of Revenues	Amount	% of Revenues	% Change

Product Revenues	$31,225	77%	$27,871	72%	12%
Services Revenues	$9,277	23%	$10,788	28%	(14)%
Cost of net revenues - products	$26,805	66%	$22,363	58%	20%
Cost of net revenues - services	$4,773	12%	$5,807	15%	(18)%
Gross profit	$8,924	22%	$10,489	27%	(15)%
Operating expenses	$34,105	84%	$22,761	59%	50%
Loss from operations	$(25,181)	(62)%	$(12,272)	(32)%	105%
Net loss	$(27,129)	(67)%	$(13,201)	(34)%	106%
Net loss attributable to common stockholders	$(27,116)	(67)%	$(13,189)	(34)%	106%

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Net Revenues

Net revenues for the nine months ended September 30, 2017 were $40.5 million compared to $38.7 million for the comparable period in the prior year. The increase in revenues of $1.8 million are primarily attributable to the Integrio acquisition in November 2016. For the nine months ended September 30, 2017, Indoor Positioning Analytics revenue was $3 million compared to $3.7 million for the prior year period. Infrastructure revenue was $37.5 million for the nine months ended September 30, 2017 and $35 million for the prior year period.

Cost of Net Revenues

Cost of net revenues for the nine months ended September 30, 2017 was $31.6 million compared to $28.2 million for the prior year period. The increase in cost of revenues of $3.4 million is primarily attributable to the increase in revenues due to the Integrio acquisition in November 2016. Indoor Positioning Analytics cost of net revenues was $990,000 for the nine months ended September 30, 2017 as compared to $1.1 million for the prior period. Infrastructure cost of net revenues was $30.6 million for the nine months ended September 30, 2017 and $27.1 million for the prior period.

The gross profit margin for the nine months ended September 30, 2017 was 22% compared to 27% during the nine months ended September 30, 2016. The decrease in gross margin was primarily attributable to lower gross margins on the Integrio revenue which is included in the Infrastructure segment during the quarter ended September 30, 2017. Indoor Positioning Analytics gross margins for the nine months ended September 30, 2017 and 2016 were 67% and 71%, respectively. Gross margins for the Infrastructure segment for the nine months ended September 30, 2017 and 2016 were 18% and 23%, respectively.

Operating Expenses

Operating expenses for the nine months ended September 30, 2017 were $34.1 million compared to $22.8 million for the prior year period. This increase of $11.3 million is primarily due to a $8.4 million goodwill impairment charge, an increase in operating expense related to the Integrio acquisition and amortization related to the Integrio acquisition offset by lower operating expenses in the remaining Inpixon business.

Loss from Operations

Loss from operations for the nine months ended September 30, 2017 was $25.1 million compared to $12.3 million for the prior year period. This increase in loss of $12.8 million was primarily attributable to a $8.4 million goodwill impairment charge, an increase in amortization of intangibles, depreciation, additional operating expenses for the Integrio acquisition, increase in professional services fees, and lower gross margins from the Integrio acquisition.

Other Income/Expense

Net other income/expense for the nine months ended September 30, 2017 and 2016 was ($1.9 million) and ($929,000), respectively. This increase of $993,000 was primarily attributable to interest attributable to the Debenture, higher interest on the Company’s Credit Facility, and amortization of debt discount and deferred financing fees.

Provision for Income Taxes

There was no provision for income taxes for the nine months ended September 30, 2017 and 2016. Deferred tax assets resulting from such losses are fully reserved as of September 30, 2017 and 2016 since, at present, we have no history of taxable income and it is more likely than not that such assets will not be realized.

Net Loss Attributable to Non-Controlling Interest

Net loss attributable to non-controlling interest for the nine months ended September 30, 2017 was $13,000 compared to a net loss of $12,000 for the prior year period. This increase of $1,000 was attributable to an increase in losses for Sysorex Arabia LLC and was not material.

Net Loss Attributable To Common Stockholders

Net loss attributable to common stockholders for the nine months ended September 30, 2017 was $27.1 million compared to $13.2 million for the prior year period. This increase in net loss of $13.9 million was attributable to the changes discussed above.

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Non-GAAP Financial information

EBITDA

EBITDA is defined as net income (loss) before interest, provision for (benefit from) income taxes, and depreciation and amortization. Adjusted EBITDA is used by our management as the matrix in which it manages the business. It is defined as EBITDA plus adjustments for other income or expense items, non-recurring items and non-cash stock-based compensation.

Adjusted EBITDA for the three months ended September 30, 2017 was a loss of $3.1 million compared to a loss of $2.4 million for the prior year period. Adjusted EBITDA for the nine months ended September 30, 2017 was a loss of $9.2 million compared to a loss of $7 million for the prior year period.

The following table presents a reconciliation of net income/loss attributable to stockholders of Inpixon, which is our GAAP operating performance measure, to Adjusted EBITDA for the fiscal quarters ended September 30, 2017 and 2016 (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016

Net loss attributable to common stockholders	$(14,637)	$(4,716)	$(27,116)	$(13,189)
Adjustments:
Non-recurring one-time charges:
Acquisition transaction/financing costs	--	22	5	52
Costs associated with public offering	159	--	159	--
Impairment of goodwill	8,392	--	8,392	--
Gain on earnout	(561)	--	(561)	--
Change in the fair value of shares to be issued	--	(5)	--	(13)
Change in the fair value of derivative liability	(46)	(41)	(254)	(41)
Severance	--	--	27	--
Stock based compensation – acquisition costs	--	--	7	--
Bad debt expense	773	--	773	--
Stock-based compensation - compensation and related benefits	288	344	1,275	1,055
Interest expense	694	639	2,721	1,037
Depreciation and amortization	1,817	1,391	5,418	4,054
Adjusted EBITDA	$(3,121)	$(2,366)	$(9,154)	$(7,045)

We rely on Adjusted EBITDA, which is a non-GAAP financial measure for the following:

●	to review and assess the operating performance of our Company as permitted by Accounting Standards Codification Topic 280, Segment Reporting;

●	to compare our current operating results with corresponding periods and with the operating results of other companies in our industry;

●	as a basis for allocating resources to various projects;

●	as a measure to evaluate potential economic outcomes of acquisitions, operational alternatives and strategic decisions; and

●	to evaluate internally the performance of our personnel.

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We have presented Adjusted EBITDA above because we believe it conveys useful information to investors regarding our operating results. We believe it provides an additional way for investors to view our operations, when considered with both our GAAP results and the reconciliation to net income (loss). By including this information we can provide investors with a more complete understanding of our business. Specifically, we present Adjusted EBITDA as supplemental disclosure because of the following:

●	We believe Adjusted EBITDA is a useful tool for investors to assess the operating performance of our business without the effect of interest, income taxes, and other non-operating expenses as well as depreciation and amortization which are non-cash expenses;

●	We believe that it is useful to provide investors with a standard operating metric used by management to evaluate our operating performance; and

●	We believe that the use of Adjusted EBITDA is helpful to compare our results to other companies.

Even though we believe Adjusted EBITDA is useful for investors, it does have limitations as an analytical tool. Thus, we strongly urge investors not to consider this metric in isolation or as a substitute for net income (loss) and the other consolidated statement of operations data prepared in accordance with GAAP. Some of these limitations include the fact that:

●	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

●	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

●	Adjusted EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

●	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements;

●	Adjusted EBITDA does not reflect income or other taxes or the cash requirements to make any tax payments; and

●	other companies in our industry may calculate Adjusted EBITDA differently than we do, thereby potentially limiting its usefulness as a comparative measure.

Because of these limitations, Adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business or as a measure of performance in compliance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and providing Adjusted EBITDA only as supplemental information.

Proforma Non-GAAP Net Loss per Share

Proforma non-GAAP net income (loss) per share is used by our Company’s management as an evaluation tool as it manages the business and is defined as net income (loss) per basic and diluted share adjusted for non-cash items including stock based compensation, amortization of intangibles and one time charges including acquisition costs, the costs associated with the public offering, severance costs and changes in the fair value of shares to be issued.

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Proforma non-GAAP net loss per basic and diluted common share for the three months ended September 30, 2017 was ($13.67) compared to ($57.47) for the prior year period. Proforma non-GAAP net loss per basic and diluted common share for the nine months ended September 30, 2017 was ($84.41) compared to ($158.46) for the prior year period. These decreases were attributable to the changes discussed in our results of operations.

The following table presents a reconciliation of net loss per basic and diluted share, which is our GAAP operating performance measure, to proforma non-GAAP net loss per share for the periods reflected:

(thousands, except per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net loss attributable to common stockholders	$(14,637)	$(4,716)	$(27,116)	$(13,189)
Adjustments:
Non-recurring one-time charges:
Acquisition transaction/financing costs	--	22	5	52
Costs associated with public offering	159	--	159	--
Impairment of goodwill	8,392	--	8,392	--
Gain on earnout	(561)	--	(561)	--
Change in the fair value of shares to be issued	--	(5)	--	(13)
Change in the fair value of derivative liability	(46)	(41)	(254)	(41)
Severance	--	--	27	--
Stock based compensation – acquisition costs	--	--	7	--
Bad debt expense	773	--	773	--
Stock-based compensation - compensation and related benefits	288	344	1,275	1,055
Amortization of intangibles	1,327	1,056	4,094	3,169
Proforma non-GAAP net loss	$(4,305)	$(3,340)	$(13,199)	$(8,967)
Proforma non-GAAP net loss per basic and diluted common share	$(13.67)	$(57.47)	$(84.41)	$(158.46)
Weighted average basic and diluted common shares outstanding	314,970	58,115	156,363	56,588

We rely on proforma non-GAAP net loss per share, which is a non-GAAP financial measure and not a substitution for GAAP:

●	to review and assess the operating performance of our Company as permitted by Accounting Standards Codification Topic 280, Segment Reporting;

●	to compare our current operating results with corresponding periods and with the operating results of other companies in our industry;

●	as a measure to evaluate potential economic outcomes of acquisitions, operational alternatives and strategic decisions; and

●	to evaluate internally the performance of our personnel.

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We have presented proforma non-GAAP net loss per share above because we believe it conveys useful information to investors regarding our operating results. We believe it provides an additional way for investors to view our operations, when considered with both our GAAP results and the reconciliation to net income (loss), and that by including this information we can provide investors with a more complete understanding of our business. Specifically, we present proforma non-GAAP net loss per share as supplemental disclosure because:

●	we believe proforma non-GAAP net loss per share is a useful tool for investors to assess the operating performance of our business without the effect of non-cash items including stock based compensation, amortization of intangibles and one time charges including acquisition costs, costs associated with the public offering, severance costs and changes in the fair value of shares to be issued;

●	we believe that it is useful to provide investors with a standard operating metric used by management to evaluate our operating performance; and

●	we believe that the use of proforma non-GAAP net loss per share is helpful to compare our results to other companies.

Year Ended December 31, 2016 compared to the Year Ended December 31, 2015

The following table sets forth selected consolidated financial data as a percentage of our revenue and the percentage of period-over-period change:

	Years ended
	December 31, 2016		December 31, 2015
(in thousands, except percentages)	Amount	% of Revenues	Amount	% of Revenues	% Change
Product Revenues	$37,510	71%	$51,381	77%	(27)%
Services Revenues	$15,657	29%	$15,576	23%	1%
Cost of net revenues – Products	$29,025	55%	$40,763	61%	(29)%
Cost of net revenues – Services	$9,215	17%	$6,865	10%	34%
Gross profit	$14,927	28%	$19,329	29%	(23)%
Operating expenses	$38,650	73%	$30,741	46%	26%
Loss from operations	$(23,723)	(45)%	$(11,412)	(17)%	108%
Net loss	$(27,503)	(52)%	$(11,729)	(18)%	134%
Net loss attributable to stockholders	$(27,114)	(51)%	$(11,719)	(18)%	131%

Revenues

Revenues for the year ended December 31, 2016 were $53.2 million compared to $67.0 million for the comparable period in the prior year. The decrease of $13.8 million, or approximately 20.6%, is primarily associated with a decline in revenues earned by the storage and computing segment. Revenue earned by mobile, IoT & Big Data products and services for the year ended December 31, 2016 was $1.6 million compared to $1.7 million for the prior year period. Revenue earned by storage and computing products and services was $36.1 million for the year ended December 31, 2016 as compared to $50.0 million for the prior year period. SaaS revenue was $3.3 million during the year ended December 31, 2016 as compared to $3.7 million during the prior year period. Professional services revenue was $12.2 million during the year ended December 31, 2016 and $11.6 million during the prior year period. Revenues declined during the year ended December 31, 2016 because of the challenges the Value-Added Reseller (VAR) industry is facing with customers moving to Cloud services; refreshing technology less frequently as products improve and more SaaS based solutions in the market place. These industry wide factors impacted our Storage & Computing and Professional Services segment significantly in 2016. We have taken steps to address this decline by diversifying our customer base to now include federal government customers with the Integrio acquisition. Federal government customers are not making these changes as quickly and the expanded customer base will allow us to grow these segments.

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Cost of Revenues

Cost of revenues for the year ended December 31, 2016 was $38.2 million compared to $47.6 million for the comparable period in the prior year. This decrease of $9.4 million, or approximately 19.7%, was primarily attributable to lower sales. Mobile, IoT & Big Data products cost of net revenues was $553,000 for the year ended December 31, 2016 as compared to $510,000 for the prior year period. Storage and computing cost of net revenues was $28.5 million for the year ended December 31, 2016, and $40.3 million for the prior year period. SaaS cost of net revenues was $938,000 during the year ended December 31, 2016 and $824,000 during the prior year period. Professional services cost of net revenues was $8.3 million during the year ended December 31, 2016 and $6.0 million during the prior year period.

The gross profit margin for the year ended December 31, 2016 was 28% compared to 29% for the year ended December 31, 2015. This decrease in margin is based on the sales mix. Mobile, IoT & Big Data products gross margins for the year ended December 31, 2016 and 2015 were 66% and 69%, respectively. Gross margins for the storage and computing segment for the year ended December 31, 2016 and 2015 were 21% and 19%, respectively. Gross margins for SaaS revenues for the year ended December 31, 2016 and 2015 were 71% and 78%, respectively. Gross margins for professional services revenues for the year ended December 31, 2016 and 2015 were 32% and 48%, respectively.

Operating Expenses

Operating expenses for the year ended December 31, 2016 were $38.7 million and $30.7 million for the comparable period ended December 31, 2015. This increase of $8.0 million includes a $1.6 million increase in research and development costs associated with new product development, a $1.1 million increase in general and administrative costs primarily attributable to an increase in amortization of internally developed software and stock-based compensation, a non-cash goodwill impairment charge of $7.4 million, a $0.5 million increase in acquisition related costs associated with the Integrio acquisition, a $0.4 million increase in the amortization of intangibles offset by a $3.0 million decrease in sales and marketing expenses related to the decrease in sales in the period.

Loss From Operations

Loss from operations for the year ended December 31, 2016 was $23.7 million as compared to $11.4 million for the comparable period in the prior year. This increase of $12.3 million was primarily attributable to a decrease in gross profit of approximately $4.4 million and an increase in operating expenses of approximately $7.9 million which includes a non-cash goodwill impairment charge of $7.4 million.

Other Income/Expense

Other income/expense consisted primarily of interest expense, reserve for recoverability of note receivable, loss on the disposition of assets and change in the fair value of shares to be issued. Interest expenses for the years ended December 31, 2016 and 2015 were $1,743,000 and $448,000, respectively. The increase of approximately $1.3 million was primarily attributable to interest attributable to the August 2016 Senior Convertible Debenture and a higher revolving line of credit balance. For the year ended December 31, 2016, other income/expense included a $1,077,000 reserve for recoverability of note receivable, a $338,000 expense for AirPatrol pre-acquisition obsolete inventory offset by $72,000 of interest income.

Provision for Income Taxes

There was no provision for income taxes for the years ended December 31, 2016 and 2015 as the Company was in a net taxable loss position. Deferred tax assets resulting from such losses are fully reserved as of December 31, 2016 and 2015 since, at present the Company has no history of taxable income and it is more likely than not that such assets will not be realized.

Net Loss Attributable To Non-Controlling Interest

Net loss attributable to non-controlling interest for the years ended December 31, 2016 and December 31, 2015 were $389,000 and $10,000, respectively. This increase in loss of $379,000 was attributable to an increased loss incurred at Sysorex Arabia due to reserve related to the settlement of obligations related to the wind down of the entity.

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Net Loss Attributable To Stockholders of Inpixon

Net loss attributable to stockholders of Inpixon for the year ended December 31, 2016 was $27.1 million compared to $11.7 million for the comparable period in the prior year. This increase in loss of $15.4 million was attributable to the changes described for the various reporting captions discussed above.

Non-GAAP Financial information

EBITDA

EBITDA is defined as net income (loss) before interest, provision for (benefit from) income taxes, and depreciation and amortization. Adjusted EBITDA is used by our management as the matrix in which it manages the business. It is defined as EBITDA plus adjustments for other income or expense items, non-recurring items and non-cash stock-based compensation.

Adjusted EBITDA for the year ended December 31, 2016 was a loss of $9.8 million compared to a loss of $3.4 million for the prior year period.

The following table presents a reconciliation of net income/loss attributable to stockholders of Inpixon, which is our GAAP operating performance measure, to Adjusted EBITDA for the year ended December 31, 2016 and 2015 (in thousands):

	For the Years Ended December 31,
	2016	2015
Net loss attributable to stockholders	$(27,114)	$(11,719)
Adjustments:
Non-recurring one-time charges:
Provision for doubtful accounts	685	1,206
Reserve for recoverability of note receivable	1,077	--
Costs associated with public offering	4	46
Acquisition transaction/financing costs	876	355
Severance	55	307
(Gain)/Loss on the settlement of obligations	(1,541)	85
Change in the fair value of shares to be issued	(13)	(211)
Change in the fair value of derivative liability	(51)	--
Stock-based compensation - compensation and related benefits	1,377	1,424
Interest expense	1,743	448
Impairment of goodwill	7,400	--
Depreciation and amortization	5,662	4,647
Adjusted EBITDA	$(9,840)	$(3,412)

We rely on Adjusted EBITDA, which is a non-GAAP financial measure for the following:

●	To review and assess the operating performance of our Company as permitted by Accounting Standards Codification Topic 280, Segment Reporting;

●	To compare our current operating results with corresponding periods and with the operating results of other companies in our industry;

●	As a basis for allocating resources to various projects;

●	As a measure to evaluate potential economic outcomes of acquisitions, operational alternatives and strategic decisions; and

●	To evaluate internally the performance of our personnel.

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We have presented Adjusted EBITDA above because we believe it conveys useful information to investors regarding our operating results. We believe it provides an additional way for investors to view our operations, when considered with both our GAAP results and the reconciliation to net income (loss). By including this information we can provide investors with a more complete understanding of our business. Specifically, we present Adjusted EBITDA as supplemental disclosure because of the following:

●	We believe Adjusted EBITDA is a useful tool for investors to assess the operating performance of our business without the effect of interest, income taxes, depreciation and amortization and other non-cash items including stock based compensation, amortization of intangibles, change in the fair value of shares to be issued, change in the fair value of derivative liability, impairment of goodwill and one time charges including gain/loss on the settlement of obligations, severance costs, provision for doubtful accounts, acquisition costs and the costs associated with the public offering.

●	We believe that it is useful to provide to investors with a standard operating metric used by management to evaluate our operating performance; and

●	We believe that the use of Adjusted EBITDA is helpful to compare our results to other companies.

Even though we believe Adjusted EBITDA is useful for investors, it does have limitations as an analytical tool. Thus, we strongly urge investors not to consider this metric in isolation or as a substitute for net income (loss) and the other consolidated statement of operations data prepared in accordance with GAAP. Some of these limitations include the fact that:

●	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

●	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

●	Adjusted EBITDA does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on our debt;

●	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements;

●	Adjusted EBITDA does not reflect income or other taxes or the cash requirements to make any tax payments; and

●	Other companies in our industry may calculate Adjusted EBITDA differently than we do, thereby potentially limiting its usefulness as a comparative measure.

Because of these limitations, Adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business or as a measure of performance in compliance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and providing Adjusted EBITDA only as supplemental information.

Proforma Non-GAAP Net Loss per Share

Basic and diluted net loss per share for the twelve months ended December 31, 2016 was ($15.61) compared to ($8.30) for the prior year period. This increase was attributable to the changes discussed in our results of operations.

Proforma non-GAAP net income (loss) per share is used by our Company’s management as an evaluation tool as it manages the business and is defined as net income (loss) per basic and diluted share adjusted for non-cash items including stock based compensation, amortization of intangibles and one time charges including gain on the settlement of obligations, severance costs, provision for doubtful accounts, change in the fair value of shares to be issued, acquisition costs and the costs associated with the public offering.

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Proforma non-GAAP net loss per basic and diluted common share for the twelve months ended December 31, 2016 was ($223.07) compared to a loss of ($95.88) per share for the prior year period.

The following table presents a reconciliation of net loss per basic and diluted share, which is our GAAP operating performance measure, to proforma non-GAAP net loss per share for the periods reflected (in thousands, except per share data):

	Years Ended December 31,
(thousands, except per share data)	2016	2015
Net loss attributable to stockholders	$(27,114)	$(11,719)
Adjustments:
Non-recurring one-time charges:
Provision for doubtful accounts	685	1,206
Reserve for recoverability of note receivable	1,077	--
Costs associated with public offering	4	46
Acquisition transaction/financing costs	876	355
Severance	55	307
(Gain)/Loss on the settlement of obligations	(1,541)	85
Change in the fair value of shares to be issued	(13)	(211)
Change in the fair value of derivative liability	(51)	--
Stock-based compensation - compensation and related benefits	1,377	1,424
Impairment of goodwill	7,400	--
Amortization of intangibles	4,328	3,994
Proforma non-GAAP net loss	$(12,917)	$(4,513)
Proforma non-GAAP net loss per basic and diluted common share	$(223.07)	$(95.88)
Weighted average basic and diluted common shares outstanding	57,904	47,070

We rely on proforma non-GAAP net loss per share, which is a non-GAAP financial measure:

●	To review and assess the operating performance of our Company as permitted by Accounting Standards Codification Topic 280, Segment Reporting;

●	To compare our current operating results with corresponding periods and with the operating results of other companies in our industry;

●	As a measure to evaluate potential economic outcomes of acquisitions, operational alternatives and strategic decisions; and

●	To evaluate internally the performance of our personnel.

We have presented proforma non-GAAP net loss per share above because we believe it conveys useful information to investors regarding our operating results. We believe it provides an additional way for investors to view our operations, when considered with both our GAAP results and the reconciliation to net income (loss), and that by including this information we can provide investors with a more complete understanding of our business. Specifically, we present proforma non-GAAP net loss per share as supplemental disclosure because:

●	We believe proforma non-GAAP net loss per share is a useful tool for investors to assess the operating performance of our business without the effect of non-cash items including stock based compensation, amortization of intangibles and one time charges including gain on the settlement of obligations, severance costs, provision for doubtful accounts, change in the fair value of shares to be issued, acquisition costs and the costs associated with the public offering.

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●	We believe that it is useful to provide to investors a standard operating metric used by management to evaluate our operating performance; and

●	We believe that the use of proforma non-GAAP net loss per share is helpful to compare our results to other companies.

Liquidity and Capital Resources as of September 30, 2017 Compared with September 30, 2016

The Company’s net cash flows used in operating, investing and financing activities for the three months ended September 30, 2017 and 2016 and certain balances as of the end of those periods are as follows (in thousands):

	For the Nine Months Ended September 30,
(thousands, except per share data)	2017	2016
Net cash provided by (used in) operating activities	$218	$(1,136)
Net cash used in investing activities	(1,154)	(1,621)
Net cash used in financing activities	(763)	(832)
Effect of foreign exchange rate changes on cash	(15)	34
Net decrease in cash	$(1,714)	$(3,555)

	September 30, 2017	December 31, 2016

Cash and cash equivalents	$107	$1,821
Working capital deficit	$(30,796)	$(21,023)

Operating Activities:

Net cash provided by operating activities during the nine months ended September 30, 2017 was $218,000. Net cash used in operating activities during the nine months ended September 30, 2016 was $1.1 million. Net cash used in operating activities during the nine months ended September 30, 2017 consisted of the following (in thousands):

Net loss	$(27,129)
Non-cash income and expenses	17,502
Net change in operating assets and liabilities	9,845
Net cash provided by operating activities	$218

The non-cash income and expenses of $17.5 million consisted primarily of (in thousands):

$1,324	Depreciation and amortization expense
4,094	Amortization of intangibles primarily attributable to the Lilien, Shoom, AirPatrol, LightMiner and Integrio operations, which were acquired effective March 1, 2013, August 31, 2013, April 16, 2014, April 24, 2015 and November 21, 2016, respectively.
8,392	Goodwill impairment
1,282	Stock-based compensation expense attributable to warrants and options issued as part of Company operations and prior acquisitions
1,545	Amortization of debt discount
(254)	Change in fair value of derivative liability
773	Provision for doubtful accounts
346	Other
$17,502	Total non-cash income and expenses

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The net use of cash due to changes in operating assets and liabilities totaled $9.9 million and consisted primarily of the following (in thousands):

$5,223	Decrease in accounts receivable and other receivables
9,787	Decrease in prepaid licenses and maintenance contracts
4,751	Increase in accounts payable
(10,704)	Decrease in deferred revenue
17	Increase in accrued liabilities and other liabilities
771	Increase in inventory and other assets
$9,845	Net use of cash in the changes in operating assets and liabilities

Investing Activities:

Net cash used in investing activities during the nine months ended September 30, 2017 was $1.2 million compared to net cash used in investing activities of $1.6 million for the prior year period. The net cash used in investing activities during the nine months ended September 30, 2017 was comprised of $91,000 for the purchase of property and equipment and a $1.1 million investment in capitalized software.

Financing Activities:

Net cash used in financing activities during the nine months ended September 30, 2017 was approximately $763,000. Net cash used in financing activities for the nine months ended September 30, 2016 was $832,000. The net cash used in financing activities during the nine months ended September 30, 2017 was primarily comprised of $3.3 million of repayments to the Credit Facility, $6.1 million of proceeds from issuance of common stock, preferred stock and warrants, $3 million repayment of the Debenture and a net repayment of a convertible promissory note of $662,000.

Liquidity and Capital Resources - General

Our current capital resources and operating results as of September 30, 2017, as described in the preceding paragraphs, consist of:

1)	an overall working capital deficit of $30.8 million;

2)	cash of $107,000;

3)	the unlimited Payplant Credit Facility which we may borrow against based on eligible assets with a maturity date of August 15, 2018 of which $3.4 million is utilized; and

4)	net cash provided by operating activities year-to-date of $218,000.

The breakdown of our overall working capital deficit is as follows (in thousands):

Working Capital	Assets	Liabilities	Net
Cash and cash equivalents	$107	$--	$107
Accounts receivable, net / accounts payable	5,738	27,778	(22,040)
Notes and other receivables	419	--	419
Prepaid licenses and maintenance contracts / deferred revenue	5,746	6,859	(1,113)
Short-term debt	--	3,519	(3,519)
Derivative liabilities	--	350	(350)
Other	2,125	6,425	(4,300)
Total	$14,135	$44,931	$(30,796)

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Deferred revenue exceeds the related prepaid contracts by $1.1 million and other liabilities exceed other assets by $4.3 million. These deficits are expected to be funded by our anticipated cash flow from operations and financing activities, as described below, over the next twelve months.

Net cash provided by operating activities during the nine months ended September 30, 2017 of $218,000 consists of net loss of $27.1 million less non-cash expenses of $17.5 million and net cash provided by changes in operating assets and liabilities of $9.8 million. We expect net cash from operations to increase during 2018 as a result of the following:

1)	We significantly reduced our cost of operations in mid-August 2017 by reducing headcount and office locations. We estimate this to have a $6 million impact on an annual basis.

2)	We are working with our key distributors and financing partners to address our credit limitation issues. Revenues during the nine months ended September 30, 2017 could have been higher but were negatively impacted by our inability to timely process orders due to past due amounts and credit limitations with various vendors. We expect to relieve some of these issues in 2018 if we are able to secure additional financing, continue to grow our services revenue and as sales of our Inpixon product line increase.

3)	We are exploring organic and acquisition growth that are including but not limited to strategic and/or complementary to our Indoor Positioning Analytics business. We are focusing on companies that can expand our product line and add revenue.

The Company’s capital resources as of September 30, 2017, availability on the unlimited Payplant Facility to finance purchase orders and invoices, higher margin business line expansion and credit limitation improvements, may not be sufficient to fund planned operations going into 2018. If the Company does not receive the maximum amount of proceeds offered in connection with this offering or the Company determines to pursue other acquisitions or strategic transactions to expand or grow its IPA business it may need to raise additional capital in addition to the $20 million anticipated to be raised in this offering under structures available to it including debt and/or equity offerings. The Company also has an effective registration statement on Form S-3 from which it raised $3.2 million in January 2018 and could raise additional capital from the sale of its securities, subject to certain limitations for registrants with a market capitalization of less than $75 million. The information in this prospectus concerning the Company’s Form S-3 registration statement does not constitute an offer of any securities for sale. If these sources do not provide the capital necessary to fund the Company’s operations during the next twelve months, the Company may need to curtail certain aspects of its expansion activities or consider other means of obtaining additional financing, such as through the sale of assets or of a business segment, although there is no guarantee that the Company could obtain the financing necessary to continue its operations.

Our condensed consolidated financial statements as of September 30, 2017 have been prepared under the assumption that we will continue as a going concern for the next twelve months from the date the financial statements are issued. Our financial statements as of December 31, 2016 and September 30, 2017 include an explanatory paragraph referring to our recurring and continuing losses from operations and expressing substantial doubt in our ability to continue as a going concern without additional capital becoming available. Management’s plans and assessment of the probability that such plans will mitigate and alleviate any substantial doubt about the Company’s ability to continue as a going concern, is dependent upon the ability to obtain additional equity or debt financing, attain further operating efficiency, reduce expenditures, and, ultimately, to generate sufficient levels of revenue, which together represent the principal conditions that raise substantial doubt about our ability to continue as a going concern. Our condensed consolidated financial statements as of September 30, 2017 do not include any adjustments that might result from the outcome of this uncertainty.

As a result of our recurring and continuing losses from operations there is substantial doubt about our ability to continue as a going concern without additional capital becoming available. Management’s plans and assessment of the probability that such plans will mitigate and alleviate any substantial doubt about the Company’s ability to continue as a going concern, is dependent upon the ability to obtain additional equity or debt financing, attain further operating efficiency, reduce expenditures, and, ultimately, to generate sufficient levels of revenue, which together represent the principal conditions that raise substantial doubt about our ability to continue as a going concern. At this time, management cannot provide any assurance they will be successful in their efforts to alleviate substantial doubt for the next 12 months from the issuance date of this report. Our condensed consolidated financial statements as of September 30, 2017 do not include any adjustments that might result from the outcome of this uncertainty.

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MANAGEMENT

The following table sets forth the names and ages of all of our current directors and executive officers. Our officers are appointed by, and serve at the pleasure of, the Company’s Board of Directors.

Name	Age	Position
Nadir Ali	49	Chief Executive Officer and Director
Bret Osborn	52	Chief Sales Officer
Soumya Das	45	Chief Marketing Officer
Wendy Loundermon	47	Principal Financial and Accounting Officer, Vice President of Finance and Secretary of Inpixon, CFO and Secretary of Inpixon Federal, Inc., Vice President of Finance and Secretary of Inpixon USA and Secretary of Inpixon Canada, Inc.
Leonard Oppenheim	71	Director
Kareem Irfan	58	Director
Tanveer Khader	50	Director

Nadir Ali

Mr. Ali joined Inpixon as its Chief Executive Officer and as a director of the Company in September 2011. Prior thereto, from 2001, he served as President of Sysorex Consulting Inc. and its subsidiaries. As the Chief Executive Officer of the Company, Mr. Ali is responsible for establishing the vision, strategic intent, and the operational aspects of Inpixon. Mr. Ali works with the Inpixon executive team to deliver both operational and strategic leadership and has over 15 years of experience in the consulting and high tech industries.

Prior to joining Inpixon, from 1998-2001, Mr. Ali was the co-founder and Managing Director of Tira Capital, an early stage technology fund. Immediately prior thereto, Mr. Ali served as Vice President of Strategic Planning for Isadra, Inc., an e-commerce software start-up. Mr. Ali led the company’s capital raising efforts and its eventual sale to VerticalNet. From 1995 through 1998, Mr. Ali was Vice President of Strategic Programs at Sysorex Information Systems (acquired by Vanstar Government Systems in 1997), a leading computer systems integrator. Mr. Ali played a key operations role and was responsible for implementing and managing the company’s $1 billion plus in multi-year contracts. He worked closely with the investment bankers on the sale of Sysorex Information Systems to Vanstar in 1997. This started Mr. Ali’s mergers and acquisitions experience which was enhanced with additional M&A activity totaling $150 million. This experience is critical and relevant to Inpixon’s strategy today. Mr. Ali’s extensive experience in Inpixon’s core government business, as well as extensive contacts and relationships in Silicon Valley and Washington, D.C. were further considered by the Company in appointing Mr. Ali to the Board of Directors. From 1989 to 1994 he was a management consultant, first with Deloitte & Touche LLC in San Francisco and then independently. Mr. Ali received a Bachelor of Arts degree in Economics from the University of California at Berkeley in 1989. Mr. Ali’s valuable entrepreneurial, management, M&A and technology experience together with his in-depth knowledge of the Company provide him with the qualifications and skills to serve as a director of our Company.

Bret Osborn

Mr. Osborn joined Inpixon as President of Lilien Systems (“Lilien”, n.k.a. Inpixon USA) during the Company’s acquisition of Lilien on March 20, 2013. On May 21, 2015, he was appointed as Chief Sales Officer of the Company. Mr. Osborn is a seasoned, highly successful sales executive with responsibility for Inpixon’s global sales teams. He oversees the Company’s direct sales teams as well as its worldwide reseller partner and systems integration channels. Prior to joining Lilien in 2005, Mr. Osborn held various sales management positions with Blue Arc, EMC Corporation, and Lanier Worldwide.

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Soumya Das

Mr. Das joined Inpixon as Chief Marketing Officer, effective November 7, 2016. Prior to joining Inpixon, from November 2013 until January 2016, Mr. Das was the Chief Marketing Officer of Indetiv, a security technology company. From January 2012 until October 2013, Mr. Das was the Chief Marketing Officer of SecureAuth, a provider of multi-factor authentication, single sign-on, adaptive authentication and self-services tools for different applications. Prior to joining SecureAuth, Mr. Das was the Vice President, Marketing and Strategy of CrownPeak, a provider of web content management solutions, from April 2010 until January 2012. Mr. Das earned an MBA from Richmond College, London, United Kingdom, a post-graduate diploma in Export/Import Management and Bachelor of Business Management from Andhra University in India.

Wendy Loundermon

Ms. Loundermon, who was appointed our Principal Financial and Accounting Officer on July 19, 2017, has overseen all of Inpixon’s finance, accounting and HR activities from 2002 until October 2014 and was re-appointed as Interim CFO of the Company effective January 2015 through October 2015. She has continued on with the Company as Vice President of Finance. Ms. Loundermon has over 20 years of finance and accounting experience. She is currently responsible for the preparation and filing of financial statements and reports for all companies, tax return filings, and managing the accounting staff. Ms. Loundermon received a Bachelor of Science degree in Accounting and a Master of Science degree in Taxation from George Mason University.

Leonard A. Oppenheim

Mr. Oppenheim has served as a director of the Company since July 29, 2011. Mr. Oppenheim retired from business in 2001 and has since been active as a private investor. From 1999 to 2001, he was a partner in Faxon Research, a company offering independent research to professional investors. From 1983 to 1999, Mr. Oppenheim was a principal in the Investment Banking and Institutional Sales division of Montgomery Securities. Prior to that, he was a practicing attorney. Mr. Oppenheim is a graduate of New York University Law School. Mr. Oppenheim served on the Board of Apricus Biosciences, Inc. (Nasdaq: APRI), a publicly held bioscience company, from June 2005 to May 2014. Mr. Oppenheim’s public company board experience is essential to the Company. Mr. Oppenheim also meets the Audit Committee Member requirements as a financial expert. Mr. Oppenheim’s public company board experience and financial knowledge provide him with the qualifications and skills to serve as a director of our Company.

Kareem M. Irfan

Mr. Irfan has served as a director of the Company since July 8, 2014. Since 2014, Mr. Irfan has been the CEO (Global Businesses) of Cranes Software International (Cranes), a business group offering business intelligence, data analytics and engineering software solutions and services. Previously, Mr. Irfan was Chief Strategy Officer at Cranes starting in 2011. From 2005 until 2011, he was General Counsel at Schneider Electric, a Paris-based global company which specializes in electricity distribution, automation and energy management solutions. Mr. Irfan served earlier as Chief IP & IT Counsel at Square D Co., a US-based electrical distribution and automation business and also practiced law at two international IP law firms in Chicago. Mr. Irfan is a graduate of DePaul University College of Law, holds a MS in Computer Engineering from the University of Illinois, and a BS in Electronics Engineering from Bangalore University. Mr. Irfan’s extensive experience in advising information technology companies, managing corporate governance and regulatory management policies, and over fifteen years of executive management leadership give him strong qualifications and skills to serve as a director of our Company.

Tanveer A. Khader

Mr. Khader has served as a director of the Company since July 8, 2014. Since 2010, Mr. Khader has been the Executive Vice President of Systat Software Inc., a company offering scientific software products for statisticians and researchers. Prior thereto he was Senior Vice President from 2008-2010, Vice President form 2004-2008, and General Manager from 2002-2004. Mr. Khader holds a BE in Engineering from Bangalore University and a degree in Business Administration from St. Joseph’s Commerce College. Mr. Khader’s extensive experience with software development, data analytics and strategic planning give him the qualifications and skills to serve as director of our Company.

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Board of Directors

Our Board may establish the authorized number of directors from time to time by resolution. The current authorized number of directors is seven. Our current directors, if elected, will continue to serve as directors until the next annual meeting of stockholders and until his or her successor has been elected and qualified, or until his or her earlier death, resignation, or removal.

We continue to review our corporate governance policies and practices by comparing our policies and practices with those suggested by various groups or authorities active in evaluating or setting best practices for corporate governance of public companies. Based on this review, we have adopted, and will continue to adopt, changes that the Board believes are the appropriate corporate governance policies and practices for our Company.

Independence of Directors

In determining the independence of our directors, we apply the definition of “independent director” provided under the listing rules of The NASDAQ Stock Market LLC (“NASDAQ”). Pursuant to these rules, the Board has determined that all of the directors currently serving on the Board, are independent within the meaning of NASDAQ Listing Rule 5605 with the exception of Nadir Ali, who is an executive officer.

Executive Compensation

The table below sets forth, for the last two completed fiscal years, the compensation earned by (i) each individual who served as our principal executive officer, (ii) our two other most highly compensated executive officers, other than our principal executive officer, who were serving as an executive officer at the end of the last completed fiscal year, and (iii) up to two additional individuals for whom disclosure would have been provided pursuant to the preceding paragraph (ii) but for the fact that the individual was not serving as an executive officer of the Company at the end of the last completed fiscal year. Together, the below individuals are sometimes referred to as the “Named Executive Officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)		All Other Compensation ($)		Total ($)
Nadir Ali,	2017	$252,400	$40,000	$—		$158,000	(2)	$450,400
Chief Executive Officer	2016	$252,400	$249,348	$—		$158,000	(2)	$659,748

Bret Osborn,	2017	$180,000	$120,000	$—		$7,020	(3)	$307,020
Chief Sales Officer	2016	$180,000	$120,213	$23,300	(1)	$10,999	(4)	$334,512

Soumya Das,	2017	$250,000	$48,000	$19,950	(1)	$—		$317,950
Chief Marketing Officer	2016	$37,981	$—	$—		$—		$37,981

Kevin Harris,	2017	$203,573	$71,438	$—		$—		$275,011
Former Chief Financial Officer	2016	$285,000	$81,125	$—		$2,000	(5)	$368,125

Craig Harper,	2017	$195,769	$35,769	$—		$4,817	(3)	$236,355
Former Chief Technology Officer	2016	$240,000	$65,824	$—		$10,999	(4)	$316,823

(1)	The fair value of employee option grants are estimated on the date of grant using the Black-Scholes option pricing model with key weighted average assumptions, expected stock volatility and risk free interest rates based on U.S. Treasury rates from the applicable periods.
(2)	Represents housing allowance and fringe benefits.
(3)	Represents an automobile allowance.
(4)	Represents fringe benefits and auto allowance.

(5)	Represents fringe benefits.

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Outstanding Equity Awards at Fiscal Year-End

Other than as set forth below, there were no outstanding unexercised options, unvested stock, and/or equity incentive plan awards issued to our Named Executive Officers as of December 31, 2017.

	Option Awards							Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable		Number of securities underlying unexercised options (#) unexercisable		Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested #	Market value of shares of units of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Nadir Ali	278	(1)	-0-		-0-	140.40	12/21/2022	-0-	-0-	-0-	-0-
	1,042	(2)	347	(2)	-0-	1,215.00	08/14/2023	-0-	-0-	-0-	-0-
	765	(3)	346	(3)	-0-	1,044.00	04/17/2025	-0-	-0-	-0-	-0-

Bret Osborn	259	(3)	185	(3)	-0-	787.50	08/05/2025	-0-	-0-	-0-	-0-
	79	(3)	144	(3)	-0-	211.50	07/20/2026	-0-	-0-	-0-	-0-

Soumya Das	76	(3)	257	(3)	-0-	117.00	02/03/2027	-0-	-0-	-0-	-0-

(1)	This option is 100% vested.
(2)	This option vested 25% on August 14, 2015 and vests 25% over the following three anniversaries of the grant date.
(3)	This option vests 1/48th per month at the end of each month starting on the grant date.

Employment Agreements and Arrangements.

Named Executive Officers

On July 1, 2010, Nadir Ali entered into an at-will Employment and Non-Compete Agreement, as subsequently amended, with Inpixon Federal, Inc., Inpixon Government Services and Inpixon Consulting prior to their acquisition by the Company. Under the terms of the Employment Agreement Mr. Ali serves as President. The employment agreement was assumed by the Company and Mr. Ali became CEO in September 2011. Mr. Ali’s salary under the agreement was initially $240,000 per annum plus other benefits including a bonus plan, a housing allowance, health insurance, life insurance and other standard Inpixon employee benefits. If Mr. Ali’s employment is terminated without Cause (as defined), he will receive his base salary for 12 months from the date of termination. Mr. Ali’s employment agreement provides that he will not compete with the Company and will be subject to non-solicitation provisions relating to employees, consultants and customers, distributors, partners, joint ventures or suppliers of the Company during the term of his employment or consulting relationship with the Company. On April 17, 2015, the compensation committee approved the increase of Mr. Ali’s annual salary to $252,400, effective January 1, 2015.

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On March 20, 2013, upon the Company’s acquisition of Lilien Systems, Lilien Systems (“Lilien”, n.k.a. “Inpixon USA”) entered into a two year employment agreement with Bret Osborn to serve as President of Lilien Systems. Under the agreement, Mr. Osborn’s salary was $180,000 per year and he was eligible to receive compensation under a bonus plan. If the contract was terminated by Lilien for Cause (as defined), or if Mr. Osborn resigned without Good Reason (as defined), Mr. Osborn would only receive his compensation earned through the termination date. If the contract was terminated by Lilien without Cause or if Mr. Osborn terminated his employment for Good Reason, or upon a Change in Control (as defined), Mr. Osborn would also be entitled to one year’s severance pay; all non-vested equity in the Company would accelerate and vest on the date of termination and all healthcare and life insurance coverage through the end of the term shall be paid by the Company. The agreement expired on March 20, 2015 in accordance with its terms, after which Mr. Osborn continues to provide services to the Company.

On June 7, 2016, and effective as of January 1, 2016, Mr. Osborn entered into a compensation letter with the Company. Mr. Osborn currently serves as Chief Sales Officer of the Company. Pursuant to the letter, Mr. Osborn’s compensation arrangements include: (1) an annual salary of $180,000; (2) a quarterly sales commission based on Gross profit for all products and services sold by all Inpixon USA EAMs (as defined) and all sales/net revenue for AirPatrol and LightMiner products; (3) quarterly bonuses based on various subsidiaries’ Gross Profit and/or Net Revenues (as defined); (4) a recoverable draw of $10,000 per month against current and future quarterly commission or bonuses; and (5) an auto allowance of $585 per month. The quarterly commission and bonuses can only be earned if Mr. Osborn is employed in good standing for a full quarter. The Company reserves the right to modify the compensation plan in the letter at any time and upon written notice to Mr. Osborn.

On November 4, 2016, and effective as of November 7, 2016, Inpixon USA entered into an employment agreement with Soumya Das. Mr. Das currently serves as Chief Marketing Officer of the Company. In accordance with the terms of the agreement, Mr. Das will receive a base salary of $250,000 per annum. In addition, Mr. Das will receive a bonuses up to $75,000 annually, provided that he completes the required tasks before their deadlines, and the tasks, their deadlines and the amount of corresponding bonuses shall be determined by the company and the CEO. The agreement shall be effective for an initial term of twenty-four (24) months and shall automatically be renewed for one additional twelve (12) month period, unless either party terminates the agreement pursuant to the applicable provisions. The Company may terminate the services of Mr. Das with or without “just cause,” (as defined). If the Company terminates Mr. Das’ employment without just cause, or if Mr. Das resigns within twenty-four (24) months following a change of control (as defined) and as a result of a material diminution of his position or compensation, Mr. Das will receive (1) his base salary at the then current rate and levels for one (1) month if Mr. Das has been employed by the Company for at least six (6) months but not more than twelve (12) months as of the date of termination or resignation, for three (3) months if Mr. Das has been employed by the Company more than twelve (12) but not more than twenty-four (24) months as of the date of termination or resignation, or for six (6) months if Mr. Das has been employed by the Company for more than twenty-four (24) months as of the date of resignation or termination; (2) 50% of the value of any accrued but unpaid bonus that Mr. Das otherwise would have received; (3) the value of any accrued but unpaid vacation time; and (4) any unreimbursed business expenses and travel expenses that are reimbursable under the agreement. If the Company terminates Mr. Das’s employment with just cause, Mr. Das will receive only the portion of his base salary and accrued but unused vacation pay that has been earned through the date of termination.

On July 14, 2017, Kevin Harris resigned as the Chief Financial Officer of the Company. Mr. Harris served as a senior financial advisor to the Company’s Chief Executive Officer until August 31, 2017. In that new role, Mr. Harris was an at-will employee with reduced monthly compensation of $10,000 and advised the Company’s CEO on further restructuring and cost-cutting measures including divesture planning, resource allocation and other activities as needed. Pursuant to the terms of the Harris Employment Agreement (as defined below), as of the date of his resignation, Mr. Harris was entitled to a cash bonus of approximately $53,000. The Company agreed to pay such bonus as soon as possible but no later than over 3 pay periods, beginning with the pay period ending July 31, 2017. This arrangement was terminated on July 31, 2017. The Company entered into a written agreement with Mr. Harris that included the terms set forth above. Previously, on October 12, 2015, effective as of October 19, 2015, Sysorex Global entered into an employment agreement with Mr. Harris (the “Harris Employment Agreement”). In accordance with the terms of the Harris Employment Agreement, Mr. Harris received a base salary of $285,000 per annum. In addition, Mr. Harris was entitled to receive a bonus that is between 25% and 50% of his base salary for each calendar quarter, provided that both the Company and Mr. Harris met quarterly performance goals, and the specific amount of bonus shall be determined by the Company, in its sole discretion. The Harris Employment Agreement was effective for an initial term of twenty-four (24) months and automatically be renewed for one additional twelve (12) month period, unless either party terminated the agreement pursuant to the applicable provisions. The Company could terminate the services of Mr. Harris with or without “just cause,” as defined in the Harris Employment Agreement. If the Company terminated Mr. Harris’s employment without just cause, or if Mr. Harris resigned within twenty-four (24) months following a change of control (as defined in the Harris Employment Agreement) and as a result of a material diminution of his position or compensation, Mr. Harris would have received (1) his base salary at the then current rate and levels for four (4) months if Mr. Harris has been employed by the Company for under six (6) months as of the date of termination or resignation, for six (6) months if Mr. Harris has been employed by the Company at least six (6) but not more than twelve (12) months as of the date of termination or resignation, for nine (9) months if Mr. Harris has been employed by the Company more than twelve (12) but not more than twenty-four (24) months as of the date of termination or resignation, or for twelve (12) months if Mr. Harris has been employed by the Company for more than twenty-four (24) months as of the date of resignation or termination; (2) 50% of the value of any accrued but unpaid bonus that Mr. Harris otherwise would have received; (3) the value of any accrued but unpaid vacation time; and (4) any unreimbursed business expenses and travel expenses that are reimbursable under the Harris Employment Agreement. If the Company terminated Mr. Harris’s employment with just cause, Mr. Harris would have received only the portion of his base salary and accrued but unused vacation pay that had been earned through the date of termination.

On September 7, 2017, Craig Harper resigned as the Chief Technology Officer of the Company. Previously, on June 20, 2014, Mr. Harper entered into an offer letter with Inpixon USA (the “Harper Offer Letter”). Pursuant to the Harper Offer Letter, Mr. Harper’s compensation arrangements included: (1) an annual salary of $200,000; (2) a quarterly profitability bonus based on Inpixon USA’s EBITDA Percentage (as defined in the Harper Offer Letter); (3) a quarterly gross profit bonus based on the Company’s Gross Profit (as defined in the Harper Offer Letter); (4) a quarterly sales commission based on Inpixon USA’s Gross Profit (as defined in the Harper Offer Letter); (5) auto allowance of $585 per month; (6) 75,000 stock options subject to the Board approval; and (7) all the other benefits normally provided to full-time employees. The goals and rates for the above bonuses and commission were determined by the company. In addition, the quarterly bonuses and commission could only be earned if Mr. Harper was employed in good standing for a full quarter. Effective July 1, 2015 Mr. Harper’s annual salary was increased to $240,000 per year, which was subsequently increased to $300,000, effective March 1, 2017.

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Other Executive Officers

On October 21, 2014, and effective as of October 1, 2014, the Company entered into an at-will employment agreement with Wendy Loundermon. Ms. Loundermon currently serves as Vice President of Finance and Secretary of the Company, CFO and Secretary of Inpixon Federal, Inc., Vice President of Finance and Secretary of Inpixon USA and Secretary of Inpixon Canada, Inc. Pursuant to the agreement, Ms. Loundermon is compensated at an annual rate of $200,000 and is entitled to benefits customarily provided to senior management including equity awards and cash bonuses subject to the satisfaction of certain performance goals determined by the Company. The standards and goals and the bonus targets is set by the compensation committee, in its sole discretion. The Company may terminate the services of Ms. Loundermon with or without “cause” (as defined). If the Company terminates Ms. Loundermon’s employment without cause or in connection with a change of control (as defined), Ms. Loundermon will receive (1) severance consisting of her base salary at the then current rate for twelve (12) months from the date of termination, and (2) her accrued but unpaid salary. If Ms. Loundermon’s employment is terminated under any circumstances other than the above, Ms. Loundermon will receive her accrued but unpaid salary. Ms. Loundermon’s salary was increased to $228,500 effective April 1, 2017.

Securities Authorized for Issuance under Equity Compensation Plans

On September 1, 2011 our Board of Directors and stockholders adopted our 2011 Employee Stock Incentive Plan, which was amended and restated on May 2, 2014. The purpose of the 2011 Employee Stock Incentive Plan is to provide an incentive to attract and retain directors, officers, consultants, advisors and employees whose services are considered valuable, to encourage a sense of proprietorship, and to stimulate an active interest of these persons in our development and financial success. Under the 2011 Employee Stock Incentive Plan, we are authorized to issue up to 5,854 shares of Common Stock, with yearly increases equal to 10% of the number of shares issued during the prior calendar year, including incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended, non-qualified stock options, stock appreciation rights, performance shares, restricted stock and long term incentive awards. On June 18, 2015 the stockholders approved an amendment to the 2011 Employee Stock Incentive Plan increasing the number of shares of common stock authorized for awards under the 2011 Employee Stock Incentive Plan by 6,667, subject to annual increases. Thus, effective as of January 1, 2018, an aggregate of 105,606 shares are authorized for grant under the 2011 Employee Stock Incentive Plan. The 2011 Employee Stock Incentive Plan is administered by our Board until authority is delegated to a committee of the Board of Directors.  In addition, the Company has 2,000,000 shares of common stock which may be issued under the Company’s 2018 Employee Stock Incentive Plan which was approved by its stockholders on February 2, 2018.

The table below provides information as of December 31, 2017 regarding the 2011 Employee Stock Incentive Plan and such other compensation plans under which equity securities of the Company have been authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options (a)		Weighted-average exercise price of outstanding (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column a) (c)
Equity compensation plans approved by security holders	7,296		$900.00	98,310
Equity compensation plans not approved by security holders	1,389	(1)	$1,215.00	0
Total	8,685		$772.06	98,310

(1)	Options granted to Nadir Ali on August 14, 2013.

Director Compensation

The following table provides certain summary information concerning compensation awarded to, earned by or paid to our Directors in the year ended December 31, 2017 except Nadir Ali, whose aggregate compensation information has been disclosed above.

Name	Fees Earned or paid in cash ($)	Stock awards ($)	Option awards ($)	Non-equity Incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Leonard Oppenheim	$56,000	$3,864	$2,661	—	—	$—	$62,525
Kareem Irfan	$53,000	$3,864	$2,661	—	—	$—	$59,525
Tanveer Khader	$46,500	$3,864	$2,661	—	—	$—	$53,025

Directors are entitled to reimbursement of ordinary and reasonable expenses incurred in exercising their responsibilities and duties as a director. Effective July 1, 2015 the Board approved the following compensation plan for the independent directors: $30,000 per year for their services rendered on the Board, $15,000 per year for service as the audit committee chair, $10,000 per year for service as the compensation committee chair, $6,000 per year for service on the audit committee, $4,000 per year for service on the compensation committee, $2,500 per year for service on the nominating committee, a non-qualified stock option grant to purchase 1,334 shares of the Company’s common stock under the Plan, and restricted stock awards of 1,336 shares of Common Stock under the Plan, which are granted in four equal installments on a quarterly basis and are each 100% vested upon grant. The payment of any portion of the Compensation, including the grants of any securities under the Plan shall be subject to the terms and conditions of definitive agreements to be entered into between the Company and its independent directors.

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Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information as of February 12, 2018, regarding the beneficial ownership of our common stock by the following persons:

●	each person or entity who, to our knowledge, owns more than 5% of our common stock;

●	our Named Executive Officers;

●	each director; and

●	all of our executive officers and directors as a group.

Unless otherwise indicated in the footnotes to the following table, each person named in the table has sole voting and investment power and that person’s address is c/o Inpixon, 2479 E. Bayshore Road, Suite 195, Palo Alto, California 94303. Shares of common stock subject to options, warrants, or other rights currently exercisable or exercisable within 60 days of February 12, 2018, are deemed to be beneficially owned and outstanding for computing the share ownership and percentage of the stockholder holding the options, warrants or other rights, but are not deemed outstanding for computing the percentage of any other stockholder.

Name of Beneficial Owner	Amount and nature of beneficial ownership		Percent of Class(1)
Nadir Ali	20,906	(2)	1.1%
Bret Osborn	1,849	(3)	*
Leonard Oppenheim	310	(4)	*
Kareem Irfan	194	(5)	*
Tanveer Khader	5,012	(6)	*
Soumya Das	10,253	(7)	*
Kevin Harris	56	(8)	*
Craig Harper	33	(9)	*
All Directors and Executive Officers as a Group (9 persons)	49,529	(10)	2.7%

*	less than 1% of the issued and outstanding shares of common stock.

(1)	Based on 1,845,080 shares outstanding on February 12, 2018.

(2)	Includes (i) 1,267 shares of common stock held of record by Nadir Ali, (ii) shares of common stock issuable to Nadir Ali upon exercise of an outstanding stock option, (iii) 16,667 of stock options that will be 100% vested upon the filing of an S-8, (iv) 122 shares of common stock held of record by Lubna Qureishi, Mr. Ali’s wife and (v) 611 shares of common stock held of record by the Qureishi Ali Grandchildren Trust. Mr. Ali is the joint-trustee (with his wife Lubna Qureishi) of the Qureishi Ali Grandchildren Trust and has voting and investment control over the shares held.
(3)	Includes (i) 1,469 shares of common stock held of record by Mr. Osborn and (ii) 380 shares of common stock issuable to Bret Osborn upon exercise of outstanding stock options.
(4)	Includes (i) 250 shares of common stock held of record by Mr. Oppenheim, and (ii) 60 shares of common stock issuable to Leonard Oppenheim upon exercise of outstanding stock options.
(5)	Includes (i) 134 shares of common stock held of record by Mr. Irfan and (ii) 60 shares of common stock issuable to Kareem Irfan upon exercise of outstanding stock options.
(6)	Includes (i) 4,818 shares of common stock owned directly by SyHolding Corp., (ii) 134 shares of common stock held of record by Mr. Khader and (iii) 60 shares of common stock issuable to Tanveer Khader upon exercise of outstanding stock options. Tanveer Khader holds the power to vote and dispose of the SyHolding Corp. shares.
(7)	Includes (i) 156 shares of common stock held of record by Mr. Das, (ii) 97 shares of common stock issuable to Mr. Das upon exercise of outstanding stock options, and (iii) 10,000 of stock options that will be 100% vested upon the filing of an S-8.

(8)	Includes 56 shares of common stock owned directly by Kevin Harris.
(9)	Includes 33 shares of common stock owned directly by Craig Harper.
(10)	Includes (i) 3,660 shares of common stock held directly, or by spouse, (ii) 5,428 shares of common stock held of record by entities, (iii) 3,774 shares of common stock issuable upon exercise of stock options and 36,667 of stock options that will be 100% vested upon the filing of an S-8.

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Certain Relationships, Related PARTY Transactions AND DIRECTOR INDEPENDENCE

Related Party Transactions

SEC regulations define the related person transactions that require disclosure to include any transaction, arrangement or relationship in which the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years in which we were or are to be a participant and in which a related person had or will have a direct or indirect material interest. A related person is: (i) an executive officer, director or director nominee, (ii) a beneficial owner of more than 5% of our common stock, (iii) an immediate family member of an executive officer, director or director nominee or beneficial owner of more than 5% of our common stock, or (iv) any entity that is owned or controlled by any of the foregoing persons or in which any of the foregoing persons has a substantial ownership interest or control.

For the period from January 1, 2015, through the date of this prospectus, described below are certain transactions or series of transactions between us and certain related persons.

Note Payable to Related Party

The Company has borrowed funds from Sysorex Consulting, Inc., which is a stockholder of the Company and for which Abdus Salam Qureishi, the former Chairman of the Board, is the majority stockholder, pursuant to an oral agreement with no stated interest rate and which is payable upon demand. Non-interest bearing amounts due on demand from Sysorex Consulting, Inc. to Sysorex Arabia LLC were $665,554 as of December 31, 2016, December 31, 2015 and December 31, 2014. These advances were made to fund operations of Sysorex Consulting and recorded as intercompany accounts without any written agreement. The largest aggregate amount of principal outstanding during the years ended December 31, 2016, 2015 and 2014 was $665,554 with no principal or interest paid during those periods.

Agreements with Duroob Technology, Inc.

During 2015, the Company borrowed funds for working capital from Duroob Technology, Inc., a Saudi Arabian limited liability company (“Duroob”), a related party as Duroob’s CEO owns a minority interest in Sysorex Arabia LLC, pursuant to an oral agreement with no stated interest rate and which is payable upon demand. As of December 31, 2016 and 2015, Duroob was owed $1,600 and $1,867, respectively. The largest aggregate amount of principal outstanding during the years ended December 31, 2016 and 2015 was $2,401 and $1,867, respectively, and there were no interest payments paid during such years. Sysorex Arabia LLC is  no longer a majority owned subsidiary of the Company, however, it was 50.2% owned by the Company and 49.8% owned by Abdul Aziz Salloum (“Salloum”), its general manager. Salloum is also the CEO and principal stockholder of Duroob.

Consulting Agreements

Effective April 1, 2013, the Company entered into a Consulting Services Ordering Agreement with its then Chairman of the Board, Mr. Abdus Salam Qureishi. Under the agreement, Mr. Qureishi, as the former CEO of the Company, would consult on various operations of the Company and be compensated at an hourly rate of $375 per hour. The original term was for one year, expiring March 31, 2014, which was extended to March 31, 2016 by two amendments to the agreement. On March 25, 2016, the Company entered into an Amendment No. 3 (the “Amended Agreement”) with Mr. Qureishi, effective March 16, 2016, pursuant to which the Company agreed to pay Mr. Qureishi a fee of $20,000 per month for all consulting services performed during the term of the agreement. In addition, the Amended Agreement provided for an extension of the term for an additional nine months from March 31, 2016 to December 31, 2016. Mr. Qureishi received $270,000, $360,000 and $360,000 during 2016, 2015 and 2014, respectively.

Thomas Steding, a director, resigned from the Audit Committee of the Company’s Board effective November 1, 2015. Mr. Steding signed an agreement (the “Steding Consulting Agreement”) to provide consulting services to the Company subsequent to that date. The services required by the consulting agreement include providing guidance on general management and leadership, cultural practices and reinforcement, marketing strategy and positioning, product development best practice, weekly control practices, executive development, and similar services. The term of the agreement expired on October 31, 2016. Mr. Steding was paid $5,000 per month as compensation for his services, received an option to purchase 50,000 shares of the Company’s common stock and was reimbursed, in accordance with the Company’s travel and entertainment policy, expenses incurred by him in providing the services. The right to purchase 1/48th of the option shares will vest for each month of Mr. Steding’s continuous service to the Company, starting on the date the Board approves the option grant. Mr. Steding was not elected as a director at the Company’s 2016 Annual Meeting of Stockholders and no longer served on the Company’s Board or any committees after November 8, 2016.

Kevin Harris, our former Chief Financial Officer, resigned as of July 14, 2017. Mr. Harris served as a senior financial advisor to the Company’s Chief Executive Officer until August 31, 2017. In that new role, Mr. Harris was an at-will employee with monthly compensation of $10,000. Pursuant to the terms of the Harris Employment Agreement, Mr. Harris was entitled to a cash bonus of approximately $53,000 as of the date of his resignation. The Company agreed to pay such bonus as soon as possible but no later than over 3 pay periods, beginning with the pay period ending July 31, 2017. This arrangement terminated on August 31, 2017.

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Employment Agreements with Prior Officers

On March 20, 2013, upon the Company’s acquisition of Lilien, Lilien entered into a two-year employment agreement with Geoffrey Lilien, as CEO of Lilien (the “Lilien Employment Agreement”). Under the Lilien Employment Agreement, Mr. Lilien’s salary was $238,704 and he was eligible to receive compensation under a bonus plan. If the agreement is terminated by Lilien for Cause (as defined in the Lilien Employment Agreement), or if Mr. Lilien resigns without Good Reason (as defined in the Lilien Employment Agreement), Mr. Lilien shall only receive his compensation earned through the termination date. If the agreement is terminated by Mr. Lilien without Cause or if Mr. Lilien terminates his employment for Good Reason, or upon a Change in Control (as defined in the Lilien Employment Agreement), Mr. Lilien shall also be entitled to one year’s severance pay; all non-vested equity in the Company shall accelerate and vest on the date of termination and all healthcare and life insurance coverage through the end of the term shall be paid by the Company. For purposes of this agreement, Cause shall include, among other things: the gross profits for calendar years ending December 31, 2013 and 2014 attributable to Mr. Lilien are more than 25% below the Gross Profit Projections for Lilien provided by Mr. Lilien. After the expiration of the Lilien Employment Agreement and effective April 1, 2015, Mr. Lilien’s compensation arrangement includes a salary of $10,000 a month. He was eligible for commissions and bonuses during the 1st quarter of 2015 and was eligible to participate in the Company’s health insurance plan until December 31, 2015.

On April 18, 2014, upon the Company’s acquisition of AirPatrol, AirPatrol entered into an employment agreement with A. Sage Osterfeld to serve as Chief Marketing Officer of AirPatrol (the “Osterfeld Employment Agreement”). Under the Osterfeld Employment Agreement, Mr. Osterfeld’s base salary is $180,000 per year and he is eligible to receive compensation under the company’s bonus programs and participate in the Company’s equity incentive plans. Either AirPatrol or Mr. Osterfeld may terminate this agreement with 30-day prior notice. If this agreement is terminated for any reason, Mr. Osterfeld shall receive (1) any earned but unpaid base salary and annual bonus through the date of termination; (2) any unreimbursed expenses incurred through the date of termination; (3) the value of any accrued but unpaid vacation time; and (4) any other vested accrued benefits Mr. Osterfeld may be entitled to. If AirPatrol terminates this agreement without “Cause” (as defined in the Osterfeld Employment Agreement), Mr. Osterfeld terminates this agreement with Good Reason (as defined in the Osterfeld Employment Agreement), or Mr. Osterfeld’s employment is not assumed upon a Change of Control (as defined in the Osterfeld Employment Agreement), in addition to the above payments, AirPatrol shall pay Mr. Osterfeld three-month base salary less all applicable taxes on the date of such termination. Mr. Osterfeld’s annual salary was increased to $200,000 on March 1, 2015. The Osterfeld Employment Agreement was terminated as of August 31, 2016 and the Company did not make any severance payment upon the termination.

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DESCRIPTION OF SECURITIES

Authorized and Outstanding Capital Stock

As of February 12, 2018, we had 255,000,000 authorized shares of capital stock, par value $0.001 per share, of which 250,000,000 were shares of common stock and 5,000,000 were shares of “blank check” preferred stock. As of February 12, 2018, we had 1,845,080 shares of common stock outstanding and held by 584 stockholders of record, and no shares of preferred stock outstanding.

Common Stock

The holders of our common stock are entitled to one vote per share. In addition, the holders of our common stock will be entitled to receive pro rata dividends, if any, declared by our Board of Directors out of legally available funds; however, the current policy of our Board of Directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all assets that are legally available for distribution. The holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of our Board of Directors and issued in the future.

Preferred Stock

Our Board of Directors are authorized, subject to any limitations prescribed by law, without further vote or action by our stockholders, to issue from time to time shares of preferred stock in one or more series. Each series of preferred stock will have the number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by our Board of Directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights.

The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change of control or other corporate action. We have no current plan to issue any shares of preferred stock.

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Conversion Price Adjustment

Stock Dividends and Stock Splits. If we pay a stock dividend or otherwise make a distribution payable in shares of common stock on shares of common stock or any other common stock equivalents, subdivide or combine outstanding common stock, or reclassify common stock, the conversion price will be adjusted by multiplying the then conversion price by a fraction, the numerator of which shall be the number of shares of common stock outstanding immediately before such event, and the denominator of which shall be the number of shares outstanding immediately after such event.

Warrants

In connection with this offering, we have warrants issued and outstanding for the purpose of up to shares of our common stock, at exercise prices ranging from $         to $          . The warrants are held by security holders. Outstanding warrants to purchase our common stock are as follows:

Subsequent to September 30, 2017, 1,545,420 warrants were exercised in exchange for 51,514 of the Company’s common stock at $9.00 a share and 8,333 warrants were exchanged for 66,667 of the Company’s common stock.

As of February 12, 2018, we have warrants issued and outstanding for the purchase of up to 639,370 shares of our common stock, at exercise prices ranging from $6.60 to $3,375.00. The warrants are held by 37 security holders. Outstanding warrants to purchase our common stock are as follows:

Issuance Date	Number of Shares	Exercise Period	Exercise Price
March 20, 2013	185	From March 20, 2013 to March 20, 2020 (except the Lock-Up Period as defined in the warrant)	$405.00
August 29, 2013	125	From August 29, 2013 to August 29, 2020 (except the Lock-Up Period as defined in the warrant)	$1,080.00
April 15, 2014	222	From April 15, 2015 to April 14, 2019	$3,375.00
November 17, 2015	111	From November 17, 2015 to November 17, 2018	$450.00
June 30, 2017	2,390	June 30, 2017 to June 30, 2022	$9.00
August 9, 2017	36,524	From August 9, 2017 to August 9, 2022	$16.50
January 8, 2018	599,812	From February 2, 2018 to February 2, 2023	$6.60

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Debenture

The following is a summary of the material terms of the Debenture. The form of Debenture is included as an exhibit to the registration statement of which this prospectus is a part.

Maturity Date. The maturity date of the Debenture is January 2, 2019.

Interest and Conversion. Interest on the Debenture accrues at a rate of 8.0% per annum and is payable in cash, or upon notice to the holder and compliance with certain equity conditions as set forth in the Debenture in shares of the Company’s common stock on the maturity date. The number of shares of common stock to be paid for any interest payment equals the quotient of (x) the applicable dollar amount to be paid divided by (y) the Conversion Price (as defined below). Subject to certain limitations including the beneficial ownership limitation, the Debenture is convertible at any time at the option of the holder at a conversion price of $0.24 per share, subject to adjustments provided in the Debenture (the “Conversion Price”). The current principal amount outstanding under the Debenture is $2,763,545.

Redemption. Subject to certain equity conditions, the Company has the option to redeem the Debenture before its maturity by payment in cash or upon notice to the Company and the satisfaction of certain equity conditions in shares of common stock of 120% or 110% (depending on the timing of the redemption) of the then outstanding principal amount plus accrued interest and other charges.

Default Events. Each of the following events constitutes an event of default under the Debenture: failure to make a payment obligation, failure to observe certain covenants of the Debenture or related agreements (subject to applicable cure periods), breach of a representation or warranty, bankruptcy, default under another significant contract or credit obligation, delisting of the common stock, a change in control, or failure to deliver stock certificates in a timely manner. In the event of a default, the holder shall have the right to accelerate all amounts outstanding under the Debenture and demand a mandatory default payment in an amount (the “Mandatory Default Amount”) equal to the greater of (i) the outstanding principal amount of the Debenture, plus all accrued and unpaid interest, divided by the conversion price on the date the Mandatory Default Amount is either (A) demanded (if demand or notice is required to create an event of default) or otherwise due or (B) paid in full, whichever has a lower conversion price, multiplied by the VWAP (as defined in the Debenture) on the date the Mandatory Default Amount is either (x) demanded or otherwise due or (y) paid in full, whichever has a higher VWAP, or (ii) 125% of the outstanding principal amount plus 100% of accrued and unpaid interest, and (b) all other amounts, costs, expenses and liquidated damages due in respect of the Debenture.

On January 5, 2018, in order to facilitate the completion of the January 2018 Offering, the holder of the Debenture agreed to amend the Debenture to:

(i) cause an event of default in the event of the failure by the Company to effect the Authorized Share Amendment or otherwise reserve a sufficient number of shares of Common Stock for issuance upon conversion of the outstanding principal plus accrued or unpaid interest underlying the Debentures on or prior to February 15, 2018;

(ii) require the Company to establish a reserve of at least 150% of the number of shares into which the Debenture is convertible upon the effectiveness of the Authorized Share Amendment;

(iii) to provide that the Company may not solicit offers to buy, negotiate to issue or issue common stock or Common Stock Equivalents (as defined in the Debentures) for an effective per share price that is less than the Conversion Price, except in connection with any issuance of Common Stock or Common Stock Equivalents (1) pursuant to an Exempt Issuance (as defined in the Debentures); (2) to the Company’s legal counsel for services rendered; (3) the issuance of up to 66,667 shares of Common Stock to certain warrant holders in exchange for the cancellation of certain outstanding warrants; and (4) a public offering of the Company’ s securities pursuant to an effective registration statement filed in accordance with the Securities Act;

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(iv) to remove any prohibition on consummating certain variable rate transactions at an effective price per share that is lower than the Conversion Price then in effect;

(v) to terminate any security interests pursuant to that certain security agreement entered into in connection and to authorize the Company to file a UCC-3 termination statement to that effect;

(vi) to provide the Company with a forced conversion right if the VWAP (as defined in the Debenture) equals or exceeds $9.00 (subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the common stock that occur after the date hereof) for any 5 consecutive Trading Days (as defined in the Securities Purchase Agreement), the Company may, upon the delivery of notice to the Debenture Holders, force the Debenture Holders to convert all or part of the then outstanding principal amount of this Debenture plus, if so specified in the forced conversion notice, accrued but unpaid interest, liquidated damages and other amounts owing to the Holders under the Debenture, so long as the Equity Conditions (as defined in the Debenture) have been satisfied; and

(vii) to remove certain negative covenants prohibiting the Company and its subsidiaries from borrowing money, incurring liens, acquiring more than a de minimis number of shares of its common stock or Common Stock Equivalents (as defined in the Debenture), repaying any other indebtedness other than the Debenture on a pro-rata basis and paying cash dividends or distributions on any equity securities of the Company.

In addition, one of the Debenture Holders agreed that to the extent it has not exercised those outstanding warrants originally issued to it by the Company on June 30, 2017 (the “June 2017 Warrants”) in full, on or prior to December 31, 2017, such Debenture Holder’s right to exercise such June 2017 Warrants or any other rights granted pursuant to such June 2017 Warrants shall be terminated and the June 2017 Warrants will be cancelled on the books and records of the Company.

The issuance of the shares of common stock in connection with the Amendment Agreement were approved by the Company’s stockholders on December 8, 2017 in accordance with Nasdaq Listing Rule 5635.

As of February 9, 2018, the Company had issued a total of 225,116 shares of common stock to the holder of the Debenture and the Debentures had been converted in full.

Payplant Accounts Receivable Bank Line

Pursuant to the terms of a Commercial Loan Purchase Agreement, dated as of August 14, 2017, Gemcap sold and assigned to Payplant LLC, as agent for Payplant Alternatives Fund LLC (“Payplant”), all of its right, title and interest to that certain revolving Secured Promissory Note in an aggregate principal amount of up to $10,000,000 issued in accordance with that certain Loan and Security Agreement, dated as of November 14, 2016 by and among Gemcap and the Company and its wholly-owned subsidiaries, Inpixon USA and Inpixon Federal, Inc. for an aggregate purchase price of $1,402,770.16. In connection with the purchase and assignment, the GemCap loan was amended and restated in accordance with the terms and conditions of the “Loan Agreement”. The Loan Agreement allows the Company to request loans from Payplant with a term of no greater than 360 days in amounts that are equivalent to 80% of the face value of purchase orders received. In connection with the assignment, the Company entered into the Client Agreement, pursuant to which the Company will offer to Payplant for purchase those receivables payable to the Company in connection with the purchase orders under which advances have been made pursuant to the Loan Agreement for the purposes of paying off any notes issued pursuant to the Loan Agreement. Under the Client Agreement, the Company cannot raise additional financings, without Payplant’s approval, which will not be unreasonably withheld by Payplant unless it is an equity financing or a convertible equity financing, where the Company can force conversion, while Payplant’s advances are outstanding. The promissory note is subject to the interest rates described in the Loan Agreement and is secured by the assets of the Company pursuant to the Loan Agreement and will be satisfied in accordance with the terms of the Client Agreement. As of the date of this prospectus supplement, an aggregate of approximately $447,000 is payable under the promissory note.

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November 2017 Note

On November 17, 2017, the Company issued the November Note to the November Noteholder. The November Note bears interest at the rate of 10% per year and is due 10 months after the date of issuance. There is a fixed conversion price of $13.50 per share, subject to certain adjustments. Redemptions may occur at any time after the 6 month anniversary of the date of issuance of the November Note with a minimum redemption price of $17.10 per share, and if the conversion rate is less than the market price, then the redemptions must be made in cash. The November Note contains standard events of default and a schedule of redemption premiums. There is also a most favored nations clause and provision which allows for adjustments to the conversion price upon dilutive issuances which is subject to a floor of $8.70. There is also a most favored nations clause for the term of the November Note.

Prepayments may be made on the November Note as follows:

Prepayment Date	Prepayment Amount

On or before December 31, 2017	100% of the Outstanding Balance

On or after January 1, 2018 until February 1, 2018	115% of the Outstanding Balance

On or after February 1, 2018 until the Maturity Date	120% of the Outstanding Balance

On January 5, 2018, in order to facilitate the completion of the January 2018 Offering, the November Noteholder and the Company entered into a Waiver and First Amendment Agreement (the “Waiver and Amendment Agreement”).

Pursuant to the Waiver and Amendment Agreement, the November Noteholder waived (a) any requirement in the November Transaction Documents to maintain the Share Reserve (as defined in the November Note) until the date on which the Company files an amendment to its Articles of Incorporation for the purpose of increasing its authorized shares of common stock and in no event later than February 15, 2018 (the “Reserve Deadline”); provided, however, that the Company, as of the Reserve Deadline, reserves and keeps available out of its authorized and unissued shares of common stock, not less than 150% of the aggregate number of shares of common stock as shall be issuable upon the conversion of the then outstanding principal amount of the November Note and payment of interest thereunder; and (b) any right of conversion under the November Note until the six month anniversary of the Effective Date (as defined in the November Note). In addition, the Company’s failure to establish the Share Reserve (as defined in the November Note) by the Reserve Deadline or otherwise maintain the Share Reserve (as defined in the November Note) will be considered an event of default.

Pursuant to the Waiver and Amendment Agreement, the terms of the November Note were amended to adjust the Conversion Price (as defined in the November Note) to a price equal to $0.45; provided, however, that, the Conversion Price (as defined in the November Note) may be reduced to a price that is equal to 70% of the closing bid price reported by the Nasdaq Stock Market as of the date immediately prior to each applicable conversion date subject to and only upon approval by the Company’s stockholders in accordance with Nasdaq Listing Rule 5635(d). Notwithstanding the foregoing, in no event shall the Conversion Price (as defined in the November Note) be equal to a price that is less than $3.00.

Indemnification of Directors and Officers

Section 78.7502 of the Nevada Revised Statutes (“NRS”) provides, in general, that a corporation incorporated under the laws of the State of Nevada, as we are, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person (a) is not liable pursuant to Section 73.138 of the NRS, and (b) acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of a derivative action, a Nevada corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person (a) is not liable pursuant to Section 73.138 of the NRS, and (b) acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation.

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Our Articles of Incorporation and Bylaws provide that we will indemnify our directors, officers, employees and agents to the extent and in the manner permitted by the provisions of the NRS, as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any stockholders’ or directors’ resolution or by contract.

Any repeal or modification of these provisions approved by our stockholders will be prospective only and will not adversely affect any limitation on the liability of any of our directors or officers existing as of the time of such repeal or modification.

We are also permitted to maintain insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions, whether or not the NRS would permit indemnification.

Anti-Takeover Effect of Nevada Law, Certain By-Law Provisions

We may in the future become subject to Nevada’s control share laws. A corporation is subject to Nevada’s control share law if it has more than 200 stockholders of record, at least 100 of whom are residents of Nevada, and if the corporation does business in Nevada, including through an affiliated corporation. This control share law may have the effect of discouraging corporate takeovers. The Company currently has fewer than 100 stockholders of record who are residents of Nevada and does not do business in Nevada.

The control share law focuses on the acquisition of a “controlling interest,” which means the ownership of outstanding voting shares that would be sufficient, but for the operation of the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors: (1) one-fifth or more but less than one-third; (2) one-third or more but less than a majority; or (3) a majority or more. The ability to exercise this voting power may be direct or indirect, as well as individual or in association with others.

The effect of the control share law is that an acquiring person, and those acting in association with that person, will obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of stockholders. The control share law contemplates that voting rights will be considered only once by the other stockholders. Thus, there is no authority to take away voting rights from the control shares of an acquiring person once those rights have been approved. If the stockholders do not grant voting rights to the control shares acquired by an acquiring person, those shares do not become permanent non-voting shares. The acquiring person is free to sell the shares to others. If the buyer or buyers of those shares themselves do not acquire a controlling interest, the shares are not governed by the control share law any longer.

If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, a stockholder of record, other than the acquiring person, who did not vote in favor of approval of voting rights for the control shares, is entitled to demand fair value for such stockholder’s shares.

In addition to the control share law, Nevada has a business combination law, which prohibits certain business combinations between Nevada corporations and “interested stockholders” for two years after the interested stockholder first becomes an interested stockholder, unless the corporation’s board of directors approves the combination in advance. For purposes of Nevada law, an interested stockholder is any person who is: (a) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation, or (b) an affiliate or associate of the corporation and at any time within the previous two years was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding shares of the corporation. The definition of “business combination” contained in the statute is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquirer to use the corporation’s assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders.

The effect of Nevada’s business combination law is to potentially discourage a party interested in taking control of the Company from doing so if it cannot obtain the approval of our Board.

Blank Check Preferred Stock

The ability to authorize “blank check” preferred stock makes it possible for our Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our Company.

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DESCRIPTION OF SECURITIES WE ARE OFFERING

We are offering 3,325,968 Class A Units and 10,184.9752 Class B Units. Each Class A Unit will consist of one share of our common stock and one Warrant to purchase one share of our common stock. The Class A Units will not be certificated and the shares of common stock and Warrant part of such unit are immediately separable and will be issued separately in this offering.

We are also offering to those purchasers, if any, whose purchase of Class A Units in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% of our outstanding common stock immediately following the consummation of this offering, the opportunity, in lieu of purchasing Class A Units, to purchase 10,184.9752 Class B Units. Each Class B Unit will consist of one share of Series 3 Preferred Stock, with a stated value of $1,000 per share and convertible into approximately 426 shares of common stock, and Warrants to purchase common stock in an aggregate amount equal to the number of shares of common stock into which the Series 3 Preferred Stock are convertible. The shares of Series 3 Preferred Stock do not generally having any voting rights but are convertible into shares of common stock. The Class B Units will not be certificated and the share of Series 3 Preferred Stock and Warrants part of such unit are immediately separable and will be issued separately in this offering.

Common Stock

The material terms of our common stock and our other capital stock are described in the section of this prospectus entitled “Description of Securities” beginning on page 100 of this prospectus.

Series 3 Preferred Stock

Our Board of Directors has designated 10,185 shares of preferred stock as Series 3 Preferred. As of January 2018, there were no shares of Series 3 Preferred Stock outstanding. Although there is no current intent to do so, our Board may, without stockholder approval, issue shares of an additional class or series of preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of the common stock or the convertible preferred stock, except as prohibited by the certificate of designation of preferences, rights and limitations of Series 3 Preferred Stock.

The following is a summary of the material terms of our Series 3 Preferred Stock. For more information, please refer to the certificate of designation of preferences, rights and limitations of Series 3 Preferred Stock to be filed as an exhibit to the registration statement of which this prospectus is a part.

The Preferred Stock will be issued in book-entry form under the preferred stock agent agreement between Corporate Stock Transfer Inc. as preferred stock agent, and us, and shall initially be represented by one or more book-entry certificates deposited with The Depository Trust Company, or DTC, and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

Liquidation. Upon any dissolution, liquidation or winding up, whether voluntary or involuntary, holders of Series 3 Preferred Stock will be entitled to receive distributions out of our assets, whether capital or surplus, of the same amount that a holder of common stock would receive if the Series 3 Preferred Stock were fully converted (disregarding for such purposes any conversion limitations hereunder) to common stock which amounts shall be paid pari passu with all holders of common stock.

Dividends. Holders of the Series 3 Preferred Stock will be entitled to receive dividends equal (on an “as converted to common stock” basis) to and in the same form as dividends actually paid on shares of our common stock when, as and if such dividends are paid on shares of our common stock. No other dividends will be paid on shares of Series 3 Preferred Stock.

Conversion. Each share of Series 3 Preferred Stock is convertible, at any time and from time to time at the option of the holder thereof, into that number of shares of common stock determined by dividing the stated value of $1,000 by the conversion price equal to the public offering price of the Class A Units (subject to adjustment described below). This right to convert is limited by the beneficial ownership limitation described below.

Beneficial Ownership Limitation. A holder shall have no right to convert any portion of Series 3 Preferred Stock, to the extent that, after giving effect to such conversion, such holder, together with such holder’s affiliates, and any persons acting as a group together with such holder or any such affiliate, would beneficially own in excess of 4.99% (or, upon election of purchaser prior to the issuance of any shares, 9.99%) of the number of shares of common stock outstanding immediately after giving effect to the issuance of shares of common stock upon such conversion (subject to the right of the holder to increase such beneficial ownership limitation upon notice to us, provided that any increase in beneficial ownership limitation shall not be effective until 61 days following notice to us and provided that such limitation can never exceed 9.99% and such 61 day period cannot be waived). Beneficial ownership of the holder and its affiliates will be determined in accordance with Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder. Holders of Series 3 Preferred Stock who are subject to such beneficial ownership limitation are and will remain responsible for ensuring their own compliance with Regulation 13D-G promulgated under the Exchange Act, consistent with their individual facts and circumstances. In addition, pursuant to Rule 13d-3(d)(1)(i) promulgated under the Exchange Act, any person who acquires Series 3 Preferred Stock with the purpose or effect of changing or influencing the control of our company, or in connection with or as a participant in any transaction having such purpose or effect, immediately upon such acquisition will be deemed to be the beneficial owner of the underlying common stock.

Warrants to Purchase Common Stock

The material terms of the warrants to be issued are summarized below. For more information, please refer to the terms of the form of warrant to be filed as an exhibit to the registration statement of which this prospectus is a part.

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The Warrants to be issued will have an initial exercise price per share equal to $3.50, which is approximately 149% of the public offering price per Class A Unit. Each Warrant will be exercisable for the number of shares of our common stock underlying the corresponding Unit from its date of issuance and at any time up to the date that is five years after its original date of issuance. A holder shall have no right to exercise any portion of a Warrant, to the extent that, after giving effect to such exercise, such holder, together with such holder’s affiliates, and any persons acting as a group together with such holder or any such affiliate, would beneficially own in excess of 4.99% (or, upon election of purchaser, 9.99%) of the number of shares of common stock outstanding immediately after giving effect to the issuance of the shares of common stock upon such exercise (subject to the right of the holder to increase or decrease such beneficial ownership limitation upon notice to us, provided that an increase in the beneficial ownership limitation will not be effective until 61 days following notice to us and provided that such limitation can never exceed 9.99% and such 61 day period cannot be waived). Beneficial ownership of the holder and its affiliates will be determined in accordance with Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder. Holders of Warrants who are subject to such beneficial ownership limitation are and will remain responsible for ensuring their own compliance with Regulation 13D-G promulgated under the Exchange Act, consistent with their individual facts and circumstances. In addition, pursuant to Rule 13d-3(d)(1)(i) promulgated under the Exchange Act, any person who acquires such warrants with the purpose or effect of changing or influencing the control of our company, or in connection with or as a participant in any transaction having such purpose or effect, immediately upon such acquisition will be deemed to be the beneficial owner of the underlying common stock.

The Warrants are exercisable for cash or, solely in the absence of an effective registration statement or prospectus, by cashless exercise, in which case the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the Warrant. No fractional shares will be issued upon the exercise of a Warrant. As to any fraction of a share which the holder would otherwise be entitled to purchase upon such exercise, we will, at our election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price or round up to the next whole share.

The exercise price of the Warrants is subject to adjustment (but not below the par value of our common stock) in the case of stock dividends or other distributions on shares of common stock or any other equity or equity equivalent securities payable in shares of common stock, stock splits, stock combinations, reclassifications or similar events affecting our common stock, and also, subject to limitations, upon any distribution of assets, including cash, stock or other property to our stockholders. The warrants may contain a full ratchet price protection feature, to the extent such warrants have not been exercised previously, to adjust the exercise price and number of shares underlying the warrants if shares of common stock are sold or issued for a consideration per share less than the exercise price per share then in effect, provided, that the exercise price will not be less than $0.634 (subject to adjustment for reverse and forward stock splits, recapitalizations and similar transactions), with standard exempt issuances.

In addition, if we effect a fundamental transaction, then upon any subsequent exercise of the Warrants, the holder thereof shall have the right to receive, for each share of common stock that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of the successor’s or acquiring corporation’s common stock or of our common stock, if we are the surviving corporation, and any additional consideration receivable as a result of such fundamental transaction by a holder of the number of shares of common stock into which the warrants are exercisable immediately prior to such fundamental transaction. A fundamental transaction means: (i) our merger or consolidation with or into another entity, (ii) any sale or other disposition of all or substantially all of our assets in one transaction or a series of related transactions, (iii) any tender offer or exchange offer allowing holders of our common stock to tender or exchange their shares for cash, property or securities, and has been accepted by the holders of 50% or more of the outstanding common stock (iv) any reclassification of our common stock or any compulsory share exchange by which common stock is effectively converted into or exchanged for other securities, cash or property, or (v) consummation of a stock or share purchase agreement or other business combination with another person whereby such other person acquires more than 50% of the outstanding shares of common stock. Any successor to us or surviving entity shall assume the obligations under the warrants and shall, at the option of the holder, deliver to the holder in exchange for the Warrant a security of the successor entity which is exercisable for a corresponding number of shares of capital stock of such successor entity equivalent to the shares of common stock acquirable and receivable upon exercise of the Warrant prior to such fundamental transaction, and with an exercise price which applies the exercise price under the Warrant to such shares of capital stock (but taking into account the relative value of the shares of common stock pursuant to such fundamental transaction and the value of such shares of capital stock, such number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of the Warrant immediately prior to the consummation of such fundamental transaction). In addition, as further described in the Warrant, in the event of any fundamental transaction, the holders of the Warrants will have the right to require us to purchase the Warrants for an amount in cash equal to the value of the Warrant based on the Black and Scholes Option Pricing Model obtained from the “OV” function on Bloomberg, L.P. (“Bloomberg”) determined as of the day of consummation of the applicable fundamental transaction for pricing purposes and reflecting (A) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the time between the date of the public announcement of the applicable fundamental transaction and the termination date, (B) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the HVT function on Bloomberg as of the trading day immediately following the public announcement of the applicable fundamental transaction, (C) the underlying price per share used in such calculation shall be the greater of (i) the sum of the price per share being offered in cash, if any, plus the value of any non-cash consideration, if any, being offered in such fundamental transaction and (ii) the highest VWAP (as defined in the Warrant) during the period beginning on the trading day immediately preceding the announcement of the applicable fundamental transaction and ending on the trading day immediately preceding the consummation of the applicable fundamental transaction and (D) a remaining option time equal to the time between the date of the public announcement of the applicable fundamental transaction and the termination date.

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Prior to the exercise of any Warrants to purchase common stock, holders of the Warrants will not have any of the rights of holders of the common stock purchasable upon exercise, including voting rights, however, the holders of the Warrants will have certain rights to participate in distributions or rights offerings paid on our common stock to the extent set forth in the Warrants.

We do not intend to apply for listing of the Warrants on The NASDAQ Capital Market. No assurance can be given that a market for the Warrants will develop.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Mitchell Silberberg & Knupp LLP (“MSK”), New York, New York. Certain legal matters in connection with this offering have been passed upon for the placement agent by Ellenoff, Grossman & Schole LLP, New York, New York. MSK may receive securities offered pursuant to the registration of which this prospectus is a part in connection with the satisfaction of outstanding legal fees payable to MSK. Although MSK is not under any obligation to accept shares of our common stock in payment for services, it may do so in the future.

EXPERTS

The consolidated financial statements of Inpixon as of December 31, 2016 and 2015 and for each of the two years in the period ended December 31, 2016 included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) of Marcum LLP, an independent registered public accounting firm, given the authority of such firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and our securities, reference is made to the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.

You may read and copy all or any portion of the registration statement without charge at the public reference room of the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549. Copies of the registration statement may be obtained from the Securities and Exchange Commission at prescribed rates from the public reference room of the Securities and Exchange Commission at such address. You may obtain information regarding the operation of the public reference room by calling 1-800-SEC-0330. In addition, registration statements and certain other filings made with the Securities and Exchange Commission electronically are publicly available through the Securities and Exchange Commission’s website at http://www.sec.gov. The registration statement, including all exhibits and amendments to the registration statement, has been filed electronically with the Securities and Exchange Commission. You may also read all or any portion of the registration statement on our website at www.inpixon.com.

We are subject to the information and periodic reporting requirements of the Exchange Act and, accordingly, are required to file annual reports containing financial statements audited by an independent public accounting firm, quarterly reports containing unaudited financial data, current reports, proxy statements and other information with the Securities and Exchange Commission. You will be able to inspect and copy such periodic reports, proxy statements and other information at the Securities and Exchange Commission’s public reference room, the website of the Securities and Exchange Commission referred to above, and our website referred to above.

108

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

All documents subsequently filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than those made pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC) prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing of such documents. These documents include periodic reports, such as proxy statements, annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (other than the portions of those documents not deemed to be filed, which is deemed not to be incorporated by reference in this prospectus). Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

These reports and documents can be accessed free of charge on our website at www.inpixon.com. We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all documents that are incorporated by reference into this prospectus, but not delivered with the prospectus, upon written and oral request, other than exhibits to such unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates. Please send written requests to:

Inpixon

Attn: Secretary

2479 E. Bayshore Road, Suite 195

Palo Alto, CA 94303

(408) 702-2167

109

INPIXON

F-1

INPIXON AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except number of shares and par value data)

	September 30,	December 31,
	2017	2016
	(Unaudited)	(Audited)
Assets
Current Assets
Cash and cash equivalents	$107	$1,821
Accounts receivable, net	5,738	11,788
Notes and other receivables	419	362
Inventory	790	1,061
Prepaid licenses and maintenance contracts	5,746	13,321
Assets held for sale	23	23
Prepaid assets and other current assets	1,312	1,768

Total Current Assets	14,135	30,144

Prepaid licenses and maintenance contracts, non-current	2,958	5,169
Property and equipment, net	896	1,385
Software development costs, net	2,249	2,058
Intangible assets, net	13,597	17,691
Goodwill	636	9,028
Other assets	734	998

Total Assets	$35,205	$66,473

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-2

INPIXON AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (CONTINUED)

(In thousands, except number of shares and par value data)

	September 30,	December 31,
	2017	2016
	(Unaudited)	(Audited)
Liabilities and Stockholders’ (Deficit) Equity

Current Liabilities
Accounts payable	$27,778	$23,027
Accrued liabilities	4,372	3,959
Deferred revenue	6,859	15,043
Short-term debt	3,519	6,887
Derivative liabilities	350	210
Liabilities held for sale	2,053	2,041

Total Current Liabilities	44,931	51,167

Long Term Liabilities
Deferred revenue, non-current	3,440	5,960
Long-term debt	2,081	4,047
Other liabilities	221	371
Acquisition liability - Integrio	997	1,648
Acquisition liability - LightMiner	--	567

Total Liabilities	51,670	63,760

Commitments and Contingencies

Stockholders’ (Deficit) Equity

Preferred Stock - $0.001 par value; 5,000,000 shares authorized, 0 issued and outstanding as of September 30, 2017	--	--
Convertible Series 1 Preferred Stock - $1,000 stated value, 5,000,000 shares authorized; 0 issued and outstanding at September 30, 2017 and 2,250 issued and outstanding at December 31, 2016 Liquidation preference of $0 at September 30, 2017 and $2,250,000 at December 31, 2016.	--	1,340
Series 2 Convertible Preferred Stock - $1,000 stated value; 4,669 shares authorized; 0 issued and outstanding at September 30, 2017 and December 31, 2016 Liquidation preference of $0 at September 30, 2017 and December 31, 2016.	--	--
Common Stock - $0.001 par value; 250,000,000 shares authorized; 513,792 and 72,396 issued and 513,262 and 71,865 outstanding at September 30, 2017 and December 31, 2016, respectively	1	0
Additional paid-in capital	73,454	64,148
Treasury stock, at cost, 531 shares	(695)	(695)
Due from Sysorex Consulting Inc.	(666)	(666)
Accumulated other comprehensive income	37	52
Accumulated deficit (excluding $2,442 reclassified to additional paid in capital in quasi-reorganization)	(86,588)	(59,473)

Stockholders’ (deficit) equity attributable to Inpixon	(14,457)	4,708

Non-controlling interest	(2,008)	(1,995)

Total Stockholders’ (Deficit) Equity	(16,465)	2,713

Total Liabilities and Stockholders’ (Deficit) Equity	$35,205	$66,473

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-3

INPIXON AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
	(Unaudited)		(Unaudited)
Revenues
Products	$9,566	$8,366	$31,225	$27,871
Services	2,358	2,874	9,277	10,788
Total Revenues	11,924	11,240	40,502	38,659

Cost of Revenues
Products	8,519	6,873	26,805	22,363
Services	1,154	1,269	4,773	5,807
Total Cost of Revenues	9,673	8,142	31,578	28,170

Gross Profit	2,251	3,098	8,924	10,489

Operating Expenses
Research and development	447	587	1,459	1,711
Sales and marketing	1,301	1,876	5,522	6,713
General and administrative	5,378	3,699	14,633	11,116
Acquisition related costs	--	22	5	52
Impairment of goodwill	8,392	--	8,392	--
Amortization of intangibles	1,327	1,056	4,094	3,169

Total Operating Expenses	16,845	7,240	34,105	22,761

Loss from Operations	(14,594)	(4,142)	(25,181)	(12,272)

Other Income (Expense)
Interest expense	(694)	(639)	(2,721)	(1,037)
Change in fair value of shares to be issued	--	5	--	13
Change in fair value of derivative liability	46	41	254	41
Other income	610	15	545	54

Total Other Expense	(38)	(578)	(1,922)	(929)

Net Loss from Continuing Operations	(14,632)	(4,720)	(27,103)	(13,201)

Loss from Discontinued Operations, Net of Tax	(9)	--	(26)	--

Net Loss	(14,641)	(4,720)	(27,129)	(13,201)

Net Loss Attributable to Non-controlling Interest	(4)	(4)	(13)	(12)

Net Loss Attributable to Stockholders of Inpixon	$(14,637)	$(4,716)	$(27,116)	$(13,189)

Net Loss Per Share - Basic and Diluted	$(46.47)	$(81.15)	$(173.42)	$(233.07)

Weighted Average Shares Outstanding
Basic and Diluted	314,970	58,115	156,363	56,588

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-4

INPIXON AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(In thousands)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
	(Unaudited)		(Unaudited)

Net Loss	$(14,641)	$(4,720)	$(27,129)	$(13,201)

Unrealized foreign exchange gain/(loss) from cumulative translation adjustments	(5)	15	(15)	34

Comprehensive Loss	$(14,646)	$(4,705)	$(27,144)	$(13,167)

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-5

INPIXON AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ (DEFICIT) EQUITY

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2017

(Unaudited)

(In thousands, except per share data)

	Series 1 Convertible		Series 2 Convertible				Additional			Due from Sysorex	Accumulated Other		Non-	Total Stockholders’
	Preferred Stock		Preferred Stock		Common Stock		Paid-In	Treasury Stock		Consulting,	Comprehensive	Accumulated	Controlling	(Deficit)
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Shares	Amount	Inc.	Income (Loss)	Deficit	Interest	Equity

Balance - January 1, 2017	2,250	$1,340	$--	$--	72,396	$--	$64,148	(1)	$(695)	$(666)	$52	$(59,472)	$(1,995)	$2,713

Common shares issued for services	--	--	--	--	5,171	--	253	--	--	--	--	--	--	253
Stock options granted to employees for services	--	--	--	--	--	--	713	--	--	--	--	--	--	713
Common shares issued for LightMiner Acquisition	--	--	--	--	630	--	567	--	--	--	--	--	--	567
Fractional shares issued for stock split	--	--	--	--	50	--	--	--	--	--	--	--	--	--
Redemption of convertible series 1 preferred stock	(2,250)	(1,340)	--	--	3,333	--	1,340	--	--	--	--	--	--	--
Common shares issued in lieu of interest	--	--	--	--	3,667	--	316	--	--	--	--	--	--	316
Common and preferred shares issued for net cash proceeds from a public offering	--	--	4,060	1,508	61,649	--	3,620	--	--	--	--	--	--	5,128
Redemption of convertible series 2 preferred stock	--	--	(4,060)	(1,508)	257,028	1	1,508	--	--	--	--	--	--	--
Common shares issued for net proceeds from warrants exercised	--	--	--	--	109,869	--	989	--	--	--	--	--	--	989
Reclassification of warrants to derivative liabilities							(3,773)							(3,773)
Reclassification of warrants from derivative liabilities to APIC							3,773							3,773
Cumulative Translation Adjustment	--	--	--	--	--	--	--	--	--	--	(15)	--	--	(15)
Net loss	--	--	--	--	--	--	--	--	--	--	--	(27,115)	(13)	(27,128)

Balance - September 30, 2017	--	$--	$--	$--	513,792	$1	$73,454	(1)	$(695)	$(666)	$37	$(86,588)	$(2,008)	(16,465)

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-6

INPIXON AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Nine Months Ended
	September 30,
	2017	2016
	(Unaudited)
Cash Flows from Operating Activities
Net loss	$(27,129)	$(13,201)
Adjustment to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	1,324	884
Amortization of intangible assets	4,094	3,169
Impairment of goodwill	8,392	--
Stock based compensation	1,282	1,055
Change in fair value of shares to be issued	--	(13)
Change in fair value of derivative liability	(254)	(41)
Amortization of technology	50	--
Amortization of deferred financing costs	167	--
Amortization of debt discount	1,545	196
Provision for doubtful accounts	773	455
Other	129	22

Changes in operating assets and liabilities:
Accounts receivable and other receivables	5,223	4,016
Inventory	270	(97)
Other current assets	455	(26)
Prepaid licenses and maintenance contracts	9,787	1,248
Other assets	46	(173)
Accounts payable	4,751	850
Accrued liabilities	455	(1,205)
Deferred revenue	(10,704)	1,915
Other liabilities	(438)	(190)
Total Adjustments	27,347	12,065

Net Cash Provided by (Used in) Operating Activities	218	(1,136)

Cash Flows From (Used in) Investing Activities
Purchase of property and equipment	(91)	(461)
Investment in capitalized software	(1,063)	(1,160)
Net Cash Flows Used in Investing Activities	(1,154)	(1,621)

Cash Flows from Financing Activities
Net repayment of line of credit	(3,348)	(4,150)
Repayment of term loan	--	(1,611)
Advances to related party	--	(3)
Net proceeds from issuance of common stock, preferred stock and warrants	6,117	--
Repayment of debenture	(2,850)	--
Repayment of notes payable	(20)	(70)
Advances from related party	--	2
Proceeds from debenture and convertible preferred stock	--	5,000
Net proceeds from convertible promissory notes	2,000	--
Repayment of convertible promissory notes	(2,662)	--
Net Cash Used in Financing Activities	(763)	(832)
Effect of Foreign Exchange Rate on Changes on Cash	(15)	34
Net Decrease in Cash and Cash Equivalents	(1,714)	(3,555)
Cash and Cash Equivalents - Beginning of period	1,821	4,060
Cash and Cash Equivalents - End of period	$107	$505

Supplemental Disclosure of cash flow information:
Cash paid for:
Interest	$545	$837
Income Taxes	--	--
Debt discount of the fair value of the embedded conversion feature	--	$2,356

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-7

INPIXON AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2017 AND 2016

Note 1 - Organization and Nature of Business and Going Concern

Inpixon, through its wholly-owned subsidiaries, Inpixon USA, Inpixon Federal, Inc. (“Inpixon Federal”), Inpixon Canada, Inc. (“Inpixon Canada”) and the majority-owned subsidiary, Sysorex Arabia LLC (“Sysorex Arabia”) (unless otherwise stated or the context otherwise requires, the terms “Inpixon” “we,” “us,” “our” and the “Company” refer collectively to Inpixon and the above subsidiaries), provides Big Data analytics and location based products and related services for the cyber-security and Internet of Things markets. The Company is headquartered in California, and has sales and subsidiary offices in Virginia, California, and Vancouver, Canada.

On November 21, 2016, and as more fully described in Note 4, the Company completed the acquisition of substantially all of the assets and certain liabilities of Integrio Technologies, LLC (“Integrio”), which is in the U.S. Federal Government IT contracts business.

As of September 30, 2017, the Company has a working capital deficiency of approximately $30.8 million. For the nine months ended September 30, 2017, the Company incurred a net loss of approximately $27.1 million. The aforementioned factors raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The financial statements do not include any adjustments relating to the recoverability and classification of asset amounts or the classification of liabilities that might be necessary should the Company be unable to continue as a going concern within one year after the date the financial statements are issued.

On August 9, 2016, the Company entered into a Securities Purchase Agreement with Hillair Capital Investments L.P. pursuant to which it issued and sold (i) an 8% Original Issue Discount Senior Convertible Debenture in an aggregate principal amount of $5,700,000 due on August 9, 2018 and (ii) 2,250 shares of newly created Series 1 Convertible Preferred Stock, par value $0.001 per share, for an aggregate purchase price of $5,000,000. On June 30, 2017 the Company received proceeds from a public offering of $6 million of which $5.5 million was used to pay down outstanding indebtedness. During the third quarter of 2017, the Company implemented a cost cutting program that would reduce operating expenses by approximately $6 million on an annual basis.

The Company’s capital resources as of September 30, 2017, availability on the unlimited Payplant Loan Agreement (as described in Note 9) to finance purchase orders and invoices, higher margin business line expansion and credit limitation improvements, may not be sufficient to fund planned operations going into 2018. The Company will need to raise $15 million outside capital under structures available to it including debt and/or equity offerings this year. The Company also has an effective registration statement on Form S-3 from which it raised $3.2 million in January 2018 and could raise additional capital from the sale of its securities, subject to certain limitations for registrants with a market capitalization of less than $75 million. The information in this Form 10-Q concerning the Company’s Form S-3 registration statement does not constitute an offer of any securities for sale. If these sources do not provide the capital necessary to fund the Company’s operations during the next twelve months, the Company may need to curtail certain aspects of its operating activities or consider other means of obtaining additional financing, such as through the sale of assets or of a business segment, although there is no guarantee that the Company could obtain the financing necessary to continue its operations.

F-8

INPIXON AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2017 AND 2016

Note 2 - Basis of Presentation

The accompanying unaudited condensed consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles (“GAAP”) for interim financial information, which are the accounting principles that are generally accepted in the United States of America. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. The results of the Company’s operations for the nine month period ended September 30, 2017 is not necessarily indicative of the results to be expected for the year ending December 31, 2017.  These interim condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and notes for the years ended December 31, 2016 and 2015 included in the annual report Form 10-K filed with the U.S. Securities and Exchange Commission on April 17, 2017 and elsewhere in this document.

Note 3 - Summary of Significant Accounting Policies

The Company’s complete accounting policies are described in Note 2 to the Company’s audited consolidated financial statements and notes for the years ended December 31, 2016 and 2015.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during each of the reporting periods. Actual results could differ from those estimates. The Company’s significant estimates consist of:

●	the valuation of stock-based compensation;

●	the allowance for doubtful accounts;

●	the valuation allowance for the deferred tax asset; and

●	impairment of long-lived assets and goodwill.

Revenue Recognition

The Company provides information technology, or IT, solutions and services to customers and derives revenues primarily from the sale of third-party hardware and software products, software, assurance, licenses and other consulting services, including maintenance services and recognizes revenue once the following four criteria are met: (1) persuasive evidence of an arrangement exists; (2) the price is fixed and determinable, (3) shipment (software and hardware) or fulfillment (maintenance) has occurred; and (4) there is reasonable assurance of collection of the sales proceeds (the “Revenue Recognition Criteria”). In addition, the Company also records revenues in accordance with Accounting Standards Codification (“ASC”) Topic 605-45 “Principal Agent Consideration” (“ASC 605-45”). The Company evaluates the sales of products and services on a case by case basis to determine whether the transaction should be recorded gross or net, including, but not limited to, assessing whether or not the Company: (1) is the primary obligor in the transaction; (2) has inventory risk with respect to the products and/or services sold; (3) has latitude in pricing; and (4) changes the product or performs part of the services sold. The Company evaluates whether revenues received from the sale of hardware and software products, licenses, and services, including maintenance and professional consulting services, should be recognized on a gross or net basis on a transaction by transaction basis. As of September 30, 2017, the Company has determined that all revenues received should be recognized on a gross basis in accordance with applicable standards.

F-9

INPIXON AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2017 AND 2016

Note 3 - Summary of Significant Accounting Policies (continued)

Revenue Recognition (continued)

Cooperative reimbursements from vendors, which are earned and available, are recorded during the period the related transaction has occurred. Cooperative reimbursements are recorded as a reduction of cost of sales in accordance with ASC Topic 605-50 “Accounting by a Customer (including reseller) for Certain Consideration Received from a Vendor.” Provisions for returns are estimated based on historical collections and credit memo analysis for the period. The Company receives Marketing Development Funds from vendors based on quarterly or annual sales performance to promote the marketing of vendor products and services. The Company must file claims with vendors for these cooperative reimbursements by providing invoices and receipts for marketing expenses. Reimbursements are recorded as a reduction of marketing expenses and other applicable selling, general and administrative expenses ratably over the period in which the expenses are expected to occur. The Company receives vendor rebates which are recorded to cost of sales.

The Company also enters into sales transactions whereby customer orders contain multiple deliverables, and reports its multiple deliverable arrangements under ASC 605-25 “Revenue Arrangements with Multiple Deliverables” (“ASC-605-25”). These multiple deliverable arrangements primarily consist of the following deliverables: the Company’s design, configuration, installation, integration, warranty/maintenance and consulting services; and third-party computer hardware, software and warranty maintenance services. In situations where the Company bundles all or a portion of the separate elements, Vendor Specific Objective Evidence (“VSOE”) is determined based on prices when sold separately. For the three months ended September 30, 2017 and 2016 revenues recognized as a result of customer contracts requiring the delivery of multiple elements were $1.6 million and $3.7 million, respectively. For the nine months ended September 30, 2017 and 2016 revenues recognized as a result of customer contracts requiring the delivery of multiple elements were $11.3 million and $15.4 million, respectively.

Hardware, Software and Licensing Revenue Recognition

Generally, the Revenue Recognition Criteria are met with respect to the sales of hardware and software products when they are shipped to the customer. The delivery of products to our customers occurs in a variety of ways, including (i) as a physical product shipped from the Company’s warehouse, (ii) via drop-shipment by a third-party vendor, or (iii) via electronic delivery with respect to software licenses. The Company leverages drop-ship arrangements with many of its vendors and suppliers to deliver products to customers without having to physically hold the inventory at its warehouse. In such arrangements, the Company negotiates the sale price with the customer, pays the supplier directly for the product shipped, bears credit risk of collecting payment from its customers and is ultimately responsible for the acceptability of the product and ensuring that such product meets the standards and requirements of the customer. As a result, the Company recognizes the sale of the product and the cost of such upon receiving notification from the supplier that the product has shipped. Vendor rebates and price protection are recorded when earned as a reduction to cost of sales or merchandise inventory, as applicable. Vendor product price discounts are recorded when earned as a reduction to cost of sales.

Maintenance and Professional Services Revenue Recognition

With respect to sales of our maintenance, consulting and other service agreements including our digital advertising and electronic services, the Revenue Recognition Criteria is met once the service has been provided. Revenue on time and material contracts is recognized based on a fixed hourly rate as direct labor hours are expended. The fixed rate includes direct labor, indirect expenses, and profits. Materials, or other specified direct costs, are reimbursed as actual costs and may include markup. Anticipated losses are recognized as soon as they become known. For the three and nine months ended September 30, 2017 and 2016, the Company did not incur any such losses. These amounts are based on known and estimated factors. Revenues from time and material or firm fixed price long-term and short-term contracts are derived principally with various United States government agencies and commercial customers.

F-10

INPIXON AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2017 AND 2016

Note 3 - Summary of Significant Accounting Policies (continued)

Maintenance and Professional Services Revenue Recognition (continued)

The Company recognizes revenue for sales of all services billed as a fixed fee ratably over the term of the arrangement as such services are provided. Billings for such services that are made in advance of the related revenue recognized are recorded as deferred revenue and recognized as revenue ratably over the billing coverage period. Amounts received as prepayments for services to be rendered are recognized as deferred revenue. Revenue from such prepayments is recognized when the services are provided.

The Company’s storage and computing maintenance services agreements permit customers to obtain technical support from the Company and/or the manufacturer and to update, at no additional cost, to the latest technology when new software updates are introduced when and if available during the period that the maintenance agreement is in effect. Since the Company assumes certain responsibility for product staging, configuration, installation, modification, and integration with other client systems, or retains general inventory risk upon customer return or rejection and is most familiar with the customer and its required specifications, it generally serves as the initial contact with the customer with respect to any storage and computing maintenance services required and therefore will perform all or part of the required service.

Typically, the Company sells maintenance contracts for a separate fee with initial contractual periods ranging from one to three years with renewal for additional periods thereafter. The Company generally bills maintenance fees in advance and records the amounts received as deferred revenue with respect to any portion of the fee for which services have not yet been provided. The Company recognizes the related revenue ratably over the term of the maintenance agreement as services are provided. In situations where the Company bundles all or a portion of the maintenance fee with products, VSOE for maintenance is determined based on prices when sold separately.

Customers that have purchased maintenance/warranty services have a right to cancel and receive a refund of the amounts paid for unused services at any time during the service period upon advance written notice to the Company. Cancellation and refund privileges with respect to maintenance/warranty services lapse as to any period during the term of the agreement for which such services have already been provided. Customers do not have the right to a refund of paid fees for maintenance/warranty services that the Company has earned and recognized as revenue. Invoices issued for maintenance/warranty services not yet rendered are recorded as deferred revenue and then recognized as revenue ratably over the service period. As a result, (1) the warranty and maintenance service fees payable by each customer are separately accounted for in each customer purchase order as a separate line item, and (2) upon the Company’s receipt and acceptance of a request for refund of maintenance/warranty services not yet provided, the Company’s obligation to perform any additional maintenance/warranty services will end. Sales are recorded net of discounts and returns.

Stock-Based Compensation

The Company accounts for options granted to employees by measuring the cost of services received in exchange for the award of equity instruments based upon the fair value of the award on the date of grant. The fair value of that award is then ratably recognized as expense over the period during which the recipient is required to provide services in exchange for that award.

Options and warrants granted to consultants and other non-employees are recorded at fair value as of the grant date and subsequently adjusted to fair value at the end of each reporting period until such options and warrants vest, and the fair value of such instruments, as adjusted, is expensed over the related vesting period.

F-11

INPIXON AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2017 AND 2016

Note 3 - Summary of Significant Accounting Policies (continued)

Stock-Based Compensation (continued)

The Company incurred stock-based compensation charges, net of estimated forfeitures, of $288,000 and $344,000 for the three months ended September 30, 2017 and 2016, and $1,282,000 and $1,055,000 for the nine-month period ended September 30, 2017 and 2016, respectively, which are included in general and administrative expenses. The following table summarizes the nature of such charges for the periods then ended (in thousands):

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016
Compensation and related benefits	$201	$334	$713	$1,008
Professional and legal fees	87	10	246	47
Acquisition transaction costs	--	--	7	--
Interest expense	--	--	316	--
Totals	$288	$344	$1,282	$1,055

Net Loss Per Share

The Company computes basic and diluted earnings per share by dividing net loss by the weighted average number of common shares outstanding during the period. Basic and diluted net loss per common share were the same since the inclusion of common shares issuable pursuant to the exercise of options and warrants in the calculation of diluted net loss per common shares would have been anti-dilutive.

The following table summarizes the number of common shares and common share equivalents excluded from the calculation of diluted net loss per common share for the nine months ended September 30, 2017 and 2016:

	For the Nine Months Ended September 30,
	2017	2016
Options	10,320	13,279
Warrants	127,082	1,247
Shares accrued but not issued	--	630
Convertible preferred stock	--	3,333
Convertible debenture	13,475	8,444
Totals	150,877	26,934

Preferred Stock

The Company applies the accounting standards for distinguishing liabilities from equity under GAAP when determining the classification and measurement of its convertible preferred stock. Preferred shares subject to mandatory redemption are classified as liability instruments and are measured at fair value. Conditionally redeemable preferred shares (including preferred shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, preferred shares are classified as permanent equity.

F-12

INPIXON AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2017 AND 2016

Note 3 - Summary of Significant Accounting Policies (continued)

Reclassification

Certain accounts in the prior year’s financial statements have been reclassified for comparative purposes to conform to the presentation in the current year’s financial statements. These reclassifications have no effect on previously reported earnings.

Derivative Liabilities

During the year ended December 31, 2016, the Company issued a convertible debenture that included reset provisions considered to be down-round protection. In addition, the Company issued warrants that include a fundamental transaction clause which provide for the warrant holders to be paid in cash the fair value of the warrants as computed under a Black Scholes valuation model. The Company determined that the conversion feature and warrants are derivative instruments pursuant to ASC 815 “Derivatives and Hedging” issued by the Financial Accounting Standards Board (“FASB”). The accounting treatment of derivative financial instruments requires that the Company bifurcate the conversion feature and record it as a liability at fair value and the fair value of the warrants were computed as defined in the agreement. The instruments are marked-to-market at fair value as of each balance sheet date. Any change in fair value is recorded as a change in the fair value of derivative liabilities for each reporting period. The fair value of the conversion feature was determined using the Binomial Lattice model. The Company reassesses the classification at each balance sheet date. If the classification changes as a result of events during the period, the contract is reclassified as of the date of the event that caused the reclassification. As of September 30, 2017, the fair value of the derivative liability was $350,000 and was included in short term liabilities on the balance sheet.

Recent Accounting Standards

In January 2017, the FASB issued ASU 2017-04: “Intangibles — Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment” (“ASU 2017-04”), which removes Step 2 from the goodwill impairment test. It is effective for annual and interim periods beginning after December 15, 2019. Early adoption is permitted for interim or annual goodwill impairment tests performed with a measurement date after January 1, 2017. The Company is currently evaluating the standard to determine the impact of its adoption on the consolidated financial statements.

In May 2017, the FASB issued ASU No. 2017-09, Compensation—Stock Compensation (Topic 718); Scope of Modification Accounting. The amendments in this ASU provide guidance that clarifies when changes to the terms or conditions of a share-based payment award must be accounted for as modifications. If the value, vesting conditions or classification of the award changes, modification accounting will apply. The guidance is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. The Company is currently evaluating the impact of the adoption of this standard on its financial statements.

F-13

INPIXON AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2017 AND 2016

Note 3 - Summary of Significant Accounting Policies (continued)

In July 2017, the FASB issued ASU 2017-11, “Earnings Per Share (Topic 260), Distinguishing Liabilities from Equity (Topic 480) and Derivatives and Hedging (Topic 815): I. Accounting for Certain Financial Instruments with Down Round Features; II. Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception”. Part I of this update addresses the complexity of accounting for certain financial instruments with down round features. Down round features are features of certain equity-linked instruments (or embedded features) that result in the strike price being reduced on the basis of the pricing of future equity offerings. Current accounting guidance creates cost and complexity for entities that issue financial instruments (such as warrants and convertible instruments) with down round features that require fair value measurement of the entire instrument or conversion option. Part II of this update addresses the difficulty of navigating Topic 480, Distinguishing Liabilities from Equity, because of the existence of extensive pending content in the FASB Accounting Standards Codification. This pending content is the result of the indefinite deferral of accounting requirements about mandatorily redeemable financial instruments of certain nonpublic entities and certain mandatorily redeemable noncontrolling interests. The amendments in Part II of this update do not have an accounting effect. This ASU is effective for fiscal years, and interim periods within those years, beginning after December 15, 2018. The Company has early adopted the accounting guidance during the three months ended September 30, 2017 and accordingly has reclassified approximately $3.8 million of derivative liabilities to equity.

In September 2017, the FASB issued ASU No. 2017-13, “Revenue Recognition (Topic 605), Revenue from Contracts with Customers (Topic 606), Leases (Topic 840), and Leases (Topic 842): Amendments to SEC Paragraphs Pursuant to the Staff Announcement at the July 20, 2017 EITF Meeting and Rescission of Prior SEC Staff Announcements and Observer Comments” that enhances the guidance surrounding sale leaseback transactions, accounting for taxes on leveraged leases and leases with third party value. The related amendments to the Topics described above become effective on the same schedule as Topics 605, 606, 840 and 842.

Reverse Stock Split

The board of directors was authorized by the Company’s stockholders to effect a 1 for 15 reverse stock split of its issued and outstanding shares of common stock which was effective March 1, 2017. The financial statements and accompanying notes give effect to the 1 for 15 reverse stock split as if it occurred at the beginning of the first period presented.

Subsequent Events

The Company evaluates events and/or transactions occurring after the balance sheet date and before the issue date of the condensed consolidated financial statements to determine if any of those events and/or transactions requires adjustment to or disclosure in the consolidated financial statements.

F-14

INPIXON AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2017 AND 2016

Note 4 - Integrio Technologies, LLC Asset Acquisition

On November 14, 2016, the Company and its wholly-owned subsidiary, Sysorex Government Services, Inc. (collectively, the “Buyer”), entered into an Asset Purchase Agreement, as amended by the Amendment No. 1 to Asset Purchase Agreement (as so amended, the “Purchase Agreement”) with Integrio and Emtec Federal, LLC, a wholly-owned subsidiary of Integrio, (collectively, the “Seller”) which are in the business of providing IT integration and engineering services to customers, primarily government agencies. The transaction closed on November 21, 2016. The consideration paid for the assets included an aggregate of (A) $1,800,000 in cash, of which $1,400,000 minus certain amounts payable to creditors of the Seller was paid upon the closing of the acquisition and $400,000 will be paid in two annual installments of $200,000 each on the respective anniversary dates of the closing, subject to certain set offs and recoupment by Buyer; (B) 1,178 unregistered restricted shares of the Company’s voting common stock valued at $675.00 per share; (C) certain specified assumed liabilities as detailed in the purchase price table below; and (D) up to an aggregate of $1,200,000 in earnout payments, of which up to $400,000 shall be payable to the Seller per year for the three years following the closing. Inpixon acquired these assets to pursue its previously stated strategy to expand its business into the federal government sector because of the large long-term contracts that the government sector offers. Inpixon started with bidding on government contracts directly and this acquisition provided an opportunity to accelerate this expansion. In addition, the acquisition allows Inpixon to offset the revenue softening in the commercial vertical for this business segment that it experienced in 2016.

The total recorded purchase price for the transaction was $2,332,000 at closing on November 21, 2016 (“Closing”) which consisted of the cash paid at Closing of $753,000, $400,000 cash that will be paid in two annual installments of $200,000 each on the respective anniversary dates of the Closing, $1,078,000 in contingent earnout payments and $101,000 representing the fair value of the stock issued at Closing.

The Purchase Agreement provided for a post-closing adjustment based on the collection of the acquired accounts receivable. If there is an adjustment amount, the buyers available methods of recouping the adjustment amount shall be (i) first, to withhold the annual cash payments and (ii) if those are not sufficient to recoup the amount, to withhold earnout payments otherwise due under the agreement. During the nine months ended September 30, 2017 $561,000 was recorded as a reduction in the amounts owed to Sellers of Integrio for uncollectible accounts receivable.

The purchase price is allocated as follows (in thousands):

Assets Acquired:
Cash	$189
Accounts receivable	2,365
Other receivables	377
Prepaid assets	4,164
Fixed assets	64
Other assets	34
Customer relationships	1,873
Supplier relationships	2,985
Goodwill (A)	3,261
15,312
Liabilities Assumed:
Accounts payable	$8,341
Accrued liabilities	344
Deferred revenue	4,252
Other long term liabilities	43
12,980
Total Purchase Price	$2,332

(A)	The goodwill will be deductible for tax purposes once the contingent and assumed liabilities are settled.

F-15

INPIXON AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2017 AND 2016

Note 5 - Proforma Financial Information

The following unaudited proforma financial information presents the consolidated results of operations of the Company and Integrio for the nine months ended September 30, 2016, as if the acquisition of Integrio had occurred on January 1, 2016 instead of November 21, 2016. The proforma information does not necessarily reflect the results of operations that would have occurred had the entities been a single company during those periods. The financial information for LightMiner was deminimis.

(in thousands, except share amounts)	For the Nine Months Ended September 30, 2016
Revenues	$76,666
Net Loss Attributable to Common Shareholder	$(15,551)
Weighted Average Number of Common Shares Outstanding, Basic and Diluted	57,762
Loss Per Common Share - Basic and Diluted	$(269.22)

Note 6 - Related Party

Due from Related Parties

Non-interest bearing amounts due on demand from a related party were $666,000 as of September 30, 2017 and December 31, 2016, and consist primarily of amounts due from Sysorex Consulting, Inc. (“SCI”). Subsequent to December 31, 2014, SCI is no longer a direct shareholder or investor in the Company. The amounts due from SCI as of September 30, 2017 and December 31, 2016 have been classified in and as a reduction of stockholders’ equity. Subsequent to September 30, 2017, the Company is in negotiations with SCI for the repayment and settlement of this receivable through the purchase of Sysorex India, a wholly owned subsidiary of SCI. The Company cannot provide assurance it will be successful in the consummation of the arrangement.

Note 7 - Inventory

Inventory at September 30, 2017 and December 31, 2016 consisted of the following (in thousands):

	September 30, 2017	December 31, 2016
Raw materials	$220	$326
Work in process	7	238
Finished goods	563	497
Total Inventory	$790	$1,061

Note 8 - Goodwill

The Company has recorded goodwill and other indefinite-lived assets in connection with its acquisitions of Lilien, Shoom, AirPatrol, LightMiner and Integrio. Goodwill, which represents the excess of acquisition cost over the fair value of the net tangible and intangible assets of the acquired company, is not amortized. Indefinite-lived intangible assets are stated at fair value as of the date acquired in a business combination. The Company’s goodwill balance and other assets with indefinite lives were evaluated for potential impairment during the third quarter of September 30 2017, as certain indications on a qualitative and quantitative basis were identified, that an impairment exists as of the reporting date.

During the three months ended September 30, 2017, the Company recognized an $8.4 million impairment charge for our Storage and Computing and SaaS Revenues division. The impairment charge was primarily precipitated by the continued decline in Company’s stock price during the nine months ended September 30, 2017, accumulated losses and the lack of required working capital to fund our continuing operations.

The following table summarizes the changes in the carrying amount of Goodwill, by segment and in total for nine months ended September 30, 2017 (in thousands):

	Storage and Computing	SaaS Revenues	Consolidated

Balance as of December 31, 2016	$7,805	$1,223	$9,028

Goodwill impairment (level 3 fair value adjustment)	(7,805)	(587)	(8,392)
Balance at September 30, 2017	$--	$636	$636

F-16

INPIXON AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2017 AND 2016

Note 9 - Discontinued Operations

As of December 31, 2015, the Company’s management decided to close its Saudi Arabia legal entity as business activities and operations have been strategically shifted according to the business plan of the Company.

In accordance with ASC topic 360 “Property, Plant and Equipment”, the Company has classified the assets and liabilities as discontinued assets and liabilities in the accompanying consolidated financial statements.

The major categories of assets and liabilities held for sale in the condensed consolidated balance sheets at September 30, 2017 and December 31, 2016 (in thousands):

	September 30, 2017	December 31, 2016
Assets:
Accounts receivable, net	$1	$1
Notes and other receivables	8	8
Other assets	14	14
Total Current Assets	23	23

Other assets	--	--
Total Assets	$23	$23

Liabilities:

Current Liabilities:
Accounts payable	$178	$178
Accrued liabilities	913	904
Deferred revenue	236	236
Due to related party	4	1
Short term debt	722	722
Total Current Liabilities	2,053	2,041

Long Term Liabilities	--	--

Total Liabilities	$2,053	$2,041

The Company has entered into surety bonds with a financial institution in Saudi Arabia which guaranteed performance on certain contracts. Deposits for surety bonds amounted to $0 as of September 30, 2017 and December 31, 2016, as a reserve was placed against the deposit balance during the year ended December 31, 2016 due to the uncertainty of when the bond will be released.

The Company did not recognize any depreciation or amortization expense related to discontinued operations during the three and nine months ended September 30, 2017 and 2016. There were no significant capital expenditures or non-cash operating or investing activities of discontinued operations during the periods presented. The operations of Sysorex Arabia were insignificant for the three months and nine ended September 30, 2017 and 2016.

End of Service Indemnity Provision

In accordance with local labor laws, Sysorex Arabia is required to accrue benefits payable to its employees at the end of their services with Sysorex Arabia. For the three and nine months ended September 30, 2017 and 2016, no amounts were required to be accrued under this provision.

F-17

INPIXON AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2017 AND 2016

Note 10 – Debt

Debt as of September 30, 2017 and December 31, 2016 consisted of the following (in thousands):

	September 30, 2017	December 31, 2016
Short-Term Debt
Notes payable	$150	$170
Revolving line of credit (A)	3,369	6,717
Total Short-Term Debt	$3,519	$6,887

Long-Term Debt
Notes payable	$212	$212
Senior secured convertible debenture, less debt discount of $981 (B)	1,869	3,835
Total Long-Term Debt	$2,081	$4,047

(A)  Revolving Lines of Credit

GemCap Loan and Security Agreement Amendment 2

On January 24, 2017, the Company, and its U .S. wholly-owned subsidiaries, Inpixon USA and Inpixon Federal, entered into Amendment Number 2 to the Loan and Security Agreement to amend that certain Loan and Security Agreement and Loan Agreement Schedule, both dated as of November 14, 2016, with GemCap Lending I, LLC whereby Section (21) of the definition of “Eligible Accounts” in Section 1.29 of the Loan Agreement was deleted and restated in its entirety as follows: Accounts that satisfy the criteria set forth in the foregoing items (1) – (20), which are owed by any other single Account Debtor or its Affiliates so long as such Accounts, in the aggregate, constitute no more than twenty percent (20%) of all Eligible Accounts, provided, that only for the period commencing on January 24, 2017 through and including April 24, 2017, Accounts in the aggregate only from and owed by Centene Corporation or its Affiliates may exceed twenty percent (20%) of all Eligible Accounts by an amount not to exceed $500,000, provided, further, that, from and after April 25, 2017, Accounts in the aggregate that are owed by Centene Corporation or its Affiliates that satisfy the criteria set forth in the foregoing items (1) – (20) shall not exceed twenty percent (20%) of all Eligible Accounts; and Borrower shall have paid to Lender an accommodation fee in the amount of $5,000 on February 2, 2017.

Payplant Accounts Receivable Bank Line

Pursuant to the terms of a Commercial Loan Purchase Agreement, dated as of August 14, 2017, Gemcap Lending I, LLC (“Gemcap”) sold and assigned to Payplant LLC, as agent for Payplant Alternatives Fund LLC, all of its right, title and interest to that certain revolving Secured Promissory Note in an aggregate principal amount of up to $10,000,000 issued in accordance with that certain Loan and Security Agreement, dated as of November 14, 2016 by and among Gemcap and the Company and its wholly-owned subsidiaries, Inpixon USA and Inpixon Federal, Inc. for an aggregate purchase price of $1,402,770.16. In connection with the purchase and assignment, the GemCap loan was amended and restated in accordance with the terms and conditions of the Payplant Loan and Security Agreement, dated as of August 14, 2017, between the Company and Payplant (the “Loan Agreement”) The Loan Agreement allows the Company to request loans from Payplant with a term of no greater than 360 days in amounts that are equivalent to 80% of the face value of purchase orders received. In connection with the assignment, the Company entered into the Payplant Client Agreement (the “Client Agreement”), pursuant to which the Company will offer to Payplant for purchase those receivables payable to the Company in connection with the purchase orders under which advances have been made pursuant to the Loan Agreement for the purposes of paying off any notes issued pursuant to the Loan Agreement. Under the Client Agreement, the Company cannot raise additional financings, without Payplant’s approval, which will not be unreasonably withheld by Payplant unless it is an equity financing or a convertible equity financing, where the Company can force conversion, while Payplant’s advances are outstanding. In accordance with the terms of the Loan Agreement, Inpixon Federal, Inc. issued a promissory note to Payplant with a term of 30 days in an aggregate principal amount of $995,472.61 in connection with a purchase order received. The promissory note is subject to the interest rates described in the Loan Agreement and is secured by the assets of the Company pursuant to the Loan Agreement and will be satisfied in accordance with the terms of the Client Agreement.

F-18

INPIXON AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2017 AND 2016

Note 10 – Debt (continued)

Payplant Accounts Receivable Bank Line (continued)

(B) Senior Secured Debenture

On June 2, 2017 the Company repaid $200,000 of the debenture. On June 30, 2017 after the close of the Capital Raise (see Note 11) the Company repaid $2.65 million of the senior secured debenture.

(C) Subordinated Convertible Promissory Notes

On May 31, 2017 the Company entered into a Securities Purchase Agreement with institutional accredited investors whereby the Company agreed to issue and sell to the buyers subordinated convertible promissory notes in an aggregate principal amount of $2,200,000 due on May 31, 2018 for an aggregate purchase price of $2,000,000, representing an approximately 9% original issue discount.

Interest on the Notes accrues at a rate of 10.0% per annum and is payable on the maturity date or any applicable redemption date in cash, or upon notice to the holder and compliance with certain equity conditions as set forth in the Notes, in shares of the Company’s common stock, provided that the maximum aggregate amount of interest that the Company may elect to pay in Interest Shares will not exceed an amount equal to 5% of the total interest payable under the terms of the Notes.

On June 30, 2017 the Company paid $2.7 million after the close of the Capital Raise (see Note 11) to settle the amounts owed under the promissory notes including all principal, interest and fees.

Note 11 - Capital Raise

On June 30, 2017, the Company completed the previously announced registered underwritten public offering (the “Offering”) of an aggregate of (i) 61,649 Class A Units (the “Class A Units”), with each Class A Unit consisting of one share of Common Stock and one warrant to purchase one share of Common Stock at an exercise price of $39.375 (the “Exercise Price”) and (ii) 4,060 Class B Units (the “Class B Units”), with each Class B Unit consisting of one share of Series 2 Preferred and one warrant to purchase the number of shares of Common Stock equal to the number of shares of Common Stock underlying the Series 2 Preferred at the Exercise Price. The net proceeds to the Company from the transactions, after deducting the placement agent’s fees and expenses but before paying the Company’s estimated offering expenses, and excluding the proceeds, from the exercise of the Warrants was approximately $5,711,850.

In connection with the Offering, the Company entered into that certain waiver and consent agreement, dated June 28, 2017, (the “Waiver and Consent Agreement”) with those purchasers (the “December 2016 Purchasers”) signatory to that certain securities purchase agreement, dated as of December 12, 2016 (the “December 2016 SPA”). Pursuant to the terms of the Waiver and Consent Agreement, the December 2016 Purchasers agreed to waive (the “Waiver”) the variable rate transaction prohibition contained in the December 2016 SPA, which, if not waived, prohibits the adjustment to the exercise price set forth in the Warrants. In consideration of the Waiver, the warrants held by the December 2016 Purchasers issued in accordance with the December 2016 SPA (the “December 2016 Warrants”) have been amended to equal the Exercise Price of the warrants issued in the Offering and to provide for an adjustment to the Exercise Price to the extent shares of Common Stock are issued or sold for a consideration per share that is less than the exercise price then in effect; provided, that the exercise price will not be less than $15.00 per share. The impact of the above modification was deminimis for the nine months ended September 30, 2017.

Agreement with Warrant Holders

On August 9, 2017, the Company entered into a warrant exercise agreement (the “Warrant Exercise Agreement”) with certain participants in the Offering (collectively, the “Warrant Holders” and each, a “Warrant Holder”) pursuant to which the Warrant Holders agreed to exercise, for up to an aggregate of 36,524 shares of common stock, the warrants (the “Warrants”) issued pursuant to that certain warrant agency agreement, dated as of June 30, 2017 (the “Warrant Agency Agreement”), by and between the Company and Corporate Stock Transfer, as warrant agent (the “Warrant Agent”), provided that the Company will agree to:

(a)      amend the Warrant Agency Agreement to reduce the exercise price of the Warrants from $39.75 per share to $9.00 per share in accordance with the terms and conditions of Amendment No. 1 to the Warrant Agency Agreement, dated August 9, 2017 between the Company and the Warrant Agent (“Warrant Agreement Amendment”), with the consent of Aegis Capital Corp. and the registered holders of a majority of the outstanding Warrants; and

(b)      issue additional warrants to the Warrant Holders, for the number of shares of common stock that will be equal to the number of exercised shares purchased by such Warrant Holder (the “Additional Warrant Shares”), at an exercise price of $16.50 per share (the “Additional Warrant”) for warrants to purchase up to an aggregate of 36,524 shares of common stock.

The impact of this modification was deemed to be deminimis for the nine months ended September 30, 2017.

F-19

INPIXON AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2017 AND 2016

Note 12 - Common Stock

During the three months ended March 31, 2017, the Company issued 59 shares of common stock related to the acquisition of Integrio Technologies, LLC which were fully vested upon the date of grant. The Company recorded an expense of $7,050 for the fair value of those shares.

During the three months ended March 31, 2017, the Company issued 120 shares of common stock for services which were fully vested upon the date of grant. The Company recorded an expense of $14,092 for the fair value of those shares.

During the three months ended March 31, 2017, the Company issued 630 of common stock for the settlement of $567,000 of shares held in escrow related to the LightMiner asset acquisition.

On April 19, 2017, Inpixon entered into an exchange agreement (the “Exchange Agreement”) with Hillair Capital Investments L.P. in connection with an interest payment due on May 9, 2017 pursuant to the Company’s 8% Original Issue Discount Senior Secured Convertible Debenture in the principal amount of $5,700,000. In accordance with the Exchange Agreement, solely in respect of the interest payment in the amount of $343,267 due on May 9, 2017, the parties agreed that $315,700 of such interest payment will be made in in the form of 3,667 shares of the Company’s common stock issued at an interest conversion rate equal to $86.10 per share. The shares were issued on April 20, 2017.

On May 8, 2017, Hillair Capital Investments L.P. delivered a conversion notice to the Company pursuant to which it converted 2,250 shares of the Company’s Series 1 Convertible Preferred Stock into 3,333 shares of the Company’s common stock. Such shares of common stock were issued on May 9, 2017.

On June 30, 2017, and as more fully described in Note 11, the Company issued 61,649 shares of common stock at $31.50 per share for proceeds of approximately $1.9 million.

During the three months ended June 30, 2017, the Company issued 1,733 shares of common stock for services which were fully vested upon the date of grant. The Company recorded an expense of $144,790 for the fair value of those shares.

During the three months ended September 30, 2017, the Company issued 3,258 shares of common stock for services which were fully vested upon the date of grant. The Company recorded an expense of $87,000 for the fair value of those shares.

During the three months ended September 30, 2017, the Company issued 70,159 shares of common stock for the conversion of 2,210 of Series 2 Preferred Stock.

During the three months ended September 30, 2017, pursuant to an exchange agreement the Company cancelled 1,850 shares of Series 2 Preferred Stock and issued 186,869 shares of common stock.

During the three months ended September 30, 2017, the Company issued 109,869 shares of common stock in connection with the exercise of 3,296,060 warrants at $9.00 a share.

Note 13 - Series 2 Preferred Stock

On June 29, 2017, Inpixon filed with the Secretary of State of the State of Nevada the Certificate of Designation that created the Series 2 Convertible Preferred Stock, par value $0.001 per share, authorized 4,669 shares of Series 2 Preferred and designated the preferences, rights and limitations of the Series 2 Preferred. The Series 2 Preferred is non-voting (except to the extent required by law). The Series 2 Preferred is convertible into the number of shares of the Company’s common stock, par value $0.001 per share, determined by dividing the aggregate stated value of the Series 2 Preferred of $1,000 per share to be converted by $31.50.

F-20

INPIXON AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2017 AND 2016

Note 13 - Series 2 Preferred Stock (continued)

On June 30, 2017, the Company completed the previously announced registered underwritten public offering and sold 4,060 Class B Units with each Class B Unit consisting of one share of Series 2 Preferred and one warrant to purchase the number of shares of common stock equal to the number of shares of common stock underlying the Series 2 Preferred. (See Note 11) During the three months ended September 30, 2017, the 4,060 shares of Series 2 Preferred Stock were converted to 257,028 shares of common stock (see Note 12).

On August 14, 2017, the Company entered into an exchange right agreement (the “Exchange Agreement”) with Hillair Capital Investments L.P. (“Hillair”), pursuant to which the Company granted Hillair the right to exchange 1,850 of the Company’s Series 2 Convertible Preferred Stock (the “Preferred Shares”) for up to an aggregate of 186,869 shares (the “Exchange Shares”) of the Company’s common stock. Pursuant to the Exchange Agreement, for so long as the Preferred Shares remain outstanding, each outstanding Preferred Share may be exchanged for the number of Exchange Shares equal to the quotient obtained by dividing $1,000 by $9.90. The exchange of the Preferred Shares will not be effected if, after giving effect to the exchange Hillair, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of the Company’s common stock outstanding immediately after giving effect to the issuance of the Exchange Shares. Upon not less than 61 days’ prior notice to the Company, Hillair may increase or decrease the ownership limitation, provided that the ownership limitation in no event exceeds 9.99% of the number of shares of the Company’s common stock outstanding immediately after giving effect to the issuance of the Exchange Shares. The 1,850 shares of Preferred Shares were converted to common stock during the 3 months ended September 30, 2017.

Note 14 - Stock Options

In September 2011, the Company adopted the 2011 Employee Stock Incentive Plan which provides for the granting of incentive and non-statutory common stock options and stock based incentive awards to employees, non-employee directors, consultants and independent contractors. The plan was amended and restated in May 2014. Incentive stock options are granted at exercise prices not less than 100% of the estimated fair market value of the underlying common stock at date of grant. The exercise price per share for incentive stock options may not be less than 110% of the estimated fair value of the underlying common stock on the grant date for any individual possessing more that 10% of the total outstanding common stock of the Company. Unless terminated sooner by the Board of Directors, this plan will terminate on August 31, 2021.

Options granted under the Company’s plan vest over periods ranging from immediately to four years and are exercisable over periods not exceeding ten years. The aggregate number of shares that may be awarded under the Company’s plan as of December 31, 2016 is 15,013. As of September 30, 2017, 10,320 of options were granted to employees and consultants of the Company (including 1,389 shares outside of our plan) and 4,693 options were available for future grant under our plan.

During the three months ended March 31, 2017, the Company granted options for the purchase of 854 shares of common stock to employees and directors of the Company. These options vest pro-rata over 48 months and have a life of ten years and an exercise price of $117.00 per share. The Company valued the stock options using the Black-Scholes option valuation model and the fair value of the awards was determined to be $51,000. The fair value of the common stock as of the grant date was determined to be $117.00 per share.

During the nine months ended September 30, 2017 and 2016, the Company recorded a charge of $713,000 and $1,008,000, respectively, for the amortization of employee stock options.

As of September 30, 2017, the fair value of non-vested options totaled $1,087,000 which will be amortized to expense over the weighted average remaining term of 0.98 years.

The fair value of each employee option grant is estimated on the date of the grant using the Black-Scholes option-pricing model. Key weighted-average assumptions used to apply this pricing model during the nine months ended September 30, 2017 and 2016 were as follows:

	For the Nine Months Ended September 30,
	2017	2016
Risk-free interest rate	2.27%	1.41%
Expected life of option grants	7 years	7 years
Expected volatility of underlying stock	47.34%	47.47%
Dividends assumption	$--	$--

The expected stock price volatility for the Company’s stock options was determined by the historical volatilities for industry peers and used an average of those volatilities. The Company attributes the value of stock-based compensation to operations on the straight-line single option method. Risk free interest rates were obtained from U.S. Treasury rates for the applicable periods. The dividends assumptions were $0 as the Company historically has not declared any dividends and does not expect to.

F-21

INPIXON AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2017 AND 2016

Note 15 – Fair Value

The Company measures the fair value of financial assets and liabilities based on the guidance of ASC 820 “Fair Value Measurements and Disclosures” (“ASC 820”) which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements.

ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value:

Level 1 - Quoted prices available in active markets for identical assets or liabilities trading in active markets.

Level 2 - Observable inputs other than quoted prices included in Level 1, such as quotable prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. This includes certain pricing models, discounted cash flow methodologies and similar valuation techniques that use significant unobservable inputs.

Financial instruments, including accounts receivable and accounts payable are carried at cost, which management believes approximates fair value due to the short-term nature of these instruments. The Company’s other financial instruments include debt payable, the carrying value of which approximates fair value, as the notes bear terms and conditions comparable to market for obligations with similar terms and maturities, as well as warrant and embedded conversion liabilities that are accounted for at fair value on a recurring basis as of September 30, 2017, by level within the fair value hierarchy (in thousands):

	Quoted Prices in Active Markets for Identical Assets or Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Warrant liability	--	--	349,000	349,000
Derivative liability – September 30, 2017	$--	$--	$349,000	$349,000

Financial assets are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable. The Company’s level 3 liabilities shown in the above table consist of warrants that contain a cashless exercise feature that provides for their net share settlement at the option of the holder. Settlement at fair value upon the occurrence of a fundamental transaction would be computed using the Black Scholes Option Pricing Model.

F-22

INPIXON AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2017 AND 2016

Note 15 – Fair Value (continued)

Assumptions utilized in the valuation of Level 3 liabilities are described as follows:

For the Nine Months Ended September 30, 2017
Risk-free interest rate	1.89%
Expected life of option grants	5 years
Expected volatility of underlying stock	200%
Dividends assumption	$--

The expected stock price volatility for the Company’s stock options was determined by the historical volatilities for industry peers and used an average of those volatilities. Risk free interest rates were obtained from U.S. Treasury rates for the applicable periods. The expected term used is the contractual life of the instrument being valued. The dividends assumptions were $0 as the Company historically has not declared any dividends and does not expect to.

The following table presents the fair value reconciliation of Level 3 liabilities measured at fair value during the nine months ended September 30, 2017 (in thousands):

	Warrant Liability	Embedded Conversion Feature	Total Derivative Liabilities

Balance at January 1, 2017	$209	$1	$210
Fair value of warrants issued	350	--	350
Reclassification of warrants to derivative liabilities	3,773	--	3,773
Reclassification of warrants from derivative liabilities to APIC	(3,773)	--	(3,773)
Change in fair value of derivative	(209)	(1)	(210)
Balance at September 30, 2017	$350	$--	$350

Note 16 - Credit Risk and Concentrations

Financial instruments that subject the Company to credit risk consist principally of trade accounts receivable and cash and cash equivalents. The Company performs certain credit evaluation procedures and does not require collateral for financial instruments subject to credit risk. The Company believes that credit risk is limited because the Company routinely assesses the financial strength of its customers and, based upon factors surrounding the credit risk of its customers, establishes an allowance for uncollectible accounts and, consequently, believes that its accounts receivable credit risk exposure beyond such allowances is limited.

The Company maintains cash deposits with financial institutions, which, from time to time, may exceed federally insured limits. Cash is also maintained at foreign financial institutions for its Canadian subsidiary and its majority-owned Saudi Arabia subsidiary. Cash in foreign financial institutions as of September 30, 2017 and December 31, 2016 was immaterial. The Company has not experienced any losses and believes it is not exposed to any significant credit risk from cash.

F-23

INPIXON AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2017 AND 2016

Note 16 - Credit Risk and Concentrations (continued)

The following table sets forth the percentages of revenue derived by the Company from those customers which accounted for at least 10% of revenues during the nine months ended September 30, 2017 and 2016 (in thousands):

	For the Nine Months Ended September 30, 2017		For the Nine Months Ended September 30, 2016
	$	%	$	%
Customer A	6,345	16%	--	--
Customer B	--	--	10,180	26%

The following table sets forth the percentages of revenue derived by the Company from those customers which accounted for at least 10% of revenues during the three months ended September 30, 2017 and 2016 (in thousands):

	For the Three Months Ended September 30, 2017		For the Three Months Ended September 30, 2016
	$	%	$	%
Customer C	1,424	12%	--	--
Customer D	1,237	10%	--	--
Customer B	--	--	1,463	13%
Customer E	--	--	1,857	17%

As of September 30, 2017, Customer A represented approximately 21% and Customer B represented approximately 16% of total accounts receivable. As of September 30, 2016, Customer C represented approximately 51% of total accounts receivable.

As of September 30, 2017, two vendors represented approximately 27% and 13% of total gross accounts payable. Purchases from these vendors during the three months ended September 30, 2017 were $0.7 million and $2.8 million. Purchases from these vendors during the nine months ended September 30, 2017 were $6.5 million and $2.8 million.  As of September 30, 2016, one vendor represented approximately 56% of total gross accounts payable. Purchases from this vendor during the three months ended September 30, 2016 were $3.7 million. Purchases from this vendor during the nine months ended September 30, 2016 were $13.5 million.

F-24

INPIXON AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2017 AND 2016

Note 17 - Segment Reporting and Foreign Operations

Effective January 1, 2017 the Company has changed the way it analyzes and assesses divisional performance of the Company. The Company has therefore re-aligned its operating segments along those division business lines and has created the following operating segments. The Company has retroactively applied these new segment categories to the prior periods presented below for comparative purposes.

●	Indoor Positioning Analytics: This segment includes Inpixon’s proprietary products and services delivered on premise or in the Cloud as well as our hosted Software-as-a-Service (SaaS) based solutions. Our Indoor Positioning Analytics product is based on a unique and patented sensor technology that detects and locates accessible cellular, Wi-Fi and Bluetooth devices and then uses a lightning fast data-analytics engine to deliver actionable insights and intelligent reports for security, marketing, asset management, etc.

●	Infrastructure: This segment includes third party hardware, software and related maintenance/warranty products and services that Inpixon resells to commercial and government customers. It includes but is not limited to products for enterprise computing; storage; virtualization; networking; etc. as well as services including custom application/software design; architecture and development; staff augmentation and project management.

The following tables present key financial information of the Company’s reportable segments before unallocated corporate expenses (in thousands):

	Indoor Positioning Analytics	Infrastructure	Consolidated

For the Three Months Ended September 30, 2017:

Net revenues	$871	$11,053	$11,924
Cost of net revenues	$(266)	$(9,407)	$(9,673)
Gross profit	$605	$1,646	$2,251
Gross margin %	69%	15%	19%
Depreciation and amortization	$122	$369	$491
Amortization of intangibles	$808	$519	$1,327

For the Three Months Ended September 30, 2016:

Net revenues	$1,368	$9,872	$11,240
Cost of net revenues	$(488)	$(7,654)	$(8,142)
Gross profit	$880	$2,218	$3,098
Gross margin %	64%	22%	28%
Depreciation and amortization	$128	$206	$334
Amortization of intangibles	$864	$192	$1,056

For the Nine Months Ended September 30, 2017:

Net revenues	$3,006	$37,496	$40,502
Cost of net revenues	$(990)	$(30,588)	$(31,578)
Gross profit	$2,016	$6,908	$8,924
Gross margin %	67%	18%	22%
Depreciation and amortization	$290	$1,034	$1,324
Amortization of intangibles	$2,537	$1,557	$4,094

For the Nine Months Ended September 30, 2016:

Net revenues	$3,674	$34,985	$38,659
Cost of net revenues	$(1,065)	$(27,105)	$(28,170)
Gross profit	$2,609	$7,880	$10,489
Gross margin %	71%	23%	27%
Depreciation and amortization	$309	$575	$884
Amortization of intangibles	$2,593	$576	$3,169

F-25

INPIXON AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2017 AND 2016

Note 17 - Segment Reporting and Foreign Operations (continued)

Reconciliation of reportable segments’ combined income from operations to the consolidated loss before income taxes is as follows (in thousands):

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016
Income from operations of reportable segments	$2,251	$3,098	$8,924	$10,489
Unallocated operating expenses	(16,845)	(7,240)	(34,105)	(22,761)
Interest expense	(694)	(639)	(2,721)	(1,037)
Other income (expense)	656	61	799	108
Loss from discontinued operations	(9)	--	(26)	--
Consolidated loss before income taxes	$(14,641)	$(4,720)	$(27,129)	$(13,201)

The Company’s operations are located primarily in the United States, Canada and Saudi Arabia. Revenues by geographic area are attributed by country of domicile of our subsidiaries. The financial data by geographic area are as follows (in thousands):

	United		Saudi
	States	Canada	Arabia	Eliminations	Total
For the Three Months Ended September 30, 2017:
Revenues by geographic area	$11,917	$7	$--	$--	$11,924
Operating loss by geographic area	$(14,097)	$(497)	$--	$--	$(14,594)
Net income (loss) by geographic area	$(14,135)	$(497)	$(9)	$--	$(14,641)

For the Three Months Ended September 30, 2016:
Revenues by geographic area	$11,231	$9	$--	$--	$11,240
Operating loss by geographic area	$(3,622)	$(511)	$(9)	$--	$(4,142)
Net loss by geographic area	$(4,200)	$(511)	$(9)	$--	$(4,720)

For the Nine Months Ended September 30, 2017:
Revenues by geographic area	$40,368	$134	$--	$--	$40,502
Operating loss by geographic area	$(23,834)	$(1,347)	$--	$--	$(25,181)
Net loss by geographic area	$(25,756)	$(1,347)	$(26)	$--	$(27,129)

For the Nine Months Ended September 30, 2016:
Revenues by geographic area	$38,605	$54	$--	$--	$38,659
Operating loss by geographic area	$(10,903)	$(1,344)	$(25)	$--	$(12,272)
Net loss by geographic area	$(11,832)	$(1,344)	$(25)	$--	$(13,201)

As of September 30, 2017:
Identifiable assets by geographic area	$34,591	$591	$23	$--	$35,205
Long lived assets by geographic area	$16,981	$397	$--	$--	$17,378

As of December 31, 2016:
Identifiable assets by geographic area	$66,050	$400	$23	$--	$66,473
Long lived assets by geographic area	$29,843	$319	$--	$--	$30,162

F-26

INPIXON AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2017 AND 2016

Note 18 - Commitments and Contingencies

Litigation

Certain conditions may exist as of the date the condensed consolidated financial statements are issued which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company, or unasserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or unasserted claims, as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s consolidated financial statements. If the assessment indicates that a potentially material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed, unless they involve guarantees, in which case the guarantees would be disclosed. There can be no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows.

During the year ended December 31, 2011, a judgment in the amount of $936,000 was levied against Sysorex Arabia in favor of Creative Edge, Inc. in connection with amounts advanced for operations. Of that amount, $214,000 has been repaid, and the remaining $722,000 has been accrued and is included as a component of liabilities held for sale as of September 30, 2017 and December 31, 2016 in the condensed consolidated balance sheets.

On May 30, 2017, HP Inc. (“HP”) filed a complaint in the Marin County Superior Court, California, against Inpixon USA for goods sold and delivered, account stated, and quantum meruit. The complaint alleges that Inpixon USA had purchased HP’s products on credit, which led to an unpaid balance in the sum of $744,184.12 as of December 13, 2016. The complaint further alleges that although Inpixon USA entered into two payment agreements with HP and made partial payments, it defaulted under the payment program and the unpaid amount totaled $636,046.60 as of January 17, 2017. In the complaint, HP demands that Inpixon USA pay damages in the principal amount of $636,046.60 plus any interest accruing from and after January 17, 2017 at the rate of 10% per annum. On the same day of filing the complaint, HP also applied for a right to attach order and order for issuance of writ of attachment from the court to prevent Inpixon USA from dissipating assets prior to the time of judgement. Inpixon USA and HP Inc. settled this matter on November 9, 2017 and the case is in the process of being dismissed. The liability has been accrued and is included as a component of accounts payable as of September 30, 2017 and December 31, 2016 in the condensed consolidated balance sheets.

On August 10, 2017, Embarcadero Technologies, Inc. (“Embarcadero”) and Idera, Inc. (“Idera”) filed a complaint in the U.S. Federal District Court for the Western District of Texas against Inpixon Federal, Inc. (“Inpixon”) and Integrio Technologies, LLC (“Integrio”) for failure to pay for purchased software and services pursuant to certain reseller agreements. The complaint alleges that Inpixon entered into an agreement with Integrio to acquire certain assets and assume certain liabilities of Integrio and are therefore responsible for any amounts due. In the complaint, Embarcadero and Idera demand that Inpixon and Integrio pay $1,100,000.00 in damages. The liability has been accrued and is included as a component of accounts payable as of September 30, 2017 and December 31, 2016 in the condensed consolidated balance sheets.

Note 19 - Subsequent Events

Subsequent to September 30, 2017, 1,545,406 warrants were exercised in exchange for 51,514 of the Company’s common stock at $9.00 a share. The Company received approximately $464,000 in proceeds from the warrants exercised.

On October 24, 2017, the Company received notification from NASDAQ that it has not regained compliance with the Minimum Stockholders’ Equity Requirement. The Company has appealed the Staff Delisting Determination and requested a hearing which is currently scheduled for December 7, 2017. As a result, the suspension and delisting will be stayed until pending the issuance of a written decision by the hearings panel. The Company is currently evaluating various alternative courses of action to regain compliance with the Minimum Stockholders’ Equity Requirement.

On November 17, 2017, the Company issued a $1,745,000 principal face amount note to an accredited investor which yielded net proceeds of $1,500,000 to the Company. The note bears interest at the rate of 10% per year and is due 10 months after the date of issuance. There is a fixed conversion price of $13.50 per share, and the Company is required to reserve 25 million of the 50 million shares set forth in Proposal 8 of the Definitive Schedule 14A filed with the SEC in October 2017. Redemptions may occur at any time after the 6 month anniversary of the date of issuance of the note with a minimum redemption price of $17.10 per share, and if the conversion rate is less than the market price, then the redemptions must be made in cash. The note contains standard events of default and a schedule of redemption premiums. There is also a most favored nations clause for the term of the note.

F-27

INPIXON AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2017 AND 2016

Note 19 - Subsequent Events (continued)

On December 6, 2017, Inpixon entered into Subscription Agreements with certain service providers and vendors (the “Providers”) in connection with the issuance by the Company of an aggregate of 75,980 shares of the Company’s common stock, par value $0.001 per share, including 36,768 shares issued at closing and rights to acquire up to an additional 39,213 shares of Common Stock at a purchase price of $10.20 per Share, in satisfaction of an aggregate of $775,000 payable to the Providers by the Company for services rendered. The Company will not receive any cash proceeds from the issuance and sale of the Shares. On December 14, 2017 an additional 31,376 of the shares were issued and on January 5, 2018 the final 7,837 shares were issued.

Effective as of December 15, 2017, the Company, pursuant to certain Exchange Agreements (the “Exchange Agreement”), by and between the Company and the December 2016 Purchasers, agreed to issue up to an aggregate of 66,667 shares (the “Exchange Shares”) of the Company’s common stock to the December 2016 Purchasers, in exchange for the termination and cancellation of the December 2016 Warrants.

During December 2017, 228,978 shares of the Company’s common stock were issued to pay $1,649,000 in principal of debentures at a conversion rate equal to $7.20 per share. During December 2017, 33,083 shares of the Company’s common stock were issued to pay $158,000 in principal of debentures at a conversion rate equal to $4.77 per share.

On January 8, 2018 the Company granted options for the purchase of 88,667 shares of common stock to employees of the Company. These options were 100% vested upon grant and have a life of ten years and an exercise price of $6.60 per share.

On February 2, 2018, the Company filed a Certificate of Amendment to its Articles of Incorporation with the Secretary of State of the State of Nevada to increase the total number of authorized shares of common stock from 50,000,000 to 250,000,000, as approved by the Company’s stockholders at a special meeting held on February 2, 2018 and effective upon filing (the “Authorized Share Amendment”).

On February 2, 2018, the Company filed a Certificate of Amendment to its Articles of Incorporation with the Secretary of State of the State of Nevada to effect a 1-for-30 reverse stock split of the Company’s issued and outstanding shares of common stock, effective as of February 6, 2018 (the “Reverse Stock Split”). Our common stock began trading on a Reverse Stock Split-adjusted basis on the Nasdaq Capital Market at the opening of trading on February 6, 2018. The Company issued 528 shares of common stock for fractional shares due to the reverse stock split.

On February 5, 2018, the holder of the Debenture delivered a conversion notice to the Company pursuant to which it converted $300,000 of principal of the Debenture into 50,143 shares of the Company’s common stock. Such shares of common stock were issued on February 6, 2018.

On February 7, 2018, the holder of the Debenture delivered a conversion notice to the Company pursuant to which it converted $400,000 of principal of the Debenture into 119,296 shares of the Company’s common stock.

On February 9, 2018, the holder of the Debenture delivered a final conversion notice to the Company pursuant to which it converted $317,000 of principal of the Debenture into 105,820 shares of the Company’s common stock, which paid the debenture in full.

Acquisition of Sysorex India Limited

Effective as of December 31, 2017 the Company acquired approximately 82.5% of the outstanding equity securities of Sysorex India Limited (“Sysorex India”) from Sysorex Consulting, Inc. (“SCI”) pursuant to that certain Stock Purchase Agreement dated as of December 31, 2017 by and among the Company, SCI and Sysorex India, for aggregate consideration for the assignment by the Company of $666,000 of outstanding receivables.

Sale of Sysorex Arabia

On January 18, 2018, the Company sold its 50.2% interest in Sysorex Arabia to SCI in consideration for SCI’s assumption of 50.2% of the assets and liabilities of Sysorex Arabia, totaling approximately $11,400 and $1,031,000, respectively.

Objective Equity and Terminus Group Settlement – Legal Proceedings

On December 7, 2017, the principal of Objective Equity filed a claim in Superior Court of California, County of Santa Clara for $7,500 against Inpixon USA, claiming non-payment under a settlement agreement. The hearing was held on January 31, 2018 and the case was dismissed in favor of Inpixon USA.

F-28

VersionOne – Legal Proceedings

On March 1, 2017, VersionOne, Inc. filed a complaint in the United States District Court, Eastern District of Virginia, against Inpixon, Inpixon USA, and Inpixon Federal, Inc. (collectively, “Defendants”). The complaint alleges that VersionOne provided services to Integrio Technologies, LLC (“Integrio”) having a value of $486,337, that in settlement of this amount Integrio and VersionOne entered into an agreement (the “Settlement Agreement”) whereby Integrio agreed to pay, and VersionOne agreed to accept as full payment, $243,169 (the “Settlement Amount”), and that as a result of the Defendants’ acquisition of the assets of Integrio, Defendants assumed the Settlement Amount but failed to pay amounts owed to VersionOne. The complaint also alleges that, subsequent to closing of the acquisition, VersionOne provided additional services to Defendants having a value of $144,724, for which it has not been paid. VersionOne alleges that, Defendants have an obligation to pay both the Settlement Amount and the cost of the additional services. On Dec. 8, 2017, the court in VersionOne entered judgment against Inpixon, Inpixon Federal, and Inpixon USA, jointly and severally, in the amount of $334,339.37.

Virtual Imaging - Legal Proceedings

On December 28, 2017, Virtual Imaging, Inc. (“Virtual Imaging”) filed a complaint in the United States District Court, Eastern District of Virginia, against Inpixon USA, and Inpixon Federal, Inc. (collectively, “Defendants”). The complaint alleges that Virtual Imaging provided products to the Defendants having an aggregate value of $3,938,390.28, of which $3,688,390.88 remains outstanding and overdue. Virtual Imaging has demanded compensation for the unpaid amount of $3,688,390.88. The Company has not yet responded to such complaint.

Deque Systems, Inc. – Legal Proceedings

On January 22, 2018, Deque Systems, Inc. filed a motion for entry of default judgment (the “Motion”) against Inpixon Federal in the Circuit Court of Fairfax County, Virginia. The Motion alleges that Inpixon Federal failed to respond to a complaint served on November 22, 2017. The Motion requests a default judgment in the amount of $336,000. A trial is currently scheduled for September 12, 2018.

Debenture Amendment

On December 11, 2017, the Company and the holders of the Debentures, with a current aggregate principal amount of $2,763,545.25, entered into an Amendment Agreement to modify the terms of the Securities Purchase Agreement and the Debentures to extend the maturity date of the Debentures from August 9, 2018 to January 2, 2019, to suspend all payments of interest scheduled to be made on the Debentures after December 11, 2017, all Periodic Redemption Amounts on each Periodic Redemption Date (as defined in the Debenture) and any other amounts payable under the Debentures until the Maturity Date, to reduce the conversion price of the Debentures to a fixed price of $7.20, which is based on a discount to the reported closing price of the Company’s common stock as of December 8, 2017, as may be adjusted, but not increased and to provide the Company with a forced conversion right if the VWAP (as defined in the Debenture) equals or exceeds $9.00 (subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the common stock that occur after the date hereof) for any 5 consecutive Trading Days, the Company may, upon the delivery of notice to the Debenture Holders, force the Debenture Holders to convert all or part of the then outstanding principal amount of this Debenture plus, if so specified in the forced conversion notice, accrued but unpaid interest, liquidated damages and other amounts owing to the Holders under the Debenture, so long as the Equity Conditions have been satisfied.

On January 5, 2018, in order to facilitate the completion of the January 2018 Offering, the holder of the Debentures agreed to amend the Debenture to:

(i) cause an event of default in the event of the failure by the Company to effect the Authorized Share Amendment or otherwise reserve a sufficient number of shares of common stock for issuance upon conversion of the outstanding principal plus accrued or unpaid interest underlying the Debentures on or prior to February 15, 2018;

(ii) require the Company to establish a reserve of at least 150% of the number of shares into which the Debenture is convertible upon the effectiveness of the Authorized Share Amendment;

(iii) to provide that the Company may not solicit offers to buy, negotiate to issue or issue common stock or Common Stock Equivalents (as defined in the Debentures) for an effective per share price that is less than the Conversion Price, except in connection with any issuance of Common Stock or Common Stock Equivalents (1) pursuant to an Exempt Issuance (as defined in the Debentures); (2) to the Company’s legal counsel for services rendered; (3) the issuance of up to 66,667 shares of Common Stock to certain warrant holders in exchange for the cancellation of certain outstanding warrants; and (4) a public offering of the Company’ s securities pursuant to an effective registration statement filed in accordance with the Securities Act;

(iv) to remove any prohibition on consummating certain variable rate transactions at an effective price per share that is lower than the Conversion Price then in effect;

(v) to terminate any security interests pursuant to that certain security agreement entered into in connection and to authorize the Company to file a UCC-3 termination statement to that effect;

F-29

(vi) to provide the Company with a forced conversion right if the VWAP (as defined in the Debenture) equals or exceeds $9.00 (subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the common stock that occur after the date hereof) for any 5 consecutive Trading Days (as defined in the Securities Purchase Agreement), the Company may, upon the delivery of notice to the Debenture Holders, force the Debenture Holders to convert all or part of the then outstanding principal amount of this Debenture plus, if so specified in the forced conversion notice, accrued but unpaid interest, liquidated damages and other amounts owing to the Holders under the Debenture, so long as the Equity Conditions (as defined in the Debenture) have been satisfied; and

(vii) to remove certain negative covenants prohibiting the Company and its subsidiaries from borrowing money, incurring liens, acquiring more than a de minimis number of shares of its common stock or Common Stock Equivalents (as defined in the Debenture), repaying any other indebtedness other than the Debenture on a pro-rata basis and paying cash dividends or distributions on any equity securities of the Company.

In addition, one of the Debenture Holders agreed that to the extent it has not exercised those outstanding warrants originally issued to it by the Company on June 30, 2017 (the “June 2017 Warrants”) in full, on or prior to December 31, 2017, such Debenture Holder’s right to exercise such June 2017 Warrants or any other rights granted pursuant to such June 2017 Warrants shall be terminated and the June 2017 Warrants will be cancelled on the books and records of the Company.

The issuance of the shares of common stock in connection with the Amendment Agreement were approved by the Company’s stockholders on December 8, 2017 in accordance with Nasdaq Listing Rule 5635.

January 2018 Capital Raise

On January 5, 2018, the Company entered into a Securities Purchase Agreement (the “January 2018 SPA”) with certain investors (the “January 2018 Investors”) pursuant to which the Company agreed to sell, in a registered direct offering, an aggregate of 599,812 shares (the “January 2018 Shares”) of the Company’s Common Stock, at a purchase price of $5.31 per share (the “January 2018 Offering”).

Concurrently with the sale of the January 2018 Shares, pursuant to the January 2018 SPA the Company also agreed to sell warrants to purchase up to 599,812 shares (the “January 2018 Warrant Shares”) of Common Stock (the “January 2018 Warrants”). The aggregate gross proceeds for the sale of the January 2018 Shares and January 2018 Warrants was approximately $3.2 million. The January 2018 Warrants will be exercisable beginning on or after the later of (i) the date on which the Company’s files the Authorized Share Amendment such that all of the January 2018 Warrants may be exercised in full by the holders of the January 2018 Warrants and (ii) the date on which such approval as may be required by the applicable rules and regulations of the Nasdaq Stock Market (or any successor entity) from the stockholders of the Company, including the issuance of all of the January 2018 Warrant Shares, in accordance with NASDAQ Rule 5635(d) is obtained and deemed effective (the “January 2018 Initial Exercise Date”), at an exercise price per share equal to $6.60, subject to certain adjustments pursuant to the terms of the January 2018 Warrants (the “January 2018 Exercise Price”), and will expire on the five year anniversary of the January 2018 Initial Exercise Date. The closing of the sales of these securities under the January 2018 SPA occurred on January 8, 2018.

Reverse Stock Split

The Company has requested that its stockholders authorize an amendment to its Restated Articles of Incorporation with the Secretary of State of the State of Nevada to effect a reverse stock split of the Company’s outstanding common stock, par value $0.001, at a ratio between 1-for-5 and 1-for-60, to be determined at the discretion of the Company’s Board of Directors for the purpose of complying with NASDAQ Listing Rule 5550(a)(2). The Board of Directors have assumed a 1-for-30 ratio. The reverse stock split will be legally effectuated upon shareholder approval.

On February 2, 2018, the Company filed a Certificate of Amendment to its Articles of Incorporation with the Secretary of State of the State of Nevada to increase the total number of authorized shares of common stock from 50,000,000 to 250,000,000, as approved by the Company’s stockholders at a special meeting held on February 2, 2018.

On February 2, 2018, the Company filed a Certificate of Amendment to its Articles of Incorporation with the Secretary of State of the State of Nevada to effect a 1-for-30 reverse stock split of the Company’s issued and outstanding shares of common stock, effective as of February 6, 2018.

The financial statements and accompanying notes give effect to the 1-for-30 reverse stock split and increase in authorized shares as if they occurred at the first period presented.

F-30

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Inpixon and Subsidiaries

We have audited the accompanying consolidated balance sheets of Inpixon and Subsidiaries (formerly known as Sysorex Global and Subsidiaries) (the “Company”) as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive loss, changes in stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Inpixon and Subsidiaries (formerly known as Sysorex Global and Subsidiaries), as of December 31, 2016 and 2015, and the consolidated results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has recurring losses from operations and expects to continue to have losses in the foreseeable future. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter,

/s/ Marcum llp

Marcum llp

New York, NY

April 17, 2017, except for Note 29, as to which the date is February 7, 2018

F-31

INPIXON AND SUBSIDIARIES

(f/k/a SYSOREX GLOBAL AND SUBSIDIARIES)

CONSOLIDATED BALANCE SHEETS

(In thousands, except number of shares and par value data)

	December 31,
	2016	2015
Assets

Current Assets
Cash and cash equivalents	$1,821	$4,060
Accounts receivable, net	11,788	12,209
Notes and other receivables	362	1,340
Inventory	1,061	755
Prepaid licenses and maintenance contracts	13,321	7,509
Assets held for sale	23	772
Prepaid assets and other current assets	1,768	1,967

Total Current Assets	30,144	28,612

Prepaid licenses and maintenance contracts, non-current	5,169	6,586
Property and equipment, net	1,385	1,392
Software development costs, net	2,058	1,281
Intangible assets, net	17,691	17,161
Goodwill	9,028	13,166
Other assets	998	517

Total Assets	$66,473	$68,715

The accompanying notes are an integral part of these consolidated financial statements.

F-32

INPIXON AND SUBSIDIARIES

(f/k/a SYSOREX GLOBAL AND SUBSIDIARIES)

CONSOLIDATED BALANCE SHEETS (CONTINUED)

(In thousands, except number of shares and par value data)

	December 31,
	2016	2015
Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$23,027	$9,320
Accrued liabilities	4,169	2,992
Deferred revenue	15,043	9,095
Short-term debt, net	6,887	9,417
Liabilities held for sale	2,041	2,026

Total Current Liabilities	51,167	32,850

Long Term Liabilities
Deferred revenue, non-current	5,960	7,666
Long-term debt, net	4,047	1,226
Other liabilities	371	542
Acquisition liability – Integrio	1,648	—
Acquisition liability – LightMiner	567	3,475
Total Liabilities	63,760	45,759

Commitments and Contingencies

Stockholders’ Equity

Preferred stock – $0.001 par value; 5,000,000 shares authorized; 0 issued and outstanding	—	—
Convertible Series 1 Preferred Stock – $1,000.00 stated value; 5,000,000 shares authorized; 2,250 and 0 issued and outstanding at December 31, 2016 and 2015, respectively. Liquidation preference of $2,250,000 and $0 at December 31, 2016 and 2015, respectively.	1,340	—
Common stock – $0.001 par value; 250,000,000 shares authorized; 72,396 and 56,244 issued and 71,865 and 55,713 outstanding at December 31, 2016 and 2015, respectively	0	0
Additional paid-in capital	64,150	58,251
Treasury stock, at cost, 531 shares	(695)	(695)
Due from Sysorex Consulting Inc.	(666)	(666)
Accumulated other comprehensive income	52	31
Accumulated deficit (excluding $2,442 reclassified to additional paid in capital in quasi-reorganization)	(59,473)	(32,359)

Stockholders’ Equity Attributable to Inpixon	4,708	24,562

Non-controlling Interest	(1,995)	(1,606)

Total Stockholders’ Equity	2,713	22,956

Total Liabilities and Stockholders’ Equity	$66,473	$68,715

The accompanying notes are an integral part of these consolidated financial statements.

F-33

INPIXON AND SUBSIDIARIES

(f/k/a SYSOREX GLOBAL AND SUBSIDIARIES)

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	For the Years Ended December 31,
	2016	2015
Revenues
Products	$37,510	$51,381
Services	15,657	15,576
Total Revenues	53,167	66,957

Cost of Revenues
Products	29,025	40,763
Services	9,215	6,865
Total Cost of Revenues	38,240	47,628

Gross Profit	14,927	19,329

Operating Expenses
Research and development	2,277	635
Sales and marketing	8,500	11,531
General and administrative	15,269	14,226
Acquisition related costs	876	355
Impairment of goodwill	7,400	—
Amortization of intangibles	4,328	3,994

Total Operating Expenses	38,650	30,741

Loss from Operations	(23,723)	(11,412)

Other Income (Expense)
Interest expense	(1,743)	(448)
Other income/(expense)	(266)	25
Change in fair value of derivative liability	51	—
Loss on the settlement of obligation	—	(85)
Reserve for the recoverability of note receivable	(1,077)	—
Change in fair value of shares to be issued	13	211
Total Other Income (Expense)	(3,022)	(297)

Net Loss from Continuing Operations	(26,745)	(11,709)

Net Loss from Discontinued Operations, Net of Tax	(758)	(20)

Net Loss	(27,503)	(11,729)

Net Loss Attributable to Non-controlling Interest	(389)	(10)

Net Loss Attributable to Stockholders of Inpixon	$(27,114)	$(11,719)

Net Loss Per Basic and Diluted Common Share
Loss from continuing operations attributable to common stockholders	$(461.89)	$(248.76)
Loss from discontinued operations, net of tax	$(6.37)	$(0.21)
Net Loss Per Basic and Diluted Common Share	$(468.26)	$(248.97)

Weighted Average Shares Outstanding
Basic and Diluted	57,904	47,070

The accompanying notes are an integral part of these consolidated financial statements.

F-34

INPIXON AND SUBSIDIARIES

(f/k/a SYSOREX GLOBAL AND SUBSIDIARIES)

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(In thousands)

	For the Years Ended December 31,
	2016	2015
Net Loss	$(27,503)	$(11,729)

Unrealized foreign exchange gain from cumulative translation adjustments	21	49

Comprehensive Loss	$(27,482)	$(11,680)

The accompanying notes are an integral part of these consolidated financial statements.

F-35

INPIXON AND SUBSIDIARIES

(f/k/a SYSOREX GLOBAL AND SUBSIDIARIES)

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2016

(In thousands, except per share data)

	Series 1 Convertible Preferred Stock		Common Stock		Additional Paid-In	Treasury Stock		Due from Sysorex Consulting,	Accumulated Other Comprehensive Income	Accumulated	Non- Controlling	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Shares	Amount	Inc.	(Loss)	Deficit	Interest	Equity
Balance – January 1, 2015	—	$—	43,794	$0	$52,141	—	$—	$(666)	$(18)	$(20,640)	$(1,596)	$29,221

Common shares issued for services	—	—	781	—	455	—	—	—	—	—	—	455
Stock options granted to employees and consultants for services	—	—	—	—	958	—	—	—	—	—	—	958
Warrants granted to consultants for services	—	—	—	—	11	—	—	—	—	—	—	12
Returned shares from AirPatrol holdback	—	—	—	—	—	(531)	(695)	—	—	—	—	(695)
Common shares issued for options exercised	—	—	3	—	—	—	—	—	—	—	—	—
Common shares issued for net cash proceeds from a public offering	—	—	11,667	—	4,685	—	—	—	—	—	—	4,685
Cumulative translation adjustment	—	—	—	—	—	—	—	—	49	—	—	49
Net loss	—	—	—	—	—	—	—	—	—	(11,719)	(10)	(11,729)

Balance – December 31, 2015	—	$—	56,244	$0	$58,251	(531)	$(695)	$(666)	$31	$(32,359)	$(1,606)	$22,956

Series 1 redeemable convertible preferred stock issued	2,250	1,340	—	—	—	—	—	—	—	—	—	1,340
Common shares issued for services	—	—	433	—	71	—	—	—	—	—	—	71
Issuance of LightMiner acquisition shares	—	—	3,430	—	2,895	—	—	—	—	—	—	2,896
Stock options granted to employees for services	—	—	—	—	1,305	—	—	—	—	—	—	1,306
Reclassification of warrants to derivative liabilities	—	—	—	—	(209)	—	—	—	—	—	—	(209)
Issuance of common stock for Integrio acquisition	—	—	1,178	—	101	—	—	—	—	—	—	101
Common shares and warrants issued for cash	—	—	11,111	—	1,734	—	—	—	—	—	—	1,734
Cumulative translation adjustment	—	—	—	—	—	—	—	—	21	—	—	21
Net loss	—	—	—	—	—	—	—	—	—	(27,114)	(389)	(27,503)

Balance – December 31, 2016	2,250	$1,340	72,396	$0	$64,148	(531)	$(695)	$(666)	$52	$(59,473)	$(1,995)	2,713

The accompanying notes are an integral part of these consolidated financial statements.

F-36

INPIXON AND SUBSIDIARIES

(f/k/a SYSOREX GLOBAL AND SUBSIDIARIES)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	For the Years Ended December 31,
	2016	2015
Cash Flows from Operating Activities
Net loss	$(27,503)	$(11,729)
Adjustment to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,333	653
Amortization of intangible assets	4,328	3,994
Impairment of goodwill	7,400	—
Stock based compensation	1,377	1,424
Change in fair value of shares to be issued	(13)	(211)
Change in fair value of derivative liability	(51)	—
Amortization of deferred financing costs	—	23
Amortization of debt discount	491	—
Compensation expense, note receivable related party	—	90
Provision for doubtful accounts	93	1,032
Reserve for settlement of bond	749	—
Reserve for note receivable	1,077	—
Amortization of technology	133	—
Other	64	19
(Gain)/Loss on settlement of obligations	(1,541)	85
Treasury shares received upon settlement of escrow	—	(695)

Changes in operating assets and liabilities:
Accounts receivable and other receivables	2,968	(5,066)
Inventory	(305)	(145)
Other current assets	67	(510)
Prepaid licenses and maintenance contracts	(232)	(744)
Other assets	(711)	69
Accounts payable	6,907	1,944
Accrued liabilities	623	586
Deferred revenue	(10)	1,127
Other liabilities	(29)	(147)
Total Adjustments	24,718	3,528
Net Cash Used in Operating Activities	(2,785)	(8,201)

F-37

INPIXON AND SUBSIDIARIES

(f/k/a SYSOREX GLOBAL AND SUBSIDIARIES)

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

(In thousands)

	For the Years Ended December 31,
	2016	2015
Cash Flows Used in Investing Activities
Purchase of property and equipment	(525)	(355)
Investment in capitalized software	(1,576)	(1,176)
Investment in LightMiner	—	(19)
Cash acquired in Integrio Technologies acquisition	189	—
Cash paid for the acquisition of Integrio Technologies	(753)	—
Net Cash Flows Used in Investing Activities	(2,665)	(1,550)
Cash Flows provided by Financing Activities
Advances (repayment) of lines of credit	(1,863)	4,682
Advances from term loan	—	2,000
Repayment of term loan	(1,611)	(764)
Proceeds from debenture and convertible preferred stock	5,000	—
Net proceeds from the issuance of common stock and warrants	1,734	—
Advances to related party	(3)	—
Advances from related party	3	2
Net proceeds from issuance of common stock	—	4,685
Repayment of notes payable	(70)	(71)
Net Cash (Used In) Provided by Financing Activities	3,190	10,534
Effect of Foreign Exchange Rate on Changes on Cash	21	49
Net (Decrease) Increase in Cash and Cash Equivalents	(2,239)	832
Cash and Cash Equivalents – Beginning of period	4,060	3,228

Cash and Cash Equivalents – End of period	$1,821	$4,060

Supplemental Disclosure of cash flow information:
Cash paid for:
Interest	$837	$426
Income Taxes	$—	$—

Non-cash investing and financing activities
Reclassification of warrants to derivative liabilities	$(209)	$—
Fees paid and original issue discount related to the issuance of debt	$2,356	$—
Shares issued for settlement of LightMiner debt	$2,896	$—
Issuance of shares for Integrio Acquisition	$101	$—

Acquisition of LightMiner: (Note 3)
Assumption of assets other than cash (property and equipment)	$—	$225
Assumption of assets – developed technology and export license	$—	$3,479

Acquisition of Integrio Technologies: (Note 4)
Assumption of assets other than cash	$15,124	$—
Assumption of liabilities	$(15,313)	$—

The accompanying notes are an integral part of these consolidated financial statements.

F-38

INPIXON AND SUBSIDIARIES
(f/k/a SYSOREX GLOBAL AND SUBSIDIARIES)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

Note 1 — Organization and Nature of Business and Going Concern

Inpixon f/k/a Sysorex Global, through its wholly-owned subsidiaries, Inpixon USA f/k/a Sysorex USA, Inpixon Federal, Inc. f/k/a Sysorex Government Services, Inc. (“Inpixon Federal”), Inpixon Canada, Inc. f/k/a Sysorex Canada Corp. (“Inpixon Canada”) and the majority-owned subsidiary, Sysorex Arabia LLC (“Sysorex Arabia”) (unless otherwise stated or the context otherwise requires, the terms “Inpixon” “we,” “us,” “our” and the “Company” refer collectively to Inpixon and the above subsidiaries), provides Big Data analytics and location based products and related services for the cyber-security and Internet of Things markets. The Company is headquartered in California, and has subsidiary offices in Virginia, Maryland, Oregon, Hawaii, State of Washington, California, Vancouver, Canada and Riyadh, Saudi Arabia.

On April 24, 2015, and as more fully described in Note 3, the Company completed the acquisition of substantially all of the assets of LightMiner Systems, Inc. which is in the business of developing and commercializing in-memory SQL databases. On November 21, 2016, and as more fully described in Note 4, the Company completed the acquisition of substantially all of the assets and certain liabilities of Integrio Technologies, LLC which is in the U.S. Federal Government IT contracts business.

As of December 31, 2016, the Company has a working capital deficiency of approximately $21.0 million. For the year ended December 31, 2016, the Company incurred a net loss of approximately $27.5 million and utilized cash in operations of approximately $2.8 million. The aforementioned factors raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The financial statements do not include any adjustments relating to the recoverability and classification of asset amounts or the classification of liabilities that might be necessary should the Company be unable to continue as a going concern within one year after the date the financial statements are issued.

On August 9, 2016, the Company entered into a Securities Purchase Agreement with Hillair Capital Investments L.P. pursuant to which it issued and sold (i) an 8% Original Issue Discount Senior Convertible Debenture in an aggregate principal amount of $5,700,000 due on August 9, 2018 and (ii) 2,250 shares of newly created Series 1 Convertible Preferred Stock, par value $0.001 per share (the “Preferred Stock”, together with the Debenture, the “Securities”), for an aggregate purchase price of $5,000,000 (the “Transaction”). The Company also has a credit facility for up to $10 million which we borrow against based on eligible assets of which approximately $6.7 million is utilized. The credit facility has a maturity date of November 14, 2018. During the third quarter of 2016 the Company implemented a cost cutting program that would reduce operating expenses by approximately $1.8 million on an annual basis.

The Company’s capital resources as of December 31, 2016, including increased credit facility, net proceeds from our stock offering, convertible debenture offering, and recent contract awards, including prepayments anticipated to be received may not be sufficient to fund planned operations during 2017. While the Company also has an effective registration statement on Form S-3 which will allow it to raise additional capital from the sale of its securities, subject to certain limitations for registrants with a market capitalization of less than $75 million, if additional financing is needed we anticipate such financing will come from an increase in our credit facility rather than through a sale of equity, however, our decision will be based on our capital requirements and the terms of the various types of financing that will be available to us when we need it. The information in these consolidated financial statements concerning the Company’s Form S-3 registration statement does not constitute an offer of any securities for sale. If these sources do not provide the capital necessary to fund the Company’s operations during the next twelve months, the Company may need to further reduce costs and curtail certain aspects of our expansion activities or consider other means of obtaining additional financing, such as through a sale of its assets or a business segment, although there is no guarantee that the Company could obtain the financing necessary to continue its operations.

Note 2 — Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements have been prepared using the accounting records of Inpixon and its wholly-owned subsidiaries in 2016, Inpixon USA, Inpixon Federal, Inpixon Canada and its majority-owned subsidiary, Sysorex Arabia. All material inter-company balances and transactions have been eliminated.

F-39

The Company owns 50.2% of Sysorex Arabia. As of December 31, 2016 there is $23,000 reported as assets held for sale and $2,041,000 as liabilities held for sale. The Company’s Board of Directors authorized management on October 29, 2015 to close its Saudi Arabia legal entity at an appropriate time and manner as business activities have been shifted to resellers and strategic partners in the region. During the years ended December 31, 2016 and 2015 Sysorex Arabia had immaterial operations. The Company plans to close down the Sysorex Arabia entity during the year ended December 31, 2017.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during each of the reporting periods. Actual results could differ from those estimates. The Company’s significant estimates consist of:

The valuation of the assets and liabilities acquired of Lightminer and Integrio Technologies, LLC as described in Note 3 and Note 4, respectively, as well as the valuation of the Company’s common shares issued in the transaction;

The valuation of stock-based compensation;

The allowance for doubtful accounts;

The valuation allowance for the deferred tax asset; and

Impairment of long-lived assets and goodwill.

Business Combinations

The Company accounts for business combinations under Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) 805 “Business Combinations” using the acquisition method of accounting, and accordingly, the assets and liabilities of the acquired business are recorded at their fair values at the date of acquisition. The excess of the purchase price over the estimated fair value is recorded as goodwill. All acquisition costs are expensed as incurred. Upon acquisition, the accounts and results of operations are consolidated as of and subsequent to the acquisition date.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash, checking accounts, money market accounts and temporary investments with maturities of three months or less when purchased. As of December 31, 2016 and 2015 the Company had no cash equivalents.

Restricted Cash

In connection with certain transactions, the Company may be required to deposit assets, including cash or investment shares, in escrow accounts. The assets held in escrow are subject to various contingencies that may exist with respect to such transactions. Upon resolution of those contingencies or the expiration of the escrow period, some or all the escrow amounts may be used and the balance released to the Company. As of December 31, 2016 the Company had $280,000 deposited in escrow as restricted cash for the Shoom acquisition, of which any amounts not subject to claims shall be released to the Shoom Stockholders, on a pro-rata basis, on each of the next (4) anniversary dates of the Closing Date. $70,000 of that amount is current and included in Prepaid Assets and Other Current Assets and $210,000 is non-current and included in Other Assets on the balance sheet. As of December 31, 2015 the Company had $350,000 deposited in escrow of which $70,000 was part of Prepaid Assets and Other Current Assets and the non-current portion of $282,000 was part of Other Assets on the consolidated balance sheet.

Accounts Receivable, net and Allowance for Doubtful Accounts

Accounts receivables are stated at the amount the Company expects to collect. The Company recognizes an allowance for doubtful accounts to ensure accounts receivables are not overstated due to un-collectability. Bad debt reserves are maintained for various customers based on a variety of factors, including the length of time the receivables are past due, significant one-time events and historical experience. An additional reserve for individual accounts is recorded when the Company becomes aware of a customer’s inability to meet its financial obligation, such as in the case of bankruptcy filings, or deterioration in the customers’ operating results or financial position. If circumstances related to customers change, estimates of the recoverability of receivables would be further adjusted. The Company has recorded an allowance for doubtful accounts of $378,000 and $285,000 as of December 31, 2016 and 2015, respectively.

F-40

Inventory

Inventory is stated at the lower of cost or market utilizing the first-in, first-out method. The Company continually analyzes its slow-moving, excess and obsolete inventories. Based on historical and projected sales volumes and anticipated selling prices, the Company establishes reserves. If the Company does not meet its sales expectations, these reserves are increased. Products that are determined to be obsolete are written down to net realizable value. As of December 31, 2016 and 2015, the Company deemed any such allowance nominal.

Deferred Financing Costs

Cost incurred in conjunction with the credit line has been capitalized and will be amortized to interest expense using the straight line method, which approximates the interest rate method, over the term of the credit line and is included as a component of other assets. The Company incurred $341,000 of deferred financing costs and amortized $14,000 of those costs during the year ended December 31, 2016. As of December 31, 2016 accumulated amortization approximated $14,000. During the year ended December 31, 2015 the Company amortized $23,000 of remaining deferred financing costs from the $144,000 incurred in the year ended December 31, 2013. Costs incurred with our debt financings have been presented as a direct deduction from the carrying amount of the debt obligation, consistent with debt discounts.

Prepaid Licenses and Maintenance Contracts

Prepaid licenses and maintenance contracts represent payments made by the Company directly to the manufacturer. The Company acts as the principal and the primary obligor in the transaction and amortizes the capitalized costs ratably over the term of the contract to cost of revenues, generally one to five years.

Property and Equipment, net

Property and equipment are recorded at cost less accumulated depreciation and amortization. The Company depreciates its property and equipment for financial reporting purposes using the straight-line method over the estimated useful lives of the assets, which range from 3 to 7 years. Leasehold improvements are amortized over the lesser of the useful life of the asset, or the initial lease term. Expenditures for maintenance and repairs, which do not extend the economic useful life of the related assets, are charged to operations as incurred, and expenditures, which extend the economic life, are capitalized. When assets are retired, or otherwise disposed of, the costs and related accumulated depreciation or amortization are removed from the accounts and any gain or loss on disposal is recognized.

Intangible Assets

Intangible assets primarily consist of developed technology, customer lists/relationships, non-compete agreements, export license and trade names/trademarks. They are amortized ratably over a range of one to seven years which approximates customer attrition rate and technology obsolescence. The Company assesses the carrying value of its intangible assets for impairment each year. Based on its assessments, the Company did not incur any impairment charges for the years ended December 31, 2016 and 2015.

Goodwill

Purchased goodwill is not amortized, but instead are tested for impairment annually or when indicators of impairment exist. Goodwill impairment testing involves a comparison of the estimated fair value of reporting units to the respective carrying amount, which may be performed utilizing either a qualitative or quantitative assessment. A reporting unit is defined as an operating segment or one level below an operating segment (also known as a component). If the estimated fair value exceeds the carrying amount, then no impairment exists. If the carrying amount exceeds the estimated fair value, then a second step is performed to determine the amount of impairment, if any. An impairment charge is the amount by which the carrying amount of goodwill exceeds the estimated implied fair value of goodwill. We estimate the implied fair value of goodwill as the excess of the estimated fair value of the reporting unit over the estimated fair value of its identifiable net assets. This is the same manner we use to recognize goodwill from a business combination. Goodwill impairment testing involves judgment, including the identification of reporting units, the estimation of the fair value of each reporting unit and, if necessary, the estimation of the implied fair value of goodwill. We have multiple operating segments, which are the same as our reportable segments. These operating segments are comprised of divisions (components), for which discrete financial information is available. Components are aggregated into reporting units for purposes of goodwill impairment testing to the extent that they share similar economic characteristics.

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Fair value can be determined using market, income or cost-based approaches. Our determination of estimated fair value of the reporting units is based on a combination of the income-based and market-based approaches. Under the income-based approach, we use a discounted cash flow model in which cash flows anticipated over several future periods, plus a terminal value at the end of that time horizon, are discounted to their present value using an appropriate risk-adjusted rate of return. We use our internal forecasts to estimate future cash flows and include an estimate of long-term growth rates based on our most recent views of the long-term outlook for each reporting unit. Actual results may differ materially from those used in our forecasts. We use discount rates that are commensurate with the risks and uncertainty inherent in the respective reporting units and in our internally-developed forecasts. Under the market-based approach, we determine fair value by comparing our reporting units to similar businesses or guideline companies whose securities are actively traded in public markets. To further confirm fair value, we compare the aggregate fair value of our reporting units to our total market capitalization. Estimating the fair value of reporting units requires the use of estimates and significant judgments that are based on a number of factors including actual operating results. The use of alternate estimates and assumptions or changes in the industry or peer groups could materially affect the determination of fair value for each reporting unit and potentially result in goodwill impairment. We performed annual impairment testing in fiscal 2016 and 2015 and, with the exception of our Mobile, IoT & Big Data Products division which was fully impaired in fiscal 2016, we concluded that there were no other impairments of goodwill, as the estimated fair value of each of the remaining reporting units exceeded its carrying value. As discussed further in Note 12 of the “Notes to Consolidated Financial Statements”, during the fourth quarter of fiscal 2016 we recognized a $7.4 million non-cash goodwill impairment charge (net of tax). The impairment charge was primarily precipitated by the continued decline in stock price in the latter part of the year, accumulated losses in AirPatrol and the stepped up needs for liquidity more than expected in conjunction with the acquisition and integration of Integrio.

Software Development Costs

The Company develops and utilizes internal software for the processing of data provided by its customers. Costs incurred in this effort are accounted for under the provisions of FASB ASC 350-40, Internal Use Software and ASC 985-20, Software – Cost of Software to be Sold, Leased or Marketed, whereby direct costs related to development and enhancement of internal use software is capitalized, and costs related to maintenance are expensed as incurred. The Company capitalizes its direct internal costs of labor and associated employee benefits that qualify as development or enhancement. These software development costs are amortized over the estimated useful life which management has determined ranges from one to five years.

Research and Development

Research and development costs consist primarily of professional fees and compensation expense. All research and development costs are expensed as incurred.

Impairment of Long-Lived Assets

The Company assesses the recoverability of its long-lived assets, including property and equipment and intangible assets, when there are indications that the assets might be impaired. When evaluating assets for potential impairment, the Company compares the carrying value of the asset to its estimated undiscounted future cash flows. If an asset’s carrying value exceeds such estimated cash flows (undiscounted and with interest charges), the Company records an impairment charge for the difference.

Based on its assessments, the Company did not record any impairment charges for the years ended December 31, 2016 and 2015.

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Income Taxes

The Company accounts for income taxes using the asset and liability method. Accordingly, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in the tax rate is recognized in income or expense in the period that the change is effective. Income tax benefits are recognized when it is probable that the deduction will be sustained. A valuation allowance is established when it is more likely than not that all or a portion of a deferred tax asset will either expire before the Company is able to realize the benefit, or that future deductibility is uncertain.

Non-Controlling Interest

The Company has a 50.2% equity interest in Sysorex Arabia as of December 31, 2016 and 2015. The portion of the Company’s deficiency attributable to this third-party non-controlling interest was approximately $2.0 million and $1.6 million as of December 31, 2016 and 2015, respectively.

Deferred Rent Expense

The Company has operating leases which contain predetermined increases and rent holidays in the rentals payable during the term of such leases. For these leases, the aggregate rental expense over the lease term is recognized on a straight-line basis over the lease term. The difference between the expense charged to operations in any year and the amount payable under the lease during that year is recorded as deferred rent expense on the Company’s balance sheet, which will reverse to the statement of operations over the lease term.

Foreign Currency Translation

Assets and liabilities related to the Company’s foreign operations are calculated using the Saudi Riyal and Canadian Dollar and are translated at end-of-period exchange rates, while the related revenues and expenses are translated at average exchange rates prevailing during the period. Translation adjustments are recorded as a separate component of consolidated stockholders’ equity and were an income of $21,000 and an income of $49,000 for the years ended December 31, 2016 and 2015, respectively. Gains or losses resulting from transactions denominated in foreign currencies are included in other income (expense) in the consolidated statements of operations. The Company engages in foreign currency denominated transactions with customers that operate in functional currencies other than the U.S. dollar. Aggregate foreign currency net transaction losses were not material for the years ended December 31, 2016 and 2015, respectively.

Comprehensive Income (Loss)

The Company reports comprehensive income (loss) and its components in its consolidated financial statements. Comprehensive loss consists of net loss, foreign currency translation adjustments and unrealized gains and losses from marketable securities, affecting stockholders’ equity that, under US GAAP, are excluded from net loss.

Revenue Recognition

The Company provides IT solutions and services to customers and derives revenues primarily from the sale of third-party hardware and software products, software, assurance, licenses and other consulting services, including maintenance services and recognizes revenue once the following four criteria are met: (1) persuasive evidence of an arrangement exists, (2) the price is fixed and determinable, (3) shipment (software and hardware) or fulfillment (maintenance) has occurred, and (4) there is reasonable assurance of collection of the sales proceeds (the “Revenue Recognition Criteria”). In addition, the Company also records revenues in accordance with Accounting Standards Codification (“ASC”) Topic 605-45 “Principal Agent Consideration” (“ASC 605-45”). The Company evaluates the sales of products and services on a case by case basis to determine whether the transaction should be recorded gross or net, including, but not limited to, assessing whether or not the Company: 1) is the primary obligor in the transaction; 2) has inventory risk with respect to the products and/or services sold; 3) has latitude in pricing; and 4) changes the product or performs part of the services sold. The Company evaluates whether revenues received from the sale of hardware and software products, licenses, and services, including maintenance and professional consulting services, should be recognized on a gross or net basis on a transaction by transaction basis. As of December 31, 2016, the Company has determined that all revenues received should be recognized on a gross basis in accordance with applicable standards.

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Cooperative reimbursements from vendors, which are earned and available, are recorded during the period the related transaction has occurred. Cooperative reimbursements are recorded as a reduction of cost of sales in accordance with ASC Topic 605-50 “Accounting by a Customer (including reseller) for Certain Consideration Received from a Vendor.” Provisions for returns are estimated based on historical collections and credit memo analysis for the period. The Company receives Marketing Development Funds (MDF) from vendors based on quarterly or annual sales performance to promote the marketing of vendor products and services. The Company must file claims with vendors for these cooperative reimbursements by providing invoices and receipts for marketing expenses. Reimbursements are recorded as a reduction of marketing expenses and other applicable selling, general and administrative expenses ratably over the period in which the expenses are expected to occur. The Company receives vendor rebates which are recorded to cost of sales.

The Company also enters into sales transactions whereby customer orders contain multiple deliverables, and reports its multiple deliverable arrangements under ASC 605-25 “Revenue Arrangements with Multiple Deliverables” (“ASC-605-25”). These multiple deliverable arrangements primarily consist of the following deliverables: the Company’s design, configuration, installation, integration, warranty/maintenance and consulting services; and third-party computer hardware, software and warranty maintenance services. In situations where the Company bundles all or a portion of the separate elements, Vendor Specific Objective Evidence (“VSOE”) is determined based on prices when sold separately. For the years ended December 31, 2016 and 2015 revenues recognized as a result of customer contracts requiring the delivery of multiple elements was $19.7 million and $33.7 million, respectively.

Hardware, Software and Licensing Revenue Recognition

Generally, the Revenue Recognition Criteria are met with respect to the sales of hardware and software products when they are shipped to the customer. The delivery of products to our customers occurs in a variety of ways, including (i) as a physical product shipped from the Company’s warehouse, (ii) via drop-shipment by a third-party vendor, or (iii) via electronic delivery with respect to software licenses. The Company leverages drop-ship arrangements with many of its vendors and suppliers to deliver products to customers without having to physically hold the inventory at its warehouse. In such arrangements, the Company negotiates the sale price with the customer, pays the supplier directly for the product shipped, bears credit risk of collecting payment from its customers and is ultimately responsible for the acceptability of the product and ensuring that such product meets the standards and requirements of the customer. As a result, the Company recognizes the sale of the product and the cost of such upon receiving notification from the supplier that the product has shipped. Vendor rebates and price protection are recorded when earned as a reduction to cost of sales or merchandise inventory, as applicable. Vendor product price discounts are recorded when earned as a reduction to cost of sales.

Maintenance and Professional Services Revenue Recognition

With respect to sales of our maintenance, consulting and other service agreements including our digital advertising and electronic services, the Revenue Recognition Criteria is met once the service has been provided. Revenue on time and material contracts is recognized based on a fixed hourly rate as direct labor hours are expended. The fixed rate includes direct labor, indirect expenses, and profits. Materials, or other specified direct costs, are reimbursed as actual costs and may include markup. Anticipated losses are recognized as soon as they become known. For the three and twelve months ended December 31, 2016 and 2015, the Company did not incur any such losses. These amounts are based on known and estimated factors. Revenues from time and material or firm fixed price long-term and short-term contracts are derived principally with various United States government agencies and commercial customers.

F-44

The Company recognizes revenue for sales of all services billed as a fixed fee ratably over the term of the arrangement as such services are provided. Billings for such services that are made in advance of the related revenue recognized are recorded as deferred revenue and recognized as revenue ratably over the billing coverage period. Amounts received as prepayments for services to be rendered are recognized as deferred revenue. Revenue from such prepayments is recognized when the services are provided.

The Company’s storage and computing segment maintenance services agreements permit customers to obtain technical support from the Company and/or the manufacturer and to update, at no additional cost, to the latest technology when new software updates are introduced and available during the period that the maintenance agreement is in effect. Since the Company assumes certain responsibility for product staging, configuration, installation, modification, and integration with other client systems, or retains general inventory risk upon customer return or rejection and is most familiar with the customer and its required specifications, it generally serves as the initial contact with the customer with respect to any storage and computing maintenance services required and therefore will perform all or part of the required service.

Typically, the Company sells maintenance contracts for a separate fee with initial contractual periods ranging from one to three years with renewal for additional periods thereafter. The Company generally bills maintenance fees in advance and records the amounts received as deferred revenue with respect to any portion of the fee for which services have not yet been provided. The Company recognizes the related revenue ratably over the term of the maintenance agreement as services are provided. In situations where the Company bundles all or a portion of the maintenance fee with products, VSOE for maintenance is determined based on prices when sold separately.

Customers that have purchased maintenance/warranty services have a right to cancel and receive a refund of the amounts paid for unused services at any time during the service period upon advance written notice to the Company. Cancellation and refund privileges with respect to maintenance/warranty services lapse as to any period during the term of the agreement for which such services have already been provided. Customers do not have the right to a refund of paid fees for maintenance/warranty services that the Company has earned and recognized as revenue. Invoices issued for maintenance/warranty services not yet rendered are recorded as deferred revenue and then recognized as revenue ratably over the service period. As a result (1) the warranty and maintenance service fees payable by each customer are separately accounted for in each customer purchase order as a separate line item, and (2) upon the Company’s receipt and acceptance of a request for refund of maintenance/warranty services not yet provided, the Company’s obligation to perform any additional maintenance/warranty services will end. Sales are recorded net of discounts and returns.

Shipping and Handling Costs

Shipping and handling costs are expensed as incurred as part of cost of revenues. These costs were deemed to be nominal during each of the reporting periods.

Advertising Costs

Advertising costs are expensed as incurred. Advertising costs, which are included in selling, general and administrative expenses, were deemed to be nominal during each of the reporting periods.

Stock-Based Compensation

The Company accounts for options granted to employees by measuring the cost of services received in exchange for the award of equity instruments based upon the fair value of the award on the date of grant. The fair value of that award is then ratably recognized as expense over the period during which the recipient is required to provide services in exchange for that award.

Options and warrants granted to consultants and other non-employees are recorded at fair value as of the grant date and subsequently adjusted to fair value at the end of each reporting period until such options and warrants vest, and the fair value of such instruments, as adjusted, is expensed over the related vesting period.

F-45

The Company incurred stock-based compensation charges, net of estimated forfeitures of $1.4 million for each of the years ended December 31, 2016 and 2015 which is included in general and administrative expenses. The following table summarizes the nature of such charges for the periods then ended (in thousands):

	Years Ended December 31,
	2016	2015
Compensation and related benefits	$1,306	$956
Professional and legal fees	71	468
Totals	$1,377	$1,424

Net Loss Per Share

The Company computes basic and diluted earnings per share by dividing net loss by the weighted average number of common shares outstanding during the period. Basic and diluted net loss per common share were the same since the inclusion of common shares issuable pursuant to the exercise of options and warrants in the calculation of diluted net loss per common shares would have been anti-dilutive.

The following table summarizes the number of common shares and common share equivalents excluded from the calculation of diluted net loss per common share for the years ended December 31, 2016 and 2015:

	Years Ended December 31,
	2016	2015
Options	12,229	10,562
Warrants	9,581	1,247
Shares accrued but not issued	630	4,093
Convertible preferred stock	3,333	—
Convertible debenture	8,444	—
Totals	34,217	15,903

Preferred Stock

The Company applies the accounting standards for distinguishing liabilities from equity under U.S. GAAP when determining the classification and measurement of its convertible preferred stock. Preferred shares subject to mandatory redemption are classified as liability instruments and are measured at fair value. Conditionally redeemable preferred shares (including preferred shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, preferred shares are classified as permanent equity.

Fair Value of Financial Instruments

Financial instruments consist of cash and cash equivalents, accounts receivable, notes receivable, accounts payable, and short term debt. The Company determines the estimated fair value of such financial instruments presented in these financial statements using available market information and appropriate methodologies. These financial instruments, except for short term debt, are stated at their respective historical carrying amounts which approximate fair value due to their short term nature. Short-term debt approximates market value based on similar terms available to the Company in the market place.

Segment Reporting

In accordance with ASC 280 “Segment Reporting”, operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision-making group, in making decisions how to allocate resources and assess performance. Our chief decision maker, as defined under the FASB’s guidance, is the Chief Executive Officer. It is determined that the Company operates in four business segments and three geographic segments, Saudi Arabia, Canada and the United States.

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Reclassification

Certain accounts in the prior year’s financial statements have been reclassified for comparative purposes to conform to the presentation in the current year’s financial statements. These reclassifications have no effect on previously reported earnings.

Derivative Liabilities

During the year ended December 31, 2016, the Company issued a convertible debenture that included reset provisions considered to be down-round protection. In addition the company issued a warrant that includes a fundamental transaction clause which provided for the warrant holder to be paid in cash the fair value of the warrants as computed under a black scholes valuation model. The Company determined that the conversion feature and warrants are derivative instruments pursuant to FASB ASC 815 “Derivatives and Hedging.” The accounting treatment of derivative financial instruments requires that the Company bifurcate the conversion feature and record it as a liability at fair value and the fair value of the warrants were computed as defined in the agreement. The instruments are marked-to-market at fair value as of each balance sheet date. Any change in fair value is recorded as a change in the fair value of derivative liabilities for each reporting period. The fair value of the conversion feature was determined using the Binomial Lattice model. The Company reassesses the classification at each balance sheet date. If the classification changes as a result of events during the period, the contract is reclassified as of the date of the event that caused the reclassification. As of December 31, 2016 the fair value of the derivative liability was $210,000 and included in accrued liabilities.

Recent Accounting Standards

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2014-09, “Revenue from Contracts with Customers,” (“ASU 2014-09”). ASU 2014-09 supersedes the revenue recognition requirements in ASC 605 — Revenue Recognition and most industry-specific guidance throughout the ASC. The standard requires that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. ASU 2014-09 should be applied retrospectively to each prior reporting period presented or retrospectively with the cumulative effect of initially applying ASU 2014-09 recognized at the date of initial application. To allow entities additional time to implement systems, gather data and resolve implementation questions, the FASB issued ASU No. 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, in August 2015, to defer the effective date of ASU No. 2014-09 for one year, which is fiscal years beginning after December 15, 2017. The Company is currently evaluating the impact of the adoption of ASU 2014-09 on its financial statements or disclosures. In addition, the FASB issued ASU 2016-08 in March 2016, to help provide interpretive clarifications on the new guidance in ASC Topic 606. The Company is currently evaluating the accounting, transition, and disclosure requirements of the standard to determine the impact, if any, on its financial statements.

In August 2014, the FASB issued ASU No. 2014-15, “Presentation of Financial Statements — Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern” (“ASU 2014-15”). ASU 2014-15 explicitly requires management to evaluate, at each annual or interim reporting period, whether there are conditions or events that exist which raise substantial doubt about an entity’s ability to continue as a going concern and to provide related disclosures. ASU 2014-15 is effective for annual periods ending after December 15, 2016, and annual and interim periods thereafter, with early adoption permitted. The adoption of ASU No. 2014-15 impacted disclosure in the Company’s financial statements, but did not have any impact on the Company’s financial position or results of operations.

In April 2015, the FASB issued ASU No. 2015-03, “Simplifying the Presentation of Debt Issuance Costs, (“ASU 2015-03”). This standard amends existing guidance to require the presentation of debt issuance costs in the balance sheet as a deduction from the carrying amount of the related debt liability instead of a deferred charge. It is effective for annual reporting periods beginning after December 15, 2015, but early adoption is permitted. The adoption of ASU 2015-03 did not have a material impact on the Company’s financial statements.

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In July 2015, the FASB issued ASU No. 2015-11, “Inventory (Topic 330): Simplifying the Measurement of Inventory,” (“ASU 2015-11”). ASU 2015-11 amends the existing guidance to require that inventory should be measured at the lower of cost and net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. Subsequent measurement is unchanged for inventory measured using last-in, first-out or the retail inventory method. ASU 2015-11 is effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. The Company is currently evaluating the effects of ASU 2015–11 on its financial statements.

In November 2015, the FASB issued ASU No. 2015-17, “Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes” (“ASU 2015-17”). The FASB issued ASU 2015-17 as part of its ongoing Simplification Initiative, with the objective of reducing complexity in accounting standards. The amendments in ASU 2015-17 require entities that present a classified balance sheet to classify all deferred tax liabilities and assets as a noncurrent amount. This guidance does not change the offsetting requirements for deferred tax liabilities and assets, which results in the presentation of one amount on the balance sheet. Additionally, the amendments in ASU 2015-17 align the deferred income tax presentation with the requirements in International Accounting Standards (IAS) 1, Presentation of Financial Statements. The amendments in ASU 2015-17 are effective for financial statements issued for annual periods beginning after December 15, 2016, and interim periods within those annual periods. The Company does not anticipate that the adoption of ASU 2015-17 will have a material impact on its financial statements.

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842)” (“ASU 2016-02”). ASU 2016-02 requires an entity to recognize assets and liabilities arising from a lease for both financing and operating leases. ASU 2016-02 will also require new qualitative and quantitative disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018, with early adoption permitted. The Company is currently evaluating ASU 2016-02 and its impact on its financial statements.

In March 2016, the FASB issued ASU No. 2016-08, “Revenue from Contracts with Customers — Principal versus Agent Considerations.” This update provides clarifying guidance regarding the application of ASU No. 2014-09 — Revenue from Contracts with Customers when another party, along with the reporting entity, is involved in providing a good or a service to a customer. In these circumstances, an entity is required to determine whether the nature of its promise is to provide that good or service to the customer (that is, the entity is a principal) or to arrange for the good or service to be provided to the customer by the other party (that is, the entity is an agent). The amendments in the Update clarify the implementation guidance on principal versus agent considerations. The update is effective, along with ASU 2014-09, for annual and interim periods beginning after December 15, 2017. The company is evaluating its impact on its financial statements.

In March 2016, the FASB issued ASU No. 2016-09, “Compensation – Stock Compensation (Topic 718)” (“ASU 2016-09”). ASU 2016-09 requires an entity to simplify several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. ASU 2016-09 is effective for fiscal years beginning after December 15, 2016, with early adoption permitted. The Company is currently evaluating ASU 2016-09 and its impact on its financial statements or disclosures.

On May 9, 2016, the FASB issued ASU No. 2016-12, “Revenue from Contracts with Customers (Topic 606)” (“ASU 2016-12”). ASU 2016-12 provides clarifying guidance in a few narrow areas and adds some practical expedients to the guidance. The effective date and transition requirements for this ASU are the same as the effective date and transition requirements for ASU 2014-09. The Company is evaluating the effect of ASU 2014-09, if any, on its financial statements.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments,” which addresses the diversity in practice in how certain cash receipts and cash payments are presented and classified in the statement of cash flows with respect to eight specific cash flow issues. The new standard is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017. The amendments should be applied using a retrospective transition method to each period presented, if practical. Early adoption is permitted, including the interim period, and any adjustments should be reflected as of the beginning of the fiscal period. The Company is currently evaluating ASU 2016-15 and its impact on its financial statements or disclosures.

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In November 2016, the FASB issued ASU 2016-18, “Statement of Cash Flows (Topic 230): Restricted Cash (a consensus of the FASB Emerging Issues Task Force)”, which clarifies how entities should present restricted cash and restricted cash equivalents in the statement of cash flows, and as a result, entities will no longer present transfers between cash and cash equivalents and restricted cash and restricted cash equivalents in the statement of cash flows. An entity with a material balance of restricted cash and restricted cash equivalents must disclose information about the nature of the restrictions. The new standard is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017. Early adoption is permitted and the new guidance must be applied retroactively to all periods presented. The company is evaluating the new guidance’s impact on its financial statements.

In January 2017, the FASB issued ASU 2017-01 “Business Combinations (Topic 805): Clarifying the Definition of a Business”, which clarifies the definition of a business to assist entities with evaluating whether transactions should be accounted for as acquisitions or disposals of assets or businesses. The standard introduces a screen for determining when assets acquired are not a business and clarifies that a business must include, at a minimum, an input and a substantive process that contribute to an output to be considered a business. This standard is effective for fiscal years beginning after December 15, 2017, including interim periods within that reporting period. The Company is evaluating the impact this pronouncement will have on the consolidated financial statement and disclosures.

In January 2017, the Financial Accounting Standard Board (the “FASB”) issued Accounting Standards Update (ASU) 2017-04: “Intangibles — Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment” (“ASU 2017-04”), which removes Step 2 from the goodwill impairment test. It is effective for annual and interim periods beginning after December 15, 2019. Early adoption is permitted for interim or annual goodwill impairment test performed with a measurement date after January 1, 2017. The Company is currently evaluating the standard to determine the impact of its adoption on the consolidated financial statements.

Reverse Stock Split

The board of directors was authorized by the Company’s stockholders to effect a 1 for 15 reverse stock split of its common stock which was effective March 1, 2017. The financial statements and accompanying notes give effect to the 1 for 15 reverse stock split as if it occurred at the beginning of the first period presented.

Subsequent Events

The Company evaluates events and/or transactions occurring after the balance sheet date and before the issue date of the condensed consolidated financial statements to determine if any of those events and/or transactions requires adjustment to or disclosure in the consolidated financial statements.

Note 3 — LightMiner Systems, Inc. Asset Acquisition

On April 24, 2015, in accordance with the terms and conditions of an asset purchase agreement, the Company completed the acquisition of substantially all of the assets of LightMiner Systems, Inc. (“LightMiner”), which is in the business of developing and commercializing in-memory SQL databases for manipulation. At closing, the Company paid $19,000 in cash to the owner of approximately 19% of LightMiner’s outstanding securities prior to closing (the “Owner”) and agreed to issue to LightMiner or its designees upon the one year anniversary of the closing, shares of the Company’s common stock in an amount equal to the quotient of (A) $3,200,000 divided by (B) the Sysorex Weighted Average Price (as defined below) as of the fifth trading day prior to the First Anniversary, less a hold back of Seller Stock Consideration having an aggregate value of $567,150, as determined by the Sysorex Weighted Average Price, for the purpose of satisfying indemnification obligations of LightMiner. The Sysorex Weighted Average Price means the volume-weighted daily average of the price of the Company’s Common Stock for the twenty (20) trading days immediately prior to the date of determination; however, the price may not be less than $900.00 per share.

The Company also agreed to issue to the Owner (i) on the first anniversary of the date of closing, an aggregate of 4,233 restricted shares of the Company’s common stock with a fair value of $286,000 at the date of closing and (ii) an option to purchase up to 3,333 shares of Company’s common stock in accordance with the terms and conditions of the Company’s 2011 Employee Stock Incentive Plan, as amended, pursuant to an at-will employment offer letter. In addition, the Company agreed to issue to another pre-acquisition principal of LightMiner additional shares of the Company’s common stock equal to $200,000 divided by the Sysorex Weighted Average Price, however the price may not be less than $900.00 per share.

F-49

The Company evaluated the common stock to be issued in accordance with ASC 815 “Derivatives and Hedging”. Accordingly, the common stock to be issued is recorded as a liability at fair value as of each reporting date and marked to market through earnings. The number of shares to be issued under this arrangement was limited to a price of not less than $900.00 per share.

The Company acquired LightMiner to provide analytics to its indoor positioning customers. LightMiner’s in-memory columnar database is optimized for speed which now allows Inpixon to process very large volumes of data rapidly and deliver real-time or near real-time alerts and/or information to its customers. LightMiner is now integrated with Inpixon’s indoor positioning technology formerly known as AirPatrol and is sold together.

The total recorded purchase price for the transaction was $3,705,000 which consisted of the cash paid of $19,000 and $3,686,000 representing the value of the stock to be issued upon the one year anniversary of the closing.

Assets Acquired (in thousands):

Fixed Assets	$225
Export License	14
Developed Technology	3,466

Total Purchase Price	$3,705

On August 2, 2016 the Company issued 3,430 shares of common stock for the settlement of $2,896,000 of the amount payable. As of December 31, 2016 the fair value of $567,000 remained accrued and in escrow which represented 630 shares of common stock. Subsequent to December 31, 2016 the escrow was released and the Company issued the shares to settle the liability.

Note 4 — Integrio Technologies, LLC Asset Acquisition

On November 14, 2016, the Company and its wholly-owned subsidiary, Sysorex Government Services, Inc. (collectively, the “Buyer”), entered into an Asset Purchase Agreement with Integrio Technologies, LLC (“Integrio”) and Emtec Federal, LLC, a wholly-owned subsidiary of Integrio, (collectively, the “Seller”) which are in the business of providing IT integration and engineering services to customers, primarily government agencies. The transaction closed on November 21, 2016. The consideration paid for the assets included an aggregate of (A) $1,800,000 in cash, of which $1,400,000 minus the Seller’s Cash On Hand (as defined in the Purchase Agreement) and certain amounts payable to creditors of the Seller were paid upon the closing of the Acquisition (the “Closing”) and $400,000 will be paid in two annual installments of $200,000 each on the respective anniversary dates of the Closing, subject to certain set offs and recoupment by Buyer; (B) 1,178 unregistered restricted shares of the Company’s voting common stock valued at $675.00 per share; (C) the aggregate amount of certain specified assumed liabilities; and (D) up to an aggregate of $1,200,000 in earnout payments, of which up to $400,000 shall be payable to the Seller per year for the three years following the Closing. Inpixon acquired these assets to pursue its previously stated strategy to expand its business into the federal government sector because of the large long-term contracts that the government sector offers. Inpixon started with bidding on government contracts directly and this acquisition provided an opportunity to accelerate this expansion. In addition, the acquisition allows Inpixon to offset the revenue softening in the commercial vertical for this business segment that it experienced in 2016.

The total recorded purchase price for the transaction was $2,332,000 which consisted of the cash paid at Closing of $753,000, $400,000 cash that will be paid in two annual installments of $200,000 each on the respective anniversary dates of the Closing, $1,078,000 in contingent earnout payments and $101,000 representing the fair value of the stock issued upon closing.

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The purchase price is allocated as follows (in thousands):

Assets Acquired:
Cash	$189
Accounts receivable	2,365
Other receivables	377
Prepaid assets	4,164
Fixed assets	64
Other assets	34
Customer Relationships	1,873
Supplier Relationships	2,985
Goodwill(A)	3,261
15,312
Liabilities Assumed:
Accounts payable	$8,341
Accrued liabilities	344
Deferred revenue	4,252
Other long term liabilities	43
12,980
Total Purchase Price	$2,332

(A)	The goodwill will be deductible for tax purposes once the contingent and assumed liabilities are settled.

Note 5 — Proforma Financial Information

The following unaudited proforma financial information presents the consolidated results of operations of the Company and Integrio for the years ended December 31, 2016 and 2015, as if the acquisition of Integrio had occurred on January 1, 2015 instead of November 21, 2016. The proforma information does not necessarily reflect the results of operations that would have occurred had the entities been a single company during those periods. The financial information for LightMiner was deminimis.

	For the Years Ended December 31,
(in thousands, except share amounts)	2016	2015
Revenues	$103,955	$149,155
Net Loss Attributable to Common Shareholder	$(27,276)	$(12,775)
Weighted Average Number of Common Shares Outstanding, Basic and Diluted	59,082	48,244
Loss Per Common Share – Basic and Diluted	$(461.66)	$(264.80)

Note 6 — Related Party

Due from Related Parties

Non-interest bearing amounts due on demand from a related party were $666,000 as of December 31, 2016 and 2015, and consist primarily of amounts due from Sysorex Consulting, Inc. (SCI). Subsequent to December 31, 2014, SCI is no longer a direct shareholder or investor in the Company. The amounts due from SCI as of December 31, 2016 and 2015 have been classified in and as a reduction of stockholders’ equity. Subsequent to December 31, 2016 the Company is in negotiations with SCI for the repayment and settlement of this receivable through the purchase of Sysorex India, a wholly owned subsidiary of SCI. The Company cannot provide assurance it will be successful in the consummation of the arrangement.

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Consulting Services Ordering Agreement Amendment

On March 25, 2016 but effective as of March 16, 2016, the Company entered into an Amendment No. 3 to its Consulting Services Ordering Agreement with Mr. A Salam Qureishi, who served as Chairman of the Board and a Director of the Company (the “Consultant”) until September 30, 2016 (the “Amended Agreement”), pursuant to which the Company agreed to pay the Consultant a fee of $20,000 per month for all consulting services performed during the term of the Consulting Services Ordering Agreement. In addition, the Amended Agreement provided for an extension of the original term of the Consulting Services Ordering Agreement for an additional nine months from March 31, 2016 to December 31, 2016. For the years ended December 31, 2016 and 2015 the Company recorded a charge of $270,000 and $360,000, respectively.

Note 7 — Notes and Other Receivables

Notes and other receivables at December 31, 2016 and 2015 consisted of the following (in thousands):

	December 31, 2016	December 31, 2015
Notes receivable	$—	$900
Other receivables	362	440
Total Notes and Other Receivables	$362	$1,340

Note Receivable

On July 17, 2014, the Company loaned $900,000 to a third party pursuant to the terms of a promissory note. The promissory note accrues interest at a rate of 8% per annum. The Company and the third party are negotiating an extension of the note. A recoverability reserve has been placed against the receivable and accrued interest as of December 31, 2016.

Other Receivables

Other receivables primarily consist of receivables for cooperative reimbursements from vendors; marketing development funds from vendors; interest receivables; and revenue earned under contracts in advance of billings.

Note 8 — Inventory

Inventory at December 31, 2016 and 2015 consisted of the following (in thousands):

	December 31, 2016	December 31, 2015
Raw materials	$326	$153
Work in process	238	64
Finished goods	497	538
Total Inventory	$1,061	$755

Note 9 — Property and Equipment, net

Property and equipment at December 31, 2016 and 2015 consisted of the following (in thousands):

	As of December 31,
	2016	2015
Computer and office equipment(1)	$2,662	$1,528
Furniture and fixtures(1)	378	274
Leasehold improvements	53	68
Software	163	253
Total	3,256	2,123
Less: accumulated depreciation and amortization(1)	(1,871)	(731)

Total Property and Equipment, Net	$1,385	$1,392

(1)	Includes assets under capital lease arrangements (see Note 16).

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Depreciation and amortization expense was $543,000 and $480,000 for the years ended December 31, 2016 and 2015, respectively.

Note 10 — Software Development Costs

Capitalized software development costs as of December 31, 2016 and 2015 consisted of the following (in thousands):

	As of December 31,
	2016	2015
Capitalized software development costs	$3,044	$1,468
Accumulated amortization	(986)	(187)
Software development costs, net	$2,058	$1,281

The weighted average remaining amortization period for the Company’s software development costs is 3.146 years.

Amortization expense for internally-developed and externally marketed computer software was $790,000 and $173,000 for the years ended December 31, 2016 and 2015, respectively.

Future amortization expense on the computer software is anticipated to be as follows (in thousands):

Years Ending December 31,	Amount
2017	$870
2018	578
2019	230
2020	208
2021	172
Total	$2,058

Note 11 — Intangible Assets

Intangible assets at December 31, 2016 and 2015 consisted of the following (in thousands):

Amortized Intangible Assets	Gross Carrying Amount December 31,		Accumulated Amortization December 31,
	2016	2015	2016	2015
Trade Name/Trademarks	$4,030	$4,030	$(2,396)	$(1,517)
Customer Relationships	6,623	4,750	(2,705)	(2,054)
Supplier Relationships	2,985	—	(83)	—
Developed Technology	15,696	15,696	(6,503)	(3,915)
Non-compete Agreements	400	400	(364)	(240)
Export License – LMS	13	13	(5)	(2)
Totals	$29,747	$24,889	$(12,056)	$(7,728)

During the year ended December 31, 2016 the Company through the acquisition of Integrio has added approximately $1,426,000 of customer relationships and approximately $2,985,000 of supplier relationships These assets were determined to have a life of 6 and 3 years, respectively.

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Aggregate Amortization Expense:

Aggregate amortization expense for the years ended December 31, 2016 and 2015 were $4,328,000 and $3,994,000, respectively.

Future amortization expense on intangibles assets is anticipated to be as follows (in thousands):

Years Ending December 31,	Amount
2017	5,013
2018	4,616
2019	4,533
2020	2,450
2021	793
2022	287
Total	$17,691

The weighted average remaining amortization periods for the Company’s trade names/trademarks, customer relationships, supplier relationships, developed technology, non-compete agreements, and export license are 0.37, 0.93, 0.48, 2.06, 0, and 0 years, respectively.

Note 12 — Goodwill

The following table summarizes the changes in the carrying amount of Goodwill, by segment and in total for the years ended December 31, 2016 and 2015 (in thousands):

	Mobile, IoT & Big Data Products	Storage and Computing	SaaS Revenues	Consolidated
Balance as of December 31, 2015	$7,400	$4,543	$1,223	$13,166
Goodwill acquired, net of purchase price adjustment	—	3,262	—	3,262
Goodwill impairment (level 3 fair value adjustment)	(7,400)	—	—	(7,400)
Balance at December 31, 2016	$—	$7,805	$1,223	$9,028

The increase in the Storage and Computing segment goodwill during the year ended December 31, 2016 was in connection with the Integrio acquisition. Goodwill in connection with this acquisition primarily represents the expected benefits from synergies of integrating this business, the existing workforce of the acquired entity, and expected growth from new customers and new products. See Note 4 for further discussion on this acquisition. During the fourth quarter of 2016, we recognized a $7.4 million impairment charge for our Mobile, IoT & Big Data products division.

Note 13 — Discontinued Operations

As of December 31, 2015, the Company’s management decided to close its Saudi Arabia legal entity as business activities and operations have been strategically shifted according to the business plan of the Company.

In accordance with ASC topic 360 “Property, Plant and Equipment”, the Company has elected to classify the assets and liabilities as discontinued assets and liabilities in the accompanying consolidated financial statements.

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The major categories of assets and liabilities held for sale in the consolidated balance sheets at December 31, 2016 and 2015 (in thousands):

	December 31, 2016	December 31, 2015
Assets
Accounts receivable, net	1	1
Notes and other receivables	8	8
Other assets	14	763
Total Current Assets	23	772

Other assets	—	—
Total Assets	$23	$772

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$178	$178
Accrued liabilities	904	888
Deferred revenue	236	236
Due to related party	1	2
Short-term debt	722	722
Total Current Liabilities	2,041	2,026

Long Term Liabilities	—	—

Total Liabilities	$2,041	$2,026

The Company has entered into surety bonds with a financial institution in Saudi Arabia which guaranteed performance on certain contracts. Deposits for surety bonds amounted to $0 and $749,000 (which was a significant portion of the loss from discontinued operations) as of December 31, 2016 and 2015, respectively. During the year ended December 31, 2016 a reserve was placed against the deposit balance due to the uncertainty of when the bond will be released. Deposits are included on the consolidated balance sheets in assets held for sale during the year ended December 31, 2015.

The Company did not recognize any depreciation or amortization expense related to discontinued operations during the years ended December 31, 2016 or 2015. There were no significant capital expenditures or non-cash operating or investing activities of discontinued operations during the periods presented. The operations of Sysorex Arabia were insignificant for the years ended December 31, 2016 and 2015.

End of Service Indemnity Provision

In accordance with local labor laws, Sysorex Arabia LLC is required to accrue benefits payable to the employees of the Company at the end of their services with the Company. For the years ended December 31, 2016 and 2015, no amounts were required to be accrued under this provision.

Note 14 — Deferred Revenue

Deferred revenue as of December 31, 2016 and 2015 consisted of the following:

	December 31, 2016	December 31, 2015
Deferred Revenue, Current
Maintenance agreements	$14,873	$9,025
Service agreements	170	70
Total Deferred Revenue, Current	15,043	9,095

Deferred Revenue, Non-Current
Maintenance agreements	5,960	7,666

Total Deferred Revenue	$21,003	$16,761

The fair value of the deferred revenue approximates the services to be rendered.

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Note 15 — Debt

Debt as of December 31, 2016 and 2015 consisted of the following (in thousands):

	December 31, 2016	December 31, 2015

Short-Term Debt
Notes payable	$170	$170
Revolving line of credit (A)	6,717	8,580
Term loan (B)	—	667
Total Short-Term Debt	$6,887	$9,417

Long-Term Debt
Notes payable	$212	$282
Term loan, non-current portion (B)	—	944
Senior secured convertible debenture, less debt discount of $1,865 (C)	3,835	—
Total Long-Term Debt	$4,047	$1,226

(A) Revolving Lines of Credit

Western Alliance Revolving Line of Credit

On May 4, 2015 (effective as of April 29, 2015), the Company and Bridge Bank entered into Amendment 4 to Bridge Bank’s Business Financing Agreement (“BFA”) dated March 15, 2013 to add the Company, Sysorex Federal, AirPatrol and Shoom as borrowers under the agreement (collectively, the “Borrowers”), amend certain financial covenants, increase the credit limit to $10.0 million and provide for a second term loan of $2 million which was scheduled to mature on April 29, 2018.

Effective as of September 30, 2015 the Borrowers, entered into Amendment 5 (the “Amendment”), dated October 7, 2015, to the BFA, with Western Alliance Bank, as successor in interest (“Western Alliance”) to Bridge Bank. Pursuant to Amendment 5, Western Alliance assumed the rights and obligations of Bridge Bank as successor in interest to Bridge Bank and as the lender under the Agreement. The Amendment also amended certain financial covenants of the Borrowers required by the Agreement.

Western Alliance Amendment

On March 25, 2016, Inpixon, together with Inpixon USA and Inpixon Federal (collectively, the “Borrowers”) entered into an amendment and waiver (the “Amendment”) to the BFA with Western Alliance (the “Lender”), pursuant to which the Lender waived any non-compliance by the Borrowers with respect to the minimum adjusted EBITDA requirements as of December 31, 2015. In addition, the Lender and the Borrowers agreed that the adjusted EBITDA for the six months ended March 31, 2016 would not be less than $(2,200,000) and on or before April 30, 2016, the Borrowers and Lender were to agree to additional financial covenants for the fiscal quarters ended June 30, 2016, September 30, 2016 and December 31, 2016. The Lender agreed to extend the April 30, 2016 deadline and the parties negotiated the additional financial covenants in Amendments No. 6 and No. 7 (as described below).

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Western Alliance Amendment No. 6

On June 3, 2016, the Borrowers entered into Amendment No. 6 to Business Financing Agreement and Forbearance Agreement (the “Amendment”) with Western Alliance Bank, as successor in interest to Bridge Bank National Association (the “Lender”). Pursuant to the Amendment, the Lender agreed to (i) amend the Financing Agreement dated March 15, 2013 (the “Original Agreement”) as described below, (ii) forbear from the exercise of its rights and remedies under the Original Agreement until June 30, 2016, subject to compliance by the Borrowers with certain other conditions as set forth in the Amendment, and (iii) waive certain defaults of the Borrowers, including the Borrowers’ failure to repay over advances, as defined in the Original Agreement.

Material changes made to the Original Agreement by the Amendment included, but were not limited to: (i) agreement by the Lender to allow the Company to finance a receivable from a customer outside of the United States for a limited period of time; (ii) modification of the date for the repayment of the Term Advance to June 30, 2016; (iii) agreement by the Borrowers to maintain, beginning on June 30, 2016, an Asset Coverage Ratio of not less than 1.25 to 1; and (iv) revisions to the definition of certain terms that are included in the Original Agreement and providing definitions for certain terms that are included in the Amendment.

Western Alliance Financing Agreement Amendment No. 7

On August 5, 2016, the Borrowers entered into Amendment No. 7 to Business Financing Agreement with Western Alliance Bank, as successor in interest to Bridge Bank National Association (the “Lender”). Pursuant to the 7th Amendment the Lender agreed to (among other things), (1) waive any non-compliance by the Borrowers with respect to any defaults and consented to the sale to an institutional investor of (i) an 8% Original Issue Discount Senior Convertible Debenture in an aggregate principal amount of $5,700,000 due on August 9, 2018 and (ii) 2,250 shares of newly created Series 1 Convertible Preferred Stock for an aggregate purchase price of $5,000,000 (the “Transaction”) and (2) the Borrowers agreed to pay the outstanding principal amount of the Term Advance upon the earlier of the closing of the Transaction and August 10, 2016. In addition, the Company agreed to pay a fee of $200,000 in lieu of issuing an additional warrant to the Lender and agreed to negotiate in good faith to further amend the Agreement to provide for certain financial covenants for periods after August 31, 2016.

GemCap Lending Loan Agreement

The Company and its wholly-owned subsidiaries, Inpixon USA and Inpixon Federal (jointly and severally, the “Borrower”), entered into a Loan and Security Agreement (the “Loan Agreement”) with GemCap Lending I, LLC, a Delaware limited liability company (the “Lender”) dated as of November 14, 2016.

Under the terms of the Loan Agreement, and subject to the satisfaction of certain conditions to funding, the Lender has agreed to make revolving credit loans to the Borrower in an aggregate principal amount which does not exceed 85% of Eligible Accounts (as defined in the Loan Agreement) at any one time outstanding, net of all taxes, discounts, allowances and credits given or claimed, provided that in no event can the aggregate amount of the revolving credit loans outstanding at any time exceed $10 million (subject to certain conditions). All amounts due under the Loan Agreement upon funding will be secured by the assets of the Company.

Borrowings pursuant to the Loan Agreement bears interest at an annual rate equal to the greater of (a) 9.5% and (b) the sum of (i) the Prime Rate, adjusted as and when such Prime Rate changes, plus (ii) 6%. The interest rate on borrowings is subject to increase by 4% if an event of default has occurred and is continuing. The Loan Agreement includes in its definition of an event of default the failure to pay any principal when due within two business days, the termination, winding up, liquidation or dissolution of borrower, the filing of a tax lien by a governmental agency against borrower, and any reduction in ownership of its wholly owned subsidiaries Inpixon USA and Inpixon Federal.

In connection with the Loan Agreement, the Borrower paid to the Lender a $100,000 closing fee. The Lender will also receive (a) an annual line fee equal to $100,000; (b) an unused line fee equal to 0.5% of the daily average unused portion of the maximum amount of Availability (as defined in the Loan Agreement), calculated on an annualized basis, due and payable monthly; (c) a loan administration and monitoring fee equal to 0.5% of the daily average used portion of Availability calculated on a monthly basis, due and payable monthly; and (d) certain other audit and wire fees.

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Upon closing, the Loan Agreement provided the Borrower with a revolving line of credit, the proceeds of which were used to repay in full the existing indebtedness owed to Western Alliance Bank, as successor in interest to Bridge Bank, N.A. and to pay certain expenses related to obtaining the revolving line of credit and for general working capital purposes.

GemCap Loan Agreement and Loan Schedule Amendment 1

On December 9, 2016, the Borrower entered into that certain Amendment Number 1 to the Loan and Security Agreement and to the Loan Agreement Schedule (the “Amendment”), to amend the Loan Agreement and Loan Agreement Schedule (the “Loan Schedule”), both dated as of November 14, 2016, with the Lender including:

●	Amending the definition of “Borrowing Base” in the Loan Agreement, under which Borrower Base will be calculated at any time as the sum of (i) at any time as the product obtained by multiplying the outstanding amount of all Eligible Accounts (not including and specifically excluding Eligible Unbilled Accounts), net of all taxes, discounts, allowances and credits given or claimed, by up to eighty-five percent (85%), and (ii) (A) for the period from December 9, 2016 through and including January 9, 2017, the product obtained by multiplying the amount of only Eligible Unbilled Accounts net of all taxes, discounts, allowances and credits given or claimed, by up to eighty-five percent (85%), (B) for the period from January 10, 2017 through and including February 8, 2017, the product obtained by multiplying the amount of only Eligible Unbilled Accounts net of all taxes, discounts, allowances and credits given or claimed, by up to seventy percent (70%), (C) for the period from February 9, 2017 through and including March 9, 2017, the product obtained by multiplying the amount of only Eligible Unbilled Accounts net of all taxes, discounts, allowances and credits given or claimed, by up to fifty percent (50%), and (D) from and after March 10, 2017, the product obtained by multiplying the amount of only Eligible Unbilled Accounts net of all taxes, discounts, allowances and credits given or claimed, by zero percent (0%), it being the understanding of Borrower, that on and after March 10, 2017, Lender shall not make advances against Eligible Unbilled Accounts; provided, that, at all times, the aggregate amount of Eligible Unbilled Accounts shall not exceed twenty percent (20%) of the aggregate amount of Eligible Accounts.

●	Adding the definition of “Eligible Unbilled Accounts” to the Loan Agreement, which means accounts (i) for which goods are to be provided to an account debtor or work or services are to be performed for an account debtor and the Borrower has not invoiced the account debtor within thirty (30) days after such accounts are first included on the Borrowing Certificate, and (ii) which otherwise satisfy (1), (3), (5) through and including (12) and (14) through and including (22) of the definition of Eligible Accounts as provided in the Loan Agreement.

●	Amending the deadline for Borrower to deliver Monthly Financial Statements (as defined in the Loan Schedule) to Lender from not later than twenty (20) days after the end of each calendar month to not later than thirty (30) days after the end of each calendar month.

●	Adding “Inventory schedules” to the definition of “Other Weekly Reports” under the Loan Schedule.

In connection with the Amendment, Lender agreed to (i) waive any default of Borrower under the Loan Agreement and the Loan Schedule arising from Borrower’s failure to deposit Collections of Accounts (as defined in the Loan Agreement) received by Borrower in the account designated by Lender for the period from November 21, 2016 through and including December 6, 2016 and (ii) provide Borrower with additional availability for unbilled accounts in accordance with the Amendment.

In consideration of Lender’s consent to waive the default and accommodation to provide additional availability, Borrower agreed to pay all of Lender’s fees and costs including Lender’s attorneys’ fees and costs in respect of the transactions regarding the Amendment and an accommodation fee of $50,000.

F-58

(B) Western Alliance Term Loan

On May 4, 2015 (effective as of April 29, 2015), the Company and Western Alliance Bank f/k/a Bridge Bank entered into Amendment 4 to the BFA dated March 15, 2013 which provided for a second term loan of $2 million which matures on April 29, 2018 of which $167,000 was used to pay off the balance of the initial term loan. The term loan accrued interest at Western Alliance’s prime rate plus 2%. At December 31, 2015 the interest rate was 5.5%. The Company was required to make payments of $56,000 on the term loan on the first day of each month commencing on May 1, 2015 until the loan amount was paid in full. The balance due on the term loan was scheduled to be paid in full during the year ending December 31, 2018. In accordance with Amendment 7 of the Western Alliance banking arrangements as described above, the term loan was paid in full in August 2016 with the closing of the sale to an institutional lender of a convertible debenture, as described below.

(C) Convertible Debenture and Preferred Stock Financing

On August 9, 2016, the Company entered into a Purchase Agreement with Hillair Capital Investments L.P. pursuant to which it issued and sold (i) an 8% Original Issue Discount Senior Convertible Debenture in an aggregate principal amount of $5,700,000 due on August 9, 2018 and (ii) 2,250 shares of newly created Series 1 Convertible Preferred Stock, par value $0.001 per share (the “Preferred Stock”, together with the Debenture, the “Securities”), for an aggregate purchase price of $5,000,000. The original issue discount of $700,000 has been included as a component of the debt discount. The Company allocated the fair value of the debt and preferred stock under a relative fair value methodology.

The debenture is due on August 9, 2018 and interest is payable quarterly on February 9, May 9, August 9 and November 9, commencing on May 9, 2017, as well as the dates on which principal payments are made, as described in the debenture in cash, or upon notice to the holder and compliance with certain equity conditions as set forth in the debenture in shares of the Company’s common stock. The debenture is convertible any time at the option of the holder at a conversion price of $675.00 per share, subject to adjustments provided in the debenture. Subject to certain equity conditions, the Company has the option to redeem the debenture before its maturity by payment in cash of 120% or 110% (depending on the timing of the redemption) of the then outstanding principal amount plus accrued interest and other charges. The Company is required to redeem 25% of the initial principal amount of the debenture plus accrued unpaid interest and other charges in November 2017, February 2018, May 2018, and August 2018.

The debenture is convertible into common stock at any time by the holder at $675.00 per share. In addition, under the terms of the debenture if, at any time following the six month anniversary of the original issue date or, in the event the Company sells or grants any option to purchase or sells or grants any right to reprice, or otherwise disposes of or issues any shares of common stock or common stock equivalents at an effective price per share that is lower than the conversion price then the conversion price is reduced to equal the lower price. The Company included approximately $189,000 of related debt issuance cost, which was primarily professional fees, as a component of the debt discount which will be amortized to interest over the term of the debt.

The Company evaluated the embedded conversion feature within the debenture in accordance with FASB ASC 815 “Derivatives and Hedging.” The conversion price was deemed to have a reset provision with down round protection and was recorded as a derivative liability. The Company calculated the fair value of $51,000 for the embedded conversion feature using the Binomial Lattice Model which was recorded as a discount to the debenture using the residual method. The debt discount is charged to interest expense ratably over the term of the debenture and the derivative liability will be marked to market through earnings at the end of each reporting period. For the year ended December 31, 2016 the Company recorded amortization of the debt discount of $491,000.

The weighted-average assumptions used to apply this pricing model were as follows:

Risk-free interest rate	0.71%
Expected life of the debt	2 years
Expected volatility	49%
Dividends assumption	$—

The expected volatility was calculated using comparable companies, the risk free interest rate was obtained from US Treasury rates for the applicable period and the dividend assumption was $0 as the Company historically has not declared any dividends and does not expect to.

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The proceeds from the sale of the Securities were and are used for the repayment of the outstanding balance on the Company’s term loan with Western Alliance Bank, as successor in interest to Bridge Bank National Association in an amount equal to approximately $1.4 million, the repayment of accounts payable of at least $1 million, business development activities, capital expenditures, working capital and general and administrative expenses.

Note 16 — Capital Lease Obligations

During the year ended December 31, 2014, the Company entered into a lease arrangement for furniture with Madison Funding. The lease term is from March 2014 through February 2019. Monthly minimum lease payments are $3,000 and the lease required a security deposit of $14,000. The Company exercised the buy-out option and the lease was paid in full on January 27, 2016.

During the year ended December 31, 2014, the Company entered into a lease arrangement for equipment with Cambridge TelCom Services, Inc. The lease term is from November 2014 through April 2019. Monthly minimum lease payments are $13,000.

The following is an analysis of the property under capital leases included in property and equipment (see Note 9) (in thousands):

	As of December 31,
	2016	2015
Furniture and fixtures	$—	$127
Accumulated depreciation	—	(45)
Net furniture and fixtures	$—	$82

Computer and office equipment	$649	$649
Accumulated depreciation	(281)	(151)
Net computer and office equipment	$368	$498

Depreciation expense for leased property and equipment for the years ended December 31, 2016 and 2015 were $130,000 and $156,000, respectively.

Future minimum lease payments under capital leases together with the present value of the net minimum lease payments as of December 31, 2016 (in thousands):

Years Ending December 31,	Equipment
2017	161
2018	161
2019	54
Total Minimum Lease Payments	376
Less: Imputed interest	(32)
Capital Lease Obligations(A)	$344

(A)	Capital lease obligations are included on the Consolidated Balance Sheets in Accrued liabilities for the current portion due and Other liabilities for the non-current portion due as of December 31, 2016.

Note 17 — Preferred Stock

The Company is authorized to issue up to 5,000,000 shares of preferred stock with a par value of $0.001 per share with rights, preferences, privileges and restrictions as to be determined by the Company’s Board of Directors. There were 2,250 and 0 shares of preferred stock issued and outstanding as of December 31, 2016 and 2015, respectively.

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Note 18 — Equity Raise

September 2015 Equity Raise

On September 25, 2015, the Company entered into an underwriting agreement with B. Riley & Co., LLC, as representative of the several underwriters named therein, relating to the issuance and sale of 11,667 shares of the Company common stock, par value $0.001 per share. The price to the public in this offering was $450.00 per share. Under the terms of the Underwriting Agreement, the Company also granted the Underwriters an option, exercisable for 30 days from the closing date, to purchase up to an additional 1,750 shares at the public offering price. The offering was made pursuant to the Company’s registration statement on Form S-3 (Registration Statement No. 333-204159) filed with the Securities and Exchange Commission and declared effective May 28, 2015 and a related prospectus supplement filed with the Securities and Exchange Commission.

The offering closed September 30, 2015. After deducting underwriting discounts and commissions and offering expenses, the net proceeds from the offering were approximately $4.7 million.

December 2016 Equity Raise

On December 12, 2016, the Company entered into a Securities Purchase Agreement with certain investors (the “Investors”) for the sale by the Company of 11,111 shares (the “Common Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at a purchase price of $180.00 per share. Concurrently with the sale of the Common Shares, pursuant to the Purchase Agreement the Company also sold warrants to purchase up to 8,333 shares of Common Stock (the “Warrants”). The aggregate gross proceeds for the sale of the Common Shares and Warrants was approximately $2.0 million. Subject to certain ownership limitations, the Warrants will be exercisable on the 6-month anniversary of the issuance date at an exercise price equal to $202.50 per share of Common Stock (the “Exercise Price”), subject to adjustments as provided under the terms of the Warrants. The Warrants are exercisable for five and a half years from the initial issuance date. The warrants included a fundamental transaction clause which provided for the warrant holder to be paid in cash upon an event as defined in the warrant. The cash payment is to be computed under a Black-Scholes valuation model for the unexercised portion of the warrant. Accordingly under ASC 815 Derivatives and Hedging the warrants were deemed to be derivative liability and are marked to market at each reporting period.

The net proceeds to the Company from the transactions, after deducting the placement agent’s fees and expenses but before paying the Company’s estimated offering expenses, and excluding the proceeds, if any, from the exercise of the Warrants was approximately $1.8 million. The Company used the net proceeds from the transaction for general corporate purposes, which included business development activities, capital expenditures, working capital and general and administrative expenses.

The Common Shares (but not the Warrants or shares issuable upon exercise of the Warrants) were offered and sold by the Company pursuant to a prospectus supplement dated as of December 12, 2016, which was filed with the Securities and Exchange Commission (the “SEC”), in connection with a takedown from the Company’s effective shelf registration statement on Form S-3, which was filed with the SEC on May 14, 2016 and subsequently declared effective on May 28, 2016 (File No. 333-204159), and a related prospectus dated as of May 28, 2016 contained in such Registration Statement.

Note 19 — Common Stock

On July 1, 2015, the Company issued 3 shares of common stock to employees who had exercised employee stock options in a cashless exercise.

On September 30, 2015, and as more fully described in Note 18, the Company issued 11,667 of common stock at $450.00 per share for proceeds of approximately $4.7 million, after deducting the underwriting discounts, fees and commissions.

During the year ended December 31, 2015, the Company issued 781 shares of common stock for services which were fully vested upon the date of grant. The Company recorded an expense of $455,000 for the fair value of those shares.

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During the year ended December 31, 2016, the Company issued 433 shares of common stock for services which were fully vested upon the date of issuance. The Company recorded an expense of $371,000 for the fair value of those shares.

During the year ended December 31, 2016, the Company issued an aggregate of 3,430 shares of common stock for the settlement of $2,895,000 of amounts accrued in accordance with the terms of the LightMiner Asset Purchase Agreement, dated April 24, 2015. As of December 31, 2016 the fair value of $567,000 was accrued and held in escrow which represented 630 shares of common stock. Subsequent to December 31, 2016 the escrow was released and the Company issued the shares for settlement of the liability.

On December 12, 2016, and as more fully described in Note 18, the Company issued 11,111 of common stock at $180.00 per share for proceeds of approximately $1.8 million, after deducting the underwriting discounts, fees and commissions.

On November 21, 2016, and as more fully described in Note 4, the Company issued 1,178 shares of restricted common stock in connection with the purchase of Integrio Technologies, LLC. The Company recorded the $101,000 value of the shares as part of the purchase price of the assets during the year ended December 31, 2016.

Note 20 — Convertible Series 1 Preferred Stock

On August 9, 2016, the Company entered into a Securities Purchase Agreement pursuant to which it issued and sold (i) an 8% Original Issue Discount Senior Convertible Debenture in an aggregate principal amount of $5,700,000 and (ii) 2,250 shares of newly created Series 1 Convertible Preferred Stock for an aggregate purchase price of $5,000,000. (See Note 15) The Company allocated the fair value of the debt and preferred stock under a relative fair value methodology.

The Series 1 Convertible Preferred Stock authorized has a stated price of $1,000 per share, par value of $0.001. The Series 1 Convertible Preferred Stock is not cumulative, has no redemption features outside the control of the Company and has a liquidation preference of $2,250,000 and is subject to certain typical anti-dilution provisions, such as stock dividend or stock splits.

The Series 1 Convertible Preferred Stock is convertible at any time by the shareholder. The number of shares of common stock to be issued is computed by dividing the Stated Value of the share of Preferred Stock, defined as $15,000, by the Conversion Price, defined as $675.00. In addition under the terms of the agreement if, at any time following the six month anniversary of the original issue date or, in the event the Company sells or grants any option to purchase or sells or grants any right to reprice, or otherwise disposes of or issues any shares of common stock or common stock equivalents at an effective price per share that is lower than the conversion price, then the conversion price is reduced to equal the lower price. The holders of the Company’s Series 1 Convertible Preferred Stock have no voting rights. Because the conversion option associated with the Series 1 Convertible Preferred Stock is clearly and closely related to the host instrument, the conversion option does not require bifurcation and classification as a derivative liability.

Note 21 — Stock Options

In September 2011, the Company adopted the 2011 Employee Stock Incentive Plan which provides for the granting of incentive and non-statutory common stock options and stock based incentive awards to employees, non-employee directors, consultants and independent contractors. The plan was amended and restated in May 2014. Incentive stock options are granted at exercise prices not less than 100% of the estimated fair market value of the underlying common stock at date of grant. The exercise price per share for incentive stock options may not be less than 110% of the estimated fair value of the underlying common stock on the grant date for any individual possessing more that 10% of the total outstanding common stock of the Company. Unless terminated sooner by the Board of Directors, this Plan will terminate on August 31, 2021.

Options granted under the Company’s plan vest over periods ranging from immediately to four years and are exercisable over periods not exceeding ten years. The aggregate number of shares that may be awarded under the Company’s plan as of December 31, 2016 is 15,013. As of December 31, 2016 2,785 options were available for future grant.

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During the three months ended March 31, 2015, the Company granted options for the purchase of 526 shares of common stock to employees of the Company. These options vest pro-rata over 48 months and have a life of ten years and an exercise price of $702.00 per share. The Company valued the stock options using the Black-Scholes option valuation model and the fair value of the awards was determined to be $162,000. The fair value of the common stock as of the grant date was determined to be $702.00 per share.

During the three months ended June 30, 2015, the Company granted options for the purchase of 1,446 shares of common stock to employees of the Company. These options vest pro-rata over 48 months and have a life of ten years and exercise prices that ranged from $963.00 to $1,044.00 per share. The Company valued the stock options using the Black-Scholes option valuation model and the fair value of the awards was determined to be $654,000. The fair value of the common stock as of the grant date was determined to range from $963.00 to $1,044.00 per share.

During the three months ended September 30, 2015, the Company granted options for the purchase of 3,018 shares of common stock to employees of the Company. These options vest pro-rata over 48 months and have a life of ten years and exercise prices that ranged from $711.00 to $787.50 per share. The Company valued the stock options using the Black-Scholes option valuation model and the fair value of the awards was determined to be $1,243,000. The fair value of the common stock as of the grant date was determined to range from $711.00 to $787.50 per share per share.

During the three months ended December 31, 2015, the Company granted options for the purchase of 937 shares of common stock to employees of the Company. These options are one hundred percent vested or vest pro-rata over 48 months, have a life of ten years and exercise prices that ranged from $301.50 to $445.50 per share. The Company valued the stock options using the Black-Scholes option valuation model and the fair value of the awards was determined to be $199,000. The fair value of the common stock as of the grant date was determined to range from $301.50 to $445.50 per share.

During the three months ended March 31, 2016, the Company granted options for the purchase of 228 shares of common stock to employees of the Company. These options vest pro-rata over 48 months and have a life of ten years and an exercise price of $234.00 per share. The Company valued the stock options using the Black-Scholes option valuation model and the fair value of the awards was determined to be $27,000. The fair value of the common stock as of the grant date was determined to be $234.00 per share.

During the three months ended June 30, 2016, the Company granted options for the purchase of 2,515 shares of common stock to employees of the Company. These options vest pro-rata over 48 months and have a life of ten years and an exercise price of $234.00 per share. The Company valued the stock options using the Black-Scholes option valuation model and the fair value of the awards was determined to be $292,000. The fair value of the common stock as of the grant date was determined to be $234.00 per share.

During the three months ended September 30, 2016, the Company granted options for the purchase of 772 shares of common stock to employees of the Company. These options vest pro-rata over 48 months and have a life of ten years and an exercise price of $211.50 per share. The Company valued the stock options using the Black-Scholes option valuation model and the fair value of the awards was determined to be $81,000. The fair value of the common stock as of the grant date was determined to be $211.50 per share.

During the year ended December 31, 2016 and 2015 the Company recorded a charge of $1,377,000 and $1,424,000, respectively, for the amortization of employee stock options.

As of December 31, 2016, the fair value of non-vested options totaled $2,262,000 which will be amortized to expense over the weighted average remaining term of 1.33 years.

The fair value of each employee option grant is estimated on the date of the grant using the Black-Scholes option-pricing model. Key weighted-average assumptions used to apply this pricing model during the years ended December 31, 2016 and 2015 were as follows:

	2016	2015
Risk-free interest rate	1.35–1.47%	1.73–2.27%
Expected life of option grants	7 years	7 years
Expected volatility of underlying stock	47.47%–49.02%	39.4%–51.45%
Dividends assumption	$—	$—

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The expected stock price volatility for the Company’s stock options was determined by the historical volatilities for industry peers and used an average of those volatilities. The Company attributes the value of stock-based compensation to operations on the straight-line single option method. Risk free interest rates were obtained from U.S. Treasury rates for the applicable periods. The dividends assumptions was $0 as the Company historically has not declared any dividends and does not expect to.

The following table summarizes the changes in options outstanding during the years ended December 31, 2016 and 2015:

	Number of Options	Weighted Average Exercise Price	Aggregate Intrinsic Value (in thousands)
Outstanding at January 1, 2015	6,132	$1,179.00	$444,600
Granted	5,925	769.50	—
Exercised	(6)	—	—
Expired	(290)	—	—
Forfeitures	(1,199)	—	—
Outstanding at December 31, 2015	10,562	$900.00	$54,450
Granted	3,515	229.06	—
Exercised	—	—	—
Expired	(950)	—	—
Forfeitures	(899)	—	—
Outstanding at December 31, 2016	12,229	$746.16	$(3,501,786)

Exercisable at December 31, 2015	3,618	$846.00	$54,450

Exercisable at December 31, 2016	5,271	$899.75	$(1,873,607)

Note 22 — Warrants

On November 17, 2015, the Company granted warrants for the purchase of 111 shares of common stock to a consultant. The warrants were fully vested upon grant, have a three year life and an exercise price of $450.00 per share. The Company valued the warrants using the Black-Scholes option valuation model and the fair value of the award was determined to be $11,400.

On December 12, 2016, the Company granted warrants for the purchase of 8,333 shares of common stock in connection with a securities purchase agreement and as more fully described in Note 18. The warrants are exercisable on the 6-month anniversary of the issuance date at an exercise price equal to $202.50 per share of common stock, subject to adjustments as provided under the terms of the warrants.

The following table summarizes the changes in warrants outstanding during the years ended December 31, 2016 and 2015:

	Number of Options	Weighted Average Exercise Price	Aggregate Intrinsic Value (in thousands)
Outstanding at January 1, 2015	1,136	$918.00	—
Granted	111	450.00	—
Exercised	—	—	—
Outstanding at December 31, 2015	1,247	$877.31	$—
Granted	8,333	202.50	—
Exercised	—	—	—
Outstanding at December 31, 2016	9,581	$290.35	$—

Exercisable at December 31, 2015	1,247	—	—

Exercisable at December 31, 2016	1,247	—	—

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Note 23 — Income Taxes

The domestic and foreign components of income (loss) before income taxes from continuing operations for the years ended December 31, 2016 and 2015 are as follows (in thousands):

	2016	2015
Domestic	$(24,847)	$(13,691)
Foreign	(1,885)	1,963

Loss from Continuing Operations before Provision for Income Taxes	$(26,732)	$(11,728)

The income tax provision (benefit) for the years ended December 31, 2016 and 2015 consists of the following (in thousands):

	2016	2015
Foreign
Current	$—	$—
Deferred	(1,295)	1,786
U.S. federal
Current	—	—
Deferred	(5,247)	(5,706)
State and Local
Current	(1)	—
Deferred	(1,845)	(1,073)
	(8,388)	(4,993)
Change in valuation allowance	8,387	4,993

Income Tax Provision	$(1)	$—

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The reconciliation between the U.S. statutory federal income tax rate and the Company’s effective rate for the years ended December 31, 2016 and 2015 is as follows:

	2016	2015
U.S. federal statutory rate	34.0%	34.0%
State income taxes, net of federal benefit	3.4	6.3
Impairment of goodwill	(9.4)
Incentive stock options	(1.0)	(2.3)
State rate change and other	1.1	(0.2)
US-Foreign income tax rate difference	(0.6)	1.3
Other permanent items	3.9	3.5
Change in valuation allowance	(31.4)	(42.6)
Effective Rate	0.0%	0.0%

As of December 31, 2016 and 2015, the Company’s deferred tax assets consisted of the effects of temporary differences attributable to the following:

(in 000s)	2016	2015
Deferred Tax Asset
Net operating loss carryovers	$18,293	$13,149
Deferred revenue	4,663	2,732
Stock based compensation	556	606
Deb debenture	130	—
Research credits	159	159
Accrued compensation	296	130
Reserves	846	—
Other	887	228

Total Deferred Tax Asset	25,830	17,004
Less: valuation allowance	(19,472)	(11,085)

Deferred Tax Asset, Net of Valuation Allowance	$6,358	$5,919

Deferred Tax Liabilities	2016	2015
Intangible assets	$(5,312)	$(4,917)
Fixed assets	(312)	(209)
Other	(12)	(80)
Prepaid maintenance	(20)	(145)
Capitalized research	(702)	(568)
Total deferred tax liabilities	(6,358)	(5,919)

Net Deferred Tax Asset (Liability)	$—	$—

As of December 31, 2016 and 2015, the Company had approximately $41.1 million and $32.3 million, respectively, of U.S. federal and state net operating loss (“NOL”) carryovers available to offset future taxable income. These NOLs, if not utilized, begin expiring in the year 2023.

In accordance with Section 382 of the Internal Revenue Code, deductibility of the Company’s net operating loss carryover may be subject to an annual limitation in the event of a change of control, as defined by the regulations. On April 18, 2014, the Company acquired 100% of the outstanding capital stock of AirPatrol Corporation. As of April 18, 2014, AirPatrol had approximately $17.2 million of U.S. federal and state NOL carryovers available to offset future taxable income. In accordance with Section 382, these NOL carryovers are subject to an annual limitation of approximately $978,000. The Company also performed a preliminary evaluation as to whether a change of control has taken place and concluded that Softlead, Inc. experienced a change of ownership upon the completion of the reverse merger transaction in July 2011. It is estimated that Softlead’s NOLs are subject to an annual limitation of $331,000 for NOLs generated up through the date of the reverse merger in July 2011.

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As of December 31, 2016 and 2015, the Company had approximately $1,233,000 and $1,199,000 respectively of Saudi Arabian NOL carryovers available to offset future taxable income. Although the carryover period is unlimited, only 25% of taxable income in any given year may be offset by the Company’s NOL carryovers. As of December 31, 2016 and 2015, AirPatrol Canada, which was acquired on April 18, 2014 as part of the AirPatrol Merger Agreement, had approximately $7,405,000 and $3,924,000 respectively, of Canadian NOL carryovers available to offset future taxable income. These NOLs, if not utilized, begin expiring in the year 2026. As of December 31, 2015 the Company’s management decided to close its Saudi Arabia legal entity. This may impact our carry forward of the NOL upon the completion of our plans.

No provision was made for U.S. taxes on the undistributed earnings of AirPatrol Canada, as such earnings are considered to be permanently reinvested. Such earnings have been, and will continue to be, reinvested, but could become subject to additional tax, if they were remitted as dividends, loaned to the Company, or if the Company should sell its stock in AirPatrol Canada. It is not practicable to determine the amount of additional tax, if any, that might be payable on the undistributed foreign earnings.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. In assessing the realization of deferred tax assets, management considers, whether it is “more likely than not”, that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible.

ASC 740, “Income Taxes” requires that a valuation allowance be established when it is “more likely than not” that all, or a portion of, deferred tax assets will not be realized. A review of all available positive and negative evidence needs to be considered, including the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies. After consideration of all the information available, management believes that uncertainty exists with respect to future realization of its deferred tax assets and has, therefore, established a full valuation allowance as of December 31, 2016 and 2015. As of December 31, 2016 and December 31, 2015, the change in valuation allowance was $8,387,000 and $4,993,000, respectively.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company is required to file income tax returns in the United States (federal), Canada, Saudi Arabia and in various state jurisdictions in the United States. Based on the Company’s evaluation, it has been concluded that there are no material uncertain tax positions requiring recognition in the Company’s financial statements for the years ended December 31, 2016 and 2015.

The Company’s policy for recording interest and penalties associated with unrecognized tax benefits is to record such interest and penalties as interest expense and as a component of selling, general and administrative expense, respectively. There were no amounts accrued for interest or penalties for the years ended December 31, 2016 and 2015. Management does not expect any material changes in its unrecognized tax benefits in the next year.

The Company operates in multiple tax jurisdictions and, in the normal course of business, its tax returns are subject to examination by various taxing authorities. Such examinations may result in future assessments by these taxing authorities. The Company is subject to examination by U.S. tax authorities beginning with the year ended December 31, 2013. In general, the Canadian Revenue Authority may reassess taxes four years from the date the original notice of assessment was issued. The tax years that remain open and subject to Canadian reassessment are 2012 – 2016. The Company is also subject to examination in Saudi Arabia for five years following the filing of the income tax return.

Note 24 — Fair Value

The Company measures the fair value of financial assets and liabilities based on the guidance of ASC 820 “Fair Value Measurements and Disclosures” (“ASC 820”) which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements.

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ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value:

Level 1 — Quoted prices available in active markets for identical assets or liabilities trading in active markets.

Level 2 — Observable inputs other than quoted prices included in Level 1, such as quotable prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. This includes certain pricing models, discounted cash flow methodologies and similar valuation techniques that use significant unobservable inputs.

Financial instruments, including accounts receivable, accounts payable, and deferred revenues are carried at cost, which management believes approximates fair value due to the short-term nature of these instruments. The Company’s other financial instruments include debt payable, the carrying value of which approximates fair value, as the notes bear terms and conditions comparable to market for obligations with similar terms and maturities, as well as warrant and embedded conversion liabilities that are accounted for at fair value on a recurring basis as of December 31, 2016, by level within the fair value hierarchy (in thousands):

	Quoted Prices in Active Markets for Identical Assets or Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Embedded Conversion Feature	$—	$—	$1	$1
Warrant liability	—	—	209	209
Derivative liability – December 31, 2016	$—	$—	$210	$210

Financial assets are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable. The Company’s level 3 liabilities shown in the above table consist of warrants that contain a cashless exercise feature that provides for their net share settlement at the option of the holder. Settlement at fair value upon the occurrence of a fundamental transaction would be computed using the Black Scholes Option Pricing Model.

Assumptions utilized in the valuation of Level 3 liabilities are described as follows:

For the Year Ended December 31, 2016
Risk-free interest rate	2.10%
Expected life of option grants	5 years
Expected volatility of underlying stock	47.09%
Dividends assumption	$—

The expected stock price volatility for the Company’s stock options was determined by the historical volatilities for industry peers and used an average of those volatilities. Risk free interest rates were obtained from U.S. Treasury rates for the applicable periods. The expected term used is the contractual life of the instrument being valued. The dividends assumptions was $0 as the Company historically has not declared any dividends and does not expect to.

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The following table presents the fair value reconciliation of Level 3 liabilities measured at fair value during the year ended December 31, 2016 (in thousands):

	Warrant Liability	Embedded Conversion Feature	Total Derivative Liabilities
Balance at January 1, 2016	$—	$—	$—
Included in Debt Discount	—	52	52
Reclassification of warrants to derivative liabilities	209	—	209
Change in fair value of derivative	—	(51)	(51)
Balance at December 31, 2016	$209	$1	$210

Note 25 — Credit Risk and Concentrations

Financial instruments that subject the Company to credit risk consist principally of trade accounts receivable and cash and cash equivalents. The Company performs certain credit evaluation procedures and does not require collateral for financial instruments subject to credit risk. The Company believes that credit risk is limited because the Company routinely assesses the financial strength of its customers and, based upon factors surrounding the credit risk of its customers, establishes an allowance for uncollectible accounts and, as a consequence, believes that its accounts receivable credit risk exposure beyond such allowances is limited.

The Company maintains cash deposits with financial institutions, which, from time to time, may exceed federally insured limits. Cash is also maintained at foreign financial institutions for its Canadian subsidiary and its majority-owned Saudi Arabia subsidiary. Cash in foreign financial institutions as of December 31, 2016 and 2015 was immaterial. The Company has not experienced any losses and believes it is not exposed to any significant credit risk from cash.

The following table sets forth the percentages of revenue derived by the Company from those customers which accounted for at least 10% of revenues during the years ended December 31, 2016 and 2015 (in thousands):

	Year Ended December 31, 2016		Year Ended December 31, 2015
	$	%	$	%
Customer A	11,650	28%	16,705	25%
Customer B	—	—	7,492	11%

As of December 31, 2016, Customer C represented approximately 29%, Customer A represented approximately 18%, and Customer B represented approximately 14% of total accounts receivable. As of December 31, 2015, Customer A represented approximately 12%, Customer E represented approximately 12%, Customer G represented approximately 12% and Customer B represented approximately 11% of total accounts receivable.

As of December 31, 2016, one vendor represented approximately 43% of total gross accounts payable. Purchases from this vendor during the year ended December 31, 2016 were $16.3 million. As of December 31, 2015, two vendors represented approximately 40% and 22% of total gross accounts payable. Purchases from this vendor during the year ended December 31, 2015 were $24.6 million and $2.8 million.

For the year ended December 31, 2016, one vendor represented approximately 50% of total purchases. For the year ended December 31, 2015, two vendors represented approximately 56% and 11% of total purchases.

Note 26 — Segment Reporting and Foreign Operations

The Company operates in the following business segments:

●	Mobile, IoT & Big Data Products: This segment currently includes our Inpixon product (formerly AirPatrol and Lightminer but now integrated as one). Inpixon’s indoor positioning and data analytics is based on a unique and proprietary sensor technology that finds all accessible cellular, Wi-Fi and Bluetooth signals and then uses a lightning fast data mining engine to deliver visibility and business intelligence based on the industry.

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●	Storage and Computing: This segment includes third party hardware, software and related maintenance/warranty products and services that Inpixon resells. It includes but is not limited to products for enterprise computing; storage; virtualization; networking; etc.

●	SaaS Revenues: These are Software-as-a-Services (SaaS) or internet based hosted services including the Shoom product line and other data science services;

●	Professional Services: These are general IT services including but not limited to: custom application/software design; architecture and development; project management; C4I system consulting; strategic outsourcing; staff augmentation; data center design and operations services; data migration services and other non-SaaS services.

The following tables present key financial information of the Company’s reportable segments before unallocated corporate expenses (in thousands):

	Mobile, IoT & Big Data Products	Storage and Computing	SaaS Revenues	Professional Services	Consolidated
Twelve Months Ended December 31, 2016:

Net revenues	$1,617	$36,071	$3,258	$12,221	$53,167
Cost of net revenues	$(553)	$(28,472)	$(938)	$(8,277)	$(38,240)
Gross profit	$1,064	$7,599	$2,320	$3,944	$14,927
Gross margin %	66%	21%	71%	32%	28%
Depreciation and amortization	$474	$832	$24	$3	$1,333
Amortization of intangibles	$2,913	$871	$544	$—	$4,328

Twelve Months Ended December 31, 2015:

Net revenues	$1,651	$49,978	$3,692	$11,636	$66,957
Cost of net revenues	$(510)	$(40,295)	$(824)	$(5,999)	$(47,628)
Gross profit	$1,141	$9,683	$2,868	$5,637	$19,329
Gross margin %	69%	19%	78%	48%	29%
Depreciation and amortization	$164	$122	$111	$2	$399
Amortization of intangibles	$2,681	$769	$544	$—	$3,994

Reconciliation of reportable segments’ combined income from operations to the consolidated loss before income taxes is as follows (in thousands):

	For the Years Ended December 31,
	2016	2015
Income from operations of reportable segments	$14,927	$19,329
Unallocated operating expenses	(38,650)	(30,741)
Interest expense	(1,743)	(448)
Other income (expense)	(1,279)	151
Loss from discontinued operations	(758)	(20)
Consolidated net loss	$(27,503)	$(11,729)

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The Company’s operations are located primarily in the United States, Canada and Saudi Arabia. Revenues by geographic area are attributed by country of domicile of our subsidiaries. The financial data by geographic area are as follows (in thousands):

	United States	Canada	Saudi Arabia	Eliminations	Total
Year Ended December 31, 2016:
Revenues by geographic area	$53,348	$54	$—	$(235)	$53,167
Operating loss by geographic area	$(21,838)	$(1,860)	$(25)	$—	$(23,723)
Net loss by geographic area	$(24,861)	$(1,860)	$(782)	$—	$(27,503)

Year Ended December 31, 2015:
Revenues by geographic area	$66,916	$41	$—	$—	$66,957
Operating loss by geographic area	$(10,412)	$(1,000)	$—	$—	$(11,412)
Net loss by geographic area	$(13,691)	$1,983	$(21)	$—	$(11,729)

As of December 31, 2016:
Identifiable assets by geographic area	$66,050	$400	$23	$—	$66,473
Long lived assets by geographic area	$29,843	$319	$—	$—	$30,162

As of December 31, 2015:
Identifiable assets by geographic area	$67,538	$405	$772	$—	$68,715
Long lived assets by geographic area	$32,759	$241	$—	$—	$33,000

Note 27 — Commitments and Contingencies

Operating Leases

The Company leases facilities located in California, Washington State, Oregon, Virginia, Maryland, Hawaii, and Canada for its office space under non-cancelable operating leases that expire at various times through 2022. The total amount of rent expense under the leases is recognized on a straight-line basis over the term of the leases. As of December 31, 2016 and 2015, deferred rent payable was $139,000 and $135,000, respectively. Rent expense under the operating leases for the years ended December 31, 2016 and 2015 was $1.4 million and $1.4 million, respectively. The Company receives rental income from subleasing the Maryland office space. The rental income is recorded as a contra account to rent expense.

Future minimum lease payments under the above operating lease commitments at December 31, 2016 are as follows (in thousands):

For the Years Ending December 31,	Operating Lease Amounts	Sublease Income	Minimum Payments
2017	$1,427	$(129)	$1,298
2018	1,161	(129)	1,032
2019	658	—	658
2020	490	—	490
2021	444	—	444
Thereafter	55	—	55
Total	$4,235	$(258)	$3,977

F-71

Litigation

Certain conditions may exist as of the date the consolidated financial statements are issued which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company, or unasserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or unasserted claims, as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s consolidated financial statements. If the assessment indicates that a potentially material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed, unless they involve guarantees, in which case the guarantees would be disclosed. There can be no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows.

During the year ended December 31, 2011, a judgment in the amount of $936,000 was levied against Sysorex Arabia LLC in favor of Creative Edge, Inc. in connection with amounts advanced for operations. Of that amount, $214,000 has been repaid, and the remaining $722,000 has been accrued and is included as a component of liabilities held for sale as of December 31, 2016 and 2015 in the consolidated balance sheets.

Employee Benefit Plans

On January 1, 2015 all of the defined contribution retirement plans were merged into one plan under Inpixon (“The Inpixon 401(k) Plan”). The Inpixon 401(k) Plan covered all of its eligible employees after their completion of six months of service and upon attaining the age of 21. The Inpixon 401(k) Plan provides that employees can contribute a percentage of their compensation limited to amounts prescribed by the Internal Revenue Service, adjusted annually. Matching contributions are made at the discretion of management. No employer-matching contributions were made to the Inpixon 401(k) Plan for the years ended December 31, 2016 or 2015.

Contingent Consideration

Under the terms of the Lilien Asset Purchase Agreement, the Company was liable for the payment of additional cash consideration to the extent that the recipients of the 6,667 shares of the Company’s common stock receive less than $6.0 million from the sale of those shares, less customary commissions, on or before March 20, 2015. This obligation expired on March 31, 2015 with no payment from the Company required.

Under the terms of the AirPatrol Agreement and Plan of Merger (the “AirPatrol Agreement”), the AirPatrol Merger Consideration also includes an earn-out, half of the value of which shall be in stock and the other half in cash (unless otherwise agreed or required pursuant to the AirPatrol Agreement) payable to the former stockholders of AirPatrol in 2015 in accordance with the following formula: if for the five quarter period ending March 31, 2015, AirPatrol Net Income meets or exceeds $3.5 million, the Company shall pay to the former AirPatrol stockholders an earn-out payment equal to two times AirPatrol Net Income, provided that the total earn-out payment shall not exceed $10,000,000. AirPatrol did not meet or exceed the required threshold and nothing is owed for the earn-out.

Under the terms of the Integrio Technologies Purchase Agreement, the Integrio acquisition consideration includes up to an aggregate of $1,200,000 in earnout payments, of which up to $400,000 shall be payable to the seller per year for the three years following the Closing. The present value of the expected earnout payment has been calculated by the Company as $1,078,000. The Company also may pay up to an additional $170,000 in commissions on the Integrio acquisition based on the earnout earned by the seller.

F-72

Quasi-Reorganization

On June 30, 2009, Sysorex Government Services, Inc., in connection with the Company’s expansion into the government services industry, performed a deficit reclassification quasi-reorganization whereby $2,441,960 of the Company’s accumulated deficit was reduced by a transfer from the Company’s additional paid in capital. Therefore, the Sysorex Government Services’ portion of Retained Earnings on the balance sheet are those Retained Earnings accumulated since July 1, 2009.

Note 28 — Subsequent Events

GemCap Loan and Security Agreement Amendment 2

On January 24, 2017, the Company, and its U.S. wholly-owned subsidiaries, Inpixon USA and Inpixon Federal, entered into Amendment Number 2 to the Loan and Security Agreement to amend that certain Loan and Security Agreement and Loan Agreement Schedule, both dated as of November 14, 2016, with GemCap Lending I, LLC whereby Section (21) of the definition of “Eligible Accounts” in Section 1.29 of the Loan Agreement was deleted and restated in its entirety as follows: Accounts that satisfy the criteria set forth in the foregoing items (1) – (20), which are owed by any other single Account Debtor or its Affiliates so long as such Accounts, in the aggregate, constitute no more than twenty percent (20%) of all Eligible Accounts, provided, that only for the period commencing on January 24, 2017 through and including April 24, 2017, Accounts in the aggregate only from and owed by Centene Corporation or its Affiliates may exceed twenty percent (20%) of all Eligible Accounts by an amount not to exceed $500,000, provided, further, that, from and after April 25, 2017, Accounts in the aggregate that are owed by Centene Corporation or its Affiliates that satisfy the criteria set forth in the foregoing items (1) – (20) shall not exceed twenty percent (20%) of all Eligible Accounts; and Borrower shall have paid to Lender an accommodation fee in the amount of $5,000 on February 2, 2017.

Company Name Change and Stock Split

On February 27, 2017, Sysorex Global, n/k/a Inpixon, entered into an Agreement and Plan of Merger with Inpixon, its wholly-owned Nevada subsidiary formed solely for the purpose of changing the Company’s corporate name from Sysorex Global to Inpixon. In accordance with the Merger Agreement, effective as of March 1, 2017, the subsidiary was merged with and into the Company with the Company as the surviving corporation.

As part of the Company’s Name Change, each of the Company’s subsidiaries also amended their corporate charters to change their names from Sysorex USA, Sysorex Government Services, Inc., and Sysorex Canada Corp. to Inpixon USA, Inpixon Federal, Inc., and Inpixon Canada, Inc., respectively, effective as of March 1, 2017.

Also on June 28, 2017, the Company filed a Certificate of Amendment to its Articles of Incorporation with the Secretary of State of the State of Nevada to effect a 1-for-15 reverse stock split of the Company’s common stock, par value $0.001 per share. Pursuant to the Amendment, every 15 shares of the issued and outstanding Common Stock were converted into one share of Common Stock, without any change in the par value per share.

Note 29 — Reverse Stock Split

The Company has requested that its stockholders authorize an amendment to its Restated Articles of Incorporation with the Secretary of State of the State of Nevada to effect a reverse stock split of the Company’s outstanding common stock, par value $0.001, at a ratio between 1-for-5 and 1-for-60, to be determined at the discretion of the Company’s Board of Directors for the purpose of complying with NASDAQ Listing Rule 5550(a)(2).

On February 2, 2018, the Company filed a Certificate of Amendment to its Articles of Incorporation with the Secretary of State of the State of Nevada to increase the total number of authorized shares of common stock from 50,000,000 to 250,000,000, as approved by the Company’s stockholders at a special meeting held on February 2, 2018.

On February 2, 2018, the Company filed a Certificate of Amendment to its Articles of Incorporation with the Secretary of State of the State of Nevada to effect a 1-for-30 reverse stock split of the Company’s issued and outstanding shares of common stock, effective as of February 6, 2018.

The financial statements and accompanying notes give effect to the 1-for-30 reverse stock split and increase in authorized shares as if they occurred at the first period presented.

F-73

INPIXON AND SUBSIDIARIES

INTRODUCTION TO PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS

The Company is pursuing a spin-off of its Infrastructure Segment, which would separate Inpixon USA and Inpixon Federal, the subsidiaries that have the commercial and federal VAR business in a stock transaction. The VAR associated employees, assets and liabilities with those subsidiaries would become a separate stand-alone publicly traded company. Inpixon Federal would be a wholly-owned subsidiary of Inpixon USA.  Employees, assets and liabilities related to the Indoor Positioning Analytics business or product segment including AirPatrol, Shoom and Lightminer in Inpixon USA will be contributed up to the parent Inpixon. The Company expects this transaction to occur during the six months ended June 30, 2018.  The following unaudited pro forma financial information presents the consolidated results of operations of the Company as if the spin-off occurred as of January 1, 2016.  The pro forma does not necessarily reflect the results of operations that would have occurred had the entities been a stand alone company during those periods.  The unaudited proforma information is presented for illustration purposes only in accordance with the assumptions set forth below.

F-74

Inpixon and Subsidiaries

Pro Forma Condensed Combined Balance Sheet

September 30, 2017

(Rounded to 1,000's)

(UNAUDITED)

	Inpixon Consol Balance	(A) Less: Spin	(B) Less: Sysorex	(C) Add: Sysorex	Proforma Balance
	Sheet	Off	Arabia	India	Sheet
Assets
Current Assets
Cash and Cash Equivalents	107	(12)	-	1	96
Accounts Receivable, net	5,738	(5,392)	-	-	346
Notes and Other Receivables	419	(345)	-	-	74
Inventory	790	(7)	-	-	783
Prepaid Licenses & Maintenance Contracts	5,746	(5,746)	-	-	-
Assets Held for Sale	23	-	(23)	-	-
Prepaid Assets and Other Current Assets	1,312	(299)	-	-	1,014
Total Current Assets	14,135	(11,800)	(23)	1	2,313

Prepaid Licenses & Maintenance Contracts, non-current	2,958	(2,958)	-	-	-
Property and Equipment, net	896	(159)	-	-	737
Software and Infrastructure Development Costs	2,249	-	-	-	2,249
Intangible Assets, net	13,597	(5,426)	-	-	8,172
Goodwill	636	-	-	-	636
Other Assets	735	(42)	-	32	724

Total Assets	35,205	(20,384)	(23)	33	14,831

Liabilities
Accounts Payable	27,778	(25,641)	-	-	2,137
Accrued Liabilities	4,372	(2,924)	-	10	1,458
Deferred Revenue	6,859	(6,759)	-	-	100
Short-Term Debt	3,519	-	-	-	3,519
Derivative Liabilities	350	-	-	-	350
Liabilities Held for Sale	2,054	-	(2,054)	-	-
Total Current Liabilities	44,931	(35,324)	(2,054)	10	7,563

Long Term Liabilities
Deferred Revenue, non-current	3,440	(3,440)	-	-	-
Long-Term Debt	2,081	-	-	-	2,081
Acquisition Liability - Integrio	997	(997)	-	-	-
Other Liabilities	222	(40)	-	-	182
Total Liabilities	51,670	(39,800)	(2,054)	10	9,826

Stockholders' (Deficit) Equity
Common Stock	15	-	-	-	15
Additional Paid-in Capital	73,440	-	-	23	73,463
Treasury Stock, at cost, 15,922 shares	(695)	-	-	-	(695)
Due from Sysorex Consulting Inc.	(666)	-	666	-	-
Accumulated other comprehensive gain/(loss)	37	-	-	-	37
Accumulated Deficit	(86,589)	19,416	(643)	-	(67,815)

Stockholders' (Deficit) Equity Attributable to Inpixon	(14,456)	19,416	23	23	5,006

Non-Controlling Interest	(2,008)	-	2,008	-	-

Total Stockholders' (Deficit) Equity	(16,465)	19,416	2,031	23	5,006

Total Liabilities and Stockholders' (Deficit) Equity	35,205	(20,384)	(23)	33	14,831

(A)	Spin-off of Infrastructure Segment/divestiture of Inpixon USA and Inpixon Federal, the subsidiaries that have the commercial and federal VAR business
(B)	Sale of the Company’s 50.2% interest in Sysorex Arabia
(C)	Acquisition of approximately 82.5% of the outstanding equity securities of Sysorex India Limited

F-75

Inpixon and Subsidiaries

Pro Forma Condensed Combined Statements of Operations

For the Nine Months Ended September 30, 2017

(Rounded to 1,000's)

(UNAUDITED)

	Inpixon	(A) Less: Spin	(B) Less: Sysorex	(C) Add: Sysorex	Proforma Stmt of
	Consol	Off	Arabia	India	Operations
Revenues
Products	31,224	(30,750)	-	-	475
Services	9,277	(6,745)	-	201	2,733
Total Revenues	40,501	(37,494)	-	201	3,208

Cost of Revenues
Products	26,805	(26,394)	-	-	411
Services	4,773	(4,195)		-	579
Total Cost of Revenues	31,578	(30,589)	-	-	990

Gross Profit	8,923	(6,906)	-	201	2,219

Operating Expenses
Research and development	1,459	(726)	-	-	733
Sales and marketing	5,522	(3,524)	-	-	1,998
General and administrative	14,632	(6,706)	-	186	8,112
Acquisition related costs	5	-	-	-	5
Impairment of goodwill	8,392	(7,805)	-	-	587
Amortization of intangibles	4,094	(1,558)		-	2,536
Total Operating Expenses	34,103	(20,318)	-	186	13,971

Income (Loss) from Operations	(25,180)	13,412	-	15	(11,752)

Other Income (Expense)
Interest expense	(2,721)	11	-	-	(2,710)
Other income (expense)	545	(533)	-	-	12
Change in fair value of derivative liability	254	-	-	-	254
Total Other Income (Expense)	(1,922)	(522)	-	-	(2,444)

Net Income (Loss) before Provision for Income Taxes	(27,102)	12,891	-	15	(14,196)

Provision for Income Taxes	-	-	-	-	-
Net Income (Loss) from Continuing Operations	(27,102)	12,891	-	15	(14,196)

Income (Loss) from Discontinued Operations, Net of Tax	(26)	-	26	-	-
Net Loss	(27,128)	12,891	26	15	(14,196)

Net Income (Loss) Attributable to Non-controlling Interest	(13)	-	13	-	-
Net Income (Loss) Attributable to Stockholders of Inpixon	(27,115)	12,891	13	15	(14,196)

(A)	Spin-off of Infrastructure Segment/divestiture of Inpixon USA and Inpixon Federal, the subsidiaries that have the commercial and federal VAR business
(B)	Sale of the Company’s 50.2% interest in Sysorex Arabia
(C)	Acquisition of approximately 82.5% of the outstanding equity securities of Sysorex India Limited

F-76

Inpixon and Subsidiaries

Pro Forma Condensed Combined Balance Sheet

December 31, 2016

(Rounded to 1,000's)

(UNAUDITED)

	Inpixon Consol Balance	(A) Less: Spin	(B) Less: Sysorex	(C) Add: Sysorex	Proforma Balance
	Sheet	Off	Arabia	India	Sheet
Assets
Current Assets
Cash and Cash Equivalents	1,821	(938)	-	-	884
Accounts Receivable, net	11,788	(10,783)	-	-	1,005
Notes and Other Receivables	362	(339)	-	-	23
Inventory	1,061	(200)	-	-	860
Prepaid Licenses & Maintenance Contracts	13,321	(13,321)	-	-	-
Assets Held for Sale	23	-	(23)	-	-
Prepaid Assets and Other Current Assets	1,767	(658)	-	-	1,109
Total Current Assets	30,144	(26,240)	(23)	-	3,881

Prepaid Licenses & Maintenance Contracts, non-current	5,169	(5,169)	-	-	-
Property and Equipment, net	1,385	(332)	-	-	1,053
Software and Infrastructure Development Costs	2,058	0	-	-	2,058
Intangible Assets, net	17,691	(7,189)	-	-	10,502
Goodwill	9,028	(7,805)	-	-	1,223
Other Assets	998	(81)	-	23	940

Total Assets	66,473	(46,816)	(23)	23	19,657

Liabilities
Accounts Payable	23,027	(22,325)	-	-	701
Accrued Liabilities	4,168	(2,563)	-	15	1,621
Deferred Revenue	15,043	(14,910)	-	-	133
Short-Term Debt	6,887	-	-	-	6,887
Liabilities Held for Sale	2,041	-	(2,041)	-	-
Total Current Liabilities	51,167	(39,798)	(2,041)	15	9,342

Long Term Liabilities
Deferred Revenue, non-current	5,960	(5,960)	-	-	-
Acquisition Liability - LightMiner	567	-	-	-	567
Acquisition Liability - Integrio	1,648	(1,648)	-	-	-
Long-Term Debt	4,047	-	-	-	4,047
Other Liabilities	371	(69)	-	-	301
Total Liabilities	63,760	(47,475)	(2,041)	15	14,258

Stockholders' (Deficit) Equity
Preferred Stock	1,340	-	-	-	1,340
Common Stock	33	-	-	-	33
Additional Paid-in Capital	64,117	-	-	8	64,125
Treasury Stock	(695)	-	-	-	(695)
Due from Sysorex Consulting Inc.	(666)	-	666	-	-
Accumulated other comprehensive gain/(loss)	52	-	-	-	52
Accumulated Deficit	(59,474)	659	(642)	-	(59,457)

Stockholders' (Deficit) Equity Attributable to Inpixon	4,708	659	23	8	5,399

Non-Controlling Interest	(1,995)	-	1,995	-	-

Total Stockholders' (Deficit) Equity	2,713	659	2,019	8	5,399

Total Liabilities and Stockholders' (Deficit) Equity	66,473	(46,816)	(23)	23	19,657

(A)	Spin-off of Infrastructure Segment/divestiture of Inpixon USA and Inpixon Federal, the subsidiaries that have the commercial and federal VAR business
(B)	Sale of the Company’s 50.2% interest in Sysorex Arabia
(C)	Acquisition of approximately 82.5% of the outstanding equity securities of Sysorex India Limited

F-77

Inpixon and Subsidiaries

Pro Forma Condensed Combined Statements of Operations

For the Year Ended December 31, 2016

(ROUNDED TO 1,000'S)

(UNAUDITED)

	Inpixon	(A) Less: Spin	(B) Less: Sysorex	(C) Add: Sysorex	Proforma Stmt of
	Consol	Off	Arabia	India	Operations
Revenues
Products	37,510	(36,382)	-	-	1,128
Services	15,657	(12,221)	-	199	3,635
Total Revenues	53,167	(48,603)	-	199	4,763

Cost of Revenues
Products	29,025	(28,710)	-	-	315
Services	9,215	(8,277)		-	938
Total Cost of Revenues	38,240	(36,987)	-	-	1,253

Gross Profit	14,927	(11,616)	-	199	3,510

Operating Expenses
Research and development	2,277	(611)	-	-	1,667
Sales and marketing	8,500	(5,255)	-	-	3,244
General and administrative	15,269	(5,602)	(25)	202	9,844
Acquisition related costs	876	(829)	-	-	47
Impairment of goodwill	7,400	-	-	-	7,400
Amortization of intangibles	4,328	(871)		-	3,457
Total Operating Expenses	38,650	(13,169)	(25)	202	25,659

Income (Loss) from Operations	(23,723)	1,553	25	(3)	(22,149)

Other Income (Expense)
Interest expense	(1,743)	659	-	-	(1,084)
Other income (expense)	(266)	(4)	-	-	(270)
Change in fair value of derivative liability	51	-	-	-	51
Change in fair value of shares to be issued	13	-	-	-	13
Reserve for the recoverability of note receivable	(1,077)	-	-	-	(1,077)

Total Other Income (Expense)	(3,023)	654	-	-	(2,368)
Net Income (Loss) before Provision for Income Taxes	(26,746)	2,207	25	(3)	(24,517)

Provision for Income Taxes	-	-	-	-	-
Net Income (Loss) from Continuing Operations	(26,746)	2,207	25	(3)	(24,517)

Income (Loss) from Discontinued Operations, Net of Tax	(758)	-	758	-	-
Net Loss	(27,504)	2,207	782	(3)	(24,517)

Net Income (Loss) Attributable to Non-controlling Interest	(390)	-	390	-	-
Net Income (Loss) Attributable to Stockholders of Inpixon	(27,114)	2,207	393	(3)	(24,517)

(A)	Spin-off of Infrastructure Segment/divestiture of Inpixon USA and Inpixon Federal, the subsidiaries that have the commercial and federal VAR business
(B)	Sale of the Company’s 50.2% interest in Sysorex Arabia
(C)	Acquisition of approximately 82.5% of the outstanding equity securities of Sysorex India Limited

F-78

Through and including March 12, 2018 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.

3,325,968 Class A Units Consisting of Common Stock and Warrants

10,184.9752 Class B Units Consisting of Series 3 Convertible Preferred Stock and Warrants

PROSPECTUS

Roth Capital Partners

February 15, 2018